AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1995


                                                       REGISTRATION NO. 33-55767
- - - --------------------------------------------------------------------------------
- - - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          ]THE SECURITIES ACT OF 1933
                              -------------------
                           RJR NABISCO HOLDINGS CORP.
             (Exact name of Registrant as specified in its charter)


             DELAWARE                              6719                             13-3490602
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 258-5600
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          LAWRENCE R. RICCIARDI, ESQ.
                           RJR NABISCO HOLDINGS CORP.
                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 258-5600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              -------------------

                                                COPIES TO:
    SAMUEL F. PRYOR III, ESQ.             CHARLES I. COGUT, ESQ.            ANDREW R. BROWNSTEIN, ESQ.
      DAVIS POLK & WARDWELL             SIMPSON THACHER & BARTLETT        WACHTELL, LIPTON, ROSEN & KATZ
       450 LEXINGTON AVENUE                425 LEXINGTON AVENUE                51 WEST 52ND STREET
     NEW YORK, NEW YORK 10017            NEW YORK, NEW YORK 10017            NEW YORK, NEW YORK 10019
          (212) 450-4000                      (212) 455-2000                      (212) 403-1000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed Offering Circular/Prospectus.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
- - - --------------------------------------------------------------------------------
- - - --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
             SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART 1 OF FORM S-4


                    FORM S-4 ITEM                 LOCATION IN PROXY STATEMENT/PROSPECTUS
      -----------------------------------------  -----------------------------------------
                              A. INFORMATION ABOUT THE TRANSACTION

1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus...  Outside Front Cover Page; Facing Page
2.    Inside Front and Outside Back Cover Pages
      of Prospectus............................  Table of Contents; Available Information;
                                                 Incorporation of Certain Documents by
                                                 Reference
3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information............  Significant Considerations; Summary; The
                                                 Merger
4.    Terms of the Transaction.................  Summary; The Merger; Description of
                                                 Holdings Capital Stock; Description of
                                                 Borden Capital Stock and Rights;
                                                 Comparison of Rights of Holders of Borden
                                                 Common Stock and Holdings Common Stock
5.    Pro Forma Financial Information..........  Not Applicable
6.    Material Contacts with Company Being
      Acquired.................................  Summary; The Merger
7.    Additional Information Required for
        Reoffering by Persons and Parties
      Deemed to be Underwriters................  The Merger; Security Ownership of Certain
                                                 Beneficial Owners and Management of
                                                 Holdings
8.    Interests of Named Experts and Counsel...  Legal Matters; Experts
9.    Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities..............................  Not Applicable

                    FORM S-4 ITEM                 LOCATION IN PROXY STATEMENT/PROSPECTUS
      -----------------------------------------  -----------------------------------------
                              B. INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to
        S-3 Registrants........................  Available Information; Incorporation of
                                                 Certain Documents by Reference;
                                                 Summary--RJR Nabisco Holdings Corp.;
                                                 Summary--Comparative Market Prices and
                                                 Dividends; RJR Nabisco Holdings Corp.;
                                                 RJR Nabisco Holdings Corp. Selected
                                                 Historical Consolidated Financial Data;
                                                 RJR Nabisco Holdings Corp. Selected Pro
                                                 Forma Consolidated Financial Data;
                                                 Security Ownership of Certain Beneficial
                                                 Owners and Management of Holdings;
                                                 Description of Holdings Capital Stock;
                                                 Comparison of Rights of Holders of Borden
                                                 Common Stock and Holdings Common Stock
11.   Incorporation of Certain Information
        by Reference...........................  Incorporation of Certain Documents by
                                                 Reference
12.   Information with Respect to S-2
        or S-3 Registrants.....................  Not Applicable
13.   Incorporation of Certain Information by
      Reference................................  Not Applicable
14.   Information with Respect to Registrants
      Other than S-2 or S-3 Registrants........  Not Applicable

                        C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to
        S-3 Companies..........................  Available Information; Incorporation of
                                                 Certain Documents by Reference;
                                                 Summary--Borden, Inc.; Summary--
                                                 Comparative Market Prices and Dividends;
                                                 Borden, Inc.; Borden, Inc. Selected
                                                 Historical Consolidated Financial Data;
                                                 Security Ownership of Certain Beneficial
                                                 Owners and Management of Borden;
                                                 Description of Borden Capital Stock and
                                                 Rights; Comparison of Rights of Holders
                                                 of Borden Common Stock and Holdings
                                                 Common Stock
16.   Information with Respect to S-2
        or S-3 Companies.......................  Not Applicable
17.   Information with Respect to Companies
      Other than S-2 or S-3 Companies..........  Not Applicable

                    FORM S-4 ITEM                 LOCATION IN PROXY STATEMENT/PROSPECTUS
      -----------------------------------------  -----------------------------------------
                              D. VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or
      Authorizations are to be Solicited.......  Outside Front Cover Page; Available
                                                 Information; Incorporation of Certain
                                                 Documents by Reference; Summary; The
                                                 Merger; Security Ownership of Certain
                                                 Beneficial Owners and Management of
                                                 Holdings; Security Ownership of Certain
                                                 Beneficial Owners and Management of
                                                 Borden
19.   Information if Proxies, Consents or
        Authorizations are not to be Solicited,
        or in an Exchange Offer................  Not Applicable

                                  BORDEN, INC.



                                                                          , 1995



Dear Borden, Inc. Shareholder:



    You are cordially invited to attend a Special Meeting of Shareholders of
Borden, Inc. ("Borden") to be held on           , 1995 at 10:00 a.m., Eastern
time, at                 . At the Special Meeting, you will be asked to consider
and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 23, 1994, as amended as of November 15, 1994, December 6, 1994 and January 4, 1995 (as so amended, the "Merger Agreement"), among Borden Acquisition Corp. ("BAC") and Whitehall Associates, L.P. ("Whitehall Associates"), affiliates of Kohlberg Kravis Roberts & Co., L.P., and Borden.



    Upon the terms and subject to the conditions of the Merger Agreement, BAC will be merged with and into Borden (the "Merger"), and each outstanding share of common stock, par value $.625 per share ("Borden Common Stock"), of Borden (other than shares held by Borden, its subsidiaries, Whitehall Associates, KKR Partners II, L.P. (together with Whitehall Associates, the "Common Stock Partnerships"), BAC or any other subsidiary of Whitehall Associates) will be exchanged for 2.29146 shares of common stock, par value $.01 per share ("Holdings Common Stock"), of RJR Nabisco Holdings Corp.



    The Merger will require the approval of the holders of not less than 66 2/3% of the outstanding Borden shares, including the Borden shares held by the Common Stock Partnerships. As of December 30, 1994, the Common Stock Partnerships owned an aggregate of 118,269,307 Borden shares (representing approximately 69.58% of the issued and outstanding shares of Borden Common Stock as of such date).



    The Common Stock Partnerships intend to vote their Borden shares in favor of approval of the Merger Agreement and the Merger. The Common Stock Partnerships own sufficient shares of Borden Common Stock to approve the Merger and, accordingly, no action by any other shareholder is required to approve the Merger.



    Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Merger, and BAC does not intend to accord dissenters' rights to holders of Borden Common Stock.



    At its meeting on September 22, 1994, the Board of Directors of Borden, with seven members voting in favor and one member (Borden's chief executive officer) abstaining, among other things, determined that the exchange offer and the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are fair to the shareholders of Borden, and recommends that holders of shares of Borden Common Stock vote FOR the Merger Agreement and the Merger.



    In arriving at its decision, the Board of Directors of Borden gave careful consideration to a number of factors described in the accompanying Proxy Statement/Prospectus, including the opinions of Lazard Freres & Co. and CS First Boston Corporation, the financial advisors to Borden. Please read the enclosed material carefully. Whether or not you are personally able to attend the Special Meeting, please complete, sign, date and return the enclosed proxy as soon as possible. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote in person.



    PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES AT THIS TIME. Once the Merger becomes effective, you will be advised of the procedure for surrendering your certificates in exchange for the Merger consideration of 2.29146 shares of Holdings Common Stock per share of Borden Common Stock.



                                          Sincerely,
                                          [Name]
                                          [Title]

                                  BORDEN, INC.
                             180 EAST BROAD STREET
                              COLUMBUS, OHIO 43215
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON         ,     , 1995



To the Holders of Common Stock of
  BORDEN, INC.:



    A Special Meeting of Shareholders of Borden, Inc. ("Borden") will be held on
           ,     , 1995, at 10:00 a.m., Eastern time, at
                        for the following purposes:



        (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 23, 1994, as amended as of November 15, 1994, December 6, 1994 and January 4, 1995 (as so amended, the "Merger Agreement"), among Borden Acquisition Corp. ("BAC") and Whitehall Associates, L.P. ("Whitehall Associates"), affiliates of Kohlberg Kravis Roberts & Co., L.P., and Borden, pursuant to which:



           (a) BAC will be merged with and into Borden (the "Merger"), with Borden to continue as the surviving corporation; and



           (b) Each share of the common stock, par value $.625 per share ("Borden Common Stock"), of Borden (other than shares held by Borden, its subsidiaries, Whitehall Associates, KKR Partners II, L.P. (together with Whitehall Associates, the "Common Stock Partnerships"), BAC or any other subsidiary of Whitehall Associates) will be exchanged for 2.29146 shares of common stock, par value $.01 per share, of RJR Nabisco Holdings Corp.; and



        (2) To transact such other business as may properly come before the Special Meeting, including any and all adjournments and postponements thereof.



    A conformed copy of the Merger Agreement appears as Annex I to, and is described in, the accompanying Proxy Statement/Prospectus.



    Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Merger, and BAC does not intend to accord dissenters' rights to holders of Borden Common Stock.



    Only holders of Borden Common Stock of record at the close of business on January 26, 1995 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.



                                          By Order of the
                                          Board of Directors,
                                          [Name]
                                          Secretary



Columbus, Ohio
            , 1995

                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1995



                                  BORDEN, INC.
                                PROXY STATEMENT
                              -------------------
                           RJR NABISCO HOLDINGS CORP.
                                   PROSPECTUS



    This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of Borden, Inc., a New Jersey corporation ("Borden"), in connection with the solicitation of proxies by the Board of Directors of Borden for use at the Special Meeting of Shareholders of Borden, including any
adjournments or postponements thereof, scheduled to be held on          , 1995
at 10:00 a.m., Eastern time, at             (the "Special Meeting"). This Proxy
Statement/Prospectus relates to the proposed merger (the "Merger") of Borden Acquisition Corp., a New Jersey corporation (the "Purchaser"), a subsidiary of Whitehall Associates, L.P. (the "Partnership"), an affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), with and into Borden pursuant to the Agreement and Plan of Merger dated as of September 23, 1994, as amended as of November 15, 1994, December 6, 1994 and January 4, 1995 (the "Merger Agreement"), among the Partnership, the Purchaser and Borden.



    Pursuant to the Merger, each outstanding share (each, a "Borden Share") of common stock, par value $.625 per share ("Borden Common Stock"), of Borden (other than Borden Shares held by Borden, its subsidiaries, the Common Stock Partnerships (as defined below), the Purchaser or any other subsidiary of the Partnership, which will be cancelled and retired and will cease to exist) will be exchanged for 2.29146 shares of common stock, par value $.01 per share (the "Holdings Common Stock"), of RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings"). This Proxy Statement/Prospectus also constitutes a prospectus of Holdings with respect to up to 134,838,819 shares of Holdings Common Stock that will be paid for all outstanding Borden Shares as consideration in the Merger upon consummation thereof pursuant to the Merger Agreement.



    The Merger will require the approval of the holders of not less than 66 2/3% of the outstanding Borden Shares, including the Borden Shares held by the Partnership and KKR Partners II, L.P. ("KKR Partners II" and, together with the Partnership, the "Common Stock Partnerships"), an affiliate of the Partnership. As of December 30, 1994, the Common Stock Partnerships owned an aggregate of 118,269,307 Borden Shares (representing approximately 69.58% of the issued and outstanding shares of Borden Common Stock as of such date).



    The Common Stock Partnerships intend to vote their Borden Shares in favor of approval of the Merger Agreement and the Merger. The Common Stock Partnerships own sufficient shares of Borden Common Stock to approve the Merger and, accordingly, no action by any other shareholder is required to approve the Merger.



    Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Merger, and BAC does not intend to accord dissenters' rights to holders of Borden Common Stock.



    At its Board meeting on September 22, 1994, the Board of Directors of Borden, with seven members voting in favor and one member (Borden's chief executive officer) abstaining, among other things, determined that the Exchange Offer (as defined herein) and the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are fair to the shareholders of Borden, and recommends that holders of shares of Borden Common Stock approve and adopt the Merger Agreement.



    The Holdings Common Stock and the Borden Common Stock are listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbols "RN" and "BN," respectively. On January 5, 1995, the reported last sale price of the Holdings Common Stock on the NYSE Composite Tape was $5 29/32 per share and the reported last sale price of the Borden Common Stock on the NYSE Composite Tape was $13 1/8 per share. For a description of the Holdings Common Stock, see "Description of Holdings Capital Stock" and "Comparison of Rights of Holders of Borden Common Stock and Holdings Common Stock."



    This Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to shareholders of Borden on or
about       , 1995.

                              -------------------


SEE "SIGNIFICANT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF BORDEN SHARES IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

                              -------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------


        The date of this Proxy Statement/Prospectus is           , 1995.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMMON STOCK PARTNERSHIPS, THE PURCHASER OR ANY AFFILIATE THEREOF, OR BY HOLDINGS OR BORDEN. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. PERSONS INTO WHOSE POSSESSION THIS PROXY STATEMENT/PROSPECTUS COMES ARE REQUIRED BY THE COMMON STOCK PARTNERSHIPS, THE PURCHASER AND THEIR AFFILIATES, AND BY HOLDINGS AND BORDEN TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE SECURITIES OFFERED HEREBY AND THE DISTRIBUTION OF THIS PROXY STATEMENT/PROSPECTUS.

                              -------------------
                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information.................     3
Incorporation of Certain Documents by
Reference.............................     3
Significant Considerations............     5
  Information Concerning Holdings.....     5
  Information Concerning the Merger...    10
Summary...............................    12
The Special Meeting...................    27
The Merger............................    29
  Purchaser Background................    29
  Borden Background and Reasons for
    the Proposed Transactions.........    30
  Opinions of Borden Financial
Advisors..............................    50
  Other Information Concerning Borden
Financial Advisors....................    60
  The Merger..........................    60
  Exchange of Certificates and
    Exchange Procedures in the
Merger................................    61
  Material Tax Consequences...........    63
  Accounting Treatment of the
Merger................................    64
  Fees and Expenses of the Merger and
Source of Funds.......................    64
  Certain Regulatory Approvals and
    Legal Matters.....................    64
  Certain Litigation..................    65
Description of Merger Agreement and
Conditional Purchase/Option
Agreement.............................    67
  Merger Agreement....................    67
  Conditional Purchase/Option
Agreement.............................    80
RJR Nabisco Holdings Corp.............    82
  Recent Developments.................    83
RJR Nabisco Holdings Corp. Selected
Historical Consolidated Financial
Data..................................    85
RJR Nabisco Holdings Corp. Selected
  Pro Forma Consolidated Financial
Data..................................    87
Security Ownership of Certain
  Beneficial Owners and Management of
Holdings..............................    93
Borden, Inc...........................    95
Borden, Inc. Selected Historical
Consolidated Financial Data...........    96
Security Ownership of Certain
  Beneficial Owners and Management of
Borden................................    98
The Purchaser and the Common Stock
Partnerships..........................   100
Description of Holdings Capital
Stock.................................   100
  Common Stock........................   100
  Preferred Stock.....................   101
  Contractual Restrictions and
    Policies on Payment of
Dividends.............................   103
  Certain Statutory and By-law
Provisions............................   105
Description of Borden Capital Stock
  and Rights..........................   107
Comparison of Rights of Holders of
  Borden Common Stock and Holdings
Common Stock..........................   107
Legal Matters.........................   110
Experts...............................   111
Other Matters.........................   111

                             AVAILABLE INFORMATION


    Holdings and Borden are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Holdings and Borden with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Holdings and Borden can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.



    Holdings has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Holdings Common Stock to be offered in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein include the material terms of such contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed with the Commission by Holdings (File No. 1-10215) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:


        1. Holdings' Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from Holdings' Proxy Statement relating to the 1994 Annual Meeting of Shareholders);

        2. Holdings' Quarterly Reports on Form 10-Q for the three months ended March 31, 1994, the six months ended June 30, 1994 and the nine months ended September 30, 1994;


        3. Holdings' Current Report on Form 8-K/A filed April 27, 1994; and



        4. The Consolidated Financial Statements of Holdings as of December 31, 1993 and 1992 and for each of the years in the three year period ended December 31, 1993 and the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included in the Registration Statement on Form S-3 (Registration No. 33-52381), at the time such Registration Statement was declared effective by the Commission.



    The following documents filed with the Commission by Borden (File No. 1-71) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:


        1. Borden's Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from Borden's Proxy Statement relating to the 1994 Annual Meeting of Shareholders and Borden's 1993 Annual Report to Shareholders);

        2. Borden's Quarterly Reports on Form 10-Q for the three months ended March 31, 1994, the six months ended June 30, 1994 (as amended by the Form 10-Q/A (Amendment No. 1)) and the nine months ended September 30, 1994 (as amended by the Form 10-Q/A (Amendment No. 1));

        3. Borden's Current Reports on Form 8-K dated January 5, 1994, March 21, 1994, September 11, 1994, September 12, 1994, October 5, 1994 (two Current Reports) and January 5, 1995; and



        4. Borden's Solicitation/Recommendation Statement on Schedule 14D-9 filed on November 22, 1994, as amended by Amendment No. 1 filed on December 1, 1994, Amendment No. 2 filed on December 2, 1994, Amendment No. 3 filed on December 5, 1994, Amendment No. 4 filed on December 6, 1994, Amendment No. 5 filed on December 8, 1994, Amendment No. 6 filed on December 12, 1994, Amendment No. 7 filed on December 14, 1994, Amendment No. 8 filed on December 20, 1994 and Amendment No. 9 filed on December 20, 1994 (as so amended, the "Schedule 14D-9").



    All documents and reports filed by Holdings and Borden pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/ Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.



    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO HOLDINGS, TO RJR NABISCO, INC., 1301 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 (TELEPHONE NUMBER (212) 258-5600), ATTENTION: INVESTOR RELATIONS DEPARTMENT; OR, IN THE CASE OF DOCUMENTS RELATING TO BORDEN, TO BORDEN, INC., 180 EAST BROAD STREET, COLUMBUS, OHIO 43215 (TELEPHONE NUMBER (614) 225-3395),
ATTENTION: DOCUMENTS MAILING DEPT. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE NO LATER
THAN           , 1995.

    The Registration Statement is being filed by Holdings at the request of the Partnership pursuant to the terms of a Registration Rights Agreement between Holdings and the Partnership dated as of July 15, 1990 and a Registration Rights Agreement among Holdings, certain affiliates of KKR and others dated as of February 9, 1989 (collectively, the "Registration Rights Agreements"). All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to KKR, the Common Stock Partnerships, the Purchaser and the Transactions (as defined herein) has been supplied by the Purchaser, all such information relating to Holdings has been supplied by Holdings and all such information relating to Borden has been supplied by Borden. Although Holdings does not have any knowledge that would indicate that any of the information which has been furnished by others is inaccurate or untrue in any material respect, no assurance can be given that facts or events of which it is unaware exist that may affect the significance or accuracy of the information furnished.



    FOR A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING A SUMMARY OF THE MERGER AND CERTAIN INFORMATION CONCERNING HOLDINGS AND BORDEN, SEE "SUMMARY" BEGINNING ON PAGE 12 HEREOF. AS USED HEREIN, "HOLDINGS" MEANS RJR NABISCO HOLDINGS CORP. AND ITS CONSOLIDATED SUBSIDIARIES AND "BORDEN" MEANS BORDEN, INC. AND ITS CONSOLIDATED SUBSIDIARIES, IN EACH CASE UNLESS THE CONTEXT OTHERWISE REQUIRES.


                           SIGNIFICANT CONSIDERATIONS


    Holders of Borden Common Stock should carefully consider the following factors in connection with their consideration of the Merger.


INFORMATION CONCERNING HOLDINGS

  Tobacco-Related Considerations

    General. R.J. Reynolds Tobacco Company ("RJRT"), an operating subsidiary of Holdings owned through RJR Nabisco, Inc. ("RJRN"), is the second largest cigarette manufacturer in the United States, and in the year ended December 31, 1993, RJRT's domestic tobacco business comprised approximately 33% of Holdings' net sales and approximately 42% of Holdings' operating income from continuing operations before corporate expenses, amortization of trademarks and goodwill and restructuring expense. Domestic cigarette industry retail unit sales have declined in the last three calendar years at an average rate of approximately 2.5% per year. Holdings believes that the decline is due to a number of factors, including manufacturers' price increases in recent years, excise tax increases, asserted adverse health effects of smoking, diminishing social acceptance of smoking and governmental and private restrictions on smoking. For many years, the advertising, sale and use of cigarettes has been under attack by government and health officials in the United States and in other countries, principally due to claims that cigarette smoking is harmful to health. This attack has resulted in a number of substantial restrictions on the marketing, advertising and use of cigarettes, diminishing social acceptability of smoking and activities by anti-smoking groups designed to inhibit cigarette sales, the form and content of cigarette advertising and the testing and introduction of new cigarette products. Together with substantial increases in state and federal excise taxes on cigarettes, this attack has had and will likely continue to have an adverse effect on cigarette sales.


    Possible Legislative and Regulatory Activities. The Clinton Administration and members of Congress introduced bills in the last Congress that would have significantly increased the federal excise tax on cigarettes, eliminated the income tax deductibility of a portion of the cost of tobacco advertising, banned smoking in public buildings and workplaces, added additional health warnings on cigarette packaging and advertising and further restricted the marketing of tobacco products.

    In January 1993, the U.S. Environmental Protection Agency released a report on the respiratory effects of environmental tobacco smoke ("ETS") which concludes that ETS is a known human lung carcinogen in adults; and in children causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In September 1991, the U.S. Occupational Safety and Health Administration ("OSHA") issued a Request for Information relating to indoor air quality, including ETS, in occupational settings. In March 1994, OSHA announced proposed regulations that would restrict smoking in the workplace to designated smoking rooms that are separately exhausted to the outside. Although RJRT cannot predict the form of any regulations that may be finally adopted by OSHA, if the proposed regulations are adopted, RJRT expects that many employers who have not already done so will prohibit smoking in the workplace rather than make expenditures necessary to establish designated smoking areas to accommodate smokers. Because many employers currently do not permit smoking in the workplace, RJRT cannot predict the effect of any regulations that may be adopted, but incremental restrictions on smokers could have an adverse effect on cigarette sales and RJRT.


    During February 1994, the Commissioner of the U.S. Food and Drug Administration (the "FDA"), which historically has refrained from asserting jurisdiction over most cigarette products, stated that he intended to cause the FDA to work with the U.S. Congress to resolve the regulatory status of cigarettes under the Food, Drug and Cosmetic Act. During the second quarter of 1994, hearings were held in this regard, and RJRT, along with other members of the United States cigarette industry, was asked to provide voluntarily certain documents and other information to Congress. RJRT is unable to predict the outcome of any Congressional deliberations or the likelihood that the FDA will assert jurisdiction over cigarettes in some manner. Were the FDA to assert jurisdiction in a manner that materially restricts the availability of cigarettes to consumers, it would likely have a significant adverse effect on RJRT and Holdings.



    In addition, in June 1994, legislation was introduced in the U.S. Senate which would have authorized the Attorney General of the United States to seek to recover from tobacco product manufacturers funds paid out in the form of Medicaid and Medicare payments to treat illnesses allegedly related to the use of tobacco products. It is not possible to predict whether any such legislation will be enacted or any resulting effect thereof on RJRT.


    It is not possible to determine what additional federal, state or local legislation or regulations relating to smoking or cigarettes will be enacted or to predict any resulting effect thereof on RJRT, R.J. Reynolds Tobacco International, Inc. ("Tobacco International"), another operating subsidiary of Holdings owned through RJRN, or the cigarette industry generally but such legislation or regulations could have an adverse effect on RJRT, Tobacco International or the cigarette industry generally.


    Tobacco-Related Litigation. Various legal actions, proceedings and claims are pending or may be instituted against RJRT or its affiliates or indemnitees, including those claiming that lung cancer and other diseases have resulted from the use of or exposure to RJRT's tobacco products. The plaintiffs in these actions seek recovery on a variety of legal theories, including strict liability in tort, design defect, negligence, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, indemnity and common law public nuisance. Seven of these cases purport to be class actions brought on behalf of thousands of claimants. Purported classes include individuals claiming to be addicted to cigarettes, flight attendants alleging personal injury from exposure to ETS in their workplace and parents claiming that Joe Camel advertising constitutes an unfair trade practice. In two such cases, Florida state court judges granted plaintiffs' motions to certify a class. Defendants have appealed both of these rulings to the Florida District Court of Appeals. In addition, three states, acting through their attorneys general, have sued RJRT (and in two cases, RJRN) and other industry members on various theories to recoup expenses incurred by the states in the treatment of diseases purportedly associated with cigarette smoking and to enjoin certain marketing practices. A fourth state has enacted legislation which would facilitate the filing of such an action in that state. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings or claims could be decided against RJRT or its affiliates or indemnitees. Determinations of liability or adverse rulings against other cigarette manufacturers that are defendants in similar actions, even if such rulings are not final, could adversely affect the litigation against RJRT and its affiliates or indemnitees and increase the number of such claims. Although it is impossible to predict the outcome of such events or their effect on RJRT, a significant increase in litigation activities could have an adverse effect on RJRT. RJRT believes that it has a number of valid defenses to any such actions, and intends to defend vigorously all such actions. Holdings believes that the ultimate outcome of all pending tobacco litigation matters should not have a material adverse effect on the financial position of Holdings; however, it is possible that the results of operations or cash flows of Holdings in particular quarterly or annual periods or the financial condition of Holdings could be materially affected by the ultimate outcome of certain pending litigation matters. For an additional discussion of legislation and litigation relating to the cigarette industry and RJRT, see Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1993 under "Business--Tobacco--Legislation and other Matters Affecting the Cigarette Industry" and "--Litigation Affecting the Cigarette Industry" and Holdings' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994 under Note 7 to Holdings' Consolidated Condensed Financial Statements for the period ended September 30, 1994 and "Legal Proceedings--Tobacco Related Litigation," both of which are incorporated herein by reference.

  Impact of Competitive Activity

    RJRT's largest U.S. competitor announced competitive initiatives in April 1993 that ultimately resulted in significant changes in the U.S. cigarette market. These competitive actions and responses by RJRT and other competitors effectively lowered the retail price of full price cigarette brands and raised the price of the most highly discounted brands in the second half of 1993. This resulted in a market comprised of a full price tier and a lower price tier of products (as opposed to the three or more tiers that had previously existed) and in smaller relative price differences between brands in different tiers.

    The costs of responding to these competitive initiatives and the decrease in list prices for full price cigarette brands of approximately 40 cents per pack were primarily responsible for a sharp decline in RJRT's 1993 operating company contribution, since improved net prices of approximately 12 cents per pack (including the price increase referenced below) in the most highly discounted brands did not and are not expected to offset the current lower margins on full price brands. Notwithstanding these lower margins, full price brands remain more profitable than lower price brands, which consist of certain national brands designed to have a lower price and of private label brands for retailers and distributors. The private label brands are generally the least profitable of RJRT's brands, but are important to facilitate RJRT's service to wholesale and retail customers.

    Although RJRT's full price volume as a percentage of total volume declined to 56% in 1993 from 65% in 1992, lower retail prices on full price brands since the third quarter of 1993 have resulted in an increase in full price volume to 59% in the first nine months of 1994. The increased full price volume occurred despite significantly reduced promotional expenses on full price brands during this period.

    During the fourth quarter of 1993, RJRT increased the list price of its brands by 4 cents per pack, which was generally matched by other competitors and reflected increased stability in the marketplace during the latter part of 1993. This stability has continued into 1994 and, together with operating cost reductions and favorable product mix shifts, has improved margins, although 1994 profit margins remain below first quarter 1993 levels. However, RJRT is unable to predict whether pricing stability and profit margin improvements are sustainable.

    The effect of a law requiring U.S. manufacturers to use at least 75% American-grown tobacco in their cigarettes produced after 1993 has increased RJRT's raw material costs for all brands, with a larger effect on costs for lower price brands since these brands historically have contained a higher percentage of lower cost foreign-grown tobacco than full price brands. The cost increase is more than offset by higher revenues for lower price brands resulting from the fourth quarter price increase referenced above. The same result has occurred for full price brands. For additional information, see

"Management's Discussion and Analysis of Financial Condition and Results of Operations-- Tobacco--1993 Competitive Activity" and "Business--Other Matters--Competition" in Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tobacco" in Holdings' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994, each of which is incorporated herein by reference.

  Leverage and Debt Service

    Holdings, together with its subsidiaries, had, at September 30, 1994, a ratio of consolidated total debt to total stockholders' equity of 1.0-to-1. On a pro forma basis, after giving effect to the proposed initial public offering of shares of Nabisco Holdings Corp. ("Nabisco") and related transactions, which will result in a reduction of consolidated total debt, Holdings' ratio of consolidated total debt to total stockholders' equity at September 30, 1994 would be 0.9 to 1. See "RJR Nabisco Holdings Corp. Selected Pro Forma Consolidated Financial Data."


    Although Holdings has significantly reduced its consolidated indebtedness and improved its consolidated debt-to-equity ratios since the acquisition of Holdings by the Common Stock Partnerships (the "Acquisition") in 1989, the indebtedness and debt-to-equity ratio of Holdings and its subsidiaries continue to have the effect, generally, of restricting the flexibility of Holdings and its subsidiaries in responding to changing business and economic conditions insofar as they affect the financial condition and financing requirements of Holdings and its subsidiaries. Moreover, the Credit Agreement dated as of December 19, 1991 (as amended from time to time, the "1991 Credit Agreement") and the Credit Agreement dated as of April 5, 1993 (as amended from time to time, the "1993 Credit Agreement" and, together with the 1991 Credit Agreement, the "Credit Agreements") and the terms governing certain other indebtedness impose significant operating and financial restrictions on Holdings and its subsidiaries. These restrictions limit the ability of Holdings and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with stockholders and affiliates, create liens, sell certain assets and certain subsidiaries' stock, engage in certain mergers or consolidations and make investments in unrestricted subsidiaries. See "Description of Capital Stock--Contractual Restrictions and Policies on Payment of Dividends."


  Limitations on Dividends


    Although Holdings pays dividends on its outstanding preferred stock, it has not yet paid a dividend on Holdings Common Stock. In connection with the initiative recently announced by Holdings (see "RJR Nabisco Holdings Corp.--Recent Developments"), Holdings has indicated that it anticipates, upon completion of the proposed initial public offering of common stock of Nabisco, commencing payment of a quarterly cash dividend on the Holdings Common Stock of $.075 per share or $.30 per share on an annualized basis. Holdings has also adopted a policy, which will become effective upon completion of the proposed Nabisco initial public offering, under which Holdings would limit the aggregate amount of cash dividends paid on its capital stock prior to December 31, 1998. The policy would also preclude a dividend or distribution to its shareholders of the shares of capital stock of a subsidiary until December 31, 1996 and would set forth certain intentions of Holdings with respect to such a dividend or distribution prior to December 31, 1998. The timing, amount and form of dividends on Holdings Common Stock will depend, among other things, upon the effect of applicable restrictions and policies on the payment of dividends referred to above, Holdings' results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by its board of directors. No assurance can be given that the proposed initial public offering of Nabisco common stock will be consummated. See "Description of Holdings Capital Stock--Contractual Restrictions and Policies on Payment of Dividends."

  Holding Company Structure

    Holdings' cash flow and consequent ability to meet its obligations under its indebtedness and to pay future dividends on the Holdings Common Stock, if any, and preferred stock are substantially dependent upon the earnings and cash flow available after debt service of RJRN and the availability of such earnings and cash flows to Holdings by way of dividends, distributions, loans and other advances. Holdings Common Stock is junior in right of payment to all existing and future liabilities, obligations (whether or not for borrowed money) and preferred stock of Holdings, and is structurally subordinate to all existing and future liabilities and obligations (whether or not for borrowed money) of RJRN and its subsidiaries. As of September 30, 1994, total current liabilities and long-term debt of Holdings' subsidiaries were approximately $14.6 billion.


  KKR Ownership of Holdings Common Stock



    As of November 30, 1994 (after giving effect to the exchange of 206,532,285 shares of Holdings Common Stock for 90,131,307 shares of Borden Common Stock pursuant to an exchange offer (the "Exchange Offer") by the Purchaser for all outstanding Borden Shares which expired on December 20, 1994 and the exercise in full of a right (the "Option") to acquire 28,138,000 shares of Borden Common Stock pursuant to a Conditional Purchase/Stock Option Agreement, dated as of September 23, 1994 (the "Conditional Purchase/Option Agreement"), among the Partnership, the Purchaser and Borden, in exchange for 51,106,768 shares of Holdings Common Stock), an aggregate of approximately 24.99% (approximately 20.30% on a fully diluted basis), including the 51,106,768 shares of Holdings Common Stock owned by Borden as a result of the exercise of the Option, of the total voting power of Holdings was held or controlled by the Common Stock Partnerships. After completion of the Merger and assuming that, after December 30, 1994, no further options for Borden Common Stock are exercised and no further shares of Borden's Preferred Stock--Series B are converted into shares of Borden Common Stock, an aggregate of approximately 16.54% (approximately 13.44% on a fully diluted basis), including the 51,106,768 shares of Holdings Common Stock owned by Borden as a result of exercise of the Option, of the total voting power of Holdings will be held or controlled by the Common Stock Partnerships. Seven of Holdings' sixteen directors are partners or executives of KKR.


  Potential Conflicts of Interest


    As a result of the ownership of a significant percentage of the total voting power of Holdings by the Common Stock Partnerships and having partners or executives of KKR as board members of Holdings as described under "--KKR Ownership of Holdings Common Stock" above, it is possible that conflicts or potential conflicts of interest may arise between the Common Stock Partnerships and KKR on the one hand and Holdings on the other. Holdings believes that any such conflicts or potential conflicts which may arise will be resolved in compliance with Delaware law, which provides, among other things, that each director has a fiduciary duty to act in the best interests of the corporation.



    For information concerning the decision by Holdings not to pursue a transaction with Borden, see "RJR Nabsico Holdings Corp.--Recent Developments" and "The Merger--Purchaser Background."


  Significant Increase in Shares Available for Trading


    Of the 1,359,364,429 shares of Holdings Common Stock outstanding as of November 30, 1994, approximately 998 million shares are held by persons that are not affiliates or management of Holdings or Borden and are freely tradeable, including an aggregate of, as of December 30, 1994, 206,532,285 shares of Holdings Common Stock that were exchanged for an aggregate of 90,131,307 shares of Borden Common Stock pursuant to the Exchange Offer. After completion of the Merger, an aggregate of up to an additional approximately 118 million shares of Holdings Common Stock will be freely tradeable.



    In addition, upon exercise in full of the Option, Borden received 51,106,768 shares of Holdings Common Stock. Furthermore, in connection with certain credit facilities of Borden, the Common Stock

Partnerships have agreed to make an additional equity investment in Borden in the form of additional shares of Holdings Common Stock having an aggregate value, including the value of shares of Holdings Common Stock acquired by Borden upon exercise of the Option (approximately $310 million), of approximately $400 million. Such additional equity investment is expected to be made promptly following the consummation of the Merger.



    As a result of these transactions, as well as in the event of any further increase in the Common Stock Partnerships' equity investment in Borden through a transfer to Borden of additional shares of Holdings Common Stock, the number of shares of Holdings Common Stock that are freely tradeable may be increased significantly over time if Borden exercises its rights to register and to sell shares so received in a public offering. Holdings is unable to predict the effect that the increase in freely tradeable shares of Holdings Common Stock will have on the market value of such shares, although such increase may cause temporary volatility or decline in the market price of the Holdings Common Stock unrelated to the operating performance of Holdings. See "--Information Concerning the Merger--Possible Volatility of Market Price of Holdings Common Stock Following the Merger."



INFORMATION CONCERNING THE MERGER



  Lack of Dissenters' Rights



    Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Merger, and the Purchaser does not intend to accord dissenters' rights to holders of Borden Common Stock.



  KKR Ownership of Borden Common Stock



    As of December 30, 1994, the Common Stock Partnerships owned an aggregate of 118,269,307 Borden Shares (representing approximately 69.58% of the issued and outstanding shares of Borden Common Stock as of such date). The Merger will require the approval of holders of not less than 66 2/3% of the outstanding Borden Shares, including the Borden Shares held by the Common Stock Partnerships.



    THE COMMON STOCK PARTNERSHIPS INTEND TO VOTE THEIR BORDEN SHARES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. THE COMMON STOCK PARTNERSHIPS OWN SUFFICIENT SHARES OF BORDEN COMMON STOCK TO APPROVE THE MERGER AND, ACCORDINGLY, NO ACTION BY ANY OTHER SHAREHOLDER IS REQUIRED TO APPROVE THE MERGER.


  Inability to Participate in Future Borden Earnings or Divestitures


    After the consummation of the Merger, shareholders of Borden will not be entitled to participate as shareholders in any future growth of Borden's business or earnings, in any future dividends that may be declared by the Board of Directors of Borden or in the proceeds of any future divestitures of subsidiaries or businesses conducted by Borden.


  Exclusion of the Effects of Future Tobacco Developments from Opinions of Borden's Financial Advisors


    In connection with the Borden board of directors' fiduciary duties to Borden's shareholders, the board considered the opinions of its financial advisors. The Borden board recognized that such opinions specifically excluded the effects of future developments in Holdings' tobacco business in light of such advisors' statements, contained in their opinions, that they "are not in a position to make an independent evaluation" of such matters, because such an evaluation would involve an assessment of legal, legislative and regulatory contingencies that is beyond the area of their professional expertise. Following a review of due diligence with respect to these matters which included discussions with Borden's management and advisors, the Borden board considered that the impact on Holdings from litigation (including pending and future matters as well as class action litigation), legislation (pending and future) and governmental regulation (present and future) involving tobacco products was unknowable and, therefore, not capable of being determined by any expert (including the financial advisors), although the board did not seek additional expert opinions regarding tobacco liability. Consequently, the Borden board accepted the financial advisors' statements that they could not independently evaluate such matters and determined that it was acceptable for the financial advisors to exclude such issues from the opinions. For additional information regarding tobacco-related considerations, including disclosures with respect to possible legislative and regulatory developments, and tobacco-related litigation, see "Significant Considerations--Information Concerning Holdings--Tobacco-Related Considerations." For further information concerning the Borden board's consideration of tobacco-related considerations, including the fact that the Borden board considered that the impact of such matters could be devastating with respect to the value of Holdings Common Stock, see "The Merger--Borden Background and Reasons for the Proposed Transactions--Reasons for the Exchange Offer and Merger; Recommendation of the Borden Board of Directors."



  Possible Volatility of Market Price of Holdings Common Stock Following the Merger



    After consummation of the Merger, an aggregate of an additional approximately 118 million shares of Holdings Common Stock will be freely tradeable. As a result of the increase in the number of freely tradeable shares of Holdings Common Stock following the consummation of the Merger and the recent consummation of the Exchange Offer, as well as any shares of Holdings Common Stock owned or to be acquired by Borden which may become freely tradeable, the market price of Holdings Common Stock may experience temporary volatility or decline unrelated to the operating performance of Holdings. See "Significant Considerations--Information Concerning Holdings--Significant Increase in Shares Available for Trading."

                                    SUMMARY


    The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. As used herein, the term "Transactions" refers to the Merger, the Exchange Offer and the other transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement


                              -------------------


    FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY BORDEN SHAREHOLDERS IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN FACTORS RELATING TO AN INVESTMENT IN HOLDINGS, SEE "SIGNIFICANT CONSIDERATIONS."



                              THE SPECIAL MEETING



TIME AND PLACE



    The Special Meeting of Shareholders of Borden will be held on         ,
          , 1995 at 10:00 a.m. at       .



MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING



    At the Special Meeting, holders of Borden Common Stock will consider and vote, as a class, upon a proposal to approve the Merger Agreement, which provides for the Merger of the Purchaser with and into Borden. A composite conformed copy of the Merger Agreement appears as Annex I to this Proxy Statement/Prospectus. The Merger is the final step in the acquisition of the entire equity interest in Borden by the Common Stock Partnerships. Holders of Borden Common Stock will also consider and vote upon any other matter that may properly come before the Special Meeting.



RECORD DATE



    The record date for the Special Meeting will be January 26, 1995.


VOTE REQUIRED


    The approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement require the affirmative vote of not less than 66 2/3% of the outstanding shares of Borden Common Stock. As of December 30, 1994, there were 169,967,380 shares of Borden Common Stock issued and outstanding, each of which is entitled to one vote at the Special Meeting, held by approximately 20,889 holders of record. As of December 30, 1994, the Common Stock Partnerships held 118,269,307 shares of Borden Common Stock (approximately 69.58% of the shares of Borden Common Stock issued and outstanding as of such date). The Common Stock Partnerships intend to vote their Borden Shares in favor of approval of the Merger Agreement and the Merger. Accordingly, no action by any other shareholder is required to approve the Merger.



    Shares of Common Stock represented by a properly signed, dated and returned proxy will be treated as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Because Borden's charter requires the affirmative vote of at least 66 2/3% of the issued and outstanding shares of Borden Common Stock to approve the Merger Agreement, proxies that do not contain an instruction to vote for or against or to abstain from voting on the Merger will be voted in favor of approval of the Merger Agreement and the Merger.

RECOMMENDATION OF BORDEN BOARD OF DIRECTORS



    At its September 22, 1994 Board meeting, the Board of Directors of Borden, with seven members voting in favor and one member (Borden's chief executive officer) abstaining, among other things, (1) determined that the Merger Agreement and the Conditional Purchase/Option Agreement and the Transactions, including the Merger, taken together, are fair to the shareholders of Borden, and recommends that holders of Borden Shares, among other things, approve and adopt the Merger Agreement, and (2) approved the Merger Agreement, the Conditional Purchase/Option Agreement and the Transactions. See "The Merger--Borden Background and Reasons for the Proposed Transactions" and "Description of Merger Agreement and Conditional Purchase/Option Agreement."



VOTING OF PROXIES



    Borden Shares represented by all properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the holder thereof. Proxies that do not contain an instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter. See "--Vote Required."



    It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.



ADJOURNMENTS; REVOCABILITY OF PROXIES



    If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Agreement shall be considered and voted upon by shareholders at the subsequent adjourned meeting, if any.



    You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy), by giving notice of revocation of your proxy at the Special Meeting, or by delivering a written notice of revocation, or a duly executed proxy relating to the matters to be considered at the Special Meeting and bearing a later date than the proxy previously executed, to the Secretary of Borden at 180 East Broad Street, Columbus, Ohio 43215. Unless revoked in the manner set forth above, proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions.



DISSENTERS' RIGHTS



    Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Merger, and the Purchaser does not intend to accord dissenters' rights to holders of Borden Common Stock.



SOLICITATION OF PROXIES



    The cost of soliciting proxies will be borne by Borden. Borden will solicit proxies and Borden's directors, officers and employees may also solicit proxies by telephone, telegram or personal interview. These persons will receive no additional compensation for these services. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Borden Common Stock. Such persons will be paid reasonable out-of-pocket expenses.



    D.F. King & Co., Inc. will assist in the solicitation of proxies by Borden for a fee not in excess of $5,000, plus reasonable out-of-pocket expenses.



    HOLDERS OF BORDEN COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                      ACQUISITION OF BORDEN SHARES IN THE
                EXCHANGE OFFER AND UPON EXERCISE OF THE OPTION;
                      CHANGES IN BORDEN BOARD OF DIRECTORS



    The Exchange Offer expired at 12:00 Midnight, New York City time, on Tuesday, December 20, 1994. In the Exchange Offer, each share of Borden Common Stock tendered and not properly withdrawn was exchanged for 2.29146 fully paid and nonassessable shares of Holdings Common Stock. As of December 30, 1994, the Common Stock Partnerships acquired an aggregate of 90,131,307 shares of Borden Common Stock as a result of the Exchange Offer.



    Upon exercise of the Option in full, the Common Stock Partnerships acquired an additional 28,138,000 shares of Borden Common Stock for consideration equal to an aggregate of 51,106,768 shares of Holdings Common Stock. Following consummation of the Exchange Offer and the exercise of the Option, as of December 30, 1994, the Common Stock Partnerships held 118,269,307 Borden Shares (representing approximately 69.58% of the issued and outstanding shares of Borden Common Stock).



    In addition, following consummation of the Exchange Offer and the exercise of the Option, pursuant to the Merger Agreement and the Conditional Purchase/Option Agreement, all of the directors of Borden other than Ervin R. Shames, Frank J. Tasco and Wilbert J. LeMelle resigned as directors of Borden, Henry R. Kravis, George R. Roberts, Clifton S. Robbins, Scott M. Stuart and Alexander Navab were elected to the Borden board of directors by the remaining members of the Borden board of directors and Mr. Kravis succeeded Mr. Tasco as Chairman of the Board of Directors of Borden.



                      THE MERGER AND THE MERGER AGREEMENT



    By virtue of the Merger and without any action on the part of the holder of any shares of Borden Common Stock or any shares of capital stock of the
Purchaser: (a) each issued and outstanding share of Borden Common Stock (other than those referred to in clause (c) below) will be converted into the right to receive 2.29146 fully paid and nonassessable shares of Holdings Common Stock;
(b) each share of common stock of the Purchaser issued and outstanding immediately prior to the effective time of the Merger will be converted into a number of shares of common stock, par value $.01 per share, of the surviving corporation in the Merger equal to one one-thousandth of the total number of outstanding shares of Borden Common Stock immediately prior to the Merger, which will be all of the issued and outstanding capital stock of the surviving corporation; and (c) each share of Borden Common Stock that is owned by Borden or by any subsidiary of Borden and each share of Borden Common Stock that is owned by the Common Stock Partnerships, the Purchaser or any other subsidiary of the Partnership will automatically be cancelled and retired and cease to exist, and no cash, Holdings Common Stock or other consideration will be delivered or deliverable in exchange therefor.



    Conditions to Each Party's Obligations to Effect the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to certain conditions, including, among other things, the truth and correctness as of the effective date of the Merger of certain representations and warranties of the parties to the Merger Agreement with respect to material adverse changes in their business, financial condition or results of operations.



    Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of Borden, but prior to the effective time of the Merger, under certain circumstances.



    See "Description of Merger Agreement and Conditional Purchase/Option Agreement--Merger Agreement" for a discussion of the material provisions of the Merger Agreement, including a discussion of the exchange procedures to be used in the Merger, the treatment of fractional shares in the Merger and provisions regarding receipt of any future dividends or distributions on the Holdings Common Stock after the effective date of the Merger and prior to surrender of certificates for Borden Common Stock pursuant to such exchange procedures.



MATERIAL TAX CONSEQUENCES



    The receipt of shares of Holdings Common Stock pursuant to the Merger will result in the recognition of gain or loss for federal income tax purposes by a Borden shareholder in an amount equal to the difference between the fair market value of the consideration received (including cash received in lieu of fractional shares) and such shareholder's adjusted tax basis in the Borden Shares exchanged, and may also have tax consequences under applicable state, local, foreign or other tax laws. See "The Merger--Material Tax Consequences."



CERTAIN REGULATORY APPROVALS AND LEGAL MATTERS



    The Purchaser and Borden know of no remaining federal, state or foreign government regulatory requirements that must be complied with or approvals that must be obtained in order to consummate the Merger, other than the delivery of the Certificate of Merger to, and filing by, the Secretary of State of the State of New Jersey. See "The Merger--Certain Regulatory Approvals and Legal Matters."

                           RJR NABISCO HOLDINGS CORP.

    The operating subsidiaries of Holdings owned through RJRN comprise one of the largest tobacco and food companies in the world. In the United States, the tobacco business is conducted by RJRT, the second largest manufacturer of cigarettes, and the packaged foods business is conducted by Nabisco, the largest manufacturer and marketer of cookies and crackers. Tobacco operations outside the United States are conducted by Tobacco International and food operations outside the United States and Canada are conducted by Nabisco International, Inc. ("Nabisco International"), a subsidiary of Nabisco. Together, RJRT's and Tobacco International's tobacco products are sold around the world under a variety of brand names. Food products are sold in the United States, Canada, Latin America and certain other international markets.

    Domestic Tobacco. RJRT's largest selling cigarette brands in the United States include WINSTON, DORAL, SALEM, CAMEL, MONARCH and VANTAGE. RJRT's other cigarette brands, including BEST VALUE, MORE, NOW, STERLING, MAGNA and CENTURY, are marketed to meet a variety of smoker preferences. All RJRT brands are marketed in a variety of styles. A primary long-term objective of RJRT is to increase earnings and cash flow through selective marketing investments in its key brands and continual improvements in its cost structure and operating efficiency. Marketing programs for full-price brands are designed to build brand awareness and add value to the brands in order to retain current adult smokers and attract adult smokers of competitive brands. RJRT believes it is essential to compete in all segments of the cigarette market, and accordingly offers a range of lower-priced brands intended to appeal to more cost-conscious adult smokers. Based on data collected for RJRT by an independent market research firm, RJRT had an overall share of retail consumer cigarette sales during 1993 of 29.8%, an increase of approximately one share point from 1992.

    International Tobacco. Tobacco International operates in over 160 markets around the world and is the second largest of two international cigarette producers that have significant positions in the American Blend segment of the international tobacco market. Tobacco International markets over 55 brands of which WINSTON, CAMEL and SALEM, all American Blend cigarettes, are its international leaders. Tobacco International has strong brand presence in Western Europe and is well established in its other key markets in the Middle East/Africa, Asia and Canada. Tobacco International is aggressively pursuing development opportunities in Eastern Europe and the former Soviet Union.

    Nabisco. Nabisco's domestic operations represent one of the largest packaged food businesses in the world. Through its domestic divisions, Nabisco manufactures and markets cookies, crackers, snack foods, hard and bite-size candy, gum, nuts, hot cereals, margarine, pet foods, dry-mix dessert products and other grocery products under established and well-known trademarks, including OREO, CHIPS AHOY!, NEWTONS, SNACKWELL'S, RITZ, PREMIUM, LIFE SAVERS, PLANTERS, A.1, GREY POUPON, MILK-BONE, ORTEGA, CREAM OF WHEAT, FLEISCHMANN'S and BLUE BONNET. Nabisco Biscuit Company ("Nabisco Biscuit") is the largest manufacturer and marketer in the United States cookie and cracker industry with nine of the top ten selling brands, each of which had annual sales of over $100 million in 1993. Overall, in 1993, Nabisco Biscuit had a 37% share of the domestic cookie industry sales and a 55% share of the domestic cracker industry sales, in the aggregate more than three times the share of its closest competitor. In 1992, Nabisco Biscuit became the leading manufacturer and marketer of no fat/reduced fat cookies and crackers with the introduction of the SNACKWELL'S line. In 1993, the SNACKWELL'S brand recorded net sales of $186 million, which made SNACKWELL'S the sixth largest cookie/cracker brand in the United States. Based on 1993 net sales, LIFE SAVERS is the largest selling hard roll candy in the United States, with an approximately 25.4% share of the hard roll candy category, and PLANTERS nuts are the clear leader in the packaged nut category, with a market share of more than five times that of its nearest competitor.

    Nabisco International is also a leading producer of powdered dessert and drink mixes, biscuits, baking powder and other grocery items, industrial yeast and bakery ingredients in many of the 17 Latin American countries in which it has operations. Nabisco International has significantly increased its presence in Europe through the acquisition of Royal Brands S.A. in Spain and Royal Brands Portugal.

    RJRN was acquired in 1989 by an indirect, wholly owned subsidiary of Holdings (the "Acquisition") at the direction of KKR. Prior to the Acquisition, RJRN was a publicly held corporation. See "Significant Considerations--KKR Ownership."

    The principal executive office of Holdings is located at 1301 Avenue of Americas, New York, New York 10019; its telephone number is (212) 258-5600.

RECENT DEVELOPMENTS

    Nabisco Initial Public Offering and Related Transactions. On October 28, 1994, Nabisco filed a registration statement with the Commission for the initial public offering of 45 million shares of its Class A Common Stock (51.75 million shares if the underwriters' over-allotment options are exercised in full). For purposes of the filing, the initial offering price was estimated to be between $23 and $26 per share. Upon completion of the proposed public offering, Holdings would beneficially own 100% of Nabisco's outstanding Class B Common Stock, which would represent approximately 82.6% of the economic interest in Nabisco (80.5% if the underwriters' over-allotment options are exercised in full). Holders of Class A Common Stock of Nabisco generally would have identical rights to holders of Class B Common Stock except that holders of Class A Common Stock would be entitled to one vote per share while holders of Class B Common Stock would be entitled to ten votes per share on all matters submitted to a vote of stockholders. The registration statement has not become effective and there can be no assurance that such offering will be consummated.

    The initial public offering of shares of Nabisco is part of a broader proposed initiative of Holdings designed to reduce consolidated debt of Holdings by approximately $1 billion and establish a separately traded common stock for Nabisco. After completion of the proposed public offering, Holdings anticipates commencing a quarterly cash dividend on its common stock of $.075 per share or $.30 per share on an annualized basis.


    At the time of the proposed public offering, Nabisco is expected to have approximately $4.1 billion of intercompany debt and approximately $1.4 billion of borrowings under a short-term bank credit agreement. The net proceeds of the proposed public offering will be used by Nabisco to repay a portion of the borrowings under its bank facility.



    As part of the initiative, RJRN redeemed several issues of debt securities, including $1.5 billion of 10 1/2% Senior Notes due 1998, approximately $374 million of 8 3/8% Sinking Fund Debentures due 2017, $100 million of 13 1/2% Subordinated Debentures due 2001 and approximately $25 million of 7 3/8% Sinking Fund Debentures due 2001, all of which were redeemed with various redemption premiums. RJRN funded these redemptions with borrowings under its existing credit facilities, proceeds from Holdings' Series C Preferred Stock offering completed on May 6, 1994 and internally generated cash flow. See "RJR Nabisco Holdings Corp. Selected Pro Forma Consolidated Financial Data."


    Upon completion of the proposed public offering of Nabisco, RJRN may seek to restructure approximately $6 billion of its domestic publicly held debt which currently limits the ability of Nabisco to incur long-term debt other than intercompany debt. The restructuring, which would require consent of public debtholders and lenders under bank facilities, may include one or more offers to exchange Nabisco debt securities for a portion of such debt. The goal of the exchange offers would be to permit Nabisco to establish long-term borrowing capacity independent of its parent and to reduce its intercompany debt. No assurance can be given that RJRN will seek to restructure its debt or that any such restructuring will be consummated.

    The Board of Directors of Holdings has adopted certain policies that would become effective upon the closing of the Nabisco initial public offering. One policy would provide that Holdings would limit, until December 31, 1998, the aggregate amount of cash dividends on its capital stock. Under this policy, during that period Holdings would not pay any extraordinary cash dividends and would limit the amount of its cash dividends, cash distributions and repurchases for cash of capital stock and subordinated debt to an amount equal to the sum of $500 million plus (i) 65% of Holdings' cumulative consolidated net income before extraordinary gains or losses and restructuring charges and (ii) net cash proceeds of up to $250 million in any year from the sale of capital stock of Holdings or its subsidiaries (other than proceeds from the Nabisco initial public offering) to the extent used to repay, purchase or redeem debt or preferred stock. Another policy would provide that Holdings would not declare a dividend or distribution to its stockholders of the shares of capital stock of a subsidiary before December 31, 1996. Another policy sets forth the intention of Holdings that it would not make such a distribution prior to December 31, 1998 if that distribution would cause the ratings of the senior indebtedness of RJRN to be reduced from investment grade to non-investment grade or if, after giving effect to such distribution, any publicly held senior indebtedness of the distributed company would not be rated investment grade. There is no assurance that any such distribution will take place. Additional policies provide that an amount equal to the net cash proceeds from any issuance and sale of equity by Holdings or from any sale outside the ordinary course of business of material assets owned or used by subsidiaries in the tobacco business, in each case before December 31, 1998, would be used either to repay, purchase or redeem consolidated indebtedness or to acquire properties, assets or businesses to be used in existing or new lines of business and that an amount equal to the net cash proceeds of any secondary sale of shares of Nabisco before December 31, 1998 would be used to repay, purchase or redeem consolidated debt. No assurance can be given that Holdings will issue or sell any equity or sell any material assets outside the ordinary course of business.

    Termination of Agreement in Principle Relating to Borden. On October 25, 1994, Holdings and KKR concluded that they were unable to reach a definitive agreement for the transaction contemplated by their agreement in principle for Holdings to acquire a minority interest in Borden, as had been previously announced on September 12, 1994. The September 12, 1994 announcement indicated that, following KKR's successful acquisition of Borden, Holdings would issue to Borden approximately $500 million of newly issued common shares of Holdings for newly issued shares of Borden common stock representing a 20% pro forma interest in Borden and a warrant to acquire an additional 10% pro forma interest in Borden. The inability to reach agreement resulted from various complexities affecting the transaction, including certain accounting issues. In particular, because Holdings would have been required to account for its investment in Borden using the equity method (thereby being required to reflect a portion of Borden's potentially low or volatile earnings in its financial statements) and to amortize a substantial amount of goodwill resulting from the transaction, the proposed transaction would likely have had a dilutive effect on Holdings' near-term earnings. Attempts to resolve these issues by restructuring the transaction were unsuccessful. Holdings could in the future explore a basis on which it or its Nabisco subsidiary may acquire a minority equity interest in Borden in exchange for common stock of Holdings. However, Holdings is not currently engaged in any such negotiations, and there is no assurance that Holdings will seek to pursue any such negotiations or that any such negotiations will be successful.

                                  BORDEN, INC.


    Borden is engaged primarily in manufacturing, processing, purchasing and distributing a broad range of products through three operating sectors: Consumer Packaged Products, Dairy Products, and Packaging and Industrial Products. Consumer Packaged Products is composed of niche grocery products, pasta products, International Foods products (including European bakery products, international milk powder, Latin American dairy and European grocery and pasta), and Diversified Products (including cheese products, home and professional products, Cracker Jack and, until such time as Borden's regional units are divested, snacks. Dairy Products is composed of fluid milk, frozen desserts and cultured products. Packaging and Industrial Products is composed of decorative products (principally wallcoverings), adhesives and resins, plastic films and packaging and high-technology coatings.



    Borden was incorporated in New Jersey on April 24, 1899 as the successor to a business founded in 1857. Borden's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215 (telephone number 614-225-4000).


                THE PURCHASER AND THE COMMON STOCK PARTNERSHIPS


    The Purchaser, a New Jersey corporation and a subsidiary of the Partnership, was organized in connection with the Transactions and has not carried on any activities to date other than those incident to its formation and the Transactions. The Common Stock Partnerships together own 100% of the outstanding shares of common stock of the Purchaser. Each of the Common Stock Partnerships is a Delaware limited partnership, the general partner of which is KKR Associates, an affiliate of KKR. The principal assets of each of the Common Stock Partnerships consist of investments in various entities, including investments in Holdings Common Stock and Borden Common Stock. The principal offices of the Purchaser and the Common Stock Partnerships are located at 9 West 57th Street, New York, New York 10019; telephone number (212) 750-8300.



    For information concerning beneficial ownership of Holdings Common Stock and Borden Common Stock by affiliates of the Purchaser, see "Security Ownership of Certain Beneficial Owners and Management of Holdings" and "Security Ownership of Certain Beneficial Owners and Management of Borden," respectively.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS


    The Holdings Common Stock and the Borden Common Stock are listed and principally traded on the NYSE (Symbols: RN and BN, respectively). The following tables set forth the high and low sales prices per share of the Holdings Common Stock as reported on the NYSE Composite Tape and the high and low sales prices per share of the Borden Common Stock and cash dividends paid by Borden for each period indicated. See "Borden, Inc.--Recent Developments." Holdings has not paid dividends on the Holdings Common Stock. See "RJR Nabisco Holdings Corp.--Recent Developments" and "Description of Holdings Capital Stock." The fiscal year for each company ends on December 31 of each year. On September 9, 1994, the last full trading day prior to the public announcement of the execution of the letter of intent with respect to the Transactions, the closing sale price per share, as reported on the NYSE Composite Tape, was $7 for the Holdings Common Stock and $11 7/8 for the Borden Common Stock. Recent reported last sale prices for shares of Holdings Common Stock and Borden Common Stock are set forth on the cover page of this Proxy Statement/Prospectus.


    SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE HOLDINGS COMMON STOCK AND THE BORDEN COMMON STOCK.

HOLDINGS COMMON STOCK


                                                                              SALES PRICE
                                                                    -------------------------------
   FISCAL YEAR                                                          HIGH               LOW
- - - ---------------------------------------------------------------     -------------      ------------
1993
  First Quarter................................................     $       9 1/4      $      7 5/8
  Second Quarter...............................................             8 1/8             5 1/8
  Third Quarter................................................             5 7/8             4 1/2
  Fourth Quarter...............................................             7 3/8             4 3/8
1994
  First Quarter................................................     $       8 1/8      $      5 5/8
  Second Quarter...............................................                 7             5 1/2
  Third Quarter................................................             7 1/8             5 5/8
  Fourth Quarter...............................................             7 1/4            5 5/16
1995
  First Quarter (through January 5, 1995)......................     $           6      $      5 3/8


BORDEN COMMON STOCK


                                                                  SALES PRICE
                                                        --------------------------------        CASH
   FISCAL YEAR                                              HIGH                LOW           DIVIDEND
- - - ---------------------------------------------------     -------------      -------------      --------
1993
  First Quarter....................................     $      29 1/8      $      24 1/4       $ .300
  Second Quarter...................................                27             17 5/8         .300
  Third Quarter....................................            19 5/8             14 3/4         .150
  Fourth Quarter...................................            19 5/8             14 3/8         .150
1994
  First Quarter....................................     $      18 3/8      $      13 1/8       $ .075
  Second Quarter...................................            13 7/8             11 7/8         .075
  Third Quarter....................................            14 1/4                 11         .075
  Fourth Quarter...................................             14  ]             11 1/4         .010
1995
  First Quarter (through January 5, 1995)..........     $      13 3/8      $      12 1/4

                COMPARISON OF CERTAIN HISTORICAL PER SHARE DATA


    The following table shows comparative historical per share data for Holdings and Borden. The information presented below should be read in conjunction with the historical consolidated financial statements and notes thereto, which appear elsewhere or are incorporated by reference in this Proxy Statement/Prospectus. See "RJR Nabisco Holdings Corp. Selected Historical Consolidated Financial Data" and "Borden, Inc. Selected Historical Consolidated Financial Data."



                                                                FOR THE NINE         FOR THE YEAR
                                                                MONTHS ENDED             ENDED
                                                             SEPTEMBER 30, 1994    DECEMBER 31, 1993
                                                             ------------------    -----------------
HOLDINGS
Book value per common share after conversion Series A
  Preferred Stock and Series C Preferred Stock
  (at end of period)......................................         $ 5.94                $5.77
Cash dividends declared per common share..................        --                   --
Income (loss) from continuing operations
  per common and common equivalent share..................            .33                 (.05)
BORDEN
Book value per common share
  (at end of period)......................................         $  .99                $1.74
Cash dividends paid per
  common share............................................           .225                  .90
Income (loss) from continuing
  operations per common share.............................            .80                 (.40)

                           RJR NABISCO HOLDINGS CORP.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data presented below as of September 30, 1994 and for the nine months ended September 30, 1994 and 1993 were derived from Holdings Consolidated Condensed Financial Statements incorporated herein by reference. The summary consolidated financial data presented below as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 for Holdings were derived from the historical consolidated financial statements of Holdings and notes thereto (the "Holdings Consolidated Financial Statements"), incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. In addition, the summary consolidated financial data as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for the period from February 9, 1989 through December 31, 1989 for Holdings and for the period from January 1, 1989 through February 8, 1989 for RJRN were derived from the consolidated financial statements of Holdings and RJRN as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for each of the periods within the one-year period ended December 31, 1989, not presented or incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The data should be read in conjunction with the Holdings Consolidated Financial Statements and the historical consolidated condensed financial statements of Holdings and notes thereto (the "Holdings Consolidated Condensed Financial Statements") incorporated herein by reference.

                                                                     HOLDINGS                                      RJRN
                                     ------------------------------------------------------------------------   ----------
                                       FOR THE NINE
                                       MONTHS ENDED
                                       SEPTEMBER 30,
                                                                         FOR THE YEARS ENDED DECEMBER 31,
(DOLLARS IN MILLIONS EXCEPT PER      -----------------   -----------------------------------------------------------------
SHARE AMOUNTS)                        1994      1993      1993      1992      1991      1990               1989
                                     -------   -------   -------   -------   -------   -------   -------------------------
                                                                                                 2/9 TO 12/31   1/1 TO 2/8
                                                                                                 ------------   ----------
RESULTS OF OPERATIONS
 Net sales.........................  $11,322   $11,053   $15,104   $15,734   $14,989   $13,879     $ 12,114       $  650
                                     -------   -------   -------   -------   -------   -------       ------        -----
 Cost of products sold.............    5,079     4,709     6,640     6,326     6,088     5,652        5,241          332
 Selling, advertising,
   administrative and
   general expenses................    3,789     4,182     5,731     5,788     5,358     4,801        4,276          295
 Amortization of trademarks and
goodwill...........................      469       466       625       616       609       608          557           10
 Restructuring expense.............    --        --          730       106     --        --          --            --
                                     -------   -------   -------   -------   -------   -------       ------        -----
   Operating income(1).............    1,985     1,696     1,378     2,898     2,934     2,818        2,040           13
 Interest and debt expense.........     (828)     (910)   (1,209)   (1,449)   (2,217)   (3,176)      (3,340)         (44)
 Change in control costs...........    --        --        --        --        --        --          --             (247)
 Other income (expense), net.......      (81)       (4)      (58)        7       (69)      (44)         169           15
                                     -------   -------   -------   -------   -------   -------       ------        -----
   Income (loss) from continuing
    operations before income
taxes..............................    1,076       782       111     1,456       648      (402)      (1,131)        (263)
 Provision (benefit) for income
taxes..............................      474       356       114       680       280        60         (156)         (66)
                                     -------   -------   -------   -------   -------   -------       ------        -----
   Income (loss) from continuing
operations.........................      602       426        (3)      776       368      (462)        (975)        (197)
 Income (loss) from operations of
   discontinued businesses, net of
income taxes(2)....................    --        --        --        --        --        --              (1)          24
 Extraordinary item--(loss) gain on
   early extinguishments of debt,
   net of income
   taxes...........................     (145)     (110)     (142)     (477)    --           33       --            --
                                     -------   -------   -------   -------   -------   -------       ------        -----
 Net income (loss).................      457       316      (145)      299       368      (429)        (976)        (173)
 Preferred stock dividends.........       98        33        68        31       173        50       --                4
                                     -------   -------   -------   -------   -------   -------       ------        -----
 Net income (loss) applicable to
common stock.......................  $   359   $   283   $  (213)  $   268   $   195   $  (479)    $   (976)      $ (177)
                                     -------   -------   -------   -------   -------   -------       ------        -----
                                     -------   -------   -------   -------   -------   -------       ------        -----
PER SHARE DATA
 Income (loss) from continuing
   operations
   per common and common equivalent
share..............................  $   .33   $   .29   $  (.05)  $   .55   $   .22   $ (1.19)    $  (3.21)      $ (.89)
 Dividends per share of Series A
   Preferred Stock(3)..............     2.51      2.51      3.34      3.34       .49     --          --            --
 Dividends per share of Series C
   Preferred Stock(3)..............     2.44     --        --        --        --        --          --            --
BALANCE SHEET DATA
 (AT END OF PERIODS)
 Working capital...................  $   358     --      $   202   $   730   $   165   $(1,089)    $    106        --
 Total assets......................   31,851     --       31,295    32,041    32,131    32,915       36,412        --
 Total debt........................   11,205     --       12,448    14,218    14,531    18,918       25,159        --
 Redeemable preferred stock(4).....    --        --        --        --        --        1,795       --            --
 Stockholders' equity(5)...........   10,957     --        9,070     8,376     8,419     2,494        1,237        --
 Book value per common share after
   conversion of Series A Preferred
   Stock and Series C Preferred
Stock..............................     5.94     --         5.77     --        --        --          --            --

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- - - ------------

(1) The 1992 amount includes a gain of $98 million on the sale of the ready-to-eat cold cereal business.

(2) The 1989 amount for Holdings includes $237 million of interest expense allocated to discontinued operations.

(3) On November 8, 1991, Holdings issued 52,500,000 shares of Series A Preferred Stock and sold 210,000,000 Series A Depositary Shares. On May 6, 1994, Holdings issued 26,675,000 shares of Series C Preferred Stock and sold 266,750,000 Series C Depositary Shares. Because Series A Preferred Stock and Series C Preferred Stock mandatorily convert into Holdings Common Stock, dividends on such shares are reported similar to common equity dividends.

(4) On December 16, 1991, an amendment to the Amended and Restated Certificate of Incorporation of Holdings was filed which deleted the provisions providing for the mandatory redemption of the redeemable preferred stock of Holdings on November 1, 2015. Accordingly, such securities were presented as a component of Holdings' stockholders' equity as of December 31, 1992 and 1991. Such securities were redeemed on December 6, 1993.

(5) Holdings' stockholders' equity at September 30, 1994 and December 31 of each year from 1993 to 1989 includes non-cash expenses related to accumulated trademark and goodwill amortization of $3.484 billion, $3.015 billion, $2.390 billion, $1.774 billion, $1.165 billion and $557 million, respectively.

      See Notes to Holdings Consolidated Financial Statements and Holdings Consolidated Condensed Financial Statements incorporated herein by reference.

                           RJR NABISCO HOLDINGS CORP.
                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following tables present summary pro forma consolidated financial data of Holdings derived from the pro forma consolidated condensed financial statements of Holdings and notes thereto (the "Holdings Pro Forma Financial Statements") set forth herein. The data should be read in conjunction with the Holdings Consolidated Financial Statements, the Holdings Consolidated Condensed Financial Statements and other financial information set forth or incorporated by reference herein. NABISCO HAS FILED A REGISTRATION STATEMENT WITH THE COMMISSION WITH RESPECT TO A PROPOSED INITIAL PUBLIC OFFERING OF 45,000,000 SHARES OF ITS CLASS A COMMON STOCK, BUT SUCH REGISTRATION STATEMENT HAS NOT BEEN DECLARED EFFECTIVE BY THE COMMISSION. NO ASSURANCE CAN BE GIVEN THAT SUCH OFFERING WILL BE CONSUMMATED.

                                                            FOR THE NINE MONTHS
                                                            ENDED SEPTEMBER 30,
                                                                   1994            FOR THE YEAR ENDED
                                                            -------------------       DECEMBER 31,
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                                            1993
                                                                                   ------------------
PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA(1)
Net sales................................................         $11,322               $ 15,104
Cost of products sold....................................           5,079                  6,640
Selling, advertising, administrative and general
expenses.................................................           3,789                  5,731
Amortization of trademarks and goodwill..................             469                    625
Restructuring expense....................................        --                          730
                                                                  -------                -------
  Operating income.......................................           1,985                  1,378
Interest and debt expense................................            (716)                (1,048)
Other income (expense), net..............................             (81)                   (58)
                                                                  -------                -------
  Income before income taxes.............................           1,188                    272
Provision for income taxes...............................             513                    170
                                                                  -------                -------
  Income before minority interest in income of Nabisco...             675                    102
Minority interest in income of Nabisco...................             (32)                   (29)
                                                                  -------                -------
  Net income(2)..........................................             643                     73
Less preferred stock dividends...........................              98                     68
                                                                  -------                -------
  Net income applicable to Common Stock..................         $   545               $      5
                                                                  -------                -------
                                                                  -------                -------
PER SHARE DATA
Net income per common and common equivalent(2)...........         $   .36               $    .00
Dividends per share of Common Stock......................            .225                    .30
Dividends per share of Series A Preferred Stock..........           2.505                   3.34
Dividends per share of Series C Preferred Stock..........           2.438               --

                                                                                   SEPTEMBER 30, 1994
                                                                                   ------------------
PRO FORMA CONSOLIDATED BALANCE SHEET DATA(3)
Working capital................................................................         $    108
Total assets...................................................................           31,439
Total debt.....................................................................           10,018
Stockholders' equity...........................................................           11,208
Book value per common share after conversion of Series A Preferred Stock and
Series C Preferred Stock.......................................................             6.06


- - - ------------

(1) Gives effect to the following transactions and events as if they occurred as of January 1, 1993: (i) borrowings of $1.35 billion under the Nabisco Credit Agreement (as hereafter defined) and the application of funds provided through such borrowings to repay a portion of the borrowings under the 1991 Credit Agreement; (ii) the sale and issuance of 45,000,000 shares of Nabisco Class A Common Stock in the Nabisco Common Stock Offerings (as hereafter defined), the resulting reduction in Holdings' proportionate interest in Nabisco and the application of the estimated net proceeds of approximately $1,047 million (assuming an initial public offering price of $24.50 per share) therefrom to repay a portion of the borrowings under the Nabisco Credit Agreement; (iii) the assumed payment of quarterly dividends on Holdings' Common Stock of $.075 per share and the increased level of net indebtedness assumed to be outstanding had such dividend payments been made;
    (iv) the redemption of $1.5 billion of the 10 1/2% Senior Notes dues 1998, approximately $374 million of the 8 3/8% Debentures due 2017, $100 million of the 13 1/2% Subordinated Debentures due 2001 and approximately $25 million of the 7 3/8% Debentures due 2001 through borrowings under the 1991 Credit Agreement and proceeds from Holdings' Series C Preferred Stock offering completed on May 6, 1994; and (v) the tax effect of the foregoing.


(2) Excludes extraordinary items related to the loss on early extinguishments of debt, net of income taxes, for the nine months ended September 30, 1994 and the year ended December 31, 1993 of $145 million and $142 million, respectively.

(3) Gives effect to the pro forma transactions and events described in clauses
    (i), (ii), and (iv) of Note (1) above as if they occurred on September 30, 1994.

                                  BORDEN, INC.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data presented below for the nine months ended September 30, 1994 and 1993 were derived from unaudited quarterly consolidated financial statements contained in Borden's Quarterly Report on Form 10-Q at and for the nine months ended September 30, 1994 and incorporated herein by reference. The summary consolidated financial data presented below for each of the years in the three-year period ended December 31, 1993 for Borden were derived from the consolidated financial statements contained in Borden's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference herein, which have been audited by Price Waterhouse LLP, independent accountants. The unaudited quarterly consolidated financial statements include all adjustments which are, in the opinion of Borden management, necessary for a fair statement of the interim results. Results for interim periods are not necessarily indicative of results to be expected for the full year. The data below should be read in conjunction with the audited consolidated financial statements and unaudited quarterly consolidated condensed financial statements of Borden, and the related notes thereto, incorporated by reference herein.

                                               FOR THE NINE MONTHS
                                               ENDED SEPTEMBER 30,                 FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------    --------------------------------------------------------
                                                 1994        1993        1993        1992        1991        1990        1989
                                               --------    --------    --------    --------    --------    --------    --------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUE
 Net sales..................................   $  4,082    $  4,037    $  5,506    $  5,872    $  5,924    $  6,273    $  6,391

COST AND EXPENSES
 Cost of goods sold.........................      3,075       2,967       4,078       4,302       4,269       4,644       4,859
 Marketing, general and administrative
expenses....................................        859         803       1,224       1,163       1,024       1,020         902
 Restructuring charges(1)...................        (40)      --            115         298          67       --            463
 Interest expense...........................         92          93         125         116         167         156         129
 Equity in income of affiliates.............         (9)        (10)        (16)        (19)        (24)        (23)        (17)
 Minority interest..........................         29          30          41          40           3           3           1
 Other (income) and expense, net............        104          29          23          (4)        (13)         12          11
 Income taxes...............................         27          42         (27)         14         151         169          76
                                               --------    --------    --------    --------    --------    --------    --------
                                                  4,137       3,954       5,563       5,910       5,644       5,981       6,424
                                               --------    --------    --------    --------    --------    --------    --------
EARNINGS
 (Loss) income from continuing operations...        (55)         83         (57)        (38)        280         292         (33)
 Discontinued operations:(1)(2)
   (Loss) income from operations............      --            (46)        (66)        (86)         15          28          16
   Loss on disposal.........................        (59)      --           (490)      --          --          --          --
                                               --------    --------    --------    --------    --------    --------    --------
 (Loss) income before extraordinary item and
   cumulative effect of accounting
changes.....................................       (114)         36        (613)       (124)        295         320         (17)
 Extraordinary loss on early retirement of
debt........................................      --          --          --            (11)      --          --          --
 Cumulative effect of change in accounting
   for:
   Postemployment benefits..................      --            (18)        (18)      --          --          --          --
   Postretirement benefits other than
pensions....................................      --          --          --           (189)      --          --          --
   Income taxes.............................      --          --          --            (40)      --          --          --
                                               --------    --------    --------    --------    --------    --------    --------
 Net (loss) income..........................   $   (114)   $     18    $   (631)   $   (364)   $    295    $    320    $    (17)
                                               --------    --------    --------    --------    --------    --------    --------
                                               --------    --------    --------    --------    --------    --------    --------
SHARE DATA
 (Loss) income from continuing operations...   $   (.39)   $    .59    $   (.40)   $   (.27)   $   1.90    $   1.97    $  (0.22)
 Discontinued operations:
   (Loss) income from operations............      --           (.33)       (.47)       (.60)        .10        0.19        0.11
   Loss on disposal.........................       (.41)      --          (3.47)      --          --          --          --
                                               --------    --------    --------    --------    --------
 (Loss) income before extraordinary item and
   cumulative effect of accounting
changes.....................................       (.80)        .26       (4.34)       (.87)       2.00        2.16       (0.11)
 Extraordinary loss on early retirement of
debt........................................      --          --          --           (.07)      --          --          --
 Cumulative effect of change in accounting
   for:
   Postemployment benefits..................      --           (.13)       (.13)      --          --          --          --
   Postretirement benefits other than
pensions....................................      --          --          --          (1.32)      --          --          --
   Income taxes.............................      --          --          --           (.28)      --          --          --
                                               --------    --------    --------    --------    --------    --------    --------
 Net (loss) income per common share.........   $   (.80)   $    .13    $  (4.47)   $  (2.54)   $   2.00    $   2.16    $  (0.11)
                                               --------    --------    --------    --------    --------    --------    --------
                                               --------    --------    --------    --------    --------    --------    --------
 Cash dividends paid per common share.......   $    .23    $    .75    $    .90    $  1.185    $   1.12    $  1.035    $   0.90
 Average number of common shares outstanding
   during the period........................      141.5       140.9       141.0       143.4       147.6       147.9       148.2

                                                   (Footnotes on following page)

                                                                AT
                                                          SEPTEMBER 30,                     AT DECEMBER 31,
                                                         ----------------    ----------------------------------------------
                                                               1994           1993      1992      1991      1990      1989
                                                         ----------------    ------    ------    ------    ------    ------
                                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
 BALANCE SHEET DATA
 Current assets.......................................        $1,370         $1,290    $1,928    $1,921    $2,026    $2,011
 Investments and other assets.........................           561            443       352       319       237       160
 Property and equipment...............................         1,321          1,337     1,788     1,904     1,707     1,441
 Intangibles..........................................           762            802     1,178     1,317     1,314     1,213
 Total assets.........................................         4,014          3,872     5,246     5,461     5,284     4,825
 Current liabilities..................................         1,418          1,372     1,808     1,414     1,847     1,466
 Long-term debt.......................................         1,416          1,241     1,330     1,346     1,340     1,441
 Other liabilities (including long-term debt).........         2,457          2,254     2,312     2,072     1,595     1,670
 Shareholders' equity.................................           140            246     1,126     1,975     1,842     1,689
 Book value per common share..........................           .99           1.74      8.01     13.39     12.50     11.41

- - - ------------
(1) 1993 includes a pretax charge of $752.3 million for business divestitures and restructuring. 1992, 1991 and 1989 include pretax restructuring charges of $377.2 million, $71.6 million and $570.7 million, respectively. The nine months ended September 30, 1994 includes a pretax credit of $50.1 million for reversal of prior restructuring charges.

(2) Financial data for the years prior to 1993 were restated in 1993 to reflect discontinued operations.

 See Notes to Borden's Consolidated Financial Statements and Borden's Unaudited
                                   Quarterly
      Consolidated Financial Statements incorporated herein by reference.

                              THE SPECIAL MEETING


TIME AND PLACE



    The Special Meeting of Shareholders of Borden will be held on       ,
          , 1995 at 10:00 a.m., Eastern time, at       .


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING



    At the Special Meeting, holders of Borden Common Stock will consider and vote, as a class, upon a proposal to approve the Merger Agreement, which provides for the Merger of the Purchaser with and into Borden. A composite conformed copy of the Merger Agreement appears as Annex I to this Proxy Statement/Prospectus. The Merger is the final step in the acquisition of the entire equity interest in Borden by the Common Stock Partnerships.



RECORD DATE



    The record date for the Special Meeting will be January 26, 1995.



VOTE REQUIRED



    The approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement require the affirmative vote of not less than 66 2/3% of the outstanding shares of Borden Common Stock. As of December 30, 1994, there were 169,967,380 shares of Borden Common Stock issued and outstanding, each of which is entitled to one vote at the Special Meeting, held by approximately 20,889 holders of record. As of December 30, 1994, the Common Stock Partnerships held 118,269,307 shares of Borden Common Stock (approximately 69.58% of the shares of Borden Common Stock issued and outstanding as of such date). The Common Stock Partnerships intend to vote their Borden Shares in favor of approval of the Merger Agreement and the Merger. Accordingly, no action by any other shareholder is required to approve the Merger.



    Shares of Common Stock represented by a properly signed, dated and returned proxy will be treated as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Because Borden's charter requires the affirmative vote of at least 66 2/3% of the issued and outstanding shares of Borden Common Stock to approve the Merger Agreement, proxies that do not contain an instruction to vote for or against or to abstain from voting on the Merger will be voted in favor of approval of the Merger Agreement and the Merger.



VOTING OF PROXIES



    Borden Shares represented by all properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the holder thereof. Proxies that do not contain an instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter. See "--Vote Required."



    It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.



ADJOURNMENTS; REVOCABILITY OF PROXIES



    If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Agreement shall be considered and voted upon by shareholders at the subsequent adjourned meeting, if any.



    You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy), by giving notice of revocation of your proxy at the Special Meeting, or by delivering a written notice of revocation, or a duly executed proxy relating to the matters to be considered at the Special Meeting and bearing a later date than the proxy previously executed, to the Secretary of Borden at 180 East Broad Street, Columbus, Ohio 43215. Unless revoked in the manner set forth above, proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions.



DISSENTERS' RIGHTS



    Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Merger, and the Purchaser does not intend to accord dissenters' rights to holders of Borden Common Stock.



SOLICITATION OF PROXIES



    The cost of soliciting proxies will be borne by Borden. Borden will solicit proxies and Borden's directors, officers and employees may also solicit proxies by telephone, telegram or personal interview. These persons will receive no additional compensation for these services. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Borden Common Stock. Such persons will be paid reasonable out-of-pocket expenses.



    D.F. King & Co., Inc. will assist in the solicitation of proxies by Borden for a fee not in excess of $5,000, plus reasonable out-of-pocket expenses.



    HOLDERS OF BORDEN COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER


PURCHASER BACKGROUND

    In early 1993, representatives of KKR met with Anthony S. D'Amato, then chairman and chief executive officer of Borden, Lawrence O. Doza, then vice president and chief financial officer of Borden, and a representative of one of Borden's financial advisors to discuss KKR's interest in exploring a possible transaction involving KKR and Borden. Following that meeting, Mr. D'Amato advised KKR's representatives that Borden preferred not to pursue a transaction with KKR at that time. Thereafter, although no formal discussions were held, KKR's interest in a possible transaction with Borden continued, especially when Borden's analysis of possible restructuring alternatives became known to KKR in the late summer of 1993. Borden continued to maintain that it was not interested in a transaction with any third parties, including KKR.


    In December 1993, Lazard Freres & Co. ("Lazard Freres"), financial advisor to the Borden board of directors, initiated contact with KKR regarding a possible transaction with KKR. KKR, in turn, brought the possibility of a transaction with Borden to the attention of senior executives of Holdings. Holdings thereafter had several investigatory meetings with Borden's advisors in New York City, but no formal due diligence was conducted at Borden's headquarters in Columbus, Ohio. Following such meetings and further analysis by Holdings of a possible transaction with Borden, Holdings decided that it would not pursue a transaction with Borden. Among other things, Holdings believed that, in light of its own indebtedness, Borden's debt levels precluded the acquisition of all of Borden. Additionally, Holdings determined that its strategic interest was in substantially less than all of Borden's businesses.


    Investigatory discussions between representatives of KKR and Borden resumed in February 1994 and occurred sporadically thereafter. In April 1994, KKR indicated to Borden's representatives that it might be willing to assist Borden in connection with Borden's restructuring efforts, although Borden did not express interest in such assistance at that time. In July and August, KKR again initiated contact with Borden's advisors to reiterate KKR's continuing interest in exploring an investment in Borden. In early August 1994, KKR discussed with Borden's advisors its possible interest in an investment in Borden using securities owned by partnerships controlled by KKR. Lazard Freres indicated to KKR Borden's willingness to pursue discussions and, shortly thereafter, KKR and Borden signed a confidentiality agreement and KKR began to receive certain due diligence information concerning Borden.


    Following its initial review of this information, KKR indicated an interest in pursuing more complete due diligence. KKR was advised that, if it planned to make a proposal to Borden regarding a transaction, it should be prepared to do so by September 7, 1994, when Borden's board of directors was scheduled to meet to consider its management's proposed new restructuring plan, which Borden was to consider as an alternative to a transaction with KKR. This plan would have involved the sale of Borden's dairy business, sale of profitable non-food businesses and a cut in Borden's quarterly dividend to $.01 per share. On August 25 and 26, 1994, representatives of KKR and representatives of Borden held due diligence meetings in Columbus, Ohio. Charles M. Harper, Chairman of the Board and Chief Executive Officer of Holdings, and H. John Greeniaus, Chairman of the Board and Chief Executive Officer of Nabisco Foods Group, attended the meetings on August 25, 1994 at the request of KKR.



    On Friday, September 2, 1994, KKR made an oral proposal to acquire a 75% interest in Borden for consideration valued at $13.50 per Borden Share, based on an exchange of Holdings Common Stock for Borden Common Stock. Negotiations continued over the next several days, particularly with regard to KKR's willingness to pursue an acquisition of the entire company. KKR's revised proposal for all of Borden was presented to Borden's board of directors on September 7, 1994, following meetings between representatives of KKR and the Chairman of the Board and the Chief Executive Officer of Borden. Discussions and negotiations continued between representatives of KKR and Borden and, on September 11, 1994, the Partnership and Borden signed a letter of intent with respect to the Transactions based on a value of $14.25 per Borden Share.

    Following the signing of the letter of intent on September 11, 1994, KKR and Borden, and their representatives, negotiated the Merger Agreement and Conditional Purchase/Option Agreement, which were executed on September 23, 1994, following approval by Borden's board of directors.



    Following the execution of the Merger Agreement on September 23, 1994, but before consummation of the Exchange Offer, Borden, the Partnership and the Purchaser entered into two amendments to the Merger Agreement. The first amendment was entered into as of November 15, 1994 and modified the term "Valuation Period" for purposes of the Exchange Offer. The second amendment was entered into as of December 6, 1994 in connection with the settlement of various legal proceedings then pending in New Jersey state court, Ohio state court and in the United States District Court for the Southern District of New York against Borden, KKR and their respective directors, executive officers and related parties and, among other things, modified the definition of "Exchange Ratio" for purposes of the Exchange Offer. Pursuant to the Merger Agreement, as amended by such amendments, the Exchange Ratio in the Exchange Offer was 2.29146 shares of Holdings Common Stock for each Borden Share validly tendered and not properly withdrawn and accepted for exchange, which ratio is the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $14.25 by (ii) the average of the average of the high and low sales prices of the Holdings Common Stock as reported on the NYSE Composite Tape on each of the ten full consecutive trading days ending on and including December 6, 1994. This ratio is the same ratio that will be applicable in the Merger. The value of 2.29146 shares of Holdings Common Stock may be more or less than $14.25 at any given time. A recent reported last sale price for shares of Holdings Common Stock is set forth on the cover page of this Proxy Statement/Prospectus.



    The Exchange Offer expired at 12:00 Midnight, New York City time, on Tuesday, December 20, 1994. As of December 30, 1994, the Common Stock Partnerships acquired an aggregate of 90,131,307 shares of Borden Common Stock as a result of the Exchange Offer.



    Upon exercise of the Option in full, the Common Stock Partnerships acquired an additional 28,138,000 shares of Borden Common Stock for consideration equal to an aggregate of 51,106,768 shares of Holdings Common Stock. Following consummation of the Exchange Offer and the exercise of the Option, as of December 30, 1994, the Common Stock Partnerships held 118,269,307 Borden Shares (representing approximately 69.58% of the issued and outstanding shares of Borden Common Stock).



    Following consummation of the Exchange Offer and the exercise of the Option, pursuant to the Merger Agreement and the Conditional Purchase/Option Agreement, all of the directors of Borden other than Ervin R. Shames, Frank J. Tasco and Wilbert J. LeMelle resigned as directors of Borden, Henry R. Kravis, George R. Roberts, Clifton S. Robbins, Scott M. Stuart and Alexander Navab were elected to the Borden board of directors by the remaining members of the Borden board of directors and Mr. Kravis succeeded Mr. Tasco as Chairman of the Board of Directors of Borden.



    As of January 4, 1995, Borden, the Partnership and the Purchaser further amended the Merger Agreement so that Borden Shares owned by either Common Stock Partnership would be cancelled in the Merger and not converted into a right to receive Holdings Common Stock. In addition, the amendment effected a change to one of the exhibits to the Merger Agreement. A composite conformed copy of the Merger Agreement, after giving effect to all the amendments thereto, is included as Annex I hereto.


BORDEN BACKGROUND AND REASONS FOR THE PROPOSED TRANSACTIONS

  Borden Background

    The decision by the Borden board of directors to enter into the Merger Agreement reflected, in part, an assessment of the risks and potential benefits of ongoing restructuring efforts against the risks and benefits of a transaction that would offer all shareholders the opportunity to receive a premium for their Borden Shares payable in Holdings Common Stock. A significant factor in the Borden board's deliberation was the history of Borden's prior restructuring efforts. Set forth below is a summary of the events that led to the Borden board's decision.

    1992 Restructuring Plan. In October 1992, Borden announced its third restructuring program since 1989 (the "1992 Restructuring Plan"). The 1992 Restructuring Plan was aimed at integrating the numerous acquisitions Borden had made, reducing costs and reversing a downward trend in earnings. In conjunction with the 1992 Restructuring Plan, Borden established a restructuring reserve of $642 million (pre-tax) charged against third quarter 1992 results, which reduced Borden's 1992 year end shareholders' equity to $1.13 billion, down from $1.69 billion in 1989, before the successive restructurings began.

    The 1992 Restructuring Plan did not achieve the anticipated results. Borden's first quarter 1993 net income was $27.2 million and earnings per share was $.20, a 43% decline in net income from the same period in 1992 (excluding charges in 1993 and 1992 for accounting changes). Sales in the first quarter of 1993 fell 7.2% to $1.30 billion, from $1.40 billion in the same period of 1992. In the second quarter of 1993, earnings per share declined 76.4% to $.13 from $.55 in the second quarter of 1992. Net income of $18.5 million was down 76.7% from $79.3 million in the second quarter of 1992. Sales were $1.35 billion, down 6% from $1.44 billion in the second quarter of 1992.


    In early 1993, at the initiation of KKR, representatives of KKR met with Anthony S. D'Amato, then Chairman and Chief Executive Officer of Borden, Lawrence O. Doza, then Vice President and Chief Financial Officer of Borden, and a representative of Borden's financial advisor, CS First Boston Corporation ("First Boston") to discuss a possible transaction involving KKR and Borden. After discussion, Mr. D'Amato advised KKR's representatives that Borden did not wish to pursue a transaction with KKR at that time.


    Development of 1993 Restructuring Plan. In 1993, Borden began to develop alternatives to the 1992 Restructuring Plan. In addition, in June 1993, Borden hired Ervin R. Shames as President and Chief Operating Officer. Mr. Shames joined Borden with 22 years of experience in the food business, including positions as President and Chief Executive Officer of General Foods USA and President of Kraft USA. On July 28, 1993, Borden announced that it was reviewing its portfolio of businesses to identify those it would retain and those it would not, and was reducing the quarterly cash dividend on the Borden Shares to $.15 per share from $.30 per share.

    During the fall of 1993, Borden accelerated the review of its portfolio of businesses and its strategic alternatives. Booz Allen & Hamilton Inc. ("Booz Allen"), a business consulting firm, was asked to assess the existing businesses and their long-term potential and to recommend which businesses to retain and which to divest. In September 1993, First Boston was retained by Borden to provide financial advice with respect to this program. In October 1993, the Borden board engaged Lazard Freres to act as financial advisor to the Borden board with regard to the consideration of strategic alternatives. The Borden board also engaged Wachtell, Lipton, Rosen & Katz, which had previously advised Borden in special situations, as special counsel.

    Borden's third quarter 1993 results showed a net loss of $9.4 million, or $.07 per share, versus a net loss in the third quarter of 1992 of $1.8 million, or $.01 per share before the charge for the 1992 Restructuring Plan. Sales in the third quarter of 1993 fell to $1.39 billion from $1.53 billion in the comparable period of 1992. Nearly all of the principal businesses of Borden posted substantial declines versus prior year performance.

    In November 1993, Borden management with the assistance of Booz Allen presented to the Borden board a plan (the "1993 Restructuring Plan") for restructuring the portfolio of Borden's businesses. The 1993 Restructuring Plan provided for major divestitures, including the sale of Borden's North American snacks business, its seafood business, its jams and jellies business and certain other businesses and products representing, in the aggregate, annual revenues of approximately $1.25 billion, or nearly 20% of projected 1993 sales of $6.75 billion. The 1993 Restructuring Plan also aimed at improving

Borden's domestic dairy business, largely through volume recovery and cost reduction, and contemplated retention of nearly all of the non-food businesses. The 1993 Restructuring Plan envisioned cost reductions phased in over two years, reaching an annualized savings rate of $100 million by the end of 1995. These savings were to be achieved through a combination of divestitures and productivity gains.

    Under the 1993 Restructuring Plan, which was reviewed by Booz Allen, management projected 1994 earnings per share at the upper end of the $.75 to $1.00 per share range of estimates by securities analysts, and set performance targets for annual earnings per share growth in 1995 and 1996 of at least double the food industry average, sales growth of 6% annually and an increase in return on investment from a range of 5% to 6% in 1994 to 12% in 1996. Further, the 1993 Restructuring Plan contemplated a further reduction in Borden's quarterly cash dividend from $.15 per share to $.075 per share, and a $752.3 million pre-tax restructuring charge against 1993 fourth quarter earnings of which approximately $637.4 million was for business divestitures and $114.9 million was for organizational restructuring.

    Evaluation of 1993 Restructuring Plan and Possible Sale of Borden. In reviewing the proposed 1993 Restructuring Plan, the Borden board considered that continued poor performance would reduce financial flexibility (which, in turn, could limit Borden's ability to raise capital at attractive rates and to pursue strategic growth opportunities); that the 1993 Restructuring Plan was premised on significant turnarounds within a year or slightly longer in Borden's dairy and pasta business and improvements in almost all of Borden's other divisions; that many of the asset sales included in the 1993 Restructuring Plan would be difficult and time-consuming to consummate; that Borden's quarterly dividend payout might not be sustainable even at the reduced rate contemplated; and that a number of key management positions were held by new managers, making it difficult to assess the likelihood of success of the 1993 Restructuring Plan. The Borden board also took into consideration the fact that Borden was highly leveraged and exposed to liquidity risk by virtue of its relatively high ratio of short-term debt (particularly commercial paper) to total debt in the event of rating agency downgrades, and that the 1993 Restructuring Plan would leave Borden with debt coverages less favorable than the median for investment grade companies and without tangible net worth.

    After weighing these risks and considering that previous restructuring efforts had not achieved targeted results and after receiving two unsolicited inquiries regarding the sale of Borden, one from KKR and one from another party, the Borden board determined to instruct Lazard Freres to make contacts with a selected group of companies considered to be potential buyers of Borden. The potential buyers contacted by Lazard Freres consisted primarily of industrial buyers, rather than financial buyers, because Lazard Freres believed that a leveraged buyout did not appear to be feasible given Borden's operating performance and high debt levels. Lazard Freres, however, did contact KKR because of its prior indication of interest in Borden and its ownership interest in Holdings. KKR, in turn, brought the possibility of a transaction with Borden to the attention of Holdings. The other party that had previously contacted Borden was also contacted by Lazard Freres.

    In response to Lazard Freres' solicitations, only Holdings and one other company expressed interest in obtaining information about Borden. Both Holdings and the other potential buyer (the "Potential Buyer") entered into confidentiality agreements with Borden and commenced due diligence. Holdings, however, after preliminary meetings, declined to pursue its interest. Holdings indicated that, due to the then-current trading price of the Borden Shares, Holdings' own indebtedness and the debt levels of Borden, Holdings was unwilling to proceed with an acquisition of Borden. In addition, Holdings said that it had determined that its strategic interest was in substantially less than all of Borden's businesses.

    At a Borden board meeting held on December 9, 1993, Lazard Freres indicated that the Potential Buyer appeared to be interested in acquiring all of Borden. At the board meeting, management recommended that Borden proceed with the 1993 Restructuring Plan it had previously recommended. The Borden board, however, determined that, given the risks inherent in the 1993 Restructuring Plan, talks with the Potential Buyer should continue, and the decision as to whether to implement the 1993

Restructuring Plan was postponed. That same day, the Borden board accepted the resignation of Anthony S. D'Amato, as Chairman and Chief Executive Officer of Borden, and appointed Frank J. Tasco, a director of Borden and retired Chairman and Chief Executive Officer of Marsh & McLennan Companies, Inc., as Chairman of the Board of Borden and Ervin R. Shames, as Chief Executive Officer of Borden.

    On December 21, 1993 the Potential Buyer indicated that it would not be interested in pursuing an acquisition of the entire company but that it would be willing to explore the acquisition of just Borden's Packaging and Industrial Products Division ("PIP") and a concurrent investment in the remaining food company. However, the indicated price levels from the Potential Buyer's proposal would not have generated proceeds sufficient to reduce Borden's debt to a level appropriate to the remaining food business. Thus, the Borden board rejected this suggestion in part because it was advised that such a divestiture would leave Borden undercapitalized. The Borden board then instructed Borden's management to prepare the 1993 Restructuring Plan for final approval.

    1993 Restructuring Plan Adopted; Goals Set. On January 4, 1994, the Borden board formally approved the 1993 Restructuring Plan. Over the previous months, the Borden board had received from management and Booz Allen an extensive review of Borden's 50 distinct domestic and international businesses. Borden announced that, with the help of its financial advisors, the Borden board had evaluated a full range of alternatives for Borden, including sale or merger, and that Borden was not aware of any third party expressing interest in proposing such transactions. The Borden board also reviewed the alternative of liquidation and concluded that adverse tax consequences and the uncertainties involved in the sale of Borden in parts rendered this alternative unattractive.

    In announcing the 1993 Restructuring Plan, Borden stated that it had set financial goals, including earnings per share for 1994 at the upper end of the $.75 to $1.00 range of analysts' estimates, cash flow of $400 million to $450 million after capital expenditures and including divestiture proceeds, substantially all of which was intended to be applied to debt repayment, and cost reductions reaching an annualized rate of $70 million to $85 million by the end of the year.

    As a result of the write-off related to the implementation of the 1993 Restructuring Plan, Borden's shareholders' equity as of December 31, 1993 was reduced to $245.9 million.

    Progress Under the 1993 Restructuring Plan. Following the adoption of the 1993 Restructuring Plan, the Borden board, with the assistance of its financial advisors and management, closely monitored its implementation and the associated divestitures. In its 1993 Annual Report to Shareholders which was issued in late March 1994, Borden acknowledged that the success of the 1993 Restructuring Plan depended on multiple divestitures at anticipated prices, sharply reduced costs throughout Borden, a reversal of the weak sales and income performance of Borden's pasta business and a turnaround of Borden's domestic dairy operations, which, based on early 1994 results, would be a significant challenge.

    Borden's first quarter 1994 earnings per share were $.04 and net income was $5.8 million. In its announcement of first quarter results, Borden also stated that its earnings projections for 1994 were then "in line" with the current range of analyst projections of $.70 to $.95 per share, as opposed to the January 1994 earnings per share target at the "upper end" of the $.75 to $1.00 range.

    In June 1994, the Borden board and management became increasingly concerned about Borden's progress in achieving the cost reductions and earnings improvements targeted under the 1993 Restructuring Plan. The Borden board and management were particularly concerned that the failure to achieve significant progress by that time would make it difficult to reach the targets for 1994 and subsequent years.

    Further Restructuring Contemplated in Light of Six-Month Results. On July 26, 1994, management advised the Borden board that it would begin to explore possible modifications to the 1993 Restructuring Plan which might involve the sale or closure of all or part of the dairy operations and other businesses. The board determined that the alternative of a sale of the company should also be explored again. The board was advised that the only parties that had contacted Borden since January 1994 were KKR and Japonica Partners ("Japonica").

    On May 24, 1994, Japonica wrote to Mr. Tasco stating that Japonica was interested in an equity investment in Borden as a "proactive white knight." In response, the Borden board authorized Lazard Freres to contact Japonica to investigate, on behalf of the Borden board, Japonica's interest in Borden and its capacity to effectuate a transaction involving Borden.

    On June 13, 1994, Mr. Tasco wrote to Japonica, advising them that Lazard Freres was acting as Borden's financial advisor and was authorized to represent Borden in discussions with third parties. Subsequently, a representative of Japonica contacted Lazard Freres, but did not propose any transaction and did not provide any evidence of Japonica's source of funds for any transaction, despite Lazard Freres' repeated inquiries. (Japonica, in letters to Mr. Tasco, disputed the foregoing characterization of its contacts with Lazard Freres although it never stated that it had proposed a transaction or provided evidence of its financial resources.)

    Accordingly, on July 16, 1994, Mr. Tasco wrote to Japonica explaining that in light of the serious challenges facing Borden, it was disinclined to pursue discussions with a party who was unable or unwilling to make substantive proposals or to provide any evidence of its financial capacity. At no point during any of its contacts with Borden or its advisors did Japonica make any substantive proposal or provide evidence of its ability to finance any transaction with respect to Borden. The discussion herein of Borden's written correspondence with Japonica is qualified by reference to the full texts of such correspondence which are included as exhibits to the Schedule 14D-9, which is incorporated herein by reference.

    Pursuant to its decision to explore the alternative of a sale of Borden, the Borden board, at its July 26, 1994 meeting, instructed Lazard Freres to respond to KKR's prior contacts. Based on the advice of Lazard Freres and given the publicity concerning Borden's efforts to find a buyer in late 1993 and the lack of inquiries, the Borden board determined that it was reasonable to conclude that no other bidder was interested.

    On July 27, 1994, Borden announced that for the second quarter of 1994, it had net income of $11.1 million or $.08 per share compared with income from continuing operations of $30.5 million, or $.22 per share, in the same period of 1993. Net sales rose 1.3% to $1.37 billion from $1.35 billion in the second quarter of 1993. The six-month results included continuing losses in Borden's dairy business that were considerable. Borden stated that it was moving more slowly than it had hoped in achieving the goals of the 1993 Restructuring Plan. Borden further stated that each of Borden's businesses must contribute to Borden's objectives by virtue of market position, growth prospects, profit potential or some combination of those objectives. In light of this, Borden further stated that it was reviewing progress to date and planned to take any corrective measure that might become necessary. Borden announced that, given its results in the first half of 1994, it was clear that its earlier expectation of earnings for the year would not be realized, and did not give a further earnings forecast.


    The results for the first half of 1994 also caused the Borden board and management to focus on the liquidity of Borden. In connection with the 1993 Restructuring Plan, Borden obtained an amendment to its only financial covenant which was contained in the T.M. Investors Limited Partnership credit agreement, a covenant related to the net worth of Borden. The amendment required achievement of financial ratios that would be met under the goals of the 1993 Restructuring Plan. The Borden board and management were particularly concerned about the level of Borden's short-term liabilities, including the commercial paper used to finance operations. The Borden board was advised that, if earnings continued below the amounts forecasted in the 1993 Restructuring Plan and Borden undertook a further restructuring, its debt ratings could be lowered and its ability to issue commercial paper could be limited. In early July 1994, Borden sought to increase its $520 million credit facilities on terms which were substantially the same terms as existed previously for a majority of the facilities. Due in part to the five-year term of the proposed facility and the existence of other Borden credit facilities with terms more favorable to the lenders, these efforts met resistance in the marketplace. Later in July 1994, Borden determined to pursue a larger bridge facility that would consolidate Borden's bank lines and backstop its commercial paper. Accordingly, Borden obtained $1.4 billion, 2 1/2 year financing facilities in August 1994 from a group of banks led by Citibank, N.A. and Credit Suisse.

    Proposed 1994 Restructuring Plan. At a special meeting of the Borden board on August 16, 1994, management presented further analysis of the alternatives available to Borden. First Boston provided a financial analysis for each such alternative and management recommended a plan to further reconfigure Borden (the "Proposed 1994 Restructuring Plan"). The Proposed 1994 Restructuring Plan provided for the divestiture of the dairy business (excluding cheese), Borden's largest business, which was depleting Borden's earnings and cash. Management advised the Borden board that, in its view, Borden did not have the time or the resources to turn the dairy business around. While the sale of the dairy business would improve cash flow, it was expected to generate a substantial writeoff without meaningful debt reduction. Management also recommended the additional sale of two profitable businesses from the PIP division, Wallcoverings and Packaging Resources, principally in order to generate cash to reduce debt.

    The Proposed 1994 Restructuring Plan also called for realigning Borden into two operating divisions: Consumer Packaged Products and Worldwide Adhesives and Resins, and significantly reducing costs in Borden's continuing operations by substantial personnel reductions and other programs. As part of the Proposed 1994 Restructuring Plan, Borden management also recommended that the Borden board reduce the quarterly cash dividend on the Borden Shares to $.01 per share. The Borden board was advised that adoption of the Proposed 1994 Restructuring Plan would require a significant charge of approximately $500 million (after-tax) in the third quarter of 1994, resulting in substantial negative shareholders' equity. In addition, the Borden board was advised that in the third quarter of 1994, Borden would likely incur additional pre-tax charges of approximately $95 million as a result of less than estimated proceeds from the divestiture of discontinued operations pursuant to the 1993 Restructuring Plan and could possibly incur certain other balance sheet adjustments of up to $100 million. Management had projected that Borden's 1994 earnings per share would be $.50 without a restructuring, and earnings per share under the Proposed 1994 Restructuring Plan were projected to be $.47 for 1994, $.75 for 1995, $0.84 for 1996, $1.10 for 1997 and $1.21 for 1998. The Proposed 1994 Restructuring Plan called for a reduction in Borden's debt level from $2.287 billion in 1994 to $1.659 billion in 1996 and $1.294 billion in 1998. After presentation by management and Borden's financial advisors, the Borden board authorized management to finalize the details of the Proposed 1994 Restructuring Plan with a view to its formal approval and announcement in early September 1994.

    Developing the KKR Proposal. On August 3, 1994, KKR signed a confidentiality agreement (the "Confidentiality Agreement") and began to receive certain nonpublic information concerning Borden, specifically Borden's then current "base case" projections for 1994 showing earnings per share of $.50 and net income from continuing operations of $71 million. The Confidentiality Agreement contained certain provisions that would prohibit KKR from making an unsolicited tender offer for Borden's stock. On the same day, KKR proposed exploring a transaction, the consideration for which would be securities owned by partnerships controlled by KKR. Following the Borden board meeting of August 16, 1994, KKR communicated to Lazard Freres that it would be interested in pursuing a transaction with Borden in which it would pay a "meaningful" premium to Borden's trading price using Holdings Common Stock as currency. At a special meeting of the Borden board on August 18, 1994, management conveyed this to the board. Management explained that KKR would require "due diligence" meetings with the senior management of Borden before it would be in a position to formalize a proposal. Management further indicated that KKR would be willing to make a decision prior to the September 7, 1994 Borden board meeting at which the board intended to take final action on the Proposed 1994 Restructuring Plan.

    During the course of the Borden board's deliberations concerning continuing discussions with KKR, Mr. Shames expressed his view that the Proposed 1994 Restructuring Plan was achievable and should be pursued by Borden. He said that implementation of the Proposed 1994 Restructuring Plan would make Borden more saleable if the board chose to sell Borden in the future. He said that he believed that it was imperative to commence implementing the Proposed 1994 Restructuring Plan without additional delays. Cognizant that Borden's prior restructuring plans had fallen short of their goals and that further restructuring efforts posed significant risks, the Borden board determined that it was in the best interests of Borden and its shareholders to continue discussions with KKR prior to acting on the Proposed 1994 Restructuring Plan. The Borden board, therefore, directed management, with the assistance of Lazard Freres and First Boston, to proceed with KKR to determine whether KKR would make a proposal that would provide a premium for all shareholders. At the same time, Borden management was instructed to prepare to implement the Proposed 1994 Restructuring Plan on September 7, 1994, as had been contemplated, so that there would be no delay in the event that an acceptable proposal from KKR did not materialize.


    On August 22, 1994, Lazard Freres met with KKR. KKR expressed interest in meeting with management to conduct due diligence and indicated that it would be ready to make a definitive proposal by September 7, 1994. On August 25 and 26, 1994, Lazard Freres, First Boston and members of Borden senior management met with KKR in Columbus, Ohio to conduct due diligence. On September 2, 1994, KKR proposed an offer to acquire 75% of Borden through an exchange offer for approximately 100 million Borden Shares, at $13.50 per share, and a conditional purchase/stock option agreement wherein it would have the right to acquire 28,138,000 Borden Shares for $11 per share, with the consideration in both cases to be paid in Holdings Common Stock valued at market. Over the course of the next three days, management of Borden, Lazard Freres and First Boston negotiated with KKR and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), KKR's investment banker, particularly with respect to KKR's willingness to pursue an offer to acquire the entire company.


    On September 7, 1994, the Borden board met to consider both management's Proposed 1994 Restructuring Plan and the KKR proposal that had resulted from the negotiations upon the understanding that these were the two viable alternatives available to Borden. During the meeting, management again reviewed for the directors the principal elements of the Proposed 1994 Restructuring Plan. Management then summarized the KKR proposal. Responding to Borden's request for an offer that could be made for all of the Borden Shares, KKR proposed to acquire 100% of the Borden Shares at $13.50 per share, payable in Holdings Common Stock, through an exchange offer for all of the Borden Shares followed by a merger in which any Borden Shares remaining outstanding would receive the same consideration that had been paid in the exchange offer. Under New Jersey law, such a merger would require the affirmative vote of 66 2/3% of Borden's outstanding shares. KKR's proposal was contingent upon Borden agreeing to enter into a conditional purchase/stock option agreement for up to approximately 28,138,000 Borden Shares, payable in Holdings Common Stock, at $11 per share. In addition, the KKR proposal contemplated certain fees and reimbursements for KKR on terms to be negotiated. Finally, KKR proposed that it would be entitled to representation on the Borden board proportionate to its ownership, subject to a minimum of 40% representation if it acquired 28,138,000 Borden Shares (approximately 19.9% of the total then outstanding Borden Shares) pursuant to the exercise of its option or otherwise. The proposal was contingent on completion of due diligence, and the exchange offer would be contingent on certain waivers being obtained under Borden's credit facilities. The proposal was not otherwise subject to financing. Both the Borden board and its advisors believed that KKR intended to keep current management, to offer management an opportunity to obtain an equity interest in the surviving enterprise and to restructure Borden. However, the Borden board was advised that KKR had no substantive discussions of these matters, had made no commitments to management and had made no decision with respect to the precise nature of its restructuring plan. Borden management advised the Borden board that it understood that any decisions by KKR would be made only after it had completed a thorough analysis of Borden.

    In reporting to the Borden board on the negotiations, Borden's representatives indicated that they wished to ensure that, in the event of a competing transaction proposal, KKR would not be able both to profit on the conditional purchase/stock option agreement and to obtain a "topping" fee. KKR had not yet agreed to that point. The representatives also reported to the Borden board that Borden had requested that KKR provide some post-transaction guarantee of the price level of the Holdings Common Stock that would be issued to Borden's shareholders in the exchange offer. However, these representatives indicated that it appeared that while KKR had stated that it would negotiate a "collar" of approximately 10% around the trading price for Holdings Common Stock at the time the transaction was announced to protect the value that Borden's shareholders would receive in the exchange offer, KKR had refused to consider any post-exchange offer guarantee of the trading value of Holdings Common Stock. The representatives said that they would press for a wider collar on the Holdings Common Stock price but that they did not believe that a post-transaction guarantee would be achievable in the negotiations. The representatives indicated that they were seeking to reduce as much as possible the fees requested by KKR.

    Although the Borden board thought that the $13.50 per share price then offered was too low and that certain of the other terms proposed by KKR were not acceptable, the board instructed Borden's negotiators to go back to KKR to seek to improve the price and to seek to negotiate satisfactory arrangements with respect to the other terms of the transaction. The Borden board took this action in the belief that a satisfactory proposal could be elicited from KKR. The Borden board considered that such a proposal would offer the shareholders of Borden a premium for their Borden Shares in the form of a highly liquid security, which presented its own risks and opportunities. At the same time, the board noted that while the Proposed 1994 Restructuring Plan was designed to improve Borden's operating results and reduce its debt, it nonetheless had significantly lower earnings projections than previous restructuring plans and that it entailed significant risks to the equity value of Borden. These risks included, in particular, the consequences of having substantial negative net worth, the possibility of a credit rating downgrade and, if results of operations and divestiture proceeds were not realized as planned, the risk of further deterioration in Borden's financial condition. The board also considered the risk that the announcement of the Proposed 1994 Restructuring Plan would have a negative effect on the trading price for the Borden Shares, thereby implicitly increasing the premium inherent in a transaction with KKR. The board took into account the fact that the previous restructuring attempts by Borden had fallen short of their goals. The Borden board adjourned the meeting in order to permit Borden's negotiators to proceed.

    In negotiations on September 7 and 8, 1994, KKR indicated that it would be willing to increase its offer price to $14.25 per Borden Share, and that the collar would be approximately 13%, depending on the price of Holdings Common Stock on the day that the transaction was announced. KKR also accepted Borden's position that KKR not profit as a result of exercising the option in circumstances where KKR had received a "topping" fee, and agreed that it would receive a 33 1/3% representation on the Board as a minimum if it purchased 28,138,000 Borden Shares, or approximately 19.9% of the outstanding Borden Shares, pursuant to exercise of the option. KKR insisted on the payment of(1) a $20 million initial fee, (2) a $50 million topping fee, against which the initial fee would be credited, and (3) expense reimbursement of up to $15 million. The September 7, 1994 Borden board meeting reconvened on September 9, 1994. Mr. Shames said that he believed that the Proposed 1994 Restructuring Plan could be accomplished and was a better alternative for Borden. In that regard, Mr. Shames stated he believed that it was the wrong time to sell Borden because successfully pursuing the Proposed 1994 Restructuring Plan would result, over time, in greater value for shareholders than that reflected in the KKR proposal. Nonetheless, after careful consideration of all the factors before it, the Borden board voted to authorize management to proceed to negotiate agreements with KKR on the terms outlined, to complete Borden's due diligence investigation of Holdings, and to permit KKR to complete its due diligence of Borden. Mr. Shames abstained from the vote of the Borden board.

    At a special meeting held by the Borden board on September 11, 1994, the board authorized Borden to enter into an agreement-in-principle with the Partnership. The Letter of Intent expressed the intent of the parties to negotiate a definitive merger agreement on substantially the terms already described to the board. KKR had also requested a condition in the merger agreement dealing with the refinancing of Borden's debt because, as a result of its due diligence and in anticipation of costs related to the proposed transactions, KKR believed that Borden's bank credit facilities should be increased to provide a cushion for working capital needs and their maturities extended. It was agreed that this condition would be limited to terms to be set forth in the merger agreement. The Letter of Intent also provided for the payment of the $20 million Initial Fee to KKR (which was subsequently paid) and, in consideration of the Letter of Intent and such Initial Fee, KKR agreed that, if for any reason no merger agreement was entered into, KKR would be required to purchase 28,138,000 Borden Shares for $11 per share, payable in Holdings Common Stock, providing Borden with a saleable asset of over $300 million that could be used to reduce debt or for other purposes. The Letter of Intent also provided for the payment of the $50 million topping fee (reduced by the Initial Fee) in the event that, during the pendency of the Letter of Intent, a third party made a Transaction Proposal which was subsequently consummated.

    The Letter of Intent was announced on September 12, 1994 and the parties proceeded to negotiate definitive agreements. Following the announcement on September 12, 1994 that Borden had entered into the Letter of Intent with the Partnership, Japonica wrote again to Borden, reiterating its interest in acting as a "proactive white knight." Borden responded with a letter to Japonica indicating that the Borden board was prepared to explore all serious, substantive proposals with a view to maximizing the value of the Borden Shares. Borden noted that none of Japonica's communications had contained any actual proposal, but it indicated that if Japonica had a proposal that it believed would maximize shareholder value and that could be effected, Japonica should contact Lazard Freres, who would arrange a meeting.

    On September 15, 1994, Japonica wrote again to Borden demanding that Borden forward to Japonica all material and information provided to other potential bidders, including KKR. In response, Borden wrote to Japonica the next day indicating once more that, although none of its communications had yet included any concrete proposal or provided the information regarding financing that Borden had requested, the Borden board remained willing to explore all serious substantive proposals. In response to Japonica's request for information that had been provided to other bidders, Borden enclosed a form of confidentiality agreement, already executed by Borden, for Japonica's signature. The confidentiality agreement did not contain any "stand-still" provisions. Japonica has never executed and delivered the confidentiality agreement.

    On September 19, 1994, Borden offered to meet with Japonica and to make available to it certain senior members of management and Borden's legal and financial advisors on the assumption that, in view of its persistence, Japonica must have believed that it had a proposal to maximize shareholder value that could be effectuated. A meeting was arranged for September 21, 1994. At the meeting, Japonica indicated that it did not wish to sign the confidentiality agreement. Japonica presented a "Letter of Continuing Interest" with regard to Borden and attached to it certain materials with respect to its "Dynamic Tension(TM)" management philosophy. Although the "Letter of Continuing Interest" contained various nonspecific suggestions with respect to Borden, it did not contain, and upon questioning by representatives of Borden and its advisors, Japonica did not make, any proposal for Borden. Japonica also refused to provide any information with respect to its financing resources. Borden indicated that it would consider any credible proposal that Japonica chose to make, and, subject to execution of the confidentiality agreement, provide appropriate confidential information.

    On September 22, 1994, the Borden board convened to consider the Merger Agreement and the Conditional Purchase/Option Agreement which had been negotiated with KKR. For a description of the Merger Agreement and the Conditional Purchase/Option Agreement, see "Description of Merger Agreement and Conditional Purchase/Option Agreement." At the meeting, the Borden board reviewed in detail the proposed terms of the transaction. The Borden board received an updated report on Borden's results of operations and financial condition. The Borden board also reviewed investor reaction to the announcement of the Letter of Intent, the correspondence and meeting with Japonica, the due diligence that had been performed on Holdings, the presentations of Lazard Freres and First Boston and the fairness opinions delivered by Lazard Freres and First Boston.

    At the September 22, 1994 Borden board meeting, the Borden board, with Mr. Shames abstaining, voted to approve the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby, to recommend to the shareholders of Borden that they accept the Exchange Offer, that they tender their Borden Shares to the Purchaser and that, if required by applicable law, they approve and adopt the Merger Agreement. Mr. Shames repeated the views he expressed on September 9, 1994 and stated that he was also abstaining because he felt a conflict arising from the issue of his future involvement in Borden (although he stated that he had no agreements with KKR).

    The Borden board further authorized a press release relating to the Merger Agreement and the Conditional Purchase/Option Agreement, and a letter to be sent to Japonica, following the execution of the Merger Agreement and the Conditional Purchase/Option Agreement, indicating that Borden's agreements with the Partnership do not preclude the Borden board's consideration of a proposal by Japonica, and that the board is interested in obtaining the best possible transaction for Borden's shareholders and should Japonica decide to make a substantive proposal, the board is prepared to work with Japonica to that end. The board indicated that if Japonica chose to submit a proposal, it should specify the means and sources of financing. The letter noted that Japonica had failed to provide information as to its ability to finance the type of transactions it had referred to even though the board had been requesting that information for several months.

    After the Borden board meeting, Borden and KKR finalized the details of the Merger Agreement and the Conditional Purchase/Option Agreement and on September 23, 1994, Borden, Purchaser and the Partnership entered into the Merger Agreement and the Conditional Purchase/Option Agreement. The terms of the transactions were announced in a joint press release issued on September 23, 1994.

    Events Subsequent to Announcement of the KKR Transaction. Subsequent to the announcement of the Merger Agreement, Japonica wrote to Mr. Tasco, on September 27, 1994, requesting, among other things, that Borden not sell any more assets. On October 5, 1994, a representative of Japonica wrote to a representative of Borden that Japonica "is currently working on a proposal which it anticipates forwarding to Borden in a timely manner." On October 18, 1994, Japonica again wrote to the Borden board stating that it was "in the process of preparing a detailed proposal for Borden." To date, no such proposal has been received. An additional party, who had expressed an interest in a possible transaction with Borden following the September 23rd announcement and who, to Borden's knowledge, was not affiliated with Japonica, executed a confidentiality agreement with Borden and met with representatives of Borden but, subsequently, indicated it was only interested in transactions involving Borden's food business or parts thereof. Borden has been approached by other parties following the September 23rd announcement, but none have executed a confidentiality agreement or made any proposal.

    At the regularly-scheduled meeting of the Borden board on October 25, 1994, management reported on the third quarter results of Borden and projections for the remainder of the fiscal year. In the third quarter of 1994, Borden reported a net loss of $130.5 million or $.92 per share, including pre-tax charges of $181.2 million. This pretax charge includes an accrual of $52.2 million for the transaction fees and expenses, of which $20 million has been paid to KKR to date. Borden's management stated that Borden's dairy operations continued to post a wide loss, that profits of its pasta products were falling short of expectations, and that Borden's food businesses overall were progressing more slowly than desired. In light of the above, management advised the Borden board that it was revising its estimate for earnings per share for 1994 to $.38 per share (before special charges), from the $.50 per share projection which had been reported to the Borden board in August. The Borden board considered the implications of Borden's performance and of the revised projections for the transaction with KKR.

    On October 28, 1994, Nabisco, a wholly owned subsidiary of Holdings, filed a registration statement with the Commission for the proposed offering of between 17.4% and 19.5% of Nabisco's common equity. Borden and its advisors were apprised of Nabisco's intentions immediately prior to the public announcement of the filing of such registration statement.


    On November 14, 1994, the Borden board met and approved an amendment to the Merger Agreement changing the end of the Valuation Period for the Exchange Ratio as a result of comments received from the Commission. The amendment to the Merger Agreement provided that the ten day Valuation Period would end immediately prior to the tenth business day prior to the Expiration Date for the Exchange Offer, instead of the two business days provided in the original Merger Agreement. In connection with this amendment, the Board received confirmation from Lazard Freres and First Boston that the change to the Merger Agreement did not affect the opinions dated September 22, 1994 and delivered to the Borden board. In addition, at this meeting, the Borden board reviewed with its advisors progress on the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement, reviewed the Exchange Offer and the
Schedule 14D-9, reviewed events subsequent to the execution of the Merger Agreement, including the proposed public offering by Nabisco and related transactions and the effect of such announcement on the price of Holdings Common Stock, and ratified its recommendation that Borden's shareholders accept the Exchange Offer, tender their Borden Shares to the Purchaser under the Exchange Offer, and, if required by applicable law, approve and adopt the Merger Agreement and the transactions contemplated thereby.



    On November 30, 1994, Borden announced that it had received the following letter from Japonica (the "Japonica November 30 letter") and that the Borden board of directors would consider and respond to such letter as soon as practicable:



                                                               November 30, 1994



    Frank J. Tasco
    Director
    Borden, Inc.
    277 Park Avenue
    New York, NY 10172



    Dear Mr. Tasco:



        Japonica Partners is pleased to make the definitive proposal you have requested. Under our $2.4 billion proposal, Borden, Inc. shareholders would receive cash and securities valued at $17.00 per share, a 19% premium over the stated value of the KKR/Lazard proposal and a 43% premium over the trading price on the day preceding the announcement of the KKR/Lazard proposal.



        The greatest potential for an increase in shareholder wealth will come from unleashing the value contained within the company. Shareholders who desire to participate in Borden, Inc.'s recovery will be provided the opportunity to do so through a tax advantaged transaction in which a substantial portion of the consideration would be realized without the recognition of gain. Our proposal provides the resources for those shareholders wishing to divest their common equity investment in Borden, Inc. at $17.00 per share (a minority in our view).



    Shareholders Participate in Borden, Inc.'s Recovery



        Borden, Inc. would spin off its packaged foods division ("Borden Foods") and dairy business ("Borden Nutrition") through a stock dividend consisting of one share each of Borden Foods and Borden Nutrition per share of Borden, Inc. As a result, continuing shareholders of Borden, Inc. would have shares of three independent public companies with an aggregate initial value of $17.00 per share (see the two attached comparisons of the values in our proposal with the KKR/Lazard proposal). We believe that the value of these shares will increase to between $22.00 and $25.00 per share, based on our earnings projections for 1995 of $1.41 per share and $2.03 per share for 1996

    (see attached EPS chart). We are confident that these results can be achieved through effective execution of 1990's business practices, such as best in class use of Efficient Consumer Response, a refocus of company resources towards value-added products and a movement away from the current commodity mentality.



    Shareholders Desiring to Divest their Common Equity Positions



        Concurrent with the spin-off, Japonica is prepared to make an initial cash investment of $430 million to purchase common equity. This cash, together with an additional $240 million in Borden, Inc. preferred stock, priced to trade at par, would be used to repurchase 30% of Borden, Inc.'s currently outstanding shares at $17.00 a share.



        For our $430 million investment, Japonica would receive shares in the three public companies in varying percentages, priced on the same basis used for the valuation to Borden, Inc. shareholders (an aggregate of $17.00 per share). The allocation of Japonica's investment will be weighted toward the units requiring the greatest turnaround. Japonica would also receive warrants to acquire 10% of Borden, Inc. at an exercise price of $17.00 per share, i.e., an incentive comparable to that which was to be provided to RJR Nabisco in the agreement in principle relating to its proposed equity infusion which was subsequently withdrawn unilaterally by RJR/KKR.



    Continued Control by Borden, Inc. Shareholders



        Consistent with Japonica's philosophy of responsiveness to the interests of shareholders, Japonica's representation on the boards of Borden, Inc. and its constituent companies will be in appropriate proportion to its equity ownership in each company. Recommendations for additional directors will be actively solicited from shareholders. Japonica Partners' willingness to limit the extent of its control is in response to the desire of Borden, Inc.'s shareholders to continue to possess the potential to participate in control premiums realized from a future change in control once the basic shareholder values are restored.



        As should be obvious, the bulk of the $2.4 billion comes from the recovery opportunities of the three separate public companies. Our relatively modest initial equity investment is intended to accommodate what we believe to be current shareholders' desire to share in Borden, Inc.'s recovery. While Japonica's ownership is smaller than our historical investments, it is a reflection of appropriate financing for the 1990's. Accordingly, we do not anticipate excessively leveraging our investment.



    Next Steps



        We wish to meet with the Board of Directors in New York on December 6th after the close of the market. We are making arrangements for appropriate facilities. At this meeting, we would be prepared to respond to questions you may have as to our proposal. In order to assure appropriate shareholder input at this meeting, we would suggest that representatives of your more substantial institutional shareholders be invited to participate.



        We believe that your fiduciary duties as directors mandate that you take steps to provide Borden, Inc. shareholders with a fair opportunity to select between our proposal and the KKR/Lazard proposal. Toward that end, we would urge you to call a special meeting of Borden, Inc. shareholders. As you know, Borden, Inc. shareholders holding 10% of Borden, Inc.'s stock have the right under New Jersey law to petition a New Jersey court to call a special meeting of shareholders. The ability to call a special meeting is also held by you, individually, as Chairman of the Board, and by Ervin Shames, as Chief Executive Officer who abstained from the vote on the KKR/Lazard proposal. If the board would prefer that shareholders act independently to call a meeting, we are willing to consider providing appropriate assistance to facilitate such a meeting.

        We are firmly convinced that after you have reviewed our proposal and met with us, the board may wish to withdraw its recommendation in favor of the KKR-Lazard proposal, and allow shareholders to decide between the two transactions in a non-coercive manner. We look forward to our discussions and to our role in enhancing shareholder value as a proactive white knight.



                                                    Sincerely,



                                                    /s/ JAPONICA PARTNERS



                                                    JAPONICA PARTNERS



    cc: Board of Directors



    On December 1, 1994, the Borden board met and reviewed the Japonica November 30 letter. Following the conclusion of such meeting, on behalf of the Borden board, a letter was sent to Japonica. This letter advised Japonica that the Borden board's objective is to maximize the value of Borden for its shareholders and to do so the Borden board will pursue whatever transaction the Borden board believes most likely to achieve its objective. The Borden board's letter also noted that the Japonica November 30, 1994 letter is silent on many important details, given the complex nature of the transactions it describes. Therefore, in view of the time factors involved in the transaction involving the Common Stock Partnerships and the Japonica proposal, the Borden board requested that Japonica meet with the Borden board's representatives on Sunday, December 4, 1994, noting that one of the Borden board's independent directors would chair the meeting on the Borden board's behalf. The Borden board's letter stated that the purpose of the meeting would be to obtain detailed information about Japonica's plans in order to assist the Borden board in its consideration of the proposal set forth in the Japonica November 30 letter. In this connection, the Borden board's letter requested that Japonica provide the Borden board with detailed information on a number of fundamental questions raised in its review of the Japonica November 30 letter, including: how Japonica would cause all of Borden's shares to be worth $17 in the near future, the basis for and assumptions underlying the per share earnings forecasts of the Japonica plan which, notwithstanding preferred stock charges, are at levels more than double estimates by Borden's management; how Japonica intended to deal with legal issues such as fraudulent conveyance and illegal dividends for its proposed spin-offs; how Japonica would handle Borden's debt that would become prepayable as a result of the split up of Borden proposed by Japonica; the sources of Japonica's financing and any material contingencies thereto; the dividend rate and other terms required to cause the preferred stock to be issued under the Japonica plan to trade at par; and the time period necessary to implement the contemplated transactions (including obtaining assurances as to the tax-free status thereof) and how Japonica would propose to protect Borden shareholders against possible adverse developments in the interim period. The Borden board's letter noted that its questions were not intended to limit the discussion at the meeting but merely to give guidance to Japonica in preparing for the meeting and that Japonica was invited to present whatever other information it wished. The Borden board's letter concluded by requesting confirmation that Japonica would be willing to meet on December 4, 1994, noting that if the date was not convenient for Japonica, the Borden board will make every effort to schedule something more convenient; the letter also requested that if Japonica was unable to meet on such date, that Japonica provide the Borden board with a written response to the Borden board's questions on or before such date. Following the delivery of the Borden board's letter to Japonica, it was publicly reported that a Japonica spokesman had stated that Japonica would respond to the Borden board's request as soon as practicable.



    After the close of business on December 2, 1994, on behalf of the Borden board, a letter was sent to Japonica canceling the meeting scheduled by the Borden board for December 4, 1994 in response to the Japonica November 30, 1994 Letter. The meeting was cancelled after Borden received no confirmation from Japonica that it would attend the scheduled meeting, and after a telephone call seeking such confirmation was not returned.



    On December 4, 1994, a letter dated December 3, 1994 was sent to Borden by Japonica. Among other matters, the Japonica letter requested that the Borden board attend a meeting Japonica had scheduled on December 6, 1994 at a public hotel room in New York. In its letter, Japonica also stated that it was prepared to discuss modifications to its proposal that would further enhance shareholder value.



    On December 4, 1994, on behalf of the Borden board, a letter was sent to Japonica responding to Japonica's December 3 letter. In the Borden board's letter, the Borden board agreed to a meeting on December 6, 1994 at Borden's New York office and requested confirmation from Japonica by 4:00 p.m. on December 5, 1994 that it would attend the scheduled meeting. The letter stated that Japonica was welcome to bring representatives of its financing sources, if any, to the meeting, but that Borden did not expect others to attend. The Borden board's letter also continued to request written responses to the questions contained in the Borden board's December 1 letter, which it had still not received.



    On December 5, 1994, letters were sent to the Chairman of the Board of Borden by Japonica and to Borden's Chief Executive Officer by Mr. Kazarian of Japonica. Similar letters may have been sent to other directors. Among other matters, these letters sought to confirm a public meeting Mr. Kazarian had called on December 6, 1994.



    On December 5, 1994, after Borden received no response to the letter sent to Japonica on December 4, 1994, the Borden board met to consider further the November 30, 1994 letter from Japonica. The Borden board determined that it had gone out of its way to give Japonica an opportunity to address the Borden board's concerns in a businesslike and professional manner. Based upon Japonica's conduct, the Borden board concluded that Japonica did not have acceptable answers to the Borden board's questions, although it expressed a willingness to consider any additional information that Japonica might provide. Accordingly, after consultation with Borden's management and financial and legal advisors, the Borden board concluded that Japonica's November 30, 1994 letter did not present an attractive alternative to the transactions contemplated by the Merger Agreement. This determination and the reasons therefor were summarized in a letter to Japonica which is set forth below.



                                                                December 5, 1994



    Japonica Partners
    30 Kennedy Plaza
    Providence, RI 02903



    Attention: Mr. Paul Kazarian



    Gentlemen:



        The Borden Board of Directors has concluded for the reasons described below that your November 30, 1994 letter does not present an attractive alternative to the Whitehall transaction and that your claims in that letter are not realistic or credible.



        Based upon our in-depth knowledge of Borden, including our analysis of various restructuring alternatives over the last 18 months, the information you have provided, and after consultation with Borden's management and our financial and legal advisors, the Board:



           . Does not believe that you could cause Borden's common shares to be worth $17 in the near future. In this regard, we note that you do not contemplate injecting equity into Borden and that your proposal will increase the Company's fixed charges.



           . Considers as unrealistic your earnings per share forecasts which for most years are more than double management's estimates.

           . Considers that your proposed spin-offs would likely entail serious legal issues involving fraudulent conveyance and illegal dividends and believes it is far from clear that the spin-offs can be accomplished on a tax-free basis.



           . Has serious doubts that you will be able to obtain consents or refinancing for the at least $1.4 billion of debt that would become due as a result of the implementation of your proposal. In this regard, we note that the Board considers that Borden already has too much debt and that your proposal will further increase the Company's leverage.



           . Believes that if you had committed financing without material contingencies for the transactions you contemplate, you would have provided the Board with some evidence thereof.



           . Believes that the preferred stock to be exchanged for common stock pursuant to your proposal would require a high dividend rate and other restrictive terms in order to trade at par, causing a further burden to the Company.



           . Believes that it would take at least six months to implement the transactions contemplated by your proposal and possibly longer and notes your proposal does not protect Borden or its shareholders against any possible adverse developments in the interim period.



        We have gone out of our way to give you the opportunity to address with us in a businesslike and professional atmosphere the concerns that led to the conclusions set forth above. You have declined to attend two meetings we have scheduled for that purpose or to provide written responses to our questions. These failures follow your refusal several months ago to accept our offer to provide you confidential Borden information on customary terms. We conclude that you have no acceptable answers to the fundamental issues we have raised and prefer to engage in publicity-seeking rather than substantive dialogue.



        As we have advised you, our objective is to maximize the value of Borden for its shareholders, and we will pursue whatever transaction we believe most likely to achieve our objective. If you choose to provide us with additional information about your proposal, we will review it in light of this objective.



                                             On behalf of the Board of
                                             Directors,
                                             /s/ Frank J. Tasco
                                             Frank J. Tasco
                                             Chairman



    Following the delivery of the foregoing letter, several members of the Borden board received telephone calls from a Japonica representative inviting them to the public meeting scheduled by Japonica for December 6, 1994. The Borden board declined to attend. The full text of the foregoing correspondence between Japonica and Borden has been filed as exhibits to Borden's Schedule 14D-9, as amended.



    At its board of directors' meeting on December 5, 1994, the Borden board approved, subject to reaching a satisfactory agreement-in-principle, the form of the December 6, 1994 amendment to the Merger Agreement and the proposed settlement of the pending litigation described above under "Merger Agreement Amendment" and "Recent Developments Relating to Certain Regulatory Approvals and Legal Matters--Recent Litigation; Proposed Settlement," respectively. On December 6, 1994, agreement-in-principle was reached with respect to the Proposed Settlement and the amendment to the Merger Agreement was entered into as of that date.



    On December 6, 1994, Japonica Partners held its public meeting, which Borden did not attend. Following the meeting, Japonica released the following letter to the press:

                                                                December 6, 1994



    Mr. Frank Tasco
    Chairman
    Borden, Inc.
    277 Park Avenue
    New York, NY 10172
    Dear Mr. Tasco:



        Despite your refusal to obtain first-hand responses to questions you have raised and despite your unwillingness to thereby avail yourself of the opportunity to follow-on discussions, we are submitting the following modifications to our proposal. We believe these modifications both increase the attractiveness of the proposal to Borden shareholders and satisfy points that you have raised.



        We remain willing to address any concerns in a fair and open forum. You shouldn't be reluctant to obtain information that could substantially enhance shareholder value, nor should you allow your advisors to ask and answer their own questions without challenge. Such actions are inconsistent with shareholder democracy and the inclusive process by which corporations should be governed.



        Pursuant to your request for written information on Japonica's proposed Plan improvements to its November 30th proposal, please accept the following:



        Point One: Increase our Investment in Borden to $660 million. We will inject an additional $230 million cash into Borden to relieve the current concerns regarding the Company's financial profile at the $17.00 per share market valuation. The $230 million additional Japonica investment will be on terms that should have a positive impact on the Company's credit rating. We anticipate this will be in the form of convertible securities with a market rate (which we believe to be approximately 6 percent for preferred stock) convertible into common equity at a premium of approximately 20 percent to the underlying common stock, and with the Borden common stock trading at $13.625, a 20 percent premium equals almost $17 per share.



        The Convertible Securities will be in the form of Pay-in-Kind ("PIK") preferred stock but the Company will have the option to exchange the preferred shares for debt depending on its tax position. Because of the PIK provision, the Company will not be obliged to pay cash dividends or interest but could if it wishes make the payments in securities at a 10 percent coupon rate.



        Point Two: $430 million Stock Purchase Via Tender Offer. The $430 million stock purchased for $17.00 per share contemplated by our original proposal would be made by Japonica directly either in the open market or via a tender offer at the Company's option.



        This should result in substantial improvement in timing in the execution of the proposal and should alleviate expressed concerns about the share repurchase.



        Point Three: Eliminate the Preferred to be Exchanged for Common. The $230 million of preferred stock to be exchanged for common was eliminated to remove any obstacles the Company's advisors may have in connection with the Japonica Proposal and to eliminate any concerns over trading values, additional fixed charges, or increased debt levels.



        The proceeds of our increased investment could be available for corporate purposes or securities repurchases as the situation merits.



        Point Four: Change in Board Composition. In connection with this increased investment, we would be willing to allow all the current Board members to withdraw and be replaced by directors to be designated by major institutional shareholders. Our assumption is that all directors will wish to withdraw. Japonica would have board representation equal to its economic investment.

    Point Five: Other. Given our increased investment, we are required to increase the level of $17.00 warrants to 20 percent. Also, the revised structure will require transaction fees of approximately 40 percent of the fees approved in connection with the KKR offer.



    We look forward to maximizing Borden's shareholder value as a proactive white knight. Our proposal is made pursuant to your on-going request.



                                          Respectfully,
                                          /s/ Japonica Partners



                                          JAPONICA PARTNERS



    At Borden's board of directors meeting held on December 9, 1994, the Borden board reviewed Japonica's December 6, 1994 letter which modified Japonica's November 30 letter. The Borden board also reviewed reports of Japonica's December 6, 1994 public meeting held in New York. After consultation with Borden's management and the Borden board's financial and legal advisors, the Borden board determined that Japonica had still failed to address in meaningful detail the fundamental questions raised by the Borden board in its December 1 letter. In the Borden board's view, Japonica's modifications to its proposal still did not present an attractive alternative to the Partnership's transaction. Among other things, Borden believed that Japonica had still not provided any evidence of its financing sources, presented a plan to refinance the at least $1.4 billion of debt that would become payable as a result of implementation of Japonica's proposal or explained how it would resolve the legal and tax issues involved in its proposed spin-offs of Borden businesses. The Borden board reiterated its commitment to review any additional information that Japonica may choose to provide in response to the concerns raised by the Borden board.



    Although subsequent press reports indicated that Japonica desired to engage in a transaction, no further correspondence or contacts were received by Borden from Japonica or Mr. Kazarian prior to the expiration of the Exchange Offer at 12:00 Midnight, New York City time, on December 20, 1994.



    The Exchange Offer expired at 12:00 Midnight, New York City time, on Tuesday, December 20, 1994. As of December 30, 1994, the Common Stock Partnerships acquired an aggregate of 90,131,307 shares of Borden Common Stock as a result of the Exchange Offer.



    Upon exercise of the Option in full, the Common Stock Partnerships acquired an additional 28,138,000 shares of Borden Common Stock for consideration equal to an aggregate of 51,106,768 shares of Holdings Common Stock. Following consummation of the Exchange Offer and the exercise of the Option as of December 30, 1994, the Common Stock Partnerships held 118,269,307 Borden Shares (representing approximately 69.58% of the issued and outstanding shares of Borden Common Stock).



    Following consummation of the Exchange Offer and the exercise of the Option, pursuant to the Merger Agreement and the Conditional Purchase/Option Agreement, all of the directors of Borden other than Ervin R. Shames, Frank J. Tasco and Wilbert J. LeMelle resigned as directors of Borden, Henry R. Kravis, George R. Roberts, Clifton S. Robbins, Scott M. Stuart and Alexander Navab were elected to the Borden board of directors by the remaining members of the Borden board of directors and Mr. Kravis succeeded Mr. Tasco as Chairman of the Board of Directors of Borden.



    As of January 4, 1995, Borden, the Partnership and the Purchaser further amended the Merger Agreement so that Borden Shares owned by either Common Stock Partnership would be cancelled in the merger and not converted into a right to receive Holdings Common Stock. In addition, the amendment effected a change to one of the exhibits to the Merger Agreement. A composite conformed copy of the Merger Agreement, after giving effect to all the amendments thereto, is included as Annex I hereto.



  Reasons for the Exchange Offer and Merger; Recommendation of the Borden Board of Directors



    At its board meeting on September 22, 1994, the Borden board of directors determined that the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby, including the Exchange Offer and Merger, taken together, are fair to the shareholders of

Borden and recommended that holders of Borden Shares accept the Exchange Offer and tender their Borden Shares thereunder to the Purchaser and recommends that holders of Borden Shares approve and adopt the Merger Agreement. This determination and recommendation was made by the entire Borden board at such meeting, with Mr. Shames, Borden's Chief Executive Officer, abstaining.


    As described above under "--Borden Background," the Borden board was confronted with two realistic choices: to approve the Proposed 1994 Restructuring Plan or to authorize Borden to enter into the Merger Agreement. The Borden board's decision to enter into the Merger Agreement was based, in large part, upon balancing the risks and opportunities of the Proposed 1994 Restructuring Plan recommended by management against the risks and benefits of the Merger Agreement. On the one hand, the Borden board considered the Proposed 1994 Restructuring Plan to involve risk to the equity value of Borden in the short run and, if the restructuring were to be unsuccessful, a substantial future risk. On the other hand, although the Merger Agreement offers all shareholders the opportunity to receive a premium for their Borden Shares, because the form of consideration to be paid to shareholders is Holdings Common Stock, the Borden board took into account the risk to the Holdings Common Stock because of tobacco developments (including litigation, legislation and governmental regulation) that the Borden board recognized were not determinable. In balancing the two alternatives, the Borden board determined that the transactions contemplated by the Merger Agreement were the less risky and preferable alternative.


    The recommendation by the Borden board that Borden's shareholders approve and adopt the Merger Agreement is not, and should not be considered to be, a recommendation that Borden's shareholders continue to own or, alternatively, make a decision to sell the Holdings Common Stock acquired by such holders as a result of the Merger.


    In its deliberations, the Borden board considered a number of factors including, without limitation, the following which includes all of the factors the Borden board considered material:

        1. The Borden board's knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of Borden, including, in particular, its close monitoring of the adoption and implementation of the 1993 Restructuring Plan, and the failure of that plan to attain its goals (see "--Borden Background" for a description of the 1993 Restructuring Plan);

        2. The Borden board's knowledge and judgments as to the results of Borden's restructurings in 1989, 1991 and 1992, and their failure to achieve the anticipated results;

        3. The Borden board's judgment as to the future prospects of Borden in light of management's Proposed 1994 Restructuring Plan (see "--Borden Background" for a description of the Proposed 1994 Restructuring Plan), which the Borden board viewed as posing significant risks for the equity value of Borden including that it would result in Borden having a substantial negative net worth; that it would require the sale of some of Borden's profitable businesses; that there were risks inherent in selling such businesses and attendant uncertainties as to what prices could be realized; and that the proposed restructuring would still leave Borden highly leveraged with a significant amount of indebtedness even after application of the proceeds from the sales of the businesses. The Borden board considered that the projected earnings for Borden following implementation of the proposed restructuring would not, based upon the advice of Lazard Freres, even if such earnings projections were met, likely result in an implied stock price on an undiscounted basis (calculated by multiplying leading earnings per share amounts by assumed multiples) exceeding $14.25 until 1997, using a multiple of 13, or until mid-1996, using a multiple of 16;

        4. The view expressed by Borden's Chief Executive Officer that the Proposed 1994 Restructuring Plan could be accomplished and that it was a better alternative for Borden (see "--Borden Background");

        5. The oral and written presentations of First Boston and Lazard Freres and the opinions of First Boston and Lazard Freres that, as of September 22, 1994, the consideration to be received by the shareholders of Borden (other than KKR and its affiliates) in the Exchange Offer and the Merger is fair to such shareholders from a financial point of view. These opinions were based on drafts of the Merger Agreement and the Conditional Purchase/Option Agreement and were subsequently reconfirmed in writing upon the financial advisors' review of the definitive agreements. Such opinions, which are subject to limitations, qualifications and assumptions, including those relating to the absence of adverse future developments in Holdings' tobacco business, are included as Annexes II and III hereto, respectively, and should be read in their entirety;



        6. The terms and conditions of the Merger Agreement and the Conditional Purchase/Option Agreement; the Borden board considered in particular the "no-solicitation" provision of the Merger Agreement, the fees and expense reimbursements payable to KKR (which could require payments of up to $65 million in the aggregate and which provisions were negotiated at arms' length between the parties) and the termination provisions of the Merger Agreement and concluded that the terms of the Merger Agreement and the Conditional Purchase/Option Agreement would not preclude the Borden board from considering alternative transaction proposals for Borden;


        7. Possible alternatives to the Exchange Offer and the Merger, including continuing to operate Borden as an independent public company, approving the further restructuring proposed by Borden's management, or liquidating Borden, as well as a range of potential values to Borden's shareholders associated with such alternatives determined with the assistance of Borden's financial advisors, the timing of effectuating such alternatives and the likelihood of achieving those values;

        8. Information concerning the business, financial condition and results of operations of Holdings, including a discussion by Borden's management and advisors regarding the due diligence investigation of Holdings undertaken on the Borden board's behalf; in that connection the Borden board took into account that the impact on Holdings from litigation (including pending and future matters as well as class action litigation), legislation (pending and future) and governmental regulation (present and future) involving tobacco products was unknowable and could be devastating with respect to the value of Holdings Common Stock;

        9. The historical market prices of the Borden Shares and the Holdings Common Stock;

        10. The fact that the consideration to be received by Borden's shareholders in the Exchange Offer and the Merger represented a premium over the trading price of the Borden Shares prior to the announcement of the Letter of Intent. In this regard, the Borden board considered the risk that announcement of the Proposed 1994 Restructuring Plan might negatively impact the trading price of the Borden Shares;

        11. The fact that the consideration to be received by shareholders of Borden in the Exchange Offer and the Merger will consist of equity securities of Holdings, a widely followed, publicly traded company, affording them a significant degree of liquidity should Borden's shareholders determine to sell shares of Holdings Common Stock acquired in the Exchange Offer or the Merger;

        12. The fact that the Exchange Offer is for all of the outstanding Borden Shares and holders of Borden Shares have the right to choose whether or not to exchange their shares in the Exchange Offer;

        13. The taxable nature of the transaction (as opposed to a transaction that would be tax-free), recognizing that shareholders of Borden subject to taxation whose basis in the Borden Shares was less than $14.25 would be required to pay taxes even though they would receive no cash proceeds in the transaction.

        14. The correspondence from, and the results of, the discussions and the meeting with Japonica and its representatives, the fact that no specific transaction was proposed by Japonica, that Japonica would provide no information with respect to its potential sources of financing and that the Merger Agreement does not, in the Board's judgment, preclude consideration by the Borden board of any proposal made by Japonica or any other party; and

        15. The fact that the efforts to sell Borden in late 1993 were not successful and that despite the public disclosure that Borden was considering a number of alternatives for Borden, including the possible sale or merger of Borden, no third party contacted Borden subsequent to such announcement and prior to the execution of the Merger Agreement except the Partnership and Japonica and only the Partnership made a proposal to acquire Borden (see "--Borden Background").


    In reaching the conclusion that the holders of Borden Shares will receive fair value in the Merger in Holdings Common Stock, Borden's board considered the opinions of its financial advisors which appear as Annexes II and III to this Proxy Statement/Prospectus, and are further described under "-- Opinions of Financial Advisors", its knowledge of Borden's businesses and discussions with Borden's management and Borden's and the board's financial advisors of their views concerning the businesses, financial condition and prospects of Holdings. The Borden board, with the assistance of Borden's financial advisors, also considered recent and current market prices of Holdings Common Stock, on which the Exchange Ratio for the Exchange Offer and the Merger was based. The Borden board recognized that if KKR and its affiliates acquire more than 51% of Borden, the financial advisors would be entitled to aggregate fees equal to $20,000,000 which the Borden board believed to be reasonable for complex transactions of this type and appropriate in light of the services provided by such financial advisors to the board and Borden.


    As noted in the second paragraph of "--Reasons for the Exchange Offer and Merger; Recommendation of the Borden Board of Directors" and in paragraph 8 above, the Borden board gave considerable weight to tobacco-related considerations in weighing the risks and benefits of the Merger Agreement against the risks and benefits of a fifth restructuring of Borden. As described in paragraph 8 above, members of Borden's senior management and advisors undertook a due diligence investigation of Holdings, including these matters, with members of Holdings' senior management. The Borden board also reviewed the statements in Holdings' recent public filings with respect to these matters. The Borden board was advised that Holdings' disclosures with respect to these matters in due diligence sessions with Borden's management and advisors were consistent with the statements made in such public filings. Holdings advised Borden that its due diligence access and investigation with respect to these matters was at least equal to the access and investigation of any other third party that had conducted due diligence of Holdings recently, including lenders and underwriters of publicly issued securities. The Borden board determined that, following its review of due diligence with respect to these matters as discussed above, which included discussions with Borden's management and advisors, evaluation of these matters was a matter of judgment and that the impact on Holdings from litigation (including pending and future matters as well as class action litigation), legislation (pending and future) and governmental regulation (present and future) involving tobacco products was unknowable and, therefore, not capable of being determined by any expert. Although the Borden board did not seek additional expert opinions regarding tobacco liability, for this reason, the Borden board accepted the opinions of its financial advisors recognizing that such opinions specifically excluded the effects of future developments in Holdings' tobacco business in light of such advisors' statements, contained in their opinions, that they "are not in a position to make an independent evaluation" of such matters. Given the nature of these matters (see "Significant Considerations--Information Concerning Holdings--Tobacco-Related Considerations"), the Borden board considered that the impact of such matters could be devastating with respect to the value of the Holdings Common Stock. On the other hand, the Borden board, as noted in paragraph 9 above, considered the historical market prices of Holdings Common Stock and noted that Holdings Common Stock is a liquid, well-followed security. After considering all of the factors described in this section (including the tobacco-related risks to Holdings Common Stock), the Borden board determined to enter into the Merger Agreement.

    Prior to the commencement of the Exchange Offer on November 22, 1994, the Borden board reviewed developments since September 22, 1994, including Borden's financial performance, contacts from third parties and Nabisco's proposed public offering, and ratified the recommendation set forth above. The Borden board has taken no further action with respect to the recommendations since September 22, 1994.



    The foregoing discussion of the information and factors considered and given weight by the Borden board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Exchange Offer and the Merger, the Borden board did not find it practicable to and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Borden board may have given different weights to different factors.


OPINIONS OF BORDEN FINANCIAL ADVISORS

    Opinion of Lazard Freres. Lazard Freres delivered its written opinion to the Borden board that, as of September 22, 1994, the consideration to be received by the shareholders of Borden (other than the Partnership, the Purchaser or any other subsidiary of the Partnership) in the Exchange Offer and the Merger is fair to such shareholders, from a financial point of view. The opinion of Lazard Freres has not been, and is not anticipated to be, updated.


    The full text of the written opinion of Lazard Freres, dated September 22, 1994, which sets forth the assumptions made, matters considered and the review undertaken with regard to such opinion, appears as Annex II to this Proxy Statement/Prospectus. Lazard Freres' opinion is directed only to the fairness of the consideration to be received by the shareholders of Borden (other than the Partnership, the Purchaser or any other subsidiary of the Partnership) and does not address any other terms of any transaction involving Borden, the Partnership and its affiliates, including Holdings, or Borden's underlying business decision to affect the transaction with the Partnership. Lazard Freres' opinion was delivered for the information of the Borden board and does not constitute a recommendation to any shareholder of Borden as to whether such shareholder should tender Borden Shares in the Exchange Offer or as to how such shareholder should vote at any meeting of Borden's shareholders called to consider the Merger. The summary of the opinion of Lazard Freres set forth below is qualified in its entirety by reference to the full text of the opinion. Borden's shareholders are urged to read this opinion in its entirety.


    In rendering its opinion, Lazard Freres, among other things, (i) reviewed the terms and conditions of a draft of each of the Merger Agreement, the Conditional Purchase/Option Agreement and the financial terms of the transactions as set forth therein; (ii) analyzed historical business and financial information relating to Borden and Holdings, including certain public filings of each of Borden and Holdings; (iii) reviewed certain financial forecasts and other data provided by Borden and each of Holdings and the Partnership relating to the businesses of Borden and Holdings, respectively, including the most recent business plan for Borden prepared by Borden's senior management, the Proposed 1994 Restructuring Plan; (iv) conducted discussions with members of the senior managements of Borden and each of Holdings and the Partnership with respect to the businesses and prospects of Borden and Holdings, respectively, and the strategic objectives of each; (v) reviewed public information with respect to certain other companies in lines of businesses believed by Lazard Freres to be generally comparable in whole or in part to the businesses of Borden and Holdings, and reviewed the financial terms of certain other business combinations that have recently been effected; (vi) reviewed the historical stock prices and trading volumes of Borden Common Stock and Holdings Common Stock; and (vii) conducted such other financial studies, analyses and investigations as Lazard Freres deemed appropriate. The foregoing factors represent all of the material factors considered by Lazard Freres.

    In connection with its review, Lazard Freres relied upon the accuracy and completeness of the financial and other information concerning Borden and Holdings that had been received by Lazard Freres and did not assume any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of Borden or Holdings, nor did Lazard Freres receive any such appraisals. With respect to the financial forecasts, Lazard Freres assumed that they had been reasonably prepared on the bases reflecting the best currently available estimates and judgments of management of Borden and Holdings as to the future financial performance of Borden and Holdings, respectively. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts or the assumptions upon which they were based. Lazard Freres' opinion stated that it was based on economic, monetary, market and other conditions as in effect on, and information made available to it as of, the date of the opinion.

    In giving the opinion, Lazard Freres noted that it was not in a position to make an independent evaluation of certain matters described below (which involve an assessment of legal, legislative and regulatory contingencies that is beyond the area of Lazard Freres' professional expertise) and thus, with the concurrence of the Borden board, Lazard Freres assumed, for purposes of the opinion, that no material adverse effect on Holdings or on the trading value of Holdings Common Stock would result from (x) the proposal, enactment or adoption after September 22, 1994 of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other jurisdiction or any governmental or regulatory body or agency thereunder relating to, arising out of, or otherwise affecting the tobacco industry, including, without limitation, the manufacture, sale, distribution or use of tobacco products, or (y) any judicial or administrative proceeding initiated or decided after September 22, 1994, including any civil or criminal litigation or arbitration, relating to, arising out of or otherwise involving or affecting Holdings, the tobacco industry, or any other company engaged in said industry, including, without limitation, the manufacture, sale, distribution or use of tobacco products. Lazard Freres advised the Borden board that Lazard Freres was not assuming any responsibility for or expressing any view with respect to the matters described in the preceding sentence.

    Lazard Freres assumed that the transactions described in the draft Merger Agreement and draft Conditional Purchase/Option Agreement referred to above would be identical in all material respects to the Merger Agreement and the Conditional Purchase/Option Agreement, respectively, that the transactions would be consummated on terms described in the draft Merger Agreement, without any waiver of any terms or conditions by Borden and that obtaining the necessary regulatory approvals for such transactions would not have an adverse affect on Holdings or on the trading of the Holdings Common Stock. Lazard Freres has since advised the Borden board that the changes incorporated in the Merger Agreement, including the Amendment, and the Conditional Purchase/Option Agreement from the drafts made available to Lazard Freres on which the opinion was based, would not have affected Lazard Freres' ability to deliver its opinion set forth therein. In its analyses, Lazard Freres did not consider the proposed public offering of between 17.9% and 19.5% of Nabisco, since the proposed offering was not publicly filed until October 28, 1994.

    The following is a brief summary of the analyses performed by Lazard Freres in connection with rendering its opinion as to the fairness of the consideration to be received by the shareholders of Borden (other than the Partnership, the Purchaser or any other subsidiary of the Partnership) from a financial point of view and discussed with the Borden board at its meeting on September 22, 1994.

    The financial analyses used by Lazard Freres in arriving at its opinion included: (i) a "has-gets" comparison, which compared the various characteristics, including dividend payments and earnings per share data, of a Borden Share with the characteristics of shares of Holdings Common Stock to be received in the Exchange Offer or the Merger at exchange ratios within the range provided for in the Merger Agreement; (ii) valuation analyses, which consisted of (w) discounting to the present value potential future trading values of Borden Common Stock under the Proposed 1994 Restructuring Plan, (x) discounting to the present value projected cash flow forecasted by Borden's management to be derived under the Proposed 1994 Restructuring Plan, (y) discounting to the present value potential proceeds that might have been obtained from implementation of the Proposed 1994 Restructuring Plan for a period of time, followed by the tax-free distribution to Borden's shareholders of its non-food business segment and the tax-free disposition of Borden's food business segment and (z) valuing the proceeds on an after-tax basis that might have been obtained from divestitures of Borden's business units; (iii) comparable company trading analyses, which consisted of comparing financial, market and operating performances of selected publicly traded companies to business segments of Borden; and (iv) comparable transaction analyses, which consisted of reviewing financial aspects of selected acquisitions of assets or businesses comparable to those of Borden.

    The material portions of the foregoing analyses (which are all of the material valuation methodologies performed by Lazard Freres) are summarized in more detail below.

  Has--Gets Comparison

    Lazard Freres compared the various characteristics, including dividend payments and earnings per share data, of a share of Borden Common Stock with the characteristics of shares of Holdings Common Stock to be received in the Exchange Offer or the Merger, assuming a price of Holdings Common Stock in the range of $6 to $8, which represents the exchange value of Holdings Common Stock within the collar. Lazard Freres noted that Borden's shareholders would be receiving a premium of 22.6% over the closing price of a share of Borden Common Stock on September 9, 1994, and a premium of 19.2% over the average price of a share of Borden Common Stock during the period from August 9, 1994 to September 9, 1994.

    Lazard Freres also presented the Borden board with information concerning the historical trading prices of the Borden Common Stock which indicated that for part of the 12-month period preceding September 9, 1994, the Borden Common Stock traded at market prices higher than $14.25, although in the six-month period preceding September 9, 1994, the Borden Common Stock generally traded at market prices less than $14.25.

  Valuations of Alternative Scenarios

    Lazard Freres also analyzed Borden's possible value under four alternative scenarios. These scenarios included (i) a discounted present value analysis of the potential future public market trading values of Borden Common Stock based upon management's earnings per share forecast under the Proposed 1994 Restructuring Plan; (ii) a discounted unleveraged cash flow analysis based upon unleveraged cash flow projected under the Proposed 1994 Restructuring Plan through 1998 plus terminal values based on projected 1998 earnings before interest, taxes and amortization ("EBITA") under the Plan; (iii) a valuation analysis assuming that the Proposed 1994 Restructuring Plan is implemented through December 31, 1995 and, on January 1, 1996, a tax-free distribution of the non-food business segment to Borden's shareholders, as well as a tax-free disposition of the food business segment, are consummated; and (iv) an after-tax breakup analysis. These alternative valuation scenarios are described below.

    Discounted Value--Proposed 1994 Restructuring Plan

    Lazard Freres analyzed the potential future public market trading values of Borden suggested by Borden management's earnings per share forecasts under the Proposed 1994 Restructuring Plan, applying at the beginning of each year multiples of 13 to 16 times the forecasted earnings per share for that year, and discounting the result at a 13.7% annual discount rate. This analysis, which was conducted for the 1995 through 1998 earnings per share forecast, generated per share present values of potential future trading values ranging from $9.60 to $13.61.

    Unleveraged Discounted Cash Flow Analysis

    Lazard Freres' unleveraged discounted cash flow analysis was based upon the financial information for each of Borden's major business units forecast by Borden management to be derived under the Proposed 1994 Restructuring Plan. Lazard Freres calculated a range of the net present values of the projected unleveraged free cash flows in the forecast, using various discount rates reflecting a weighted average cost of capital in the range of 10% to 12%, of $894 million to $932 million. Lazard Freres also calculated a range of terminal values for Borden by multiplying projected EBITA for 1998 by a range of exit multiples from 9.5 to 10.5 and discounting the result to present value using the same discount rates. The net present value of projected free cash flow, when combined with the terminal values, yielded a total enterprise value in the range of $3.416 billion to $3.929 billion. In order to derive total equity value and the equity value per share of Borden, Lazard Freres subtracted from the total enterprise value the estimated net debt and other liabilities forecasted under the Proposed 1994 Restructuring Plan at December 31, 1994 to yield a total equity value range of $1.646 billion to $2.158 billion, or a per share equity value in the range of $11.64 to $15.26.

    1996 Tax-free Distribution/Sale

    In analyzing the possible value of Borden assuming a tax-free distribution of the non-food business segment and concurrent tax-free disposition of the food business segment as of January 1, 1996, Lazard Freres established a range of potential per share public trading values for the Borden's non-food business segment as of January 1, 1996, as well as a range of aggregate sales valuations for each of Borden's food business segments. This analysis yielded a value range per share, discounted to January 1, 1995, at a 13.7% annual discount rate, of $10.40 to $15.09.

    After-tax Breakup Analysis

    Lazard Freres also analyzed Borden's possible value under an after-tax breakup analysis, assuming that its businesses are sold in separate taxable transactions. In determining such possible values, Lazard Freres deducted potential tax payments from the reference valuation range for each of the business units, assuming a tax rate of 38%. For purposes of this analysis, Lazard Freres relied upon tax data (including as to basis) provided by Borden. This analysis yielded a valuation range of $7.64 to $12.87 per share.

  Comparable Company Trading Analysis

    Lazard Freres selected other publicly traded companies whose lines of business made them, in Lazard Freres' judgment, comparable to Borden (the "Comparable Group"). Using publicly available financial data for historical periods, as well as publicly available financial data estimates for 1994 and 1995, Lazard Freres determined the relationship for the companies in the Comparable Group between their then current price per share and earnings per share ("P/E Ratio"), as well as between aggregate valuation ("AV") and earnings before interest, taxes, depreciation and amortization ("EBITDA") ("AV/EBITDA Ratio"), EBITA ("AV/EBITA Ratio") and earnings before interest and taxes ("EBIT") ("AV/EBIT Ratio"). Lazard Freres also performed similar analyses for Borden based upon the multiples implied by a transaction value estimated at $14.25 per share in relation to the actual results through June 1994 (the "12 Month Actual Period"), and estimated results for the years ended 1994 and 1995 (the "1994 and 1995 Periods") forecasted under the Proposed 1994 Restructuring Plan. These analyses generated an estimated 1994 and 1995 P/E Ratio for Borden of 30.3 and 19.0, respectively, as compared to the average, median, high and low 1994 P/E Ratios for the Comparable Group of 16.1, 15.9, 17.7 and 14.6, and the average, median, high and low 1995 P/E Ratios for the Comparable Group of 14.6, 14.3, 15.5 and 13.7. These analyses generated AV/EBITDA Ratios for Borden for the 12 Month Actual Period and the 1994 and 1995 Periods of 13.2, 10.2 and 8.4, respectively, as compared to the average, median, high and low AV/EBITDA Ratios for the Comparable Group of 8.3, 8.4, 9.2 and 5.8 for the 12 Month Actual Period of 8.0, 8.0, 9.0 and 7.2 for the 1994 Period and of 7.5, 7.4, 8.4 and 7.0 for
the 1995 Period. These analyses also generated AV/EBITDA Ratios for Borden for the 12 Month Actual Period, and the 1994 and 1995 Periods, of 30.0, 13.1 and 10.5, respectively, as compared to the average, median, high and low AV/EBITA Ratios for the Comparable Group of 10.3, 10.4, 11.3 and 7.6 for the 12 Month Actual Period, of 9.8, 9.7, 10.7 and 8.9 for the 1994 Period, and of 9.2, 9.1,
9.7 and 8.7 for the 1995 Period. These analyses also generated AV/EBIT Ratios for Borden for the 12 Month Actual Period, and the 1994 and 1995 Periods, of 41.0, 14.0 and 11.0, respectively, as compared to the average, median, high and low AV/EBIT Ratios for the Comparable Group of 10.7, 10.9, 11.7 and 8.0 for the 12 Month Actual Period, of 10.1, 10.1, 10.9 and 9.3 for the 1994 Period, and of 9.5, 9.6, 10.1 and 9.0 for the 1995 Period. The Comparable Companies examined in Lazard Freres' analysis included Campbell Soup Company; Conagra, Inc.; CPC International Inc.; General Mills, Inc.; H.J. Heinz Company; Hershey Foods Corporation; Kellogg Company; Pet Incorporated; The Quaker Oats Company; and Ralston Purina Company.

  Comparable Acquisition Analysis

    Lazard Freres reviewed acquisitions of companies and businesses similar to those of Borden over the past several years, and selected a number of those acquisitions which it believed were most comparable to a transaction involving the sale of Borden (the "Comparable Transactions"). Using publicly available information, Lazard Freres determined for the Comparable Transactions the relationship between the transaction price per target company share and the last 12 months earnings per target company share ("P/E Ratio") and book value per target company share ("P/BV Ratio"), as well as between the aggregate target company valuation and the last 12 months target company sales ("AV/Sales Ratio"), EBITDA ("AV/EBITDA Ratio") and EBIT ("AV/EBIT Ratio"). Lazard Freres also noted the premium of the transaction price over the target company price one month prior to the announcement of the transaction. Lazard Freres also performed similar analyses for Borden based upon an acquisition at $14.25 in relation to its actual results for the 12 months ended June 1994 and its forecasted results for fiscal 1994 on a pro forma basis as forecasted by the Proposed 1994 Restructuring Plan. These analyses generated an estimated P/E Ratio for Borden of 30.3, for the 12 months ended June 1994 as compared to the average, median, high and low P/E Ratios for the Comparable Transactions of 26.5, 25.9, 60.1 and 13.1, respectively. These analyses also generated a P/BV Ratio for Borden of 7.8 for the 1994 fiscal year, on a pro forma basis, as compared to the average, median, high and low P/BV Ratios for the Comparable Transactions of 8.1, 5.2, 37.6 and 1.4, respectively. These analyses also generated AV/Sales Ratios for Borden of 0.8 (actual to June 1994) and 1.1 (pro forma 1994), as compared to the average, median, high and low AV/Sales Ratios for the Comparable Transactions of 1.3, 1.1, 3.3 and 0.5, respectively. These analyses also generated AV/EBITDA Ratios for Borden of 13.2 (actual to June
1994) and 10.2 (pro forma 1994), as compared to the average, median, high and low AV/EBITDA Ratios for the Comparable Transactions of 9.8, 9.0, 17.5 and 6.1, respectively. These analyses also generated AV/EBIT Ratios for Borden of approximately 41.0 (actual to June 1994) and 14.0 (pro forma 1994), as compared to the average, median, high and low AV/EBIT Ratios for the Comparable Transactions of 13.8, 13.9, 20.9 and 7.9, respectively. Finally, this analysis reflected a premium over trading price one month prior to announcement for Borden of 17.5%, as compared to the average, median, high and low premium for the Comparable Transactions of 63.4%, 57.9%, 131.9% and 18.5%, respectively. The Comparable Transactions examined in Lazard Freres' analyses included: Sandoz Ltd./Gerber Products Company; Specialty Foods Acquisition Corporation/North American food business of Beledia N.V.; Tomkins plc/Ranks, Hovis, McDougall plc; Campbell Soup Company/Arnotts Ltd.; The Phillip Morris Companies Inc./Freia Marabou A/S; Nestle S.A./Source Perrier Company; The Phillip Morris Companies Inc./Suchard; Conagra, Inc./Beatrice Companies, Inc.; KKR/RJR Nabisco, Inc.; The Philip Morris Companies Inc./Kraft Inc.; Grand Metropolitan plc/The Pillsbury Companies Inc.; Nestle S.A./Rowntree Company; KKR/Beatrice Companies, Inc.; The Philip Morris Companies Inc./General Foods Corporation; R.J. Reynolds Company/Nabisco, Inc.; and Nestle S.A./Carnation Company.

    In arriving at its written opinion and in discussing its opinion with the Borden board, Lazard Freres performed various financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of Lazard Freres' analyses. Lazard Freres believes that its analyses and the summaries set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the opinion. In performing its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Borden or Holdings. Although, in connection with the delivery of its opinion, Lazard Freres also analyzed Holdings, Lazard Freres' opinion is not a valuation of Holdings and does not represent Lazard Freres' view as to what the value of the shares of Holdings Common Stock will be upon consummation of the Exchange Offer or the Merger. In giving its opinion as to the fairness of the consideration to be received by the shareholders of Borden, Lazard Freres derived a range of values for Borden Common Stock using the valuation analyses described above and compared them with $14.25, the trading value (determined pursuant to the Exchange Ratio at the time of the delivery of Lazard Freres' opinion) of the shares of Holdings Common Stock to be received as consideration in the Exchange Offer and the Merger. Lazard Freres reviewed Holdings' public filings with the Commission, reviewed publicly available analyst and other third party reports addressing Holdings and Holdings Common Stock and held discussions with senior management of Holdings. Based solely on the foregoing, Lazard Freres determined that it was not aware of any material information relating to Holdings that was not publicly disclosed and thus concluded that the trading value (at the time of the delivery of Lazard Freres' opinion) of Holdings Common Stock, a liquid, well-followed security, reflected the market's reasonable assessment of its value. Because of the large aggregate amount of shares of Holdings Common Stock being issued to shareholders of Borden and other factors, such shares may trade at prices below those at which they would trade initially on a fully distributed basis. In addition, as described above, in its analyses, Lazard Freres assumed, with Borden's concurrence, the absence of certain future adverse developments affecting Holdings or the tobacco industry in general. See "Significant Considerations--Exclusion of the Effects of Future Tobacco Developments from Opinions of Borden's Financial Advisors." The analyses performed by Lazard Freres are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect actual market valuations or trading ranges, which may vary significantly from amounts set forth above.

    Opinion of First Boston. On September 22, 1994, First Boston delivered its written opinion to the Borden board that, as of such date, the consideration to be received by the shareholders of Borden, other than KKR and its affiliates, in each of the Exchange Offer and the Merger was fair to such shareholders from a financial point of view. The opinion of First Boston has not been, and is not anticipated to be, updated. No limitations were imposed by the Borden board upon First Boston with respect to the investigations made or the procedures followed by it in rendering its opinion, except that First Boston was not requested to, and did not, solicit third party offers to acquire all or any part of Borden or participate in efforts other advisors may have made to solicit alternative offers.

    First Boston's opinion was directed only to the fairness of the consideration to be received by the shareholders of Borden, other than KKR and its affiliates, and did not address any other terms of any transaction involving Borden and KKR and its affiliates or Borden's underlying business decision to effect the transaction with the Partnership. First Boston's opinion was delivered for the information of the Borden board and does not constitute a recommendation to any Borden shareholder as to whether such shareholder should tender Borden Shares into the Exchange Offer or how such shareholder should vote at any meeting of Borden shareholders called to consider the Merger.

    In arriving at its opinion, First Boston reviewed, among other things, the Letter of Intent, the Merger Agreement and the Conditional Purchase/Option Agreement, as well as certain publicly available business and financial information relating to each of Borden and Holdings. First Boston also considered certain financial and stock market data for each of Borden and Holdings and compared that data with similar data for other publicly held companies in businesses similar to those of Borden and Holdings, respectively, and considered the financial terms of certain other business combinations that have recently been effected. In addition, First Boston participated in discussions with Borden's management and with management of Holdings and representatives of KKR concerning the past and current operations, financial condition and prospects of each of Borden and Holdings, respectively, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. The foregoing factors represent all of the material factors considered by First Boston.

    In connection with its review, First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of each of Borden's and Holdings' managements as to the future financial performance of Borden and Holdings, respectively, and First Boston's opinion did not express any views as to such forecasts or the assumptions underlying such forecasts. First Boston also did not assume any responsibility for an independent evaluation or appraisal of the assets or liabilities of Borden or Holdings, nor was First Boston furnished with any such appraisals.

    In giving its opinion First Boston also assumed, with Borden's consent, that there will not be any material adverse effect on Holdings or on the trading value of the Holdings Common Stock as a result of or relating to (x) the proposal, enactment or adoption after September 22, 1994, of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other jurisdiction or any governmental or regulatory body or agency thereunder relating to, arising out of, or otherwise affecting the tobacco industry, including without limitation the manufacture, sale, distribution or use of tobacco products, or (y) any judicial or administrative proceeding initiated or decided after September 22, 1994, including any civil or criminal litigation or arbitration relating to or arising out of or otherwise involving or affecting Holdings, the tobacco industry, or any other company engaged in said industry, including without limitation the manufacture, sale, distribution or use of tobacco products. First Boston advised the Borden board that First Boston was not in a position to make an independent evaluation of these matters (which involve an assessment of legal, legislative and regulatory contingencies that is beyond the area of First Boston's professional expertise) and assumed no responsibility for and expressed no view with respect to these matters.

    First Boston assumed that the transactions described in the draft Merger Agreement and draft Conditional Purchase/Option Agreement referred to above would be identical in all material respects to the Merger Agreement and the Conditional Purchase/Option Agreement, respectively. First Boston also assumed that the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement would be consummated on the anticipated terms, without any waiver of terms or conditions by Borden and that obtaining necessary regulatory consents will not have an adverse effect on Holdings or the trading value of Holdings Common Stock. First Boston has since advised the Borden board that the changes incorporated in the Merger Agreement, including the Amendment, and the Conditional Purchase/Option Agreement from the drafts made available to First Boston on which the opinion was based, would not have affected First Boston's ability to deliver its opinion set forth herein.


    The full text of the opinion of First Boston dated September 22, 1994, which sets forth assumptions made, matters considered and limits on the review undertaken, appears as Annex III to this Proxy Statement/Prospectus. Borden shareholders are urged to read this opinion in its entirety. The summary of the opinion of First Boston is qualified in its entirety by reference to the full text of such opinion.


    The generally accepted financial analyses First Boston used in reaching its opinion included (i) discounted cash flow ("DCF") analyses, which consisted of discounting to present value the projected future free cash flows and terminal values of each of Borden's major business units on a business unit by business unit basis, (ii) comparable company trading analyses, which consisted of reviewing market statistics and financial and operating information in respect of selected publicly traded companies considered for comparability to Borden's major business units, (iii) comparable acquisition analyses, which consisted of reviewing operating statistics and purchase price information with respect to selected acquisitions of assets or businesses similar to those of Borden's major business units and (iv) a disaggregation analysis in which First Boston supplemented the other three analyses by taking into account tax costs related to the disposition in the short term of Borden's major business units. The material portions of these analyses (which are all of the material valuation methodologies performed by First Boston) are summarized below. In its analyses, First Boston did not consider the proposed public offering of between 17.9% and 19.5% of Nabisco, since the proposed offering was not publicly filed until October 28, 1994. To derive an implied equity reference range for Borden as a whole, First Boston used the analyses described in (i) through (iii) above for each major business unit to obtain a reference range for each unit, totalled these reference ranges, and then subtracted debt and minority interests, pension underfunding and capitalized non-allocated administrative costs and added the present value of the benefit of net operating losses and excess cash.

  Discounted Cash Flow Analysis

    First Boston's DCF analysis was based upon the four-year financial forecast for each of Borden's major business units contained in management's financial forecast, as well as a forecast for years five through nine prepared by First Boston with underlying assumptions similar to management's projections for years one through four. First Boston also calculated a range of terminal values for each business unit by multiplying projected earnings for each business unit for 2004 by a range of exit multiples (8.5x to 9.0x for Niche Grocery; 8.0x to 8.5x for Pasta and Packaging; 7.5x to 8.0x for International Foods Unit; 8.0x to 9.0x for Resin and Consumer Adhesives; and 6.5x to 7.0x for Decorative Products) derived from comparable companies and transactions. First Boston discounted the projected unleveraged free cash flows in the forecast and the projected terminal values at a range of discount rates for each business unit (12% to 13% for Niche Grocery, Pasta and International Foods Unit; and 12% to 14% for Packaging, Resin, Decorative Products and Consumer Adhesives) to arrive at an estimated present value range for each of Borden's major business units. The hypothetical range of values for each of the Borden's major business units derived from the DCF analysis ranged from approximately $675 to $800 million for Niche Grocery; $800 to $1,050 million for Pasta; $750 to $900 million for International Foods Unit; $300 to $375 million for Packaging; $800 to $1,000 million for Resin; $275 to $325 million for Decorative Products; and $140 to $180 million for Consumer Adhesives.

  Comparable Company Trading Analysis

    For each of Borden's major business units, First Boston selected other publicly traded companies whose market positions and capital structures made them, in its judgment, most closely comparable to the relevant Borden unit. Using publicly available financial and stock price data, First Boston determined the relationship for these comparable companies between equity value (total market value of outstanding equity securities) and net income and book value and between capitalized value (equity value plus debt, preferred stock and minority interest less cash and marketable securities) and sales, EBITDA and EBIT. First Boston then derived a range of multiples of capitalized value as a multiple of 1994 and 1995 sales, EBITDA and EBIT (1.8x to 2.1x, 8.5x to 10.0x and 9.2x to 10.8x, respectively, for 1994, and 1.8x to 2.1x, 8.6x to 10.1x and 9.3x to 11.0x, respectively, for 1995, for Niche Grocery; 1.0x to 1.0x, 11.5x to 12.4x and 19.1x to 20.5x, respectively, for 1994, and 0.9x to 1.0x, 7.0x to 7.5x and 9.8x to 10.5x, respectively, for 1995, for Pasta; 0.9x to 1.0x, 7.0x to 7.9x and 9.7x to 10.9x, respectively, for 1994, and 0.9x to 1.0x, 6.9x to 7.8x and 9.6x to 10.8x, respectively, for 1995, for the International Foods Unit; 0.6x to 0.7x, 6.7x to 8.1x and 10.0x to 12.0x, respectively, for 1994, and 0.6x to 0.7x, 5.3x to 6.3x and 7.2x to 8.6x, respectively, for 1995, for Packaging; 1.1x to 1.2x, 7.1x to 8.0x and 8.3x to 9.3x, respectively, for 1994, and 1.1x to 1.2x, 7.0x to 7.9x and 8.3x to 9.3x, respectively, for 1995, for Resins; 0.6x to 0.7x, 6.0x to 7.2x and 8.3x to 9.9x, respectively, for 1994, and 0.5x to 0.6x, 5.0x to 6.0x and 6.4x to 7.7x, respectively, for 1995, for Decorative Products; and 1.3x to 2.0x, 5.7x to 9.2x and 6.1x to 9.8x, respectively, for 1994, and 1.2x to 1.9x, 5.3x to 8.5x and 5.7x to 9.1x, respectively, for 1995, for Consumer Adhesives) based on the high, average, median and low multiples among comparable companies and applied these ranges to financial data for each of Borden's major business units. The hypothetical range of values for each of Borden's major business units derived from such analysis ranged from approximately $725 to $850 million for Niche Grocery; $755 to $810 million for Pasta; $800 to $900 million for the International Foods Unit; $275 to $330 million for Packaging; $900 to $1,010 million for Resins; $250 to $300 million for Decorative Products; and $100 to $160 million for Consumer Adhesives. The comparable companies examined in First Boston's analysis for each Borden unit included, among others: Niche Grocery, Pasta and the International Foods Unit: Campbell Soup

Company; CPC International, Inc.; Flowers Industries; General Mills, Inc.; Hershey Foods Corporation; H.J. Heinz Company; Interstate Bakeries Corporation; Kellogg Company; Pet Incorporated; Ralston Continental Baking Group. Packaging
Unit: Bemis Company, Inc.; Sealed Air Corporation; Sonoco Products Company; Union Camp Corporation; The Valspar Corporation. Decorative Products Unit:
Armstrong World Industries, Inc.; Collins & Aikman Group, Inc.; Premark International, Inc.; Sherwin-Williams Company. Worldwide Resins Unit: Grow Group, Inc.; H.B. Fuller Company; Lilly Industries, Inc.; Loctite Corporation. Consumer Adhesives Unit: BIC Corporation; Duracell International, Inc.; First Brands Corporation; Rubbermaid Incorporated.

  Comparable Acquisition Analysis

    For each of the Borden's major business units, First Boston reviewed acquisitions of companies in similar industries over the past several years. First Boston then selected a number of those acquisitions which it believed were most comparable to a hypothetical transaction involving the particular Borden business unit. Using publicly available information, First Boston determined for the comparable transactions the relationship between capitalized value (equity value plus debt, preferred stock and minority interest less cash and marketable securities) and sales, EBITDA and EBIT. First Boston then derived a range of these multiples of estimated sale value as a multiple of 1994 sales, EBITDA and EBIT (1.8x to 2.3x, 8.8x to 11.2x and 9.5x to 12.0x, respectively, for Niche Grocery; 1.0x to 1.2x, 11.5x to 14.5x and 19.0x to 24.1x, respectively, for Pasta; 0.9x to 1.1x, 7.5x to 9.2x and 10.3x to 12.7x, respectively, for International Foods Unit; 0.7x to 0.9x, 7.3x to 9.2x and 10.9x to 13.7x, respectively, for Packaging; 1.1x to 1.3x, 7.5x to 8.6x and 8.8x to 10.0x, respectively, for Resins; 0.6x to 0.9x, 6.6x to 9.7x and 9.1x to 13.2x, respectively, for Decorative Products; and 1.3x to 2.3x, 6.0x to 10.3x and 6.4x to 11.0x, respectively, for Consumer Adhesives) and applied these ranges to financial data for each Borden unit. The hypothetical range of values for each of Borden's major business units derived from this analysis ranged from approximately $750 to $950 million for Niche Grocery; $750 to $950 million for Pasta; $850 to $1,050 million for International Foods Unit; $300 to $375 million for Packaging; $950 to $1,080 million for Resins; $275 to $400 million for Decorative Products; and $105 to $180 million for Consumer Adhesives. The comparable acquiror/target transactions examined in First Boston's analysis for each Borden unit included, among others: Niche Grocery, Pasta and the International Foods Unit: Investor Group/Del Monte Foods; Sandoz AG/Gerber Products; Doskocil Cos./Frozen Specialty Foods Unit (Int'l Multifood); Tomkins PLC/Ranks Hovis McDougall; Campbell Soup Company/Arnotts Ltd. Packaging Unit:
Applied Extrusion/Technologies, Inc./Packaging Film Group (Hercules, Inc.); Sonoco Products Company/Engraph, Inc. Decorative Products Unit: Arjo Wiggins Appleton PLC/Gebrueder Buhl Papierfabrite; Coloroll Group PLC/Burlington; Wickes Companies/Collins & Aikman Group, Inc. Worldwide Resins Unit: Scapa Group PLC/Society des Adhesifs de Bellgrade; Laporte/Evode Group PLC. Consumer Adhesives Unit: Orkem SA/Bostic Division (Black & Decker Corp.); Borden, Inc./Jadow & Sons, Inc. (Krazy Glue).

  Disaggregation Analysis

    First Boston analyzed Borden's possible value assuming Borden was sold in pieces in a tax efficient manner. In this analysis, First Boston added the reference range for each business unit derived from the analyses described above to arrive at an enterprise value for Borden. The hypothetical range of values for each of Borden's major business units derived from such analysis ranged from approximately $800 million to $900 million for Niche Grocery; $750 million to $950 million for Pasta; $800 million to $900 million for International Foods Unit; $290 million to $350 million for Packaging; $900 million to $1,050 million for Resins; $250 million to $325 million for Decorative Products; $130 million to $170 million for Consumer Adhesives; and $140 million to $295 million for miscellaneous businesses. Using these ranges gives a range of enterprise values of $4,060 million to $4,940 million for Borden. After subtracting debt ($2,287 million), pension underfunding ($97 million) and capitalized administrative overhead costs ($257 million), and adding in the present value of the net operating loss carryforwards (reduced by the amount used to offset the tax liability incurred in the hypothetical disaggregation of the business units) (from $34 million (corresponding to the upper end of the divested businesses' value range) to $125 million (corresponding to the lower end of the divested businesses' value range) depending on the proceeds of the hypothetical divestitures) the range of equity values for Borden is $1,544 million to $2,333 million, or $10.92 to $16.50 per share of Borden Common Stock. This compares to the approximately $14.25 (based upon the Exchange Ratio and the Valuation Period) to be received for each Borden Share in the Exchange Offer. As noted above, these per share calculations are derived from the ranges obtained in the Discounted Cash Flow, Comparable Trading and Comparable Acquisition analyses described above, but no per share calculations were presented to the Borden board from the individual analyses. For purposes of this Disaggregation analysis, First Boston relied upon tax data and calculations provided by Borden and assumed the Packaging and Industrial Products Unit and the Dairy Unit were sold separately in taxable transactions and the balance of the food segment was sold tax free or retained by Borden.

    Although in connection with the delivery of its opinion First Boston also analyzed Holdings, First Boston's opinion is not a valuation of Holdings and does not represent First Boston's view as to what the value of the Holdings Common Stock to be exchanged for Borden Shares actually will be when the Exchange Offer or the Merger is consummated. In giving its opinion as to the fairness of the consideration to be received by the shareholders of Borden, First Boston derived a range of values for Borden Common Stock using the valuation analyses described above and compared them with $14.25, the trading value (determined pursuant to the Exchange Ratio at the time of the delivery of First Boston's opinion) of the shares of Holdings Common Stock to be received as consideration in the Exchange Offer and the Merger. First Boston reviewed Holdings' public filings with the Commission, reviewed publicly available analyst and other third party reports addressing Holdings and Holdings Common Stock and held discussions with senior management of Holdings. Based solely on the foregoing, First Boston determined that it was not aware of any material information relating to Holdings that was not publicly disclosed and thus concluded that the trading value (at the time of the delivery of First Boston's opinion) of Holdings Common Stock, a liquid, well-followed security, reflected the market's reasonable assessment of its value. As a result of the limitation on the Exchange Ratio, such actual value could be higher or lower than $14.25 per share at such times depending on the value of Holdings Common Stock. Because of the large aggregate amount of Holdings Common Stock being distributed to shareholders of Borden in exchange for their Borden Shares and other factors, such securities may trade initially at prices below those at which they would trade on a fully distributed basis.

    In arriving at its opinion dated September 22, 1994, First Boston performed a variety of financial analyses, including those summarized above. The summary set forth in this section does not purport to be a complete description of First Boston's analyses. First Boston believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary above, without considering all factors and analyses, could create an incomplete view of the processes underlying First Boston's opinion. In addition, First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuation resulting from any particular analysis described above should not be taken to be First Boston's view of the actual value of Borden or Holdings. First Boston's analyses depend upon numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Borden and Holdings. As described above, in its analyses First Boston assumed, with Borden's consent, the absence of future adverse developments affecting Holdings' tobacco business. See "Significant Considerations--Exclusion of the Effects of Future Tobacco Developments from Opinions of Borden's Financial Advisors." First Boston's analyses are not necessarily indicative of actual values or actual future results that might be achieved and are not and do not purport to be appraisals or otherwise reflective of prices at which the business units actually could be sold or prices at which securities actually would trade.

OTHER INFORMATION CONCERNING BORDEN FINANCIAL ADVISORS


    Borden has retained Lazard Freres and First Boston as financial advisors in connection with the Merger, the Exchange Offer and other matters arising in connection therewith. Pursuant to an engagement letter agreement dated September 13, 1994, between Borden and Lazard Freres, Borden paid Lazard Freres a fee of $3 million on execution of the Merger Agreement and an additional fee of $7 million on consummation of the Exchange Offer. Lazard Freres was originally retained by Borden on October 11, 1993 to provide certain financial advisory services to Borden and earned fees aggregating $2.2 million for such services. Borden also agreed to reimburse Lazard Freres for its out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Lazard Freres and its partners, employees, agents, affiliates or controlling persons against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.


    Lazard Freres is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Borden board selected Lazard Freres to act as its financial advisor with respect to certain matters, including the transactions with the Partnership, on the basis of Lazard Freres' qualifications, expertise and reputation in investment banking, in general, and mergers and acquisitions specifically. From time to time, in the past, Lazard Freres has represented KKR and received customary fees therefore.


    Pursuant to an engagement letter dated as of October 26, 1993, as amended on September 22, 1994, between Borden and First Boston, Borden paid First Boston
(i) a fee of $3 million upon commencement of the Exchange Offer and (ii) an additional fee of $7 million upon consummation of the Exchange Offer. First Boston earned fees aggregating $2.3 million for other services rendered pursuant to this engagement letter. Borden also agreed to reimburse First Boston for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. Borden has also agreed to indemnify First Boston and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling First Boston or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.


    First Boston is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Borden board selected First Boston to act as its financial advisor on the basis of First Boston's international reputation, Borden's prior relationship with First Boston and First Boston's familiarity with Borden. In the past, First Boston has provided investment banking services for Borden, Holdings and KKR for which First Boston has received customary compensation. In the ordinary course of First Boston's business, First Boston actively trades the debt and equity securities of both Borden and Holdings for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


THE MERGER



    By virtue of the Merger and without any action on the part of the holder of any shares of Borden Common Stock or any shares of capital stock of the
Purchaser: (a) each issued and outstanding share of Borden Common Stock (other than those referred to in clause (c) below) will be converted into the right to receive 2.29146 fully paid and nonassessable shares of Holdings Common Stock;
(b) each share of common stock of the Purchaser issued and outstanding immediately prior to the effective time of the Merger will be converted into a number of shares of common stock, par value $.01 per share, of the surviving corporation in the Merger equal to one one-thousandth of the total number of outstanding shares of Borden Common Stock immediately prior to the Merger, which will be all of the issued and outstanding capital stock of the surviving corporation; and (c) each share of Borden Common Stock that is owned by Borden or by any subsidiary of Borden and each share of Borden Common Stock that is owned by the Common Stock Partnerships, the Purchaser or any other subsidiary of the Partnership will automatically be cancelled and retired and cease to exist, and no cash, Holdings Common Stock or other consideration will be delivered or deliverable in exchange therefor.

EXCHANGE OF CERTIFICATES AND EXCHANGE PROCEDURES IN THE MERGER



    Pursuant to the Merger Agreement, at or prior to the effective time, the Purchaser shall deposit with or for the account of a bank or trust company designated by the Partnership, which shall be reasonably satisfactory to Borden (the "Merger Exchange Agent"), for the benefit of the holders of shares of Borden Common Stock, for exchange, the consideration to be paid in the Merger in respect of each Borden Share outstanding immediately prior to the effective time (other than Borden Shares to be cancelled and retired in connection with the Merger). The Partnership has retained First Chicago Trust Company of New York to act as Merger Exchange Agent.



    HOLDERS OF BORDEN COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.



    As soon as reasonably practicable after the effective time of the Merger, the Purchaser will instruct the Merger Exchange Agent to mail to each holder of record immediately prior to the effective time (other than holders of Borden Shares to be cancelled and retired in connection with the Merger) of a certificate or certificates for Borden Shares (each a "Share Certificate") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Merger Exchange Agent and shall be in such form and have such other provisions as the Partnership or the Purchaser may reasonably specify) (the "Merger Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for Holdings Common Stock. Upon surrender to the Merger Exchange Agent of Share Certificates, together with such Merger Letter of Transmittal duly executed and any other required documents, and acceptance thereof by the Merger Exchange Agent, each holder of a Share Certificate shall be entitled to a certificate or certificates representing the number of full shares of Holdings Common Stock into which the aggregate number of shares of Borden Common Stock previously represented by such Share Certificate surrendered shall have been converted pursuant to the Merger Agreement. The Merger Exchange Agent shall accept such Share Certificates upon compliance with such reasonable terms and conditions as the Merger Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the effective time of the Merger, there shall be no further transfer on the books and records of Borden or its transfer agent of Share Certificates and if such Share Certificates are presented to Borden for transfer, they shall be cancelled against delivery of certificates for Holdings Common Stock as described herein. If any certificate for such Holdings Common Stock is to be issued in a name other than that in which the Share Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Share Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Purchaser or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Holdings Common Stock in a name other than that of the registered holder of the Share Certificate surrendered, or establish to the satisfaction of the Purchaser or its transfer agent that such tax has been paid or is not applicable. Until surrendered as described herein, each Share Certificate shall be deemed at any time after the effective time of the Merger to represent only the right to receive upon such surrender the merger consideration.



    No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Share Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Holdings; and notwithstanding any other provision of the Merger Agreement, each record holder of shares of Borden Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Holdings Common Stock (after taking into account all shares of Borden Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such record holder's proportionate interest in the net proceeds from the sale by the Merger Exchange Agent (following the deduction of applicable transaction costs of third parties other than the Merger Exchange Agent, Borden, the Purchaser or affiliates of any of the foregoing), for the accounts of all such record holders, of the shares of Holdings Common Stock representing all such fractions. Such sale shall be made as soon as practicable after the effective time. In addition, the Merger Exchange Agent has advised the Purchaser that, upon notice to the Merger Exchange Agent from the related record holder, the Merger Exchange Agent will aggregate fractional shares on behalf of any beneficial holder of Borden Shares for whose account a broker, nominee or other intermediary does not effect such a sale. Beneficial holders will have the opportunity to indicate on a form provided in connection with the Merger their desire to have fractional shares sold for their account, although no assurance can be given that a broker, nominee or other intermediary will carry out such instruction. Whether or not a beneficial holder so indicates, the Merger Exchange Agent has advised the Purchaser that brokers, nominees or other intermediaries customarily effect sales, including through disbursing or exchange agents, of fractional shares otherwise held for the account of a beneficial holder and distribute the proceeds of such sales to the beneficial holder of such shares. Proceeds from sales of fractional shares will be paid by the Merger Exhange Agent based upon the average net selling price per share of all such sales (following the deduction of applicable transaction costs of third parties other than the Merger Exchange Agent, Borden, the Purchaser or affiliates of any of the foregoing).



    No dividends or other distributions with respect to Holdings Common Stock with a record date after the effective time of the Merger shall be paid to the holder of any unsurrendered Share Certificate for shares of Borden Common Stock with respect to the shares of Holdings Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder as described above, until the surrender of such Share Certificate as described herein. Subject to the effect of applicable laws, following surrender of any such Share Certificate, there shall be delivered to the holder of such Share Certificate a certificate representing whole shares of Holdings Common Stock issued in exchange therefor and, without interest, (i) at the time of such surrender or promptly after the sale of the shares of Holdings Common Stock representing fractions, the amount of any cash payable in lieu of a fractional share of Holdings Common Stock to which such holder is entitled as described herein and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of Holdings Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Holdings Common Stock with a record date after the effective time of the Merger but prior to such surrender and a payment date subsequent to such surrender. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.



    All shares of Holdings Common Stock delivered and cash paid upon the surrender for exchange of Share Certificates which represented shares of Borden Common Stock (including any cash paid in respect of fractional shares of Holdings Common Stock) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the shares of Borden Common Stock theretofore represented by such Share Certificates, subject, however, to the surviving corporation's obligation, with respect to shares of Borden Common Stock, to pay any dividends or make any other distributions with a record date prior to the effective time of the Merger which may have been declared or made by Borden on such shares of Borden Common Stock prior to the date of the Merger Agreement and which remain unpaid at the effective time of the Merger.



    Any portion of the consideration in the Merger deposited with the Merger Exchange Agent (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Borden Common Stock for nine months after the effective time of the Merger shall be delivered to the Partnership, upon demand, and any holders of shares of Borden Common Stock who have not theretofore complied with the foregoing exchange procedures shall thereafter look only to the Partnership and only as general creditors thereof for payment of their claim for Holdings Common Stock (or any security or consideration into which Holdings Common Stock is converted) and any cash in lieu of fractional shares of Holdings Common Stock and shall look only to the Partnership and only as general creditors thereof for payment of any dividends or distributions with respect to Holdings Common Stock to which such holders may be entitled.



    None of the Partnership, the Purchaser, Holdings, Borden or the Merger Exchange Agent shall be liable to any person in respect of any shares of Holdings Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Share Certificates which represented shares of Borden Common Stock shall not have been surrendered prior to five years after the effective time of the Merger (or immediately prior to such earlier date on which any shares of Holdings Common Stock, any cash in lieu of fractional shares of Holdings Common Stock or any dividends or distributions with respect to Holdings Common Stock in respect of such Share Certificate would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Partnership, free and clear of all claims or interest of any person previously entitled thereto.



    The Merger Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Partnership, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Partnership.


MATERIAL TAX CONSEQUENCES

    Certain Federal Income Tax Consequences. In the opinion of Simpson Thacher & Bartlett, the following summary sets forth the material federal income tax consequences of the Merger to a Borden shareholder. The tax treatment of each Borden shareholder will depend in part upon his particular situation. The discussion below applies to a Borden shareholder that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Moreover, the discussion below deals only with Borden Shares held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, broker-dealers, persons who are not citizens or residents of the United States, shareholders who acquired their Borden Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Borden Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

    The receipt of shares of Holdings Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. A Borden shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the fair market value of the consideration received (including cash received in lieu of fractional shares) and such shareholder's adjusted tax basis in the Borden Shares. The fair market value of the Holdings Common Stock will be the mean between the high and the low trading prices on the NYSE Composite Tape on the effective date of the Merger. For federal income tax purposes, such gain or loss will be a capital gain or loss, and a long-term capital gain or loss if such shareholder's holding period is more than one year as of the effective date of the Merger. There are limitations on the deductibility of capital losses. The exchange of Borden Shares for shares of Holdings Common Stock pursuant to the Merger may also have tax consequences under applicable state, local, foreign or other tax laws.

    A Borden shareholder will have a tax basis in the shares of Holdings Common Stock received pursuant to the Merger equal to the fair market value of such shares as the effective date of the Merger and a new holding period for such shares will commence on the day after such date.

    New York Real Estate Transfer Taxes. The New York State Real Property Transfer Gains Tax, the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax

(collectively, the "Real Estate Transfer Taxes") are imposed on the transfer or acquisition, directly or indirectly, of controlling interests in an entity which owns interests in real property located in New York State or New York City, as the case may be. The Exchange Offer resulted in the taxable transfer of controlling interests in entities which own New York State or New York City real property for purposes of the Real Estate Transfer Taxes. Although any Real Estate Transfer Taxes could be imposed directly on the shareholders of Borden, Borden will complete and file any necessary tax returns, and Borden will pay all Real Estate Transfer Taxes that are imposed as a result of the Exchange Offer or the Merger. Upon receipt of the consideration for the Merger, each shareholder of Borden will be deemed to have agreed to be bound by the Real Estate Transfer Tax returns filed by Borden.



ACCOUNTING TREATMENT OF THE MERGER



    The Merger will have no effect on the assets and liabilities of Holdings or Borden.



FEES AND EXPENSES OF THE MERGER AND SOURCE OF FUNDS



    The Purchaser has retained D.F. King & Co., Inc. to act as a proxy solicitor (the "Solicitor") and First Chicago Trust Company of New York to act as the Merger Exchange Agent in connection with the Merger. The Solicitor may contact holders of shares of Borden Common Stock by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Merger to beneficial owners. The Solicitor and the Merger Exchange Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws. Neither the Solicitor nor the Merger Exchange Agent has been retained to make recommendations in their respective roles as Solicitor or Merger Exchange Agent.



    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting proxies. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.


    The consideration to be provided to Borden's shareholders pursuant to the Merger will be shares of Holdings Common Stock currently owned by the Common Stock Partnerships. Certain fees and expenses of the Partnership and the Purchaser in connection with the Transactions will be paid by Borden pursuant to the Merger Agreement or by the Partnership and/or KKR, from internally generated funds. See "Description of Merger Agreement and Conditional Purchase/Option Agreement--Merger Agreement."

    Pursuant to the Registration Rights Agreement, Holdings will pay certain expenses incident to the registration of the Holdings Common Stock to be exchanged for Borden Common Stock, including filing fees.


    Pursuant to an Indemnification Agreement, each of Holdings, Borden and the Partnership and the Purchaser have agreed to indemnify the other parties for certain liabilities under the Securities Act and the Exchange Act with respect to certain information furnished by such parties to the others in connection with the preparation of the Registration Statement and this Proxy Statement/Prospectus.


CERTAIN REGULATORY APPROVALS AND LEGAL MATTERS


  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Borden Shares pursuant to the Exchange Offer and the Merger was subject to such requirements.



    The Partnership filed on September 19, 1994 with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the exchange of Borden Shares pursuant to the Exchange Offer and the Merger. Under the provisions of the HSR Act applicable to the Exchange Offer and the Merger, the exchange of Borden Shares pursuant to the Exchange Offer and the Merger was not permitted to be consummated until the expiration of a 30-calendar day waiting period following the filing by the Partnership. Accordingly, the waiting period under the HSR Act applicable to such exchange of Borden Shares pursuant to the Exchange Offer and the Merger was to expire at 11:59 P.M., New York City time, on October 19, 1994, unless extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to its expiration. On October 19, 1994, the FTC requested additional information and documentary material from the Partnership and the Partnership responded to such request on November 4, 1994. The waiting period was terminated by the FTC effective at 11:59 P.M., New York City time, on November 17, 1994.



    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Borden Shares by the Purchaser pursuant to the Exchange Offer and the Merger. At any time before or after the exchange by the Purchaser of Borden Shares pursuant to the Exchange Offer and the Merger, the FTC and the Antitrust Division could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of Borden Shares pursuant to the Exchange Offer and the Merger or seeking the divestiture of Borden Shares acquired by the Purchaser or the divestiture of substantial assets of Holdings, the Partnership, its subsidiaries or Borden. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Holdings, the Partnership and its subsidiaries and Borden and its subsidiaries are engaged, the Partnership and the Purchaser believe that the Exchange Offer and the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Exchange Offer or the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.


    In the Merger Agreement, Borden has agreed to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable governmental entity in connection with the Transactions, which divestitures in each case shall be reasonably acceptable to the Partnership and the Purchaser, provided that certain conditions are met. See "Description of Merger Agreement and Conditional Purchase/Option Agreement--Merger Agreement."


    The Purchaser and Borden know of no remaining federal, state or foreign government regulatory requirements that must be complied with or approvals that must be obtained in order to consummate the Merger, other than the delivery of the Certificate of Merger to, and filing by, the Secretary of State of the State of New Jersey.



CERTAIN LITIGATION



    Following the announcement of the Transactions, numerous putative class actions were filed in New Jersey state court, Ohio state court and the United States District Court for the Southern District of New York by putative Borden and Holdings shareholders against Borden, members of Borden's board of directors, Holdings, members of Holdings' board of directors, KKR and others challenging certain aspects of the proposed Transactions and alleging, among other things, breach of fiduciary duties. The parties to these various legal proceedings entered into a written Agreement, dated as of December 12, 1994 (the "Settlement Agreement"), to fully and finally resolve, settle and dismiss with prejudice all litigations of any kind, asserted and unasserted, arising out of or related to the Exchange Offer and related transactions, subject to the terms and conditions of the Settlement Agreement, pursuant to which, among other things, (i) the definition of Exchange Ratio was changed such that unless the Exchange Offer was extended past 12:00 Midnight, New York City time, on Friday, January 20, 1995, the Exchange Ratio would be 2.29146, (ii) the Partnership committed to exercise its Option to acquire all of the 28,138,000 shares of Borden Common Stock subject to the Option but not previously purchased upon the exercise thereof if the Purchaser or the Partnership or a direct or indirect wholly owned subsidiary of the Partnership acquired more than 41% of the Borden Shares in accordance with the terms and conditions of the Exchange Offer and (iii) the Partnership committed that, if Borden Shares were acquired pursuant to the Exchange Offer, the Partnership would cause, for so long as KKR and its affiliates retained majority voting control of Borden, at least two independent directors unaffiliated with KKR, the Common Stock Partnerships or Borden to be elected to the board of directors of Borden until the Merger is consummated.

                      DESCRIPTION OF MERGER AGREEMENT AND
                     CONDITIONAL PURCHASE/OPTION AGREEMENT


    The following are summaries of certain provisions of the Merger Agreement and the Conditional Purchase/Option Agreement. Such summaries include the material terms of such agreements but are not necessarily complete and are qualified in their entirety by reference, in the case of the Merger Agreement, to Annex I hereto, and, in the case of the Conditional Purchase/Option Agreement, to the copy of such agreement filed as an Exhibit to the Registration Statement.


MERGER AGREEMENT


    In accordance with the Merger Agreement, Borden approved of and consented to the Exchange Offer and represented and warranted that (a) its Board of Directors has (i) determined that the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby, including the Exchange Offer and the Merger, taken together, are fair to the shareholders of Borden, and resolved to recommend that holders of Borden Shares (A) accept the Exchange Offer, (B) tender their Borden Shares to the Purchaser, and (C) if required by applicable law, approve and adopt the Merger Agreement and the Merger (collectively, the "Recommendations") and (ii) approved the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby, and that such approval constitutes approval of the Merger Agreement and the Conditional Purchase/Option Agreement and the transactions contemplated thereby for purposes of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA and
Article VIII of Borden's Restated Certificate of Incorporation (the "Charter") (relating to the approval requirements for certain business combinations) and renders inapplicable certain change in control provisions of certain debt securities and loan documents of Borden and its subsidiaries and (b) Borden's financial advisors have delivered to the Board of Directors of Borden their respective written opinions to the effect that, as of September 22, 1994, the consideration to be received by holders of Borden Shares pursuant to each of the Exchange Offer and the Merger was fair to such holders from a financial point of view. Borden also agreed, subject to certain exceptions, including those described below under "--No Solicitation," not to change the Recommendations unless the average of the average of the high and the low sales prices of the Holdings Common Stock as reported on the NYSE Composite Tape for the Valuation Period was less than the price per share that would yield an Exchange Ratio of
2.375 or less (without giving effect to the limitation regarding the minimum and maximum Exchange Ratio pursuant to the definition thereof). Borden will not have any right to terminate the Merger Agreement as a result of any such change in the Recommendations and notwithstanding any such change in the Recommendations, Borden will continue to be bound by its representations and warranties and covenants contained in the Merger Agreement (except representations and warranties and covenants with respect to the Recommendations), including, without limitation, those with respect to the Rights Agreement, antitrust approvals and divestitures (provided that following receipt of such approvals the Purchaser purchases at least 28,138,000 Borden Shares), Article VIII of the Charter and Sections 14A:10A-4 and 14A:10A-5 of the NJBCA.



    According to the Merger Agreement, to the knowledge of Borden after due inquiry, all the directors of Borden intend to vote their Borden Shares in favor of approval and adoption of the Merger and the Merger Agreement at the Special Meeting.



    The Merger Agreement provides that, if requested by the Partnership, Borden will, following the acceptance for exchange of the Borden Shares to be exchanged pursuant to the Exchange Offer and/or the purchase of the Option Shares in accordance with the Conditional Purchase/Option Agreement, and from time to time thereafter, take all actions necessary to cause the Applicable Percentage (as defined below) of directors (and of members of each committee of the Board of Directors) (rounded in each case to the next highest director or member) of Borden selected by the Partnership to consist of persons designated or elected by the Partnership (whether, at the election of Borden, by means of increasing the size of the board of directors or seeking the resignation of directors and causing the Partnership's designees to be elected). The term "Applicable Percentage" means the ratio of (i) the total voting power of all Borden Shares accepted for exchange pursuant to the Exchange Offer and/or purchased in accordance with the Conditional Purchase/Option Agreement to (ii) the total voting power of the outstanding voting securities of Borden, rounded to the nearest whole number and expressed as a percentage; provided that, if the Purchaser has acquired at least 28,138,000 Borden Shares, the Applicable Percentage will not be less than 33 1/3%. See "The Merger--Purchaser Background" for a discussion of the changes made to the Borden board of directors following the consummation of the Exchange Offer and exercise of the Option.



    Following the election or appointment of the Partnership's designees as described in the preceding paragraph and prior to the effective time of the Merger, any amendment by Borden or termination by Borden of the Merger Agreement or the Conditional Purchase/Option Agreement, extension by Borden for the performance or waiver of the obligations, conditions or other acts of the Partnership or the Purchaser or waiver by Borden of its rights under the Merger Agreement or the Conditional Purchase/Option Agreement, will require the concurrence of a majority of directors of Borden then in office who are not affiliated with the Partnership or the Purchaser or selected by the Partnership for appointment or election to the board of directors of Borden ("Independent Borden Directors").



    Merger. Pursuant to the Merger Agreement, Borden, acting through its Board of Directors, has agreed that it will, in accordance with applicable law, as soon as practicable following the expiration or termination of the Exchange
Offer: duly call, give notice of, convene and, subject to the right of the parties to delay a special meeting under certain circumstances described in the Merger Agreement, hold the Special Meeting for the purpose of considering and taking action upon the Merger Agreement and the Merger and use its best efforts to obtain the necessary approval by its shareholders of the Merger Agreement and the transactions contemplated thereby, including the Merger.


    In the Merger Agreement, Borden has agreed that (a) its obligations described in the preceding paragraph (including, without limitation, the obligation to submit the Merger Agreement and the Merger to a vote of Borden's shareholders) will not be affected by the withdrawal or modification of the Recommendations (but there shall be no obligation of the Board of Directors of Borden to continue the Recommendation that shareholders approve and adopt the Merger Agreement and the Merger) and (b) (i) if the Merger is not approved by the shareholders of Borden following the acceptance for exchange of Borden Shares pursuant to the Exchange Offer or the purchase of Borden Shares pursuant to the Conditional Purchase/Option Agreement or (ii) if the Merger is not submitted to the shareholders of Borden but the Purchaser has acquired at least 28,138,000 Borden Shares, the approval of the transactions contemplated by the Merger Agreement, including the Exchange Offer and the Merger, by the Board of Directors of Borden shall constitute, solely for the purposes of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA and, to the extent that there are no Continuing Directors (as defined in the Charter), Article VIII of the Charter, an approval of any future "Business Combination" (as defined in Section 14A:10A-3 of the NJBCA and Article VIII of the Charter) between Borden and the Partnership or any affiliate thereof, provided that (x) such "Business Combination" is approved by a majority of the Independent Borden Directors and
(y) if appropriate, Borden shall have received the opinion of an investment banking firm selected by the Independent Directors that such "Business Combination" is fair to Borden's shareholders from a financial point of view (an "Excepted Future Transaction").


    At the Special Meeting, each of the Partnership and the Purchaser has agreed that it will vote, or cause to be voted, all Borden Shares acquired in the Exchange Offer or otherwise beneficially owned by it or any of its respective subsidiaries in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.


    Upon the effective time of the Merger, the Purchaser will be merged with and into Borden, and Borden will continue as the surviving corporation in the Merger under the name "Borden, Inc."

    The directors of the Purchaser at the effective time of the Merger will be the directors of the surviving corporation, each to hold office in accordance with the restated certificate of incorporation and by-laws of the surviving corporation and until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be. The officers of Borden at the effective time of the Merger will be the officers of the surviving corporation, each to hold office in accordance with the restated certificate of incorporation and by-laws of the surviving corporation and until the earlier of his or her resignation or removal or until his or her successor is duly appointed and qualified, as the case may be.


    By virtue of the Merger and without any action on the part of the holder of any shares of Borden Common Stock or any shares of capital stock of the
Purchaser: (a) each share of common stock of the Purchaser issued and outstanding immediately prior to the effective time of the Merger will be converted into a number of shares of common stock, par value $.01 per share, of the surviving corporation equal to one one-thousandth of the total number of outstanding shares of Borden Common Stock immediately prior to the Merger, which will be all of the issued and outstanding capital stock of the surviving corporation; (b) each share of Borden Common Stock that is owned by Borden or by any subsidiary of Borden and each share of Borden Common Stock that is owned by the Partnership, the Purchaser or any other subsidiary of the Partnership will automatically be cancelled and retired and cease to exist, and no cash, Holdings Common Stock or other consideration will be delivered or deliverable in exchange therefor; and (c) each issued and outstanding share of Borden Common Stock will be converted into the right to receive 2.29146 fully paid and nonassessable shares of Holdings Common Stock.


    The Merger Agreement provides that, as of the effective time of the Merger, each holder of a then outstanding option to purchase Borden Common Stock (a "Stock Option") shall receive with respect to each share subject to such Stock Option an amount in cash equal to the excess, if any, of (i) the product of the final Exchange Ratio and the average of the average of the high and the low sales prices of the Holdings Common Stock as reported on each of the ten consecutive trading days immediately preceding the effective time of the Merger over (ii) the per share exercise price of such Stock Option, and Borden shall cause the surrender and cancellation of each Stock Option (and any related stock appreciation right) with respect to which a payment by Borden is made. Based upon the closing stock price of $6 5/8 for the Holdings Common Stock on November 7, 1994, the estimated aggregate net payment to holders of Borden Stock Options would be $2,722,928. With respect to Stock Options not so surrendered and cancelled, such Stock Options shall, if not previously terminated or expired in accordance with their terms, terminate upon the grantee leaving Borden except upon such grantee's death, Disability (as defined for purposes of the plans under which the Stock Options were granted) or retirement at or after age sixty-five (or such earlier age as the Purchaser may expressly agree) and except that, to the extent provided under any such existing Stock Option, if the grantee is terminated by Borden without Cause (as defined for purposes of the plans under which the Stock Options were granted) within two years following a Change in Control (as defined for purposes of the plans under which the Stock Options were granted) of Borden, the grantee shall have a period of ninety days following such termination within which to exercise such Stock Option. No employee who has been previously granted a Stock Option or stock appreciation right will be approved for retirement for purposes of any plan or agreement under which such Stock Option or right has been granted without the express consent of the Purchaser. The Purchaser and Borden have agreed to continue to discuss the manner in which outstanding Stock Options shall be treated after the Merger is consummated. As of November 15, 1994, there were outstanding Stock Options with respect to 7,121,373 Borden Shares. Of these, as of November 15, 1994, Stock Options with respect to 1,397,876 Borden Shares, with an average exercise price of $12.31, were exercisable at prices of $14.25 or less.

    Under the Merger Agreement, Borden has agreed to take all steps necessary so that no participant in any employee plans, programs or arrangements of Borden will have any right to acquire or receive any Borden Common Stock or other equity interest in Borden on or after the effective time of the Merger other than in connection with the exercise of Stock Options outstanding on the date of the Merger Agreement which have not been cancelled as described in the preceding paragraph. On or prior to the effective time of the Merger, Borden has agreed to amend each of its (and cause the amendment of each of its affiliate's) qualified defined contribution plans to eliminate any investment in Borden Common Stock after such effective time. In addition, Borden has agreed to cause an amendment of each of its employee plans, programs and arrangements pursuant to which an employee may be entitled to receive Borden Common Stock (each a "Stock Plan") to provide that any employee entitled to receive

Borden Common Stock in respect of previously deferred bonuses or compensation will receive instead cash equal to the product of (i) the final Exchange Ratio multiplied by the average of the average of the high and the low closing sales prices of the Holdings Common Stock as reported on each of the ten consecutive trading days immediately preceding the effective time of the Merger and (ii) the number of shares of Borden Common Stock so deferred, plus interest equal to the rate otherwise credited on deferred amounts under the applicable plans or, if no such rate is credited, the prime rate established by Chemical Bank, from time to time on such deferred bonuses or compensation from the effective time of the Merger to the date of distribution.

    Pursuant to the Merger Agreement, subject to the terms of any Borden plan, any merger consideration paid in respect of restricted shares of Borden Common Stock held by any employee or former employee of Borden or any of its affiliates will remain restricted and subject to the same terms and conditions imposed on such restricted shares.


    Exchange of Certificates and Exchange Procedures in the Merger. For a description of the procedure for exchanging certificates in the Merger, see "The Merger--Exchange of Certificates and Exchange Procedures in the Merger."


    Representations and Warranties. The Merger Agreement contains customary representations and warranties of Borden relating, with respect to Borden and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) certain subsidiaries; (c) Borden's capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, the Conditional Purchase/Option Agreement and related matters;
(e) documents filed by Borden with the Commission and the accuracy of information contained therein; (f) the accuracy of information supplied by Borden in connection with this Offering Circular/Prospectus and other documents filed with the Commission in connection with the Exchange Offer and the Merger;
(g) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to Borden; (h) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (i) filing of tax returns and payment of taxes; (j) the inapplicability of provisions of Borden's Charter and the NJBCA relating to business combinations with interested stockholders and state takeover or similar statutes, to the Merger Agreement, the Conditional Purchase/Option Agreement and related agreements and transactions; (k) environmental matters; (l) brokers' fees and expenses; (m) no material conflicts with laws or agreements of Borden and its subsidiaries; (n) any required vote of shareholders to approve the Merger Agreement, the Merger and the other transactions contemplated thereby and the Conditional Purchase/Option Agreement and the transactions contemplated thereby; (o) certain matters relating to the Rights; and (p) certain resolutions of Borden's Board of Directors relating to the declaration and payment of future dividends.

    The Merger Agreement also contains customary representations and warranties of the Purchaser and the Partnership relating to, among other things, (a) organization, standing and similar corporate matters with respect to the Purchaser and Holdings; (b) subsidiaries of the Purchaser and Holdings; (c) the Purchaser's and Holdings' capital structures; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Conditional Purchase/Option Agreement and related matters with respect to the Purchaser, the Partnership and Holdings, as applicable; (e) documents filed by Holdings with the Commission and the accuracy of information contained therein;
(f) the accuracy of information supplied by the Partnership or the Purchaser in connection with this Offering Circular/Prospectus and other documents filed with the Commission in connection with the Exchange Offer and the Merger; (g) brokers' fees and expenses; (h) interim operations of the Purchaser; and (i) the absence of certain changes or events since the most recent financial statements filed with the Commission, including material adverse changes with respect to Holdings.

    In addition, the Merger Agreement contains representations of the Partnership relating to, among other things, (a) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (b) the Partnership's good title to the Holdings Common Stock to be transferred pursuant to the Merger Agreement and the Conditional Purchase/Option Agreement, and

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
the listing thereof on the NYSE; and (c) no material conflicts with laws or agreements of the Partnership.

    Covenants Regarding Conduct of Business. Except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the date on which a majority of the Board of Directors of Borden consist of designees or representatives of the Partnership, Borden, with respect to itself and each of its subsidiaries, has agreed in the Merger Agreement to conduct its operations according to its ordinary course of business consistent with past practice and to use its best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it to the end that its goodwill and ongoing businesses will be unimpaired at the date on which a majority of the Board of Directors of Borden consist of designees or representatives of the Partnership. Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement, or as required by law or contract existing on the date of the Merger Agreement, prior to the date on which a majority of the Board of Directors of Borden consists of designees or representatives of the Partnership, Borden has agreed that neither it nor any of its subsidiaries will, without the prior written consent of the Partnership: (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) certain dividends and distributions by subsidiaries of Borden to their respective parents and (B) that Borden may continue the declaration and payment of regular quarterly cash dividends not in excess of $.01 per share on the shares of Borden Common Stock (with usual record and payment dates and in accordance with its past dividend policy)), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(z) except for the redemption of the Rights and the outstanding Preferred Stock-Series B of Borden, purchase, redeem or otherwise acquire any shares of capital stock of Borden or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) subject to certain exceptions, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents; (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of Borden; (iv) acquire or agree to acquire
(x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to Borden and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of (A) inventory in the ordinary course of business consistent with past practice, (B) properties or assets (x) with a value of less than $10 million individually but not more than $25 million in the aggregate, (y) that are currently being marketed or sold by Borden pursuant to Borden's January 1994 restructuring plan (but for consideration not lower than certain specified prices to the extent disclosed in writing to the Partnership) or (z) with respect to which a definitive agreement has been entered into by Borden prior to September 12, 1994 (provided that no material modification or amendment shall be made to any such agreements), (C) sales of accounts receivable in the ordinary course of business, (D) certain sales and pledges of accounts receivable, or mortgages of other property in connection with certain financings or refinancings outside the United States and (E) in connection with certain capital expenditures otherwise permitted by the Merger Agreement; (vi) except in the ordinary course of business consistent with past practice and except for an increase of up to $300 million of the amount available or outstanding under a certain credit agreement and the refinancing of certain industrial revenue bonds in an aggregate outstanding principal amount of $40 million, subject to certain conditions, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than certain guarantees by Borden in favor of subsidiaries or by any of its subsidiaries in favor of Borden), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Borden or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to Borden or any direct or indirect wholly owned subsidiary of Borden; (vii) expend funds for capital expenditures other than in accordance with Borden's current capital expenditure plans; (viii) waive, release, grant, or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (x) enter into or amend any material collective bargaining agreement, other than in the ordinary course of business; (xi) change any accounting principle used by it, unless required by the Commission or the Financial Accounting Standards Board; (xii) subject to certain exceptions, make any tax election or settle or compromise any income tax liability or file its 1994 federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of Borden and its subsidiaries taken as a whole; (xiii) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1 million and in the aggregate in an amount in excess of $10 million, other than in consultation and cooperation with the Purchaser, and, with respect to any such settlement, with the prior written consent of the Purchaser; (xiv) take any action which would cause any debt securities of Borden or any of its subsidiaries no longer to be listed on any national securities exchange or registered pursuant to the Exchange Act, other than with respect to any such debt securities that have become due as a result of the maturity thereof; or (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

    In the Merger Agreement, Borden has also agreed, subject to certain exceptions, that neither it nor any of its subsidiaries will adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or, except in the ordinary course of business consistent with past practice with respect to employees of Borden or any of its subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or, except in the ordinary course of business consistent with past practice with respect to employees of Borden or any of its subsidiaries, pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of employees or directors of Borden or any of its subsidiaries, other than contributions to the directors trust fund in the ordinary course of business and consistent with past practice; provided, however, that notwithstanding the foregoing, any amendments required to be made to the provisions of any employee pension plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code in order to maintain such status may be made.

    Pursuant to the Merger Agreement, the Partnership and the Purchaser have agreed that, during the period from the date of the Merger Agreement to the effective time of the Merger, the Purchaser will not engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, the Merger Agreement.

    No Solicitation. Under the Merger Agreement, except with respect to divestitures in accordance with Borden's January 1994 restructuring plan, Borden has agreed that neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, (a) solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any Transaction Proposal or agree to or endorse any

Transaction Proposal or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing clauses will not prohibit Borden from (i) furnishing information pursuant to an appropriate confidentiality letter concerning Borden and its businesses, properties or assets to a third party who has made a Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a Transaction Proposal or (iii) following receipt of a Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the Recommendations, but in each case referred to in the foregoing clauses (i) through (iii), only after the Board of Directors of Borden concludes in good faith that such action is necessary or appropriate in order for the Board of Directors of Borden to act in a manner which is consistent with its fiduciary obligations under applicable law. If the Board of Directors of Borden receives a Transaction Proposal, then Borden has agreed promptly to inform the Partnership of the terms and conditions of such proposal and the identity of the person making it and to keep the Partnership generally informed with reasonable promptness of any steps it is taking pursuant to the foregoing with respect to such Transaction Proposal.

    Under the Merger Agreement, neither Borden nor any subsidiary will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of the Partnership, unless the Board of Directors of Borden or such subsidiary concludes in good faith that waiving such provision is necessary or appropriate in order for the Board of Directors of Borden to act in a manner which is consistent with its fiduciary obligations under applicable law.

    Access to Information. Subject to applicable provisions regarding confidentiality, each of Borden and the Partnership has agreed in the Merger Agreement to, and to cause each of its subsidiaries to, afford to the other parties and to their representatives reasonable access during normal business hours during the period prior to the effective time of the Merger to all its properties, books, contracts, commitments, personnel and records and, during such period, to, and to cause each of its subsidiaries to, furnish as promptly as practicable to the other parties and their respective representatives such information concerning its business, properties, financial conditions, operations and personnel as they may from time to time reasonably request. The Partnership has also agreed to use its reasonable best efforts to make available to Borden and to the officers, employees, counsel, financial advisors and other representatives of Borden reasonable access during normal business hours during the period prior to the effective time of the Merger to all the properties, books, contracts, commitments, personnel and records of Holdings and, during such period, the Partnership shall use its reasonable best efforts to furnish as promptly as practicable to Borden such information concerning the business, properties, financial conditions, operations and personnel of Holdings as the Borden party may from time to time reasonably request.

    Cooperation and Best Efforts. Pursuant to the Merger Agreement, subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective best efforts to take actions appropriate so that the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement may be consummated.

    Certain Antitrust Matters and Divestitures. In the Merger Agreement, Borden and the Partnership have agreed, as promptly as practicable, to file notification and report forms under the HSR Act with the FTC and the Antitrust Division and to make any other necessary filings with the applicable governmental entities related to the transactions contemplated by the Merger Agreement, including the Transactions, and the Conditional Purchase/Option Agreement and to use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or such other governmental entities for additional information or documentation. Provided that following receipt of such approvals the Purchaser (or one of its affiliates) acquires at least 28,138,000 Borden Shares pursuant to the Exchange Offer and/or the Option, Borden has agreed to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable governmental entity in connection with the Transactions, which divestitures in each case shall be reasonably acceptable to the Partnership and the Purchaser. See "The Merger--Certain Regulatory Approvals and Legal Matters."



    Employee Benefits Matters. Pursuant to the Merger Agreement, prior to the occurrence of a "Change in Control" as defined in the Supplemental Benefit Trust Agreement between Borden and Wachovia Bank of North Carolina, N.A. (the "Trust Agreement"), Borden has agreed to take all such action as may be necessary so that no funding of the Trust created thereunder will occur as a result of the transactions contemplated by the Merger Agreement. The Trust Agreement will be amended prior to a Change in Control to permit the disposition of all Borden Shares held thereunder. Borden may amend certain benefit plans that would have been required to be funded pursuant to the terms of the Trust Agreement in a manner which provides for a lump-sum distribution to, but does not result in the constructive receipt of compensation by, a covered employee of his or her deferred compensation thereunder in the event of the involuntary termination or normal retirement (under Borden's Employees Retirement Income Plan) of such employee.


    Prior to the effective time of the Merger, the Purchaser will not request that Borden cancel, and Borden will be under no obligation to cancel, certain agreements ("Core Management Agreements") between Borden and certain executives of Borden designated by Borden which provide for certain payments and benefits in the event of certain terminations of employment.

    The Purchaser (or its affiliate) has agreed to continue Borden's Non-Exempt Associate Assistance Program and Exempt Associate Assistance Program, on terms no less favorable than the terms in existence on the date of the Merger Agreement, for the one-year period following the effective time of the Merger. Pursuant to the Merger Agreement, Borden is required to maintain, for the two-year period following the effective time of the Merger, employee plans and programs which are substantially similar in the aggregate to those pension and welfare plans maintained for employees of Borden generally.

    Borden has agreed that neither it nor any of its affiliates will accelerate the payment of any deferred award under any bonus plan or arrangement nor award or pay any pro rata awards thereunder as a result, or in anticipation, of the transactions contemplated by the Merger Agreement; provided that Borden may pay the 1994 annual bonuses pursuant to its Management Incentive Plan or other similar annual bonus plan in a manner which is consistent with past practice and the achievement of goals set forth therein.

    Borden also has agreed to ensure that no prohibited transaction (within the meaning of Section 406 of ERISA or 4975 of the Internal Revenue Code) will occur with respect to any Borden Plan as a result of the transactions contemplated by the Merger Agreement.

    With respect to any of certain employees of Borden, in lieu of any other severance arrangement for such individual, Borden has agreed to pay such employee in the event of that employee's termination by Borden after a "Change in Control" without "Cause" (as those terms are defined in the Core Management Agreements) a cash severance amount equal to twelve months of salary. The special severance payments described herein will no longer be applicable when twelve (eighteen for one employee) months have elapsed after the Change in Control. For certain executives of Borden, such executive's letter of employment will be modified so that a termination without Cause prior to the second anniversary of a Change in Control (as defined in such letters) will include a termination by the executive due to the occurrence of any one of the following events without his advance consent: (i) the executive's office is relocated to a different city; (ii) the executive's base salary is reduced or his bonus opportunity is materially lower than other Borden executives of comparable rank;
(iii) there is a material diminution in the nature or scope of the authority or responsibilities attached to the executive's position (and, for this purpose, a diminution in nature or scope of authority or responsibilities will not be deemed to occur simply because the company or business in which the executive is engaged has changed in size or structure); or (iv) in the case of one executive, the business (either separately or as part of a larger business unit) in which the executive is engaged is sold or otherwise disposed of. The maximum payment Borden would be required to pay to management described above as a result of the transaction assuming all change in control payments on termination and other severance payments are triggered (including those in the immediately preceding sentence) is estimated to be approximately $31 million.

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
    Indemnification and Insurance. Under the Merger Agreement, the certificate of incorporation and by-laws of the surviving corporation in the Merger shall contain provisions eliminating personal liability of directors and officers of the surviving corporation and with respect to indemnification, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of individuals who at such time were directors, officers, agents or employees of Borden.

    In addition, pursuant to the Merger Agreement, the surviving corporation in the Merger will maintain in effect for six years from the effective time of the Merger policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by Borden at the date of the Merger Agreement, with respect to matters occurring prior to the effective time of the Merger, to the extent available, and having the maximum available coverage under the current policies of directors and officers' liability insurance; provided that such surviving corporation will not be required to spend in excess of a $3 million annual premium therefor; provided further that if such surviving corporation would be required to spend in excess of a $3 million premium per annum to obtain insurance having the maximum available coverage under the current policies, such surviving corporation will be required, subject to availability, to spend $3 million to maintain or procure such insurance coverage, subject to its availability.

    In furtherance of and not in limitation of the preceding paragraph, the Partnership and the Purchaser have agreed that the officers and directors of Borden that are defendants in all litigation commenced by shareholders of Borden with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Purchaser's offer or proposal to acquire Borden, including, without limitation, any and all such litigation commenced on or after September 11, 1994 (the "Subject Litigation"), will be entitled to be represented, at the reasonable expense of Borden, in the Subject Litigation by one counsel (and New Jersey counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel will be selected by a plurality of such director defendants; provided that neither Borden nor the surviving corporation nor the Partnership shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided as described above shall be that such director defendant not have settled any Subject Litigation without the consent of the Partnership or the surviving corporation; and provided further that the surviving corporation and the Partnership shall have no obligation to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated by the Merger Agreement is prohibited by applicable law.

    Redemption of Series B Preferred Stock. The Merger Agreement provides that, if the Minimum Condition is satisfied without having been waived or lowered, Borden will, promptly after consummation of the Exchange Offer, in the manner and to the extent permitted by the Charter, redeem all of its outstanding shares of Preferred Stock-Series B prior to any record date in connection with the Proposed Merger at the amount provided for redemption in the Charter, and Borden has agreed, subject to first obtaining required approvals under certain debt instruments of Borden, promptly to commence taking all steps necessary to effect such redemptions.


    The Preferred Stock-Series B of Borden has been called for redemption and is scheduled to be redeemed on January 25, 1995 in accordance with the provisions of the Merger Agreement described in the preceding paragraph.



    Redemption of Rights. Pursuant to the Merger Agreement, Borden has redeemed all outstanding Rights at a redemption price of one and two-thirds cents per Right effective immediately prior to the acceptance for exchange of any Borden Shares pursuant to the Exchange Offer. In accordance with the Merger Agreement, Borden has amended the Rights Agreement so that none of the execution or the delivery of the Merger Agreement or the Conditional Purchase/Option Agreement, or both such agreements taken together, or commencement of the Exchange Offer or the acceptance of Borden

Shares for exchange pursuant to the Exchange Offer, or the consummation of the transactions contemplated by the Conditional Purchase/Option Agreement will (i) trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they are attached or any other provisions of the Rights Agreement, including causing the Partnership and/or the Purchaser from becoming an Acquiring Person (as defined in the Rights Agreement), the occurrence of a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) or (ii) trigger the right of the holders of the common units of Borden Chemicals and Plastics Limited Partnership, pursuant to the Second Amended and Restated Deposit Agreement dated February 16, 1993, to require Borden to purchase the common units held by such holders. Borden and the Partnership have also agreed in the Merger Agreement that, if Borden amends any provision of the Rights Agreement in connection with a Transaction Proposal (or with respect to any person) or if the application of the Rights Agreement or any provision thereof is enjoined with respect to any person or Transaction Proposal or if Borden agrees to redeem the Rights on terms more favorable than the terms set forth with respect to the Partnership and the Purchaser in the Merger Agreement (any of such events, a "Third Party Rights Amendment") in a manner that makes such Third Party Rights Amendment less restrictive with respect to such person, or in connection with such Transaction Proposal, or is otherwise more favorable with respect to such person, or in connection with such Transaction Proposal, than the Rights Agreement as then in effect with respect to Parent and Purchaser, Borden will be deemed (if and to the extent possible and without derogating the obligations of Borden pursuant to the next sentence), without the necessity of any action by Borden or the Rights Agent, to have so amended the Rights Agreement with respect to the Partnership and the Purchaser to the same extent or to have agreed to redeem the Rights with respect to the Partnership and the Purchaser on terms as favorable. Borden has agreed to notify the Partnership promptly of any Third Party Rights Amendment and simultaneously with the execution of the Third Party Rights Amendment to execute a written amendment to the Rights Agreement with respect to the foregoing.

    Conditions to Each Party's Obligations to Effect the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the following conditions: (i) if required by New Jersey law or the Charter, the approval of Borden's shareholders shall have been obtained;
(ii) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; (iii) Borden Shares shall have been purchased pursuant to the Exchange Offer; (iv) the Registration Statement shall have become effective, and any required post-effective amendment shall have become effective, under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Holdings Common Stock to be exchanged for shares of Borden Common Stock shall have been complied with; and (v) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger, whether temporary, preliminary or permanent, provided, however, that the parties have agreed to use their best efforts to have any such order, decree or injunction vacated.


    Conditions to Obligation of Borden. Pursuant to the Merger Agreement, if fewer than 66 2/3% of the Borden Shares outstanding on a fully diluted basis (other than dilution due to the Rights) shall have been accepted for exchange in the Exchange Offer, the obligation of Borden to effect the Merger is further subject to the condition that the representation and warranty of the Purchaser and the Partnership to the effect that, except as disclosed in documents filed by Holdings with the Commission, since the date of the most recent audited financial statements included in such documents, Holdings has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any change in the business, financial condition or results of operations of Holdings or any of its subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Holdings shall be true and correct, as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date.

    Conditions to Obligations of the Purchaser and the Partnership to Effect the Merger. If fewer than 66 2/3% of the Borden Shares outstanding on a fully diluted basis (other than dilution due to the Rights) shall have been accepted for exchange in the Exchange Offer, the obligations of the Purchaser and the Partnership to effect the Merger are further subject to the following conditions: (i) the representation and warranty of Borden to the effect that, except as disclosed in SEC Documents filed by Borden with the Commission, since the date of the most recent audited financial statements included in such documents, Borden has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any change in the business, financial condition or results of operations of Borden or any of its subsidiaries which has had, or would reasonably be expected to have a Material Adverse Effect with respect to Borden shall be true and correct, as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date; (ii) subject to certain exceptions, Borden shall have performed in all material respects certain affirmative covenants required to be performed by it under the Merger Agreement at or prior to the effective date; and (iii) the representation and warranty referred to in clause (e) of the first paragraph under "Representations and Warranties" above, applied mutatis mutandis to the documents filed by Borden with the Commission since the date of the Merger Agreement, shall be true and correct in all material respects as of closing date as though made on and as of the closing date.


    Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of Borden, but prior to the effective time of the
Merger: (a) by mutual written consent of the Partnership, the Purchaser and Borden; (b) by the Partnership or Borden, if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either Borden or the Partnership, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by the Partnership if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions to the Exchange Offer the Purchaser shall have terminated the Exchange Offer, unless such termination shall have been caused by or resulted from the failure of the Partnership or the Purchaser to perform in any material respect their material covenants and agreements contained in the Merger Agreement; (d) by the Partnership, if Borden shall have modified or amended in any respect materially adverse to the Partnership or the Purchaser or withdrawn its approval or recommendation of the Exchange Offer, the Merger or the Merger Agreement, provided that any communication that advises that Borden has received a Transaction Proposal or is engaging in certain permitted activities with respect to a Transaction Proposal and that takes no action or position with respect to the Exchange Offer, the Merger, the Merger Agreement or any Transaction Proposal shall not be deemed to be a withdrawal, modification or amendment of Borden's approval or recommendation of the Exchange Offer, the Merger or the Merger Agreement and provided, further, that a "stop-look-and-listen" communication with respect to the Exchange Offer, the Merger or the Merger Agreement of the nature contemplated in Rule 14d-9(e) under the Exchange Act made by Borden as a result of a Transaction Proposal (whether or not a tender offer), without more, shall not be deemed to be a modification or amendment of Borden's approval or recommendation of the Exchange Offer, the Merger or the Merger Agreement that is materially adverse to the Partnership or the Purchaser, if within 10 business days after the date of such communication Borden shall have reaffirmed its recommendation of the Exchange Offer, the Merger and the Merger Agreement; (e) by the Partnership if Borden shall have (i) entered into any definitive agreement to effect the transaction contemplated by a Transaction Proposal, (ii) recommended any Transaction Proposal from a person other than the Partnership or the Purchaser or any of its affiliates or (iii) resolved to do any of the foregoing; (f) by the Partnership, if any corporation (including Borden or any of its subsidiaries), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Partnership or any of its subsidiaries (collectively, "Persons") shall have become the beneficial owner of more than 35% of the outstanding Borden Shares (excluding any dilution due to the Rights)

(an "Alternative Acquisition"); (g) by Borden if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions of the Exchange Offer the Purchaser shall have terminated the Exchange Offer, unless such termination shall have been caused by or resulted from the failure of Borden to perform in any material respect its material covenants and agreements contained in the Merger Agreement or (ii) prior to the exchange of Borden Shares pursuant to the Exchange Offer, any person shall have made a bona fide Transaction Proposal (A) that the Board of Directors of Borden determines in its good faith judgment is more favorable to Borden's shareholders than the Exchange Offer and the Merger and (B) as a result of which the Board of Directors concludes in good faith that termination of the Merger Agreement is necessary or appropriate in order for the Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law, provided that such termination under this clause (ii) shall not be effective until payment of the full fee and expense reimbursement required as described under "--Certain Required Payments" below; (h) by the Partnership or Borden if, without fault of the terminating party, the effective time of the Merger shall not have occurred on or before June 30, 1995 (provided, that the right to terminate the Merger Agreement under this clause (h) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to have been consummated within such period); (i) by Borden if (i) on or after December 15, 1994, the termination date of the waiver granted to Borden of certain provisions relating to changes in control of the credit agreement dated as of August 16, 1994 among Borden and the banks' party thereto shall not then extend past December 15, 1994 and (ii) Borden (A) shall have received written notice from the administrative agent under such credit agreement that, as a result of the applicability of such provisions, all amounts payable under the credit agreement and the other related loan documents shall have become and be due and payable (and provided that the Merger Agreement shall be deemed to be terminated without any further action by any party immediately prior to the receipt by Borden of such notice), (B) shall have been advised in writing by the administrative agent that, as a result of such provisions, the required number of banks have requested or consented to such action or (C) Borden shall reasonably believe either such action referred to in (A) or (B) above to be imminent based on communications with the administrative agent, any of the banks party to such credit agreement or representatives thereof; or (j) by the Partnership or Borden if any required approval of the shareholders of Borden shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof.


    Because the Exchange Offer has been consummated, the provisions described in clauses (c) and (g) of the preceding paragraph are no longer applicable. In addition, because Borden's and T.M. Investors Limited Partnership's credit facilities were refinanced, subject to the consummation of the Exchange Offer, the condition set forth in clause (i) of the preceding paragraph is no longer applicable.



    Amendment. Subject to the concurrence of a majority of the Independent Borden Directors (following the election or appointment of the Partnership's designees pursuant to the Merger Agreement and prior to the effective time of the Merger), the Merger Agreement may be amended or supplemented at any time before or after the date on which a majority of the board of directors of Borden shall consist of designees or representatives of the Partnership but, after such date, no amendment shall be made which decreases or increases the Exchange Ratio or which adversely affects the rights of Borden's shareholders under the Merger Agreement without the approval of Borden and Borden's shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties.


    Extension; Waiver. Subject to the concurrence of a majority of the Independent Borden Directors (following the election or appointment of the Partnership's designees pursuant to the Merger Agreement and prior to the effective time of the Merger), at any time prior to the effective time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein of the other parties hereto or in any document, certificate or writing delivered pursuant hereto or

(iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under the Merger Agreement shall not constitute a waiver of such rights.

    Certain Required Payments. Pursuant to the Merger Agreement, Borden has agreed promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse the Parent and the Purchaser for all of their Expenses (as defined below) as incurred from time to time in an aggregate amount of up to $15 million, against which aggregate amount Expenses actually reimbursed (other than the fee in the amount of $20 million (the "Initial Advisory Fee") reimbursed by Borden upon the execution of a certain letter agreement dated September 11, 1994 between the Parent and Borden (the "Letter Agreement")) may be credited. The term "Expenses" includes all out-of-pocket expenses and fees including the fees and disbursements of counsel, financial printers, experts, consultants and accountants, as well as all fees and expenses payable to investment banking firms and other financial institutions and their respective agents and counsel, whether incurred prior to, on or after the date of the Merger Agreement, incurred in connection with the transactions contemplated by the Merger Agreement, the Letter Agreement and the Conditional Purchase/Option Agreement. The parties have acknowledged that the reimbursement of the Initial Advisory Fee shall not limit the reimbursement of any additional advisory fees paid by the Parent or the Purchaser to non-affiliates of the Purchaser.


    Under the Merger Agreement, if (i) (x) prior to termination of the Merger Agreement, any Person shall have commenced, publicly proposed or communicated to Borden a Transaction Proposal (a "Pre-Termination Transaction Proposal") (y) the Merger Agreement is terminated and (z) on or prior to June 30, 1996, any Person who commenced, publicly proposed or communicated to Borden a Pre-Termination Transaction Proposal enters into any definitive agreement to effect the transaction contemplated by such Transaction Proposal (whether or not related to such Pre-Termination Transaction Proposal) or effects an Alternative Acquisition; or (ii) prior to the purchase of Borden Shares pursuant to the Exchange Offer, the Merger Agreement is terminated pursuant to clause (d) under "--Termination" above (other than solely in the event that the average of the closing sales prices of the Holdings Common Stock as reported on the NYSE Composite Tape for the Valuation Period is less than the price per share that would yield an Exchange Ratio of 2.375 or less without giving effect to any minimum or maximum Exchange Ratio pursuant to the definition thereof) or (iii) prior to the purchase of Borden Shares pursuant to the Exchange Offer, the Merger Agreement is terminated pursuant to clause (e), (f) or clause (g)(ii) under "--Termination" above, then in each case, Borden shall promptly, but in no event later than one business day after the first of such events shall occur, pay KKR a fee of $30 million in cash, which amount shall be payable in same day funds. No fee shall be payable to KKR pursuant to this provision if, as has occurred, $30 million has been paid to KKR as described in the succeeding paragraph.



    Pursuant to the Merger Agreement, if the Parent, together with any subsidiary or affiliate of the Parent including the Purchaser, shall acquire beneficial ownership (in one or more transactions) of a majority of the outstanding shares of Borden Common Stock, then Borden shall promptly, but in no event later than one business day after such event shall occur, pay KKR a fee of $30 million in cash, which amount shall be payable in same day funds. No fee shall be payable to KKR pursuant to this provision if $30 million has been paid to KKR as described in the preceding paragraph.



    Pursuant to the provisions described in the preceding paragraph, the $30 million fee was paid by Borden to KKR following acceptance for exchange of Borden Shares in the Exchange Offer.



    In addition to the foregoing, Borden has agreed in the Merger Agreement promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR, the Parent and the Purchaser for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting Expenses and the Transaction Fee as a result of any willful breach by Borden of its obligations described above.

    Except as otherwise provided above, under the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement and the Conditional Purchase/Option Agreement will be paid by the party incurring such expenses (including, in the case of Borden, the costs of printing the Schedule 14D-9 and any other filings to be printed, and in each case all exhibits, amendments or supplements thereto). Notwithstanding the foregoing, the costs and expenses of preparing and distributing any proxy statement and obtaining and complying with the antitrust requirements of any governmental entity will be paid by Borden.

    No Recourse Provisions. Nothwithstanding anything that may be expressed or implied in the Merger Agreement, no recourse under the Merger Agreement or the Conditional Purchase/Option Agreement or any documents or instruments delivered in connection therewith shall be had against any officer, agent or employee of the Partnership or against any partner of the Partnership or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by an officer, agent or employee of the Partnership or any partner of the Partnership or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, as such for any obligations of the Partnership under the Merger Agreement or any documents or instruments delivered in connection with the Merger Agreement or the Conditional Purchase/Option Agreement or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, that the foregoing limitation of liability shall in no way constitute a limitation on the rights of Borden to enforce any remedies it may have against the undistributed assets of the Partnership for the collection of any obligations or liabilities in connection with the Merger Agreement or the Conditional Purchase/Option Agreement.

    Dissenters' Rights. Holders of Borden Common Stock will not be entitled to dissenters' rights under New Jersey law in connection with the Exchange Offer or the Merger, and the Purchaser does not intend to accord dissenters' rights to holders of Borden Common Stock unless required by applicable law.

CONDITIONAL PURCHASE/OPTION AGREEMENT


    Pursuant to the Conditional Purchase/Option Agreement, Borden granted to the Purchaser the irrevocable Option to purchase up to 28,138,000 Option Shares (or approximately 19.9% of the outstanding Borden Shares as of the date thereof), on the terms and subject to the conditions set forth therein. On December 21, 1994, pursuant to the exercise in full of the Option, the Partnership, on behalf of the Common Stock Partnerships, delivered 51,106,768 shares of Holdings Common Stock to Borden in exchange for the 28,138,000 Option Shares, which were issued from Borden's treasury.



    Registration Rights. The Conditional Purchase/Option Agreement provides that Borden will extend to the Purchaser (or its designee) registration rights with respect to the Option Shares on substantially the same terms and subject to the same conditions as Holdings has extended to the Partnership pursuant to the Registration Rights Agreement dated July 15, 1990 between Holdings and the Partnership (the "Registration Rights Agreement"), a copy of which is on file with the Commission, except that only the first two registrations of Registrable Securities (as defined in the Registration Rights Agreement) will be at the expense of Borden.



    The Conditional Purchase/Option Agreement also provides that, subject in all respects to the terms and conditions of the Registration Rights Agreement, Borden will succeed with respect to the shares of Holdings Common Stock acquired as a result of the exercise of the Option to the rights and obligations of a subsequent Holder (as defined in the Registration Rights Agreement) under such agreement, unless, in the written opinion of counsel to Holdings, which opinion shall be delivered to Borden and shall be reasonably satisfactory in form and substance to Borden and its counsel, registration of the shares of Holdings Common Stock acquired as a result of the exercise of the Option is not required to lawfully sell and distribute such shares in the manner contemplated by Borden. By its execution of the Conditional Purchase/Option Agreement, Borden has agreed to be bound by the terms of the Registration Rights Agreement. If the Option is exercised, the Partnership and Borden have agreed that Borden will be entitled to two registrations at the expense of Holdings (or if Holdings refuses to bear such expenses, at the expense of the Partnership or the Purchaser) of Registrable Securities and, subject to the terms of the Registration Rights Agreement, such other registrations at its own expense as it shall request.

    Board of Directors. The Conditional Purchase/Option Agreement includes provisions relating to the Purchaser's designation of persons as directors of Borden following the exercise of the Option similar to those described with respect to the Merger Agreement under "--Merger Agreement--Board of Directors" above.

    Amendments. The Conditional Purchase/Option Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties thereto.

    Certain Antitrust Matters and Divestitures. In the Conditional Purchase/Option Agreement, Borden has made certain agreements relating to antitrust matters and divestitures similar to those described with respect to the Merger Agreement under "--Merger Agreement--Certain Antitrust Matters and Divestitures."

                           RJR NABISCO HOLDINGS CORP.

    The operating subsidiaries of Holdings owned through RJRN comprise one of the largest tobacco and food companies in the world. In the United States, the tobacco business is conducted by RJRT, the second largest manufacturer of cigarettes, and the packaged foods business is conducted by Nabisco, the largest manufacturer and marketer of cookies and crackers. Tobacco operations outside the United States are conducted by Tobacco International and food operations outside the United States and Canada are conducted by Nabisco International, a subsidiary of Nabisco. Together, RJRT's and Tobacco International's tobacco products are sold around the world under a variety of brand names. Food products are sold in the United States, Canada, Latin America and certain other international markets.

    Domestic Tobacco. RJRT's largest selling cigarette brands in the United States include WINSTON, DORAL, SALEM, CAMEL, MONARCH and VANTAGE. RJRT's other cigarette brands, including BEST VALUE, MORE, NOW, STERLING, MAGNA and CENTURY, are marketed to meet a variety of smoker preferences. All RJRT brands are marketed in a variety of styles. A primary long-term objective of RJRT is to increase earnings and cash flow through selective marketing investments in its key brands and continual improvements in its cost structure and operating efficiency. Marketing programs for full-price brands are designed to build brand awareness and add value to the brands in order to retain current adult smokers and attract adult smokers of competitive brands. RJRT believes it is essential to compete in all segments of the cigarette market, and accordingly offers a range of lower-priced brands intended to appeal to more cost-conscious adult smokers. Based on data collected for RJRT by an independent market research firm, RJRT had an overall share of retail consumer cigarette sales during 1993 of 29.8%, an increase of approximately one share point from 1992.

    International Tobacco. Tobacco International operates in over 160 markets around the world and is the second largest of two international cigarette producers that have significant positions in the American Blend segment of the international tobacco market. Tobacco International markets over 55 brands of which WINSTON, CAMEL and SALEM, all American Blend cigarettes, are its international leaders. Tobacco International has strong brand presence in Western Europe and is well established in its other key markets in the Middle East/Africa, Asia and Canada. Tobacco International is aggressively pursuing development opportunities in Eastern Europe and the former Soviet Union.

    Nabisco. Nabisco's domestic operations represent one of the largest packaged food businesses in the world. Through its domestic divisions, Nabisco manufactures and markets cookies, crackers, snack foods, hard and bite-size candy, gum, nuts, hot cereals, margarine, pet foods, dry-mix dessert products and other grocery products under established and well-known trademarks, including OREO, CHIPS AHOY!, NEWTONS, SNACKWELL'S, RITZ, PREMIUM, LIFE SAVERS, PLANTERS, A.1, GREY POUPON, MILK-BONE, ORTEGA, CREAM OF WHEAT, FLEISCHMANN'S and BLUE BONNET. Nabisco Biscuit Company ("Nabisco Biscuit") is the largest manufacturer and marketer in the United States cookie and cracker industry with nine of the top ten selling brands, each of which had annual sales of over $100 million in 1993. Overall, in 1993, Nabisco Biscuit had a 37% share of the domestic cookie industry sales and a 55% share of the domestic cracker industry sales, in the aggregate more than three times the share of its closest competitor. In 1992, Nabisco Biscuit became the leading manufacturer and marketer of no fat/reduced fat cookies and crackers with the introduction of the SNACKWELL'S line. In 1993, the SNACKWELL'S brand recorded net sales of $186 million, which made SNACKWELL'S the sixth largest cookie/cracker brand in the United States. Based on 1993 net sales, LIFE SAVERS is the largest selling hard roll candy in the United States, with an approximately 25.4% share of the hard roll candy category, and PLANTERS nuts are the clear leader in the packaged nut category, with a market share of more than five times that of its nearest competitor.

    Nabisco International is a leading producer of powdered dessert and drink mixes, biscuits, baking powder and other grocery items, industrial yeast and bakery ingredients in many of the 17 Latin American countries in which it has operations. Nabisco International has significantly increased its presence in Europe through the acquisition of Royal Brands S.A. in Spain and Royal Brands Portugal.

    RJRN was acquired in 1989 by an indirect, wholly owned subsidiary of Holdings in the Acquisition. Prior to the Acquisition, RJRN was a publicly held corporation. See "Significant Considerations--KKR Ownership."

RECENT DEVELOPMENTS

    Nabisco Initial Public Offering and Related Transactions. On October 28, 1994, Nabisco filed a registration statement with the Commission for the initial public offering of 45 million shares of its Class A Common Stock (51.75 million shares if the underwriters' over-allotment options are exercised in full). For purposes of the filing, the initial offering price was estimated to be between $23 and $26 per share. Upon completion of the proposed public offering, Holdings would beneficially own 100% of Nabisco's outstanding Class B Common Stock, which would represent approximately 82.6% of the economic interest in Nabisco (80.5% if the underwriters' over-allotment options are exercised in full). Holders of Class A Common Stock of Nabisco generally would have identical rights to holders of Class B Common Stock except that holders of Class A Common Stock would be entitled to one vote per share while holders of Class B Common Stock would be entitled to ten votes per share on all matters submitted to a vote of stockholders. The registration statement has not become effective and there can be no assurance that such offering will be consummated.

    The initial public offering of shares of Nabisco is part of a broader proposed initiative of Holdings designed to reduce consolidated debt of Holdings by approximately $1 billion and establish a separately traded common stock for Nabisco. After completion of the proposed public offering, Holdings anticipates commencing a quarterly cash dividend on its common stock of $.075 per share or $.30 per share on an annualized basis.


    At the time of the proposed public offering, Nabisco is expected to have approximately $4.1 billion of intercompany debt and approximately $1.4 billion of borrowings under a short-term bank credit agreement. The net proceeds of the proposed public offering will be used by Nabisco to repay a portion of the borrowings under its bank facility.



    As part of the initiative, RJRN redeemed several issues of debt securities, including $1.5 billion of 10 1/2% Senior Notes due 1998, approximately $374 million of 8 3/8% Sinking Fund Debentures due 2017, $100 million of 13 1/2% Subordinated Debentures due 2001 and approximately $25 million of 7 3/8% Sinking Fund Debentures due 2001, all of which were redeemed with various redemption premiums. RJRN funded these redemptions with borrowings under its existing credit facilities, proceeds from Holdings' Series C Preferred Stock offering completed on May 6, 1994 and internally generated cash flow. See "RJR Nabisco Holdings Corp. Selected Pro Forma Consolidated Financial Data."


    Upon completion of the proposed public offering of Nabisco, RJRN may seek to restructure approximately $6 billion of its domestic publicly held debt which currently limits the ability of Nabisco to incur long-term debt other than intercompany debt. The restructuring, which would require consent of public debtholders and lenders under bank facilities, may include one or more offers to exchange Nabisco debt securities for a portion of such debt. The goal of the exchange offers would be to permit Nabisco to establish long-term borrowing capacity independent of its parent and to reduce its intercompany debt. No assurance can be given that RJRN will seek to restructure its debt or that any such restructuring will be consummated.

    The Board of Directors of Holdings has adopted certain policies, which would become effective upon the closing of the Nabisco initial public offering. One policy would provide that Holdings would limit, until December 31, 1998, the aggregate amount of cash dividends on its capital stock. Under this

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
policy, during that period Holdings would not pay any extraordinary cash dividends and would limit the amount of its cash dividends, cash distributions and repurchases for cash of capital stock and subordinated debt to an amount equal to the sum of $500 million plus (i) 65% of Holdings' cumulative consolidated net income before extraordinary gains or losses and restructuring charges and (ii) net cash proceeds of up to $250 million in any year from the sale of capital stock of Holdings or its subsidiaries (other than proceeds from the Nabisco initial public offering) to the extent used to repay, purchase or redeem debt or preferred stock. Another policy would provide that Holdings would not declare a dividend or distribution to its stockholders of the shares of capital stock of a subsidiary before December 31, 1996. Another policy sets forth the intention of Holdings that it would not make such a distribution prior to December 31, 1998 if that distribution would cause the ratings of the senior indebtedness of RJRN to be reduced from investment grade to non-investment grade or if, after giving effect to such distribution, any publicly held senior indebtedness of the distributed company would not be rated investment grade. There is no assurance that any such distribution will take place. Additional policies provide that an amount equal to the net cash proceeds from any issuance and sale of equity by Holdings or from any sale outside the ordinary course of business of material assets owned or used by subsidiaries in the tobacco business, in each case before December 31, 1998, would be used either to repay, purchase or redeem consolidated indebtedness or to acquire properties, assets or businesses to be used in existing or new lines of business and that an amount equal to the net cash proceeds of any secondary sale of shares of Nabisco before December 31, 1998 would be used to repay, purchase or redeem consolidated debt. No assurance can be given that Holdings will issue or sell any equity or sell any material assets outside the ordinary course of business.

    Termination of Agreement in Principle Relating to Borden. On October 25, 1994, Holdings and KKR concluded that they were unable to reach a definitive agreement for the transaction contemplated by their agreement in principle for Holdings to acquire a minority interest in Borden, as had been previously announced on September 12, 1994. The September 12, 1994 announcement indicated that, following KKR's successful acquisition of Borden, Holdings would issue to Borden approximately $500 million of newly issued common shares of Holdings for newly issued shares of Borden common stock representing a 20% pro forma interest in Borden and a warrant to acquire an additional 10% pro forma interest in Borden. The inability to reach agreement resulted from various complexities affecting the transaction, including certain accounting issues. In particular, because Holdings would have been required to account for its investment in Borden using the equity method (thereby being required to reflect a portion of Borden's potentially low or volatile earnings in its financial statements) and to amortize a substantial amount of goodwill resulting from the transaction, the proposed transaction would likely have had a dilutive effect on Holdings' near-term earnings. Attempts to resolve these issues by restructuring the transaction were unsuccessful. Holdings could in the future explore a basis on which it or its Nabisco subsidiary may acquire a minority equity interest in Borden in exchange for common stock of Holdings. However, Holdings is not currently engaged in any such negotiations, and there is no assurance that Holdings will seek to pursue any such negotiations or that any such negotiations will be successful.

                           RJR NABISCO HOLDINGS CORP.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below as of September 30, 1994 and for the nine months ended September 30, 1994 and 1993 were derived from the Holdings Consolidated Condensed Financial Statements incorporated herein by reference. The selected consolidated financial data presented below as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 for Holdings were derived from the Holdings Consolidated Financial Statements, incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. In addition, the selected consolidated financial data as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for the period from February 9, 1989 through December 31, 1989 for Holdings and for the period from January 1, 1989 through February 8, 1989 for RJRN were derived from the consolidated financial statements of Holdings and RJRN as of December 31, 1991, 1990 and 1989, for the year ended December 31, 1990 and for each of the periods within the one-year period ended December 31, 1989, not presented or incorporated herein by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The data should be read in conjunction with the Holdings Consolidated Financial Statements and the Holdings Consolidated Condensed Financial Statements incorporated herein by reference.

                                                                     HOLDINGS
                                     ------------------------------------------------------------------------
                                                                                                                   RJRN
                                       FOR THE NINE                                                             ----------
                                       MONTHS ENDED
                                       SEPTEMBER 30,
                                                                         FOR THE YEARS ENDED DECEMBER 31,
(DOLLARS IN MILLIONS EXCEPT PER      -----------------   -----------------------------------------------------------------
SHARE AMOUNTS)                        1994      1993      1993      1992      1991      1990               1989
                                     -------   -------   -------   -------   -------   -------   -------------------------
                                                                                                 2/9 TO 12/31   1/1 TO 2/8
                                                                                                 ------------   ----------
RESULTS OF OPERATIONS
 Net sales.........................  $11,322   $11,053   $15,104   $15,734   $14,989   $13,879     $ 12,114      $    650
                                     -------   -------   -------   -------   -------   -------       ------     ----------
 Cost of products sold.............    5,079     4,709     6,640     6,326     6,088     5,652        5,241           332
 Selling, advertising,
   administrative and
   general expenses................    3,789     4,182     5,731     5,788     5,358     4,801        4,276           295
 Amortization of trademarks and
goodwill...........................      469       466       625       616       609       608          557            10
 Restructuring expense.............    --        --          730       106     --        --          --            --
                                     -------   -------   -------   -------   -------   -------       ------     ----------
   Operating income(1).............    1,985     1,696     1,378     2,898     2,934     2,818        2,040            13
 Interest and debt expense.........     (828)     (910)   (1,209)   (1,449)   (2,217)   (3,176)      (3,340)          (44)
 Change in control costs...........    --        --        --        --        --        --          --              (247)
 Other income (expense), net.......      (81)       (4)      (58)        7       (69)      (44)         169            15
                                     -------   -------   -------   -------   -------   -------       ------     ----------
   Income (loss) from continuing
    operations before income
taxes..............................    1,076       782       111     1,456       648      (402)      (1,131)         (263)
 Provision (benefit) for income
taxes..............................      474       356       114       680       280        60         (156)          (66)
                                     -------   -------   -------   -------   -------   -------       ------     ----------
   Income (loss) from continuing
operations.........................      602       426        (3)      776       368      (462)        (975)         (197)
 Income (loss) from operations of
   discontinued businesses, net of
income taxes(2)....................    --        --        --        --        --        --              (1)           24
 Extraordinary item--(loss) gain on
   early extinguishments of debt,
   net of income
   taxes...........................     (145)     (110)     (142)     (477)    --           33       --            --
                                     -------   -------   -------   -------   -------   -------       ------     ----------
 Net income (loss).................      457       316      (145)      299       368      (429)        (976)         (173)
 Preferred stock dividends.........       98        33        68        31       173        50       --                 4
                                     -------   -------   -------   -------   -------   -------       ------     ----------
 Net income (loss) applicable to
common stock.......................  $   359   $   283   $  (213)  $   268   $   195   $  (479)    $   (976)     $   (177)
                                     -------   -------   -------   -------   -------   -------       ------     ----------
                                     -------   -------   -------   -------   -------   -------       ------     ----------
PER SHARE DATA
 Income (loss) from continuing
   operations
   per common and common equivalent
share..............................  $   .33   $   .29   $  (.05)  $   .55   $   .22   $ (1.19)    $  (3.21)     $   (.89)
 Dividends per share of Series A
   Preferred Stock(3)..............     2.51      2.51      3.34      3.34       .49     --          --            --
 Dividends per share of Series C
   Preferred Stock(3)..............     2.44     --        --        --        --        --          --            --
BALANCE SHEET DATA
 (AT END OF PERIODS)
 Working capital...................      358     --      $   202   $   730   $   165   $(1,089)    $    106        --
 Total assets......................   31,851     --       31,295    32,041    32,131    32,915       36,412        --
 Total debt........................   11,205     --       12,448    14,218    14,531    18,918       25,159        --
 Redeemable preferred stock(4).....    --        --        --        --        --        1,795       --            --
 Stockholders' equity(5)...........   10,957     --        9,070     8,376     8,419     2,494        1,237        --
 Book value per common share after
   conversion of Series A Preferred
   Stock and Series C Preferred
Stock..............................     5.94     --         5.77     --        --        --          --            --

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- - - ------------

(1) The 1992 amount includes a gain of $98 million on the sale of the ready-to-eat cold cereal business.

(2) The 1989 amount for Holdings includes $237 million of interest expense allocated to discontinued operations.

(3) On November 8, 1991, Holdings issued 52,500,000 shares of Series A Preferred Stock and sold 210,000,000 Series A Depositary Shares. On May 6, 1994, Holdings issued 26,675,000 shares of Series C Preferred Stock and sold 266,750,000 Series C Depositary Shares. Because Series A Preferred Stock and Series C Preferred Stock mandatorily convert into Holdings Common Stock, dividends on such shares are reported similar to common equity dividends.

(4) On December 16, 1991, an amendment to the Amended and Restated Certificate of Incorporation of Holdings was filed which deleted the provisions providing for the mandatory redemption of the redeemable preferred stock of Holdings on November 1, 2015. Accordingly, such securities were presented as a component of Holdings' stockholders' equity as of December 31, 1992 and 1991. Such securities were redeemed on December 6, 1993.

(5) Holdings' stockholders' equity at September 30, 1994 and December 31 of each year from 1993 to 1989 includes non-cash expenses related to accumulated trademark and goodwill amortization of $3.484 billion, $3.015 billion, $2.390 billion, $1.774 billion, $1.165 billion and $.557 billion, respectively.

 See Notes to Holdings Consolidated Financial Statements and Holdings Unaudited
  Quarterly Consolidated Condensed Financial Statements incorporated herein by reference.

                           RJR NABISCO HOLDINGS CORP.
                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The Holdings Pro Forma Financial Statements reflect the effects of adjustments to the historical results of operations and financial condition of Holdings. The Holdings Pro Forma Financial Statements should be read in conjunction with the Holdings Consolidated Financial Statements, the Holdings Consolidated Condensed Financial Statements and other financial information set forth or incorporated by reference herein.


    The Holdings pro forma consolidated condensed statements of income excluding extraordinary items related to the loss on early extinguishments of debt, net of income taxes, give effect to the following transactions and events as if they occurred as of January 1, 1993: (i) borrowings of $1.35 billion under the Nabisco Credit Agreement and the application of funds provided through such borrowings to repay a portion of the borrowings under the 1991 Credit Agreement;
(ii) the sale and issuance of 45,000,000 shares of Nabisco Class A Common Stock in the Nabisco Common Stock Offerings, the resulting reduction in Holdings' proportionate interest in Nabisco and the application of the estimated net proceeds of approximately $1,047 million (assuming an initial public offering price of $24.50 per share) therefrom to repay a portion of the borrowings under the Nabisco Credit Agreement; (iii) the assumed payment of quarterly dividends on Holdings' Common Stock of $.075 per share and the increased level of net indebtedness assumed to be outstanding had such dividend payments been made;
(iv) the redemption of $1.5 billion of the 10 1/2% Senior Notes due 1998, approximately $374 million of the 8 3/8% Debentures due 2017, $100 million of 13 1/2% Subordinated Debentures due 2001 and approximately $25 million of the 7 3/8% Debentures due 2001 through borrowings under the 1991 Credit Agreement and proceeds from Holdings' Series C Preferred Stock offering completed on May 6, 1994; and (v) the tax effect of the foregoing. Holdings' pro forma consolidated condensed balance sheet gives effect to the pro forma transactions and events described in clauses (i), (ii) and (iv) above, as if they occurred on September 30, 1994.


    Management believes the assumptions used provide a reasonable basis on which to present the pro forma financial data. THE HOLDINGS PRO FORMA FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF HOLDINGS' RESULTS OF OPERATIONS OR FINANCIAL POSITION HAD THE TRANSACTIONS AND EVENTS DESCRIBED ABOVE BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT HOLDINGS' RESULTS OF OPERATIONS OR FINANCIAL POSITION FOR ANY FUTURE DATE OR PERIOD. NABISCO HAS FILED A REGISTRATION STATEMENT WITH THE COMMISSION WITH RESPECT TO A PROPOSED INITIAL PUBLIC OFFERING OF 45,000,000 SHARES OF ITS CLASS A COMMON STOCK, BUT SUCH REGISTRATION STATEMENT HAS NOT BEEN DECLARED EFFECTIVE BY THE COMMISSION. NO ASSURANCE CAN BE GIVEN THAT SUCH OFFERING WILL BE CONSUMMATED.

                           RJR NABISCO HOLDINGS CORP.
              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                  HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                  ----------   -----------   ---------
 Net sales......................................................   $ 11,322                   $11,322
                                                                  ----------                 ---------
Cost and expenses:
 Cost of products sold..........................................      5,079                     5,079
 Selling, advertising, administrative and general expenses......      3,789                     3,789
 Amortization of trademarks and goodwill........................        469                       469
                                                                  ----------                 ---------
   Operating income.............................................      1,985                     1,985
Interest and debt expense.......................................       (828)      $ 112(a)       (716)
Other income (expense), net.....................................        (81)                      (81)
                                                                  ----------        ---      ---------
   Income before income taxes...................................      1,076         112         1,188
Provision for income taxes......................................        474          39(b)        513
                                                                  ----------        ---      ---------
   Income before minority interest in income of Nabisco.........        602          73           675
Minority interest in income of Nabisco..........................         --         (32)(c)       (32)
                                                                  ----------        ---      ---------
   Net income...................................................        602          41           643
Less preferred stock dividends..................................         98                        98
                                                                  ----------        ---      ---------
   Net income applicable to Common Stock........................   $    504       $  41       $   545
                                                                  ----------        ---      ---------
                                                                  ----------        ---      ---------
Per Share Data
   Net income per common and common equivalent..................   $    .33                   $   .36
   Dividends per share of Common Stock..........................         --                      .225
   Dividends per share of Series A Preferred Stock..............      2.505                     2.505
   Dividends per share of Series C Preferred Stock..............      2.438                     2.438

      See Notes to Pro Forma Consolidated Condensed Statements of Income.

                           RJR NABISCO HOLDINGS CORP.
              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                  HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                  ----------   -----------   ---------
Net sales.......................................................   $ 15,104                   $15,104
                                                                  ----------                 ---------
Cost and expenses:
 Cost of products sold..........................................      6,640                     6,640
 Selling, advertising, administrative and general expenses......      5,731                     5,731
 Amortization of trademarks and goodwill........................        625                       625
 Restructuring expense..........................................        730                       730
                                                                  ----------                 ---------
   Operating income.............................................      1,378                     1,378
Interest and debt expense.......................................     (1,209)      $ 161(a)     (1,048)
Other income (expense), net.....................................        (58)                      (58)
                                                                  ----------        ---      ---------
   Income before income taxes...................................        111         161           272
Provision for income taxes......................................        114          56(b)        170
                                                                  ----------        ---      ---------
   Income (loss) before minority interest in income of
Nabisco.........................................................         (3)        105           102
Minority interest in income of Nabisco..........................         --         (29)(c)       (29)
                                                                  ----------        ---      ---------
   Net income (loss)............................................         (3)         76            73
Less preferred stock dividends..................................         68                        68
                                                                  ----------        ---      ---------
   Net income (loss) applicable to Common Stock.................   $    (71)      $  76       $     5
                                                                  ----------        ---      ---------
                                                                  ----------        ---      ---------
Per Share Data
   Net income (loss) per common and common equivalent...........   $   (.05)                  $   .00
   Dividends per share of Common Stock..........................     --                           .30
   Dividends per share of Series A Preferred Stock..............       3.34                      3.34

      See Notes to Pro Forma Consolidated Condensed Statements of Income.

                           RJR NABISCO HOLDINGS CORP.
         NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

    The following is a summary of the pro forma adjustments reflected in the Pro Forma Consolidated Condensed Statements of Income:


        (a) Adjust historical interest and debt expense, as applicable, based upon (i) borrowings of $1.35 billion under the Nabisco Credit Agreement and the application of funds provided through such borrowings to repay a portion of the borrowings under the 1991 Credit Agreement; (ii) the sale and issuance of 45,000,000 shares of Nabisco Class A Common Stock in the Nabisco Common Stock Offerings, the resulting reduction in Holdings' proportionate interest in Nabisco and the application of the estimated net proceeds of approximately $1,047 million (assuming an initial public offering price of $24.50 per share) therefrom to repay a portion of the borrowings under the Nabisco Credit Agreement; (iii) the assumed payment of quarterly dividends on Holdings' Common Stock of $.075 per share and the increased level of net indebtedness assumed to be outstanding had such dividend payments been made;
    (iv) the redemption of $1.5 billion of the 10 1/2% Senior Notes due 1998, approximately $374 million of the 8 3/8% Debentures due 2017, $100 million of 13 1/2% Subordinated Debentures due 2001 and approximately $25 million of the 7 3/8% Debentures due 2001 through borrowings under the 1991 Credit Agreement and proceeds from Holdings' Series C Preferred Stock offering completed on May 6, 1994.


        (b) Recognize income taxes on the pro forma adjustments at the U.S. statutory rate of 35%.

        (c) Record the reduction of Holdings' proportionate interest in Nabisco resulting from the Nabisco Common Stock Offerings.

                           RJR NABISCO HOLDINGS CORP.
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1994
                             (DOLLARS IN MILLIONS)


                                                                                           PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS     AFTER ADJUSTMENTS
                                                         ----------    -----------     -----------------
ASSETS
Current assets:
  Cash and cash equivalents............................   $    647       $  (399) (a)       $   248
  Accounts and notes receivable, net...................      1,107                            1,107
  Inventories..........................................      2,504                            2,504
  Prepaid expenses and excise taxes....................        414                              414
                                                         ----------    -----------          -------
      TOTAL CURRENT ASSETS.............................      4,672          (399)             4,273
                                                         ----------    -----------          -------
Property, plant and equipment, at cost.................      7,710                            7,710
Less accumulated depreciation..........................     (2,281)                          (2,281)
                                                         ----------                         -------
  Net property, plant and equipment....................      5,429                            5,429
                                                         ----------                         -------
Trademarks, net........................................      8,573                            8,573
Goodwill, net..........................................     12,761                           12,761
Other assets and deferred charges......................        416           (13)(a)            403
                                                         ----------    -----------          -------
                                                          $ 31,851       $  (412)           $31,439
                                                         ----------    -----------          -------
                                                         ----------    -----------          -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable........................................   $    229                          $   229
  Accounts payable.....................................        469                              469
  Accrued liabilities..................................      2,646           (83)(a)          2,563
  Current maturities of long-term debt.................        613                              613
  Income taxes accrued.................................        357       $   (66)(a)            291
                                                         ----------    -----------          -------
      TOTAL CURRENT LIABILITIES........................      4,314          (149)             4,165
                                                         ----------    -----------          -------

Long-term debt (less current maturities)...............     10,363          (140)(a)          9,176
                                                                          --    (b)
                                                                          (1,350)(c)
                                                                             303(c)

Other noncurrent liabilities...........................      2,534           673(c)           3,207
Deferred income taxes..................................      3,683                            3,683
Stockholders' equity:
  ESOP convertible preferred stock.....................        247                              247
  Series A convertible preferred stock.................          2                                2
  Series B preferred stock.............................      1,250                            1,250
  Series C convertible preferred stock.................          3                                3
  Common Stock.........................................         11                               11
  Paid-in capital......................................     10,214           374(c)          10,588
  Retained earnings (accumulated deficit)..............       (427)         (123)(a)           (550)
  Receivable from ESOP.................................       (190)                            (190)
  Other stockholders' equity...........................       (153)                            (153)
                                                         ----------    -----------          -------
      TOTAL STOCKHOLDERS' EQUITY.......................     10,957           251             11,208
                                                         ----------    -----------          -------
                                                          $ 31,851       $  (412)           $31,439
                                                         ----------    -----------          -------
                                                         ----------    -----------          -------


          See Notes to Pro Forma Consolidated Condensed Balance Sheet.

                           RJR NABISCO HOLDINGS CORP.
            NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

    The following is a summary of the pro forma adjustments reflected in the Pro Forma Consolidated Condensed Balance Sheet:

        (a) The redemption of $1.5 billion of the 10 1/2% Senior Notes dues 1998, approximately $374 million of the 8 3/8% Debentures due 2017, $100 million of the 13 1/2% Subordinated Debentures due 2001 and approximately $25 million of the 7 3/8% Debentures due 2001, including the payment of accrued interest on such notes and debentures in the aggregate amount of $83 million, through borrowings under the 1991 Credit Agreement and proceeds from Holdings' Series C Preferred Stock offering completed on May 6, 1994, the write off of related unamortized financing costs of $13 million and the resulting extraordinary loss of $123 million net of related income taxes of $66 million. Because the income statement impact of such events will be included in Holdings' consolidated statement of income within the twelve months subsequent to September 30, 1994, such income statement impact was not considered in the accompanying pro forma consolidated income statement.


        (b) Borrowings of $1.35 billion under the Nabisco Credit Agreement and the application of funds provided through such borrowings to repay a portion of the borrowings under the 1991 Credit Agreement.


        (c) The sale and issuance of 45,000,000 shares of Nabisco Class A Common Stock in the Nabisco Common Stock Offerings, the resulting reduction in Holdings' proportionate interest in Nabisco and the application of the estimated net proceeds of approximately $1,047 million (assuming an initial public offering price of $24.50 per share) therefrom to repay a portion of the borrowings under the Nabisco Credit Agreement. Holdings' accounting policy with respect to sales of stock by its subsidiaries is to recognize any gains in paid-in capital if subsequent capital transactions are contemplated that may affect the realization of such gains.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF HOLDINGS



    The following table sets forth certain information regarding the beneficial ownership of Holdings Common Stock as of November 30, 1994 (after giving effect to the Exchange Offer which expired on December 20, 1994) by (a) persons known to Holdings to be the beneficial owners of more than five percent of the outstanding Holdings Common Stock, (b) each director of Holdings, (c) each of the five most highly compensated executive officers of Holdings during the 1993 fiscal year of Holdings, (d) one individual who served as Chief Executive Officer of Holdings during the 1993 fiscal year of Holdings and (e) all directors and executive officers of Holdings as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.



                                                     BENEFICIAL OWNERSHIP      BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER                               PRIOR TO MERGER           AFTER MERGER(1)
- - - -------------------------------------------------   ----------------------    ----------------------
                                                      SHARES       PERCENT      SHARES       PERCENT
                                                    -----------    -------    -----------    -------
KKR Associates(2)................................   350,233,951     25.76%    231,769,884     17.05%
  9 West 57th Street
  New York, New York 10019
FMR Corp.(3).....................................   120,887,980      8.89     120,887,980      8.89
  82 Devonshire Street
  Boston, Massachusetts 02109
John T. Chain, Jr.(4)............................        40,000      *             40,000      *
Julius L. Chambers...............................       --           --           --           --
John L. Clendenin................................         2,266      *              2,266      *
Louis V. Gerstner, Jr.(5)........................     1,444,047       .11       1,444,047       .11
James H. Greene, Jr.(2)..........................        27,301      *             27,301      *
H. John Greeniaus(4).............................     2,471,693       .18       2,471,693       .18
Charles M. Harper(4).............................     2,810,490       .24       2,810,490       .24
James W. Johnston(4)(6)..........................     2,412,055       .18       2,412,055       .18
Henry R. Kravis(2)...............................       289,189      *            289,189      *
John G. Medlin, Jr...............................        34,333      *             34,333      *
Paul E. Raether(2)...............................        94,185      *             94,185      *
Lawrence R. Ricciardi(4)(7)......................     1,435,339       .11       1,435,339       .11
Rozanne L. Ridgway(4)............................        30,000      *             30,000      *
Clifton S. Robbins(2)............................        21,614      *             21,614      *
George R. Roberts(2).............................       289,189      *            289,189      *
Scott M. Stuart(2)...............................        14,106      *             14,106      *
G. Richard Thoman(4).............................       --           --           --           --
Michael T. Tokarz(2).............................        29,577      *             29,577      *
Karl M. von der Heyden(4)........................     1,921,315       .14       1,921,315       .14
All directors and executive officers of Holdings
  as a group (other than as set forth above in
  relation to KKR Associates)(2)(4)..............    19,338,781      1.41%     19,338,781      1.41%


- - - ------------

* Less than 0.1%.


(1) In the Merger, it is assumed that 118,464,067 shares of Holdings Common Stock beneficially owned by KKR Associates will be exchanged for 51,698,073 shares of Borden Common Stock. The foregoing information (which is reflected in the table) assumes that, after December 30, 1994, no further options for Borden Common Stock are exercised and no further shares of Borden's Preferred Stock--Series B are converted into Borden Common Stock. Information concerning Borden Shares outstanding is based on information available on December 30, 1994.



(2) Shares of Holdings Common Stock shown as beneficially owned by KKR Associates include shares owned of record by the limited partnerships of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power, including the Partnership and 51,106,768 shares of Holdings Common Stock held by Borden upon exercise of the Option and indirectly controlled by KKR Associates. KKR Associates is a limited partnership of which Messrs. Greene, Kravis, Raether, Robbins, Roberts, Stuart and Tokarz, all directors of Holdings, and Saul A. Fox, Edward A. Gilhuly, Perry Golkin, Robert I. MacDonnell and Michael N. Michelson are the general partners. Such persons may be deemed to share beneficial ownership of


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) the shares shown as owned by KKR Associates. The foregoing persons disclaim beneficial ownership of any such shares.


(3) According to the Schedule 13G dated October 7, 1994 jointly filed by FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp. and a member of a controlling group with respect to FMR Corp., the 120,887,980 shares of Holdings Common Stock shown as beneficially owned by FMR Corp. and Mr. Johnson include (i) 112,056,000 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to several registered investment companies that own such shares (the "Fidelity Funds") and (ii) 8,831,980 shares beneficially owned by Fidelity Management Trust Company, a bank and wholly owned subsidiary of FMR Corp., as a result of serving as investment manager of institutional accounts. According to the Schedule 13G, FMR Corp. and Mr. Johnson also beneficially own 580,150 shares of Series C Preferred Stock as a result of (i) the Fidelity Funds owning 4,383,100 Series C Depositary Shares and (ii) such investment accounts owning 1,418,400 Series C Depositary Shares. According to the Schedule 13G, (a) FMR Corp. and Mr. Johnson each has sole investment power, but neither has sole voting power, over the shares owned by the Fidelity Funds and (b) FMR Corp. has sole investment power over all of, has sole voting power over certain of, and has no voting power over the remainder of, the shares owned by the institutional accounts.



(4) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares beneficially owned includes (i) 30,000 shares subject to currently exercisable options granted to each of Mr. Chain and Ms. Ridgway; 2,187,500 shares subject to currently exercisable options granted to Mr. Harper; 1,840,200 shares subject to currently exercisable options granted to each of Messrs. Greeniaus and Johnston; 1,254,599 shares subject to currently exercisable options granted to Mr. Ricciardi; and 13,078,470 shares subject to currently exercisable options granted to all directors and executive officers as a group; and (ii) 768, 1,308, 1,317, 1,315, 1,315 and 19,486 shares of Holdings Common Stock currently issuable on conversion of a like number of shares of ESOP Preferred Stock (as defined below) owned by, respectively, Messrs. Harper, Greeniaus, Johnston, Ricciardi, von der Heyden and all directors and executive officers as a group.



(5) The outstanding shares of Holdings Common Stock shown as beneficially owned by Mr. Gerstner include 103,600 shares held in trust for the benefit of Mr. Gerstner's children, as to which Mr. Gerstner disclaims beneficial ownership.



(6) The outstanding shares of Holdings Common Stock shown as beneficially owned by Mr. Johnston include 60,000 shares held in trust for the benefit of Mr. Johnston's children, as to which Mr. Johnston disclaims beneficial ownership.



(7) The outstanding shares of Holdings Common Stock shown as beneficially owned by Mr. Ricciardi include 60,000 shares held in trust for the benefit of Mr. Ricciardi's children, as to which Mr. Ricciardi disclaims beneficial ownership.



    As of November 30, 1994, Wachovia Bank of North Carolina, N.A. ("Wachovia"), Box 3875, Trust Operations, Winston-Salem, North Carolina 27102, beneficially owned 15,490,964 shares of ESOP Convertible Preferred Stock of Holdings ("ESOP Preferred Stock"), representing 100% of the issued and outstanding ESOP Preferred Stock. Wachovia holds such shares in its capacity as Trustee of the RJRN Defined Contribution Master Trust. Under the terms of the Master Trust, Wachovia is required to vote shares of ESOP Preferred Stock allocated to participants' accounts in accordance with instructions received from such participants and to vote allocated shares of ESOP Preferred Stock for which it has not received instructions and unallocated shares in the same ratio as shares with respect to which instructions have been received. Wachovia has no investment power with respect to shares of ESOP Preferred Stock.

                                  BORDEN, INC.


    Borden is engaged primarily in manufacturing, processing, purchasing and distributing a broad range of products through three operating sectors: Consumer Packaged Products, Dairy Products, and Packaging and Industrial Products. Consumer Packaged Products is composed of niche grocery products, pasta products, International Foods products (including European bakery products, international milk powder, Latin American dairy and European grocery and pasta), and Diversified Products (including cheese products, home and professional products, Cracker Jack and, until such time as Borden's regional units are divested, snacks. Dairy Products is composed of fluid milk, frozen desserts and cultured products. Packaging and Industrial Products is composed of decorative products (principally wallcoverings), adhesives and resins, plastic films and packaging and high-technology coatings.

                                  BORDEN, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below for the nine months ended September 30, 1994 and 1993 were derived from unaudited quarterly consolidated financial statements contained in Borden's Quarterly Report on Form 10-Q at and for the nine months ended September 30, 1994 and incorporated herein by reference. The selected consolidated financial data presented below for each of the years in the three-year period ended December 31, 1993 for Borden were derived from the consolidated financial statements contained in Borden's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference herein, which have been audited by Price Waterhouse LLP, independent accountants. The unaudited quarterly consolidated financial statements include all adjustments which are, in the opinion of Borden management, necessary for a fair statement of the interim results. Results for interim periods are not necessarily indicative of results to be expected for the full year. The data below should be read in conjunction with the audited consolidated financial statements and unaudited quarterly consolidated condensed financial statements of Borden, and the related notes thereto, incorporated by reference herein.

                                                     FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------   ----------------------------------------------------
                                                       1994        1993       1993       1992       1991       1990       1989
                                                     --------    --------   --------   --------   --------   --------   --------
                                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUE
 Net sales........................................   $  4,082    $  4,037   $  5,506   $  5,872   $  5,924   $  6,273   $  6,391

COST AND EXPENSES
 Cost of goods sold...............................      3,075       2,967      4,078      4,302      4,269      4,644      4,859
 Marketing, general and administrative expenses...        859         803      1,224      1,163      1,024      1,020        902
 Restructuring charges(1).........................        (40)      --           115        298         67      --           463
 Interest expense.................................         92          93        125        116        167        156        129
 Equity in income of affiliates...................         (9)        (10)       (16)       (19)       (24)       (23)       (17)
 Minority interest................................         29          30         41         40          3          3          1
 Other (income) and expense, net..................        104          29         23         (4)       (13)        12         11
 Income taxes.....................................         27          42        (27)        14        151        169         76
                                                     --------    --------   --------   --------   --------   --------   --------
                                                        4,137       3,954      5,563      5,910      5,644      5,981      6,424
                                                     --------    --------   --------   --------   --------   --------   --------
EARNINGS
 (Loss) income from continuing operations.........        (55)         83        (57)       (38)       280        292        (33)
 Discontinued operations:(1)(2)
   (Loss) income from operations..................      --            (46)       (66)       (86)        15         28         16
   Loss on disposal...............................        (59)      --          (490)     --         --         --         --
                                                     --------    --------   --------   --------   --------   --------   --------
 (Loss) income before extraordinary item and
   cumulative effect of
   accounting changes.............................       (114)         36       (613)      (124)       295        320        (17)
 Extraordinary loss on early retirement of debt...      --          --         --           (11)     --         --         --
 Cumulative effect of change in accounting for:
   Postemployment benefits........................      --            (18)       (18)     --         --         --         --
   Postretirement benefits other than pensions....      --          --         --          (189)     --         --         --
   Income taxes...................................      --          --         --           (40)     --         --         --
                                                     --------    --------   --------   --------   --------   --------   --------
 Net (loss) income................................   $   (114)   $     18   $   (631)  $   (364)  $    295   $    320   $    (17)
                                                     --------    --------   --------   --------   --------   --------   --------
                                                     --------    --------   --------   --------   --------   --------   --------
SHARE DATA
 (Loss) income from continuing operations.........   $   (.39)   $    .59   $   (.40)  $   (.27)  $   1.90   $   1.97   $  (0.22)
 Discontinued operations:
   (Loss) income from operations..................      --           (.33)      (.47)      (.60)       .10       0.19       0.11
   Loss on disposal...............................       (.41)      --         (3.47)     --         --         --         --
                                                     --------    --------   --------   --------   --------   --------   --------
 (Loss) income before extraordinary item and
   cumulative effect of
   accounting changes.............................       (.80)        .26      (4.34)      (.87)      2.00       2.16      (0.11)
 Extraordinary loss on early retirement of debt...      --          --         --          (.07)     --         --         --
 Cumulative effect of change in accounting for:
   Postemployment benefits........................      --           (.13)      (.13)     --         --         --         --
   Postretirement benefits other than pensions....      --          --         --         (1.32)     --         --         --
   Income taxes...................................      --          --         --          (.28)     --         --         --
                                                     --------    --------   --------   --------   --------   --------   --------
 Net (loss) income per common share...............   $   (.80)   $    .13   $  (4.47)  $  (2.54)  $   2.00   $   2.16   $  (0.11)
                                                     --------    --------   --------   --------   --------   --------   --------
                                                     --------    --------   --------   --------   --------   --------   --------
 Cash dividends paid per common share.............   $    .23    $    .75   $    .90   $  1.185   $   1.12   $  1.035   $   0.90
 Average number of common shares outstanding
during the period.................................      141.5       140.9      141.0      143.4      147.6      147.9      148.2

                                                   (Footnotes on following page)

                                                                                            AT DECEMBER 31,
                                                         AT SEPTEMBER 30,    ----------------------------------------------
                                                               1994           1993      1992      1991      1990      1989
                                                         ----------------    ------    ------    ------    ------    ------
                                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
 BALANCE SHEET DATA
 Current assets.......................................        $1,370         $1,290    $1,928    $1,921    $2,026    $2,011
 Investments and other assets.........................           561            443       352       319       237       160
 Property and equipment...............................         1,321          1,337     1,788     1,904     1,707     1,441
 Intangibles..........................................           762            802     1,178     1,317     1,314     1,213
 Total assets.........................................         4,014          3,872     5,246     5,461     5,284     4,825
 Current liabilities..................................         1,418          1,372     1,808     1,414     1,847     1,466
 Long-term debt.......................................         1,416          1,241     1,330     1,346     1,340     1,441
 Other liabilities (including long-term debt).........         2,457          2,254     2,312     2,072     1,595     1,670
 Shareholders' equity.................................           140            246     1,126     1,975     1,842     1,689
 Book value per common share..........................          0.99           1.74      8.01     13.39     12.50     11.41

- - - ------------
(1) 1993 includes a pretax charge of $752.3 million for business divestitures and restructuring. 1992, 1991 and 1989 include pretax restructuring charges of $377.2 million, $71.6 million and $570.7 million, respectively. The nine months ended September 30, 1994 includes a pretax credit of $50.1 million for reversal of prior restructuring charges.

(2) Financial data for the years prior to 1993 were restated in 1993 to reflect discontinued operations.

 See Notes to Borden's Consolidated Financial Statements and Borden's Unaudited
                                   Quarterly
      Consolidated Financial Statements incorporated herein by reference.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                              MANAGEMENT OF BORDEN



    The following table sets forth certain information regarding the beneficial ownership of Borden Common Stock as of November 15, 1994 (before giving effect to the Transactions, except as otherwise indicated in the footnotes to the following table) by (a) persons known to Borden to be the beneficial owners of more than five percent of the outstanding Borden Common Stock, (b) each director of Borden, (c) each of the five most highly compensated executive officers of Borden during the 1993 fiscal year of Borden and (d) all directors and executive officers of Borden as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.



                                                                                     BENEFICIAL OWNERSHIP
                                                                                    OF BORDEN COMMON STOCK
                                     NAME OF                                        ----------------------
                                BENEFICIAL OWNER                                      SHARES       PERCENT
- - - ---------------------------------------------------------------------------------   -----------    -------
KKR Associates(1)................................................................   118,269,307     69.58
  9 West 57th Street
  New York, New York 10019
FMR Corp.(2).....................................................................    14,599,083     10.29
  82 Devonshire Street
  Boston, Massachusetts 02109
Frederick E. Hennig(3)(4)(5).....................................................         4,513      *
Wilbert J. LeMelle(3)(4).........................................................           998      *
Robert P. Luciano(5).............................................................         1,000      *
H. Barclay Morley(5).............................................................         1,000      *
John E. Sexton(5)................................................................           100      *
Ervin R. Shames(3)...............................................................       230,100      *
Patricia Carry Stewart(5)........................................................         1,200      *
Frank J. Tasco(3)(4).............................................................        34,707      *
Henry R. Kravis(6)...............................................................       --           *
George R. Roberts(6).............................................................       --           *
Clifton S. Robbins(6)............................................................       --           *
Scott M. Stuart(6)...............................................................       --           *
Alexander Navab(6)...............................................................       --           *
Anthony S. D'Amato(3)(7).........................................................       583,624      *
Lawrence O. Doza(3)(7)...........................................................       181,875      *
Jon G. Hettinger(3)(7)...........................................................         4,387      *
Allan L. Miller(3)...............................................................       216,646      *
Joseph M. Saggese(3).............................................................       145,996      *
George J. Waydo(3)(7)............................................................        29,193      *
All Directors and Executive Officers as a group (20 persons)(3)(8)...............     1,601,948      1.12


- - - ------------

 * Less than 0.1%



(1) Information is as of December 30, 1994 and gives effect to the acquisition by the Common Stock Partnerships of shares of Borden Common Stock pursuant to the Exchange Offer and the exercise in full of the Option. Shares of Borden Common Stock shown as beneficially owned by KKR Associates include shares owned of record by the limited partnerships of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power, including the Partnership. KKR Associates is a limited partnership of which Messrs. Saul A. Fox, Edward A. Gilhuly, Perry Golkin, James H. Greene, Henry R. Kravis, Robert I. MacDonnell, Michael N. Michelson, Paul E. Raether, Clifton S. Robbins, George R. Roberts, Scott M. Stuart and Michael T. Tokarz are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates. The foregoing persons disclaim beneficial ownership of any such shares.



(2) In a Schedule 13G filing with the Commission, FMR Corp. ("FMR") has reported that these shares are beneficially owned by two wholly owned subsidiaries of FMR, Fidelity Management & Research Company, which beneficially owns shares of Borden Common Stock as a result of acting as investment advisor to several investment companies, and Fidelity Management Trust Company, through which FMR has sole voting power with respect to 95,911 shares of Borden Common Stock and sole dispositive power with respect to 14,599,083 shares of Borden Common Stock.



(3) Includes deferred shares of Borden Common Stock earned pursuant to the Management Incentive Plan, shares of Borden Common Stock held in the RSP, Directors' deferred compensation share equivalents, shares under the Executives Supplemental Pension Plan ("ESPP") and also shares allocated under the ESOP. The numbers of shares of Borden Common Stock held in the RSP, under the ESPP and allocated under the ESOP are stated as of December 31, 1993, which is the most current information available to Borden. Shares in the RSP will be voted in the same proportion as the shares allocated to employees are voted by employees in the ESOP. Also includes a total of 30,000 shares originally granted to Mr. Shames as restricted stock under the 1994 Stock Option Plan. Also includes shares of Borden Common Stock that can be acquired within 60 days, pursuant to outstanding employee Stock Options, which total 513,000 shares for Mr. D'Amato, 125,700 for Mr. Doza, 140,100 shares for Mr. Miller, 117,200 shares for Mr. Saggese, 200,000 shares for Mr. Shames and 1,204,100 shares for all directors and executive officers as a group.



(4) Member of Dividend Reinvestment Plan.



(5) Following consummation of the Exchange Offer and the exercise of the Option, pursuant to the Merger Agreement and the Conditional Purchase/Option Agreement, all of the directors of Borden other than Messrs. Shames, Tasco and LeMelle resigned as directors of Borden, Messrs. Kravis, Roberts, Robbins, Stuart and Alexander Navab were elected to the Borden board of directors by the remaining members of the Borden board of directors and Mr. Kravis succeeded Mr. Tasco as Chairman of the Board of Directors of Borden.



(6) See footnotes (1) and (5). The business address, age, principal occupation or employment at the present time and during the last five years, the name, principal business and address of any corporation or other organization in which such occupation or employment is or was conducted and current directorships of Messrs. Kravis, Roberts, Robbins and Stuart is incorporated herein by reference to Holdings' Annual Report on Form 10-K for the year ended December 31, 1993. For Mr. Navab, who is a citizen of the United States, he is a Director, Vice President and Secretary of the Purchaser and, since June 1993, an executive of KKR; and, from September 1991 to June 1993, he was an employee of James D. Wolfensohn Incorporated, an investment banking firm.



(7) Messrs. D'Amato, Doza, Hettinger, and Waydo are no longer employed by the Company. Information as to their beneficial ownership is as of November 1, 1994.



(8) The percentage owned has been indicated where the percentage exceeds 1.0%. Pursuant to Rule 13d-3, Stock Options that are presently exercisable or exercisable within 60 days after November 15, 1994 which are owned by each individual are deemed to be outstanding for purposes of computing the percentage of shares of Borden Common Stock owned by that individual. Therefore, each percentage is computed based on the sum of (i) the shares actually outstanding as of November 15, 1994 and (ii) the number of Stock Options exercisable within 60 days of November 15, 1994 owned by that individual or entity whose percentage of share ownership is being computed, but not taking account of the exercise of Stock Options by any other person or entity.

                THE PURCHASER AND THE COMMON STOCK PARTNERSHIPS


    The Purchaser, a New Jersey corporation and a subsidiary of the Partnership, was organized in connection with the Transactions and has not carried on any activities to date other than those incident to its formation and the Transactions. The Common Stock Partnerships together own 100% of the outstanding shares of common stock of the Purchaser. Each of the Common Stock Partnerships is a Delaware limited partnership, the general partner of which is KKR Associates, an affiliate of KKR. The principal assets of each of the Common Stock Partnerships consist of investments in various entities, including investments in Holdings Common Stock and Borden Common Stock.


                     DESCRIPTION OF HOLDINGS CAPITAL STOCK


    The authorized capital stock of Holdings consists of 2,200,000,000 shares of Holdings Common Stock and 150,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of November 30, 1994, 1,359,364,429 shares of Holdings Common Stock were outstanding. As of such date, 94,664,699 shares of Preferred Stock were outstanding, of which 52,500,000 shares were Series A Preferred Stock, 50,000 shares were Series B Cumulative Preferred Stock (the "Series B Preferred Stock"), 26,675,000 shares were Series C Preferred Conversion Stock (the "Series C Preferred Stock") and 15,490,964 shares were ESOP Preferred Stock.


    The following is a description of the terms of the capital stock of Holdings. This description does not purport to be complete and is qualified in its entirety by reference to Holdings' Amended and Restated Certificate of Incorporation, as amended (the "Holdings Certificate of Incorporation"), which has been incorporated by reference as an exhibit to the Registration Statement of which this Offering Circular/Prospectus is a part and is incorporated by reference herein. Holdings believes that the summaries of the Holdings Certificate of Incorporation set forth below are accurate and complete summaries of the material terms of such instruments.

COMMON STOCK

    Each share of Holdings Common Stock is entitled to one vote at all meetings of stockholders of Holdings for the election of directors of Holdings and on all other matters. Dividends may be paid to the holders of Holdings Common Stock when, as and if declared by the board of directors of Holdings out of funds legally available therefor. The Holdings Common Stock has no preemptive or similar rights. Holders of Holdings Common Stock are not liable to further call or assessment. Upon liquidation, dissolution or winding up of the affairs of Holdings, any assets remaining after provision for payment of creditors (and any liquidation preference of any outstanding preferred stock) would be distributed pro rata among holders of the Holdings Common Stock. Holdings has never paid any cash dividends on shares of the Holdings Common Stock. The Credit Agreements restrict cash dividends and other distributions on Holdings Common Stock. The indenture relating to subordinated debentures (the "RJRN Subordinated Debentures") of RJRN (the "RJRN Subordinated Debenture Indenture") and the indenture relating to certain senior notes (the "Senior Notes") of RJRN (the "Senior Note Indenture") restrict dividends or distributions to Holdings from RJRN and its subsidiaries which could otherwise be used for the payment of cash dividends on the Holdings Common Stock by Holdings. The timing, amount and form of future dividends, if any, will depend, among other things, upon the effect of applicable restrictions on the payment of dividends, results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the board of directors of Holdings. See "Certain Significant Considerations--Holding Company Structure" and "Description of Holdings Capital Stock--Contractual Restrictions on Payment of Dividends."

    The Holdings Common Stock is listed on the NYSE.

    First Chicago Trust Company of New York is the registrar and transfer agent for the Holdings Common Stock.

PREFERRED STOCK

    Series B Preferred Stock. Each share of Series B Preferred Stock is entitled to receive, when, as and if declared by the board of directors of Holdings, out of funds legally available therefor, cumulative preferential cash dividends at the rate per annum of 9.25%, payable quarterly in arrears. On and after August 19, 1998, Holdings, at its option upon not less than 30 nor more than 60 days' notice, may redeem shares of the Series B Preferred Stock, as a whole or in part, at any time, at a redemption price equivalent to $25,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, without interest, to the extent Holdings will have funds legally available therefor.

    The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock of Holdings.

    The holders of the Series B Preferred Stock do not have any voting rights, except as otherwise provided by law and under certain other limited circumstances.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of Series B Preferred Stock will be entitled to receive $25,000 per share, plus an amount equal to any accrued and unpaid dividends, before any distribution is made on any class of junior securities, including Holdings Common Stock.

    Series C Preferred Stock. Each share of Series C Preferred Stock is entitled to receive, when, as and if declared by the board of directors of Holdings, out of funds legally available therefor, cumulative preferential cash dividends accruing at a rate of $6.012 per annum, payable quarterly in arrears. Each share of Series C Preferred Stock will mandatorily convert into ten shares of Holdings Common Stock on May 15, 1997, subject to adjustment in certain events (the "Series C Common Stock Equivalent"), plus accrued and unpaid dividends on the Series C Preferred Stock until the date of conversion. In addition, each share of Series C Preferred Stock may be redeemed by Holdings, in whole or in part, at any time or from time to time prior to the mandatory conversion date at a redemption price to be paid in shares of Holdings Common Stock (or following certain circumstances, other consideration), plus accrued and unpaid dividends. The optional redemption price declines from $112.286 per share by $.01656 per share on each day following May 6, 1994 to $95.246 per share on March 15, 1997, and is $94.25 thereafter (the "Call Price").

    Immediately prior to a merger or consolidation of Holdings (other than a merger or consolidation of Holdings with or into a wholly owned subsidiary of Holdings) that results in the conversion or exchange of Holdings Common Stock into other securities or property, outstanding Series C Preferred Stock may be converted at the option of Holdings into (i) shares of Holdings Common Stock at a rate equal to the Series C Common Stock Equivalent (currently ten shares for each share of Series C Preferred Stock), in effect immediately prior to such merger or consolidation, plus (ii) the right to receive an amount in cash (which may, at the option of Holdings, be payable in shares of Holdings Common Stock) equal to all accrued and unpaid dividends on such Series C Preferred Stock to and including the Settlement Date, plus (iii) the right to receive an amount of cash (which may, at the option of Holdings, be payable in shares of Holdings Common Stock) initially equal to $18.036 per share, declining by $.01656 on each day following May 6, 1994 to $.996 on March 15, 1997 and equal to zero thereafter. The shares of Holdings Common Stock issuable under clause (i) above will be reduced, if necessary, so that the value of the aggregate consideration described in clauses (i) and (iii) above does not exceed the Call Price on the Settlement Date. Alternatively, Holdings may cause the Series C Preferred Stock to remain outstanding or convert into a substantially similar security of Holdings or of the entity issuing the consideration in such merger or consolidation. In that event, each holder of a share of Series C Preferred Stock may elect to convert the Series C Preferred Stock into Holdings Common Stock at a rate equal to the Series C Common Stock Equivalent immediately prior to the merger or consolidation (provided that the number of shares of Holdings Common Stock issuable will be reduced, if necessary, so that the value of such shares does not exceed the Call Price on the Settlement Date), plus the right to receive an amount of cash (which may, at the option of Holdings, be

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payable in shares of Holdings Common Stock) equal to all accrued and unpaid dividends on such Series C Preferred Stock to and including the Settlement Date.

    If Holdings has recommended acceptance of (or has expressed no opinion and is remaining neutral toward) a tender offer which would result in the ownership by the bidder (or an affiliate of the bidder) of more than 50% of the then outstanding Holdings Common Stock, then each holder of Series C Preferred Stock will have the option to convert such shares, in whole (but not in part), into Holdings Common Stock at the Series C Stock Equivalent in effect at the close of business on the day prior to the date of expiration or termination of such tender offer; provided that the number of shares of Holdings Common Stock issuable upon such conversion will be reduced if necessary, so that the value of such shares does not exceed the Call Price on such date.

    If Holdings distributes to holders of Holdings Common Stock the capital stock of a subsidiary representing all or substantially all of either of Holdings' two present principal lines of business (the "Spinoff Company"), Holdings will (subject to the final sentence of this paragraph) convert each share of Series C Preferred Stock into one-half of a share of the existing Series C Preferred Stock and one-half of a share of a substantially equivalent security of the Spinoff Company. In such case, the conversion rate per share of the new Series C Preferred Stock will be equal to a fraction, of which the numerator will be the product of the market price of Holdings Common Stock prior to the distribution and the Series C Common Stock Equivalent and of which the denominator will be the excess of the market price of Holdings Common Stock prior to the distribution over the market value of a share of the Spinoff Company. The conversion rate per share of the new security of the Spinoff Company will be equal to a fraction, of which the numerator will be the product of the market price of Holdings Common Stock prior to the distribution and the Series C Common Stock Equivalent and of which the denominator will be the market value of a share of the Spinoff Company. Alternatively, Holdings may elect to distribute to each holder of Series C Preferred Stock the number of shares of capital stock of the Spinoff Company that such holder would have been entitled to receive if the Series C Preferred Stock had been converted to Holdings Common Stock immediately prior to the distribution at the Series C Common Stock Equivalent then in effect. In the event that either (a) the fair value of the shares of the Spinoff Company distributed are greater than or equal to 95% of the market price of Holdings Common Stock prior to the distribution or (b) the record date for the distribution is fixed less than twenty-one trading days prior to such record date, then Holdings must elect to distribute the shares of the Spinoff Company to the holders of the shares of Series C Preferred Stock in accordance with the preceding sentence.


    Holders of Series C Preferred Stock have the right, voting together with the holders of Holdings Common Stock (and any other class of capital stock of Holdings entitled to vote together with the Holdings Common Stock, including the ESOP Preferred Stock) as one class, to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis initially of one vote (equal to one-tenth of the Series C Common Stock Equivalent) for each Series C Preferred Stock held; provided that the holders of Series C Preferred Stock are not entitled to vote on any increase or decrease in the number of authorized shares of any class or classes of stock. In the event dividends on all series of Preferred Stock, including the Series C Preferred Stock, were in arrears and unpaid for six quarterly periods, the holders of Series C Preferred Stock, together with the holders of all other outstanding series of Preferred Stock entitled to vote thereon, were entitled to elect two additional directors to the board of directors of Holdings until all cumulative dividends on all series of Preferred Stock, have been paid or declared and set aside for payment; provided that such directors may not have exceeded 25% of the total board of directors or be less than one director. While such holders were entitled to elect two directors, they were not entitled to participate with the holders of Holdings Common Stock in the election of any other directors, but would have continued to vote with the holders of Holdings Common Stock upon each other matter coming before any meeting of the stockholders.



    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of Series C Preferred Stock will be entitled to receive $60.50 per share, plus an amount equal to any accrued and unpaid dividends, before any distribution is made on any class of junior securities, including Holdings Common Stock.


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    ESOP Preferred Stock. Each share of ESOP Preferred Stock is entitled to receive, when, as and if declared by the board of directors of Holdings, out of funds legally available therefor, cumulative cash dividends at a rate of 7.8125% of stated value per annum ($1.25 per annum) at least until April 10, 1999, payable semi-annually in arrears. Each share of ESOP Preferred Stock is convertible into one share of Holdings Common Stock, subject to adjustment in certain events. The ESOP Preferred Stock is redeemable at the option of Holdings, in whole or in part, at any time on or after April 10, 1999, at an initial optional redemption price of $16.25 per share, declining thereafter on an annual basis in the amount of $.125 a year to $16 per share on April 10, 2001, plus accrued and unpaid dividends. Under certain other circumstances, the ESOP Preferred Stock is subject to redemption at any time. Holders of ESOP Preferred Stock have voting rights which are generally consistent with those of the holders of the Series A Preferred Stock prior to its mandatory conversion on November 15, 1994.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of ESOP Preferred Stock will be entitled to receive $16.00 per share, plus an amount equal to any accrued and unpaid dividends, before any distribution is made on any class of junior securities, including Holdings Common Stock.

CONTRACTUAL RESTRICTIONS AND POLICIES ON PAYMENT OF DIVIDENDS

    Holdings is subject to various contractual restrictions on its ability to pay dividends on its Preferred Stock and Holdings Common Stock.


    The Credit Agreements have been amended to permit the completion of the proposed Nabisco initial public offering and to allow Nabisco Inc., Nabisco's immediate subsidiary, to obtain a $1.5 billion short-term credit facility. In the amendments (the "Amendments") to the Credit Agreements, Holdings is subject to limits on its ability to pay dividends on its Preferred Stock and Holdings Common Stock. Specifically, Holdings is able to (i) issue shares of Holdings Common Stock upon the exercise of any warrants or options or upon the conversion or redemption of any convertible or redeemable preferred stock and, in connection with any such exercise, conversion or redemption, Holdings would be able to pay cash in lieu of issuing fractional shares of Holdings Common Stock;
(ii) if no event of default existed under the Credit Agreements, repurchase Holdings Common Stock (and/or options or warrants in respect thereof) pursuant to, and in accordance with the terms of, management and/or employee stock plans;
(iii) if no event of default existed under the Credit Agreements, declare and pay, or otherwise effect, any other cash dividend or other dividend or distribution, or repurchase or redeem any capital stock, provided that the aggregate amount of such dividends, distributions, repurchases and redemptions, when added to all dividends, distributions, repurchases and redemptions made in accordance with this clause (iii) after the effective date of the Amendments, would not exceed an amount equal to the sum of (x) $1 billion plus (y) 50% of the sum of (A) consolidated net income of Holdings and its subsidiaries for the period (taken as one accounting period) from January 1, 1995 to the last day of the last fiscal quarter of Holdings then ended plus (B) all losses from debt retirement deducted in determining consolidated net income of Holdings and its subsidiaries for the period referred to in clause (A) above plus (z) the aggregate cash proceeds (net of underwriting discounts and commissions) received by Holdings after the effective date of the Amendments from issuances of its equity securities (provided that the aggregate amount of such aggregate net cash proceeds received in any twelve-month period shall be deemed not to exceed $250 million for purposes of this clause (iii)(z)), in each case determined at the time of the declaration thereof, provided that such dividend, distribution or redemption payment was paid within 45 days of the making of such declaration;
(iv) issue and exchange shares of any class or series of its common stock now or hereafter outstanding for shares of any other class or series of its common stock now or hereafter outstanding; and (v) in connection with any reclassification of its common stock and any exchange permitted by clause (v) above, pay cash in lieu of issuing fractional shares of any class or series of its common stock.


    In addition to the contractual restrictions referred to above, the Board of Directors of Holdings has adopted a policy, which will become effective upon the closing of the proposed Nabisco initial public

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offering, under which Holdings would limit, until December 31, 1998, the aggregate amount of cash dividends on its Capital Stock. Under this policy,
Holdings:

    (a) would not pay any extraordinary cash dividends;

    (b) would not make any Restricted Payment if, after giving effect to such Restricted Payment, the aggregate amount expended for all Restricted Payments subsequent to December 31, 1994 exceeds the sum of (i) $500 million, plus (ii) 65% of Consolidated Net Income of Holdings on a cumulative basis subsequent to December 31, 1994, plus (iii) aggregate cash proceeds of up to $250 million received in any year subsequent to December 31, 1994 by Holdings or a Subsidiary from the issuance and sale (other than to a Subsidiary) of Holdings' or such Subsidiary's Capital Stock (or of other securities that are subsequently converted into or exchanged for Holdings' or such Subsidiary's Capital Stock) (other than proceeds from the initial public offering of Nabisco), it being understood that any aggregate net cash proceeds from any issuance and sale of any Capital Stock will be counted only up to the amount of any indebtedness or preferred stock of Holdings or any Subsidiary that has been repaid, purchased, redeemed or otherwise acquired for value by Holdings or any Subsidiary within one year before or after such issuance and sale. If Holdings or a Subsidiary repays, purchases, redeems or otherwise acquires for value indebtedness or preferred stock of Holdings or a Subsidiary in exchange for Capital Stock of Holdings or a Subsidiary, Holdings or such Subsidiary shall be deemed to have received the net cash proceeds equal to the market value of the Capital Stock so issued in exchange (such market value to be determined by Holdings' Board of Directors, whose good faith determination shall be conclusive);

    (c) will use an amount equal to the net cash proceeds received prior to December 31, 1998 from (i) the issuance and sale by Holdings of any Capital Stock (other than to a Subsidiary or current, future or former directors, officers or employees of Holdings or any Subsidiary (or their estates or beneficiaries under their estates) or (ii) any sale outside the ordinary course of business of material assets owned or used by any of its Subsidiaries in the tobacco business (other than to another Subsidiary) either to repay, purchase, redeem or otherwise acquire for value indebtedness of Holdings or a Subsidiary or to acquire properties, assets or businesses to be used in existing or new lines of business of Holdings or its Subsidiaries; and

    (d) will use an amount equal to the net cash proceeds received by Holdings or RJRN prior to December 31, 1998 from the sale to third parties of shares of common stock of Nabisco held by either of them to repay, purchase, redeem or otherwise acquire for value indebtedness of Holdings or a Subsidiary.

    The foregoing policy will not prevent the payment of a cash dividend within 90 days of its declaration if, at the time of declaration, such payment would have complied with the foregoing policy or the purchase, redemption, acquisition, cancellation or other retirement for value of Capital Stock, options on Capital Stock, stock appreciation rights or similar securities held by current, future or former directors, officers or employees of Holdings or any Subsidiary or certain trusts or estates for their benefit.

    Holdings has also adopted a policy, which will become effective upon the closing of the proposed Nabisco initial public offering, to the effect that it will not declare a dividend or distribution on its Capital Stock prior to December 31, 1996 that is paid in Capital Stock of a Subsidiary owned by Holdings or a Subsidiary and that it is its intent not to make such a distribution to its stockholders prior to December 31, 1998 if (a) such distribution would cause the ratings of RJRN's publicly held senior indebtedness to be reduced from investment grade to non-investment grade or (b) any publicly held senior indebtedness of the distributed Subsidiary would, after giving effect to such distribution, be rated non-investment grade.

    For purposes of the foregoing policies:

    "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock and any rights (other than debt securities convertible into capital stock), warrants or options to acquire such Capital Stock.

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    "Consolidated Net Income" of Holdings means, for any period, the aggregate consolidated net income of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles as in effect from time to time, adjusted by excluding (to the extent not otherwise excluded in calculating consolidated net income) any net extraordinary gain or net extraordinary loss, as the case may be, and any restructuring charges.

    "Restricted Payment" means (i) any payment of any cash dividend or distribution by Holdings on its Capital Stock, (ii) any purchase, redemption or other acquisition for cash by Holdings of its Capital Stock (other than any such purchase, redemption or acquisition for value in exchange for, or in an amount equal to the proceeds of, an offering of Capital Stock of Holdings or any Subsidiary or, in the case of Holdings' Series B Preferred Stock or any other non-convertible preferred stock of Holdings outstanding from time to time, for indebtedness of Holdings or any Subsidiary and (iii) any purchase, redemption or other acquisition for cash by Holdings of any Subordinated Debt prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than any such purchase, redemption or other acquisition for value in exchange for, or in an amount equal to the proceeds of, an offering of Capital Stock or Subordinated Debt of Holdings or any Subsidiary).

    "Subordinated Debt" means any indebtedness of Holdings or any Subsidiary which by its terms is expressly subordinated in right of payment to any other indebtedness of Holdings or any Subsidiary, provided, however, that the term Subordinated Debt shall not include any intercompany indebtedness.

    "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Holdings.

CERTAIN STATUTORY AND BY-LAW PROVISIONS

    Holdings is currently, and following the consummation of the offering will be, subject to the "business combination" statute of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless
(a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, certain stock or asset sales and certain other transactions resulting in a financial benefit to, or increase in voting power held by, the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or if such person is an affiliate or associate of the corporation within three years, did own) 15% or more of the corporation's voting stock.

    Holdings' By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of stockholders of Holdings. The By-laws provide that only persons who are nominated by, or at the direction of, the board of directors of Holdings or any committee designated by the board of directors of Holdings, or by a stockholder who has given timely written notice to the Secretary of Holdings prior to the meeting at which directors are to be elected, will be eligible for election as directors of Holdings. The By-laws also provide that in order to properly submit any business to an annual meeting of stockholders, a stockholder must give timely written notice to the Secretary of Holdings of such stockholder's intention

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
to bring such business before such meeting. Generally, for notice of stockholder nominations or other business to be made at an annual meeting to be timely under the By-laws, such notice must be received by Holdings (i) not less than 120 days nor more than 150 days before the first anniversary date of Holdings' proxy statement in connection with the last annual meeting of stockholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, not less than a reasonable time, as determined by the board of directors of Holdings, prior to the date of the applicable annual meeting. Under the By-laws, a stockholder's notice must also contain certain information specified in the By-laws.

    The provisions described above, together with certain terms of Holdings outstanding Preferred Stock and its ability to issue additional Preferred Stock, may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members of the board of directors of Holdings. As such, the provisions could have the effect of discouraging open market purchases of Holdings Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.

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
                 DESCRIPTION OF BORDEN CAPITAL STOCK AND RIGHTS


    Borden has authorized 480,000,000 shares of Borden Common Stock, of which 169,967,380 shares were outstanding as of December 30, 1994 (excluding 25,015,994 shares held in Borden's treasury). Borden has also authorized 10,000,000 shares of Preferred Stock, without par value. Of these 10,000,000 Preferred Shares, 475,000 have been designated Preferred Stock--Series A, none of which were issued or outstanding as of December 30, 1994. In addition, 688,700 shares of Preferred Stock have been designated Preferred Stock--Series B, of which 6,532 were issued and outstanding as of December 30, 1994. At December 30, 1994, 43,118 shares of Borden Common Stock were reserved for issuance upon conversion of the Preferred Stock--Series B. The outstanding Preferred Stock--Series B has been called for redemption and is scheduled to be redeemed on January 25, 1995, on which date all conversion rights of such stock will cease. In addition, 2,400,000 shares of Preferred Stock have been designated Series C Junior Participating Preferred Stock of Borden (the "Series C Stock"), none of which were issued and outstanding as of December 30, 1994.



                        COMPARISON OF RIGHTS OF HOLDERS
                OF BORDEN COMMON STOCK AND HOLDINGS COMMON STOCK


    The rights of shareholders of Borden are currently governed by applicable New Jersey law, including the NJBCA, and by Borden's Charter and By-laws. If the Merger is consummated, shareholders of Borden will become shareholders of Holdings and their rights will be governed by applicable Delaware law, including the DGCL, and by Holdings' Certificate of Incorporation and By-laws. Although it is not practicable to compare all of the differences between the corporation laws of Delaware and New Jersey and between the governing corporate documents of Borden and Holdings, the following is a summary of the material differences which may significantly affect the rights of Borden's shareholders.

  Antitakeover Provisions

    Both Delaware and New Jersey have enacted legislation which encourages a potential acquiror of certain publicly-held corporations organized in the state to negotiate with the board of directors and make it more difficult to effect an acquisition not approved by the board. Under Delaware law, a publicly-held corporation may be prohibited from consummating a business combination with an "interested shareholder" for a period of three years after the shareholder became interested unless (i) the business combination was approved by the board of directors prior to the date the shareholder became interested, (ii) the business combination was approved by the holders of 66 2/3% of the outstanding voting other than shares held by the interested shareholder or (iii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the corporation's voting stock. Under Delaware law, "beneficial ownership" of 15% or more of the outstanding voting stock results in "interested shareholder" status.

    Under New Jersey law, a publicly-traded New Jersey corporation with its principal executive offices or significant business operations located in New Jersey is prohibited from consummating a business combination with an interested shareholder for a period of five years unless the business combination is approved by the board of directors prior to the date the shareholder became interested. In addition, after the five-year period, a New Jersey corporation may not engage in a business combination with an interested shareholder unless either (i) the business combination is approved by the board of directors prior to the date the shareholder became an interested shareholder or (ii) the business combination is approved by the holders of two-thirds of the voting stock not held by the interested shareholder or (iii) subject to certain other requirements, the consideration per share received in the business combination is at least equal to the greater of (x) the highest price per share paid by the interested shareholder in the five years prior to either the announcement of the business combination or the date at which the interested shareholder became such, whichever results in a higher price, and

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
(y) the market price on either the date the business combination is announced or on the date the interested shareholder first became such, whichever is higher. New Jersey law defines "interested shareholder" as a person beneficially owning 10% or more of the outstanding voting stock of the corporation.

    Borden's Charter adds to the requirements of the NJBCA and provides that no business combination with a "related person" (defined as a shareholder who beneficially owns 20% or more of any class of capital stock of the corporation) may occur unless (i) the business combination is approved by the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote for directors, (ii) the business combination is approved by a majority of the continuing directors (defined as a director who is not affiliated with any "related person" and was a director prior to the time that the "related person" crossed the threshold of 5% voting power of any class of capital stock) or (iii) the consideration to be received per share in the business combination is at least as high as the greater of the highest price per share of prior purchases of Borden's capital stock by the "related person" and the average closing price per share on the NYSE for the prior 200 trading days. See "The Exchange Offer--Description of Merger Agreement and Conditional Purchase/Option Agreement" for a discussion of certain agreements of Borden with respect to the antitakeover provisions of the NJBCA and Borden's Charter in connection with the Exchange Offer, the Merger and the Option.

  Dissenters' or Appraisal Rights

    Both the DGCL and the NJBCA give shareholders the right to dissent from certain business acquisitions, dispositions and combinations and to demand and receive cash payment of the fair value of their shares. These rights are known as "appraisal rights" in Delaware and "dissenters' rights" in New Jersey.

    Shareholders of a Delaware corporation generally have appraisal rights with respect to a merger or consolidation. Unless the corporation's certificate of incorporation provides otherwise, such appraisal rights generally are not available (i) when the corporation is to be the surviving corporation and no vote of its shareholders is required for the merger, except that appraisal rights are available in certain short-form mergers under Section 253 of the DGCL in which the parent corporation of a subsidiary more than 90% (but less than 100%) of the common stock of which is owned by the parent merges with such subsidiary, or (ii) when the stock of the constituent corporation, on the record date fixed to determine the shareholders entitled to receive notice of and vote on the agreement of merger, is listed on a national securities exchange or held of record by more than 2,000 shareholders, unless in the case of (i) or (ii) above, such shareholders are required by the terms of the merger to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation that are so listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. Shareholders of a Delaware corporation do not have appraisal rights with respect to the disposition of all or substantially all the assets of the corporation unless the corporation's certificate of incorporation provides otherwise.

    Shareholders of a New Jersey corporation generally have dissenters' rights with respect to a merger or consolidation as well as with respect to the disposition of all or substantially all of the assets of the corporation. Such dissenters' rights are not available to shareholders of a New Jersey corporation
(i) if the shares that they hold are a class or series that is listed on a national securities exchange or is held of record by 1,000 or more shareholders or (ii) if, pursuant to such disposition of assets, merger or consolidation, they will receive stock or other securities so listed or held, cash, or a combination of cash and such securities. A shareholder of a surviving corporation in a merger will not have dissenters' rights if the vote of shareholders of the corporation was not required for approval of the plan of merger. Dissenters' rights are not available to holders of Borden Shares in the Exchange Offer or the Merger. See "The Exchange Offer--Right to Dissent and Appraisal Rights."

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
  Special Meetings of Shareholders

    Under Delaware law, special meetings of shareholders may be called by the board of directors of a corporation or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws of the corporation. Holdings' By-laws permit the chairman of the board of directors or, upon written request to the chairman or secretary, the holders of not less than 25% of the outstanding shares of Holdings Common Stock to call a special meeting.

    Under New Jersey law, special meetings of shareholders may be called by the president or board of directors of a corporation or by such other officers, directors or shareholders, as may be provided in the by-laws. The By-laws of Borden permit the chairman, chief executive officer, president or a majority of directors to call a special meeting. In addition, under New Jersey law, upon the application of a holder or holders of not less than 10% of all the shares entitled to vote at a meeting, a court for good cause shown may order a special meeting to be called and held.

  Action By Written Consent

    The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Holdings' Certificate of Incorporation does not contain a provision limiting the right to act by written consent.

    Under the NJBCA, except as otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders, other than the annual election of directors, may be taken without a meeting upon (i) the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting and (ii) ten or twenty days' (depending on the circumstances) written notice to all non-consenting shareholders who would have been entitled to notice of a meeting to vote on such action. Borden's Charter does not contain a provision limiting the right to act by written consent.

  Statutory Voting Requirements

    The DGCL generally requires the approval of a majority of the outstanding voting shares for merger, consolidation, sale of all or substantially all of the corporation's assets, or an amendment to its certificate of incorporation unless the corporation's certificate of incorporation provides for a higher voting requirement. The NJBCA generally requires approval by a majority of votes cast at a meeting of shareholders by those entitled to vote, unless the charter or another provision of the NJBCA requires a greater plurality. Holdings' Certificate of Incorporation does not contain any higher voting requirement. Borden's Charter provides that the affirmative vote of two-thirds of all issued and outstanding voting stock is required to adopt a plan of merger or consolidation involving Borden. In addition, Borden's Charter provides that the consent of 85% of all the issued and outstanding voting stock is required to approve the lease or sale of all the property and assets of Borden.

    The NJBCA permits a New Jersey corporation, without shareholder approval, to sell all or substantially all of its assets if such sale is in the ordinary course of the corporation's business. The DGCL contains no similar provision.

  Limiting of Liability and Indemnification of Directors and Officers

    Delaware law permits a corporation to indemnify its directors and officers and limit the liability of its directors for monetary damages for breach of the fiduciary duty of care as a director or officer except in certain circumstances. New Jersey law permits a corporation to indemnify and limit the liability of both directors and officers under similar circumstances. Holdings' Certificate of Incorporation and By-

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
laws contain provisions limiting the liability of directors and officers to the maximum extent permitted by the DGCL. Borden's Charter and By-laws contain provisions indemnifying and limiting the liability of directors and officers to the maximum extent permitted by the NJBCA.

  Classified Board of Directors

    Under Delaware law, a corporation may have a classified board of directors providing for up to three classes of directors each having a term of up to three years, and newly elected directors selected by the board of directors may serve to the expiration of the term of the class to which they are named. Under New Jersey law a corporation may have a classified board of directors, but no class of directors shall hold office for a term shorter than one year or longer than five years, and the term of at least one class shall expire in each year. In addition, directors elected to the board of directors to fill newly created directorships serve until the next annual meeting of shareholders. Neither Holdings nor Borden has a classified board of directors.

  Dividends

    Delaware law permits corporations to pay dividends out of surplus or, in the event there is no surplus and the aggregate capital of the corporation at least equals the amount of capital of classes of capital stock having a preference on distribution of assets, out of (i) net profits for the fiscal year in which the dividend is declared or (ii) net profits for the preceding year.

    Under New Jersey law, a dividend may not be paid if the corporation would be unable to pay its debts as they become due in the usual course of business or if the corporation's total assets would be less than its total liabilities. The liquidation preference of capital stock having a preference on distribution of assets is not "debt" for this purpose.

  Shareholder Derivative Actions

    Under New Jersey law, if the shareholder-plaintiffs in a shareholder derivative action own less than 5% of the outstanding shares of any class of the stock of the corporation on behalf of which such shareholders are bringing suit (unless such shares have a fair market value in excess of $25,000), the corporation may require the shareholder-plaintiffs to give security for the reasonable expenses, including attorneys' fees of the corporation or any defendants; moreover, shareholders found by a court of competent jurisdiction to have instituted a derivative suit without reasonable cause may be required to pay the reasonable expenses, including attorney's fees, of the defendants named in such action.

    No comparable provisions exist under the DGCL.

  Loans to and Guarantees of Obligations of Officers and Employees

    Under both Delaware and New Jersey law, a corporation may lend money to, or guarantee of an obligation of, an officer, employee or director of a corporation whenever in the judgment of the board of directors of the corporation such loan or guarantee may reasonably be expected to benefit the corporation. Delaware law also requires that loans or guarantees may be made for a director only if the director is an officer or employee.

                                 LEGAL MATTERS

    The legality of the Holdings Common Stock being offered hereby is being passed upon for Holdings by Jo-Ann Ford, Vice President, Assistant General Counsel and Secretary of Holdings. Ms. Ford owns options to purchase shares of Holdings Common Stock which represent less than 0.1% of the currently outstanding shares of Holdings Common Stock.

                                    EXPERTS


    The consolidated financial statements of Holdings as of December 31, 1993 and 1992 and for each of the years in the three year period ended December 31, 1993 incorporated in this Offering Circular/Prospectus by reference from (1) Holdings' Registration Statement No. 33-52381 on Form S-3, at the time such Registration Statement was declared effective and (2) Holdings' Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. A representative of Deloitte & Touche LLP is not expected to be present at the Special Meeting.



    The consolidated financial statements of Borden, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement and reclassification of the 1992 consolidated financial statements as described in note 3 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. A representative of Price Waterhouse LLP is not expected to be present at the Special Meeting.



                                 OTHER MATTERS



    The Borden board of directors does not intend to bring any other matters before the Special Meeting and does not know of any other matters that may be brought before the Special Meeting by others.



    If the Merger is not consummated, shareholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders must have been received by the Company not later than December 7, 1994 for inclusion in the proxy materials for such meeting.

                                                        ANNEX I
                                                        COMPOSITE CONFORMED COPY

- - - --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          WHITEHALL ASSOCIATES, L.P.,
                            BORDEN ACQUISITION CORP.
                                      AND
                                  BORDEN, INC.
                                  DATED AS OF
                              SEPTEMBER 23, 1994*

- - - --------------------------------------------------------------------------------

- - - ------------

* As amended by the amendments thereto dated as of November 15, 1994, December 6, 1994 and January 4, 1995.

                                   AGREEMENT

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----

                                          ARTICLE 1

                             THE EXCHANGE OFFER .......................................    I-2
Section 1.1     The Exchange Offer.....................................................    I-2
Section 1.2     Company Action.........................................................    I-3
Section 1.3     Board of Directors; Section 14(f)......................................    I-4

                                          ARTICLE 2

                               PLAN OF MERGER .........................................    I-5
Section 2.1     The Merger.............................................................    I-5
Section 2.2     Closing................................................................    I-5
Section 2.3     Effective Time.........................................................    I-5
Section 2.4     Effects of the Merger..................................................    I-5
Section 2.5     Restatement of Surviving Corporation's Certificate of Incorporation        I-5
                  and By-Laws..........................................................
Section 2.6     Directors..............................................................    I-6
Section 2.7     Officers...............................................................    I-6
Section 2.8     Preparation of Proxy Statement; Shareholder Meeting....................    I-6
Section 2.9     Merger Without Meeting of Shareholders.................................    I-7

                                          ARTICLE 3

 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS                 I-7
Section 3.1     Effect on Capital Stock................................................    I-7
Section 3.2     Company Stock Options and Related Matters..............................    I-8
Section 3.3     Exchange of Certificates...............................................    I-8

                                          ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES ..................................   I-11
Section 4.1     Representations and Warranties of the Company..........................   I-11
Section 4.2     Representations and Warranties of Purchaser and Parent.................   I-19
Section 4.3     Representations and Warranties of Parent...............................   I-23

                                          ARTICLE 5

                                  COVENANTS ...........................................   I-24
Section 5.1     Conduct of Business of the Company.....................................   I-24
Section 5.2     Conduct of Business of Purchaser.......................................   I-26
Section 5.3     No Solicitation........................................................   I-26
Section 5.4     Access to Information..................................................   I-27
Section 5.5     Notification...........................................................   I-27
Section 5.6     Best Efforts...........................................................   I-28
Section 5.7     Certain Filings, Consents and Arrangements.............................   I-28
Section 5.8     Public Announcements...................................................   I-28
Section 5.9     Antitrust Filings and Divestitures.....................................   I-28
Section 5.10    Employee Benefits......................................................   I-29
Section 5.11    Indemnification and Insurance..........................................   I-30
Section 5.12    Redemption of Series B Preferred Stock.................................   I-30
Section 5.13    Certain Agreements.....................................................   I-30
Section 5.14    Redemption of Rights...................................................   I-31

                                                                                          PAGE
                                                                                          ----
Section 5.15    Affiliates and Certain Stockholders....................................   I-31
Section 5.16    Proxy Solicitation For Shareholders' Meeting...........................   I-31

                                          ARTICLE 6

                 CONDITIONS TO CONSUMMATION OF THE MERGER .............................   I-32
Section 6.1     Conditions to Each Party's Obligations to Effect the Merger............   I-32
Section 6.2     Conditions to Obligation of the Company................................   I-32
                Conditions to Obligations of Purchaser and Parent to Effect the
Section 6.3     Merger.................................................................   I-32

                                          ARTICLE 7

                      TERMINATION; AMENDMENT; WAIVER ..................................   I-33
Section 7.1     Termination............................................................   I-33
Section 7.2     Effect of Termination..................................................   I-34
Section 7.3     Amendment..............................................................   I-34
Section 7.4     Extension; Waiver......................................................   I-35

                                          ARTICLE 8

                                MISCELLANEOUS .........................................   I-35
Section 8.1     Non-Survival of Representations and Warranties.........................   I-35
Section 8.2     Entire Agreement; Assignment...........................................   I-35
Section 8.3     Fees and Expenses......................................................   I-35
Section 8.4     Definitions............................................................   I-37
Section 8.5     Gains and Transfer Taxes...............................................   I-37
Section 8.6     Interpretation.........................................................   I-37
Section 8.7     Parties in Interest....................................................   I-37
Section 8.8     Notices................................................................   I-37
Section 8.9     Non-Recourse...........................................................   I-38
Section 8.10    Governing Law..........................................................   I-38
Section 8.11    Enforcement............................................................   I-38
Section 8.12    Descriptive Headings...................................................   I-39
Section 8.13    Counterparts...........................................................   I-39
Section 8.14    Severability...........................................................   I-39
ANNEX A--Conditions to the Offer
EXHIBIT A--Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT B--Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER
                        DATED AS OF SEPTEMBER 23, 1994*
                        AMONG BORDEN ACQUISITION CORP.,
                    A NEW JERSEY CORPORATION ("PURCHASER"),
                 WHITEHALL ASSOCIATES, L.P., A DELAWARE LIMITED
                   PARTNERSHIP ("PARENT"), AND BORDEN, INC.,
                   A NEW JERSEY CORPORATION (THE "COMPANY").

    WHEREAS, Parent and the Company have entered into a letter agreement, dated as of September 11, 1994, setting forth, among other things, the intention of Parent and the Company to enter into this agreement and to consummate the transactions contemplated hereby;

    WHEREAS the respective Boards of Directors of Purchaser and the Company have approved the acquisition of the Company by Purchaser;

    WHEREAS, in furtherance thereof, it is proposed that Purchaser will commence an exchange offer (the "Offer") to exchange shares of common stock, par value $.01 per share ("Holdings Common Stock"), of RJR Nabisco Holdings Corp., a Delaware Corporation ("Holdings"), owned by Parent for all of the issued and outstanding shares of common stock, par value $.625 per share (the "Common Stock"), of the Company (the "Shares") in accordance with the terms provided herein;

    WHEREAS, the Board of Directors of the Company has approved the making of the Offer and recommended its acceptance by the Company's stockholders;

    WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of Purchaser and the Company have determined that the merger of Purchaser with and into the Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger;

    WHEREAS, Parent and Purchaser are unwilling to enter into this Agreement unless the Company, contemporaneously with the execution and delivery of this Agreement, grants to Purchaser a right (the "Conditional Purchase Right") to purchase up to 28,138,000 shares of Common Stock (or such other number of Shares as is equal to 19.9% of the Company's outstanding Shares on the date hereof) (the "Option Shares"), in exchange for the number of whole shares of Holdings Common Stock as set forth in the Conditional Purchase/Stock Option Agreement, dated as of the date hereof (the "Conditional Purchase/Stock Option Agreement"), among Purchaser, Parent and the Company; and in order to induce Parent and Purchaser to enter into this Agreement, the Company has agreed to grant Purchaser the Conditional Purchase Right and to execute and deliver the Conditional Purchase/Stock Option Agreement;

    WHEREAS, it is presently contemplated that the right of Purchaser to purchase shares of Common Stock pursuant to the Offer and the right of Purchaser to exercise the Conditional Purchase Right granted in the Conditional Purchase/Stock Option Agreement will be assigned to Parent (or a direct or indirect wholly owned subsidiary of Parent);

    WHEREAS, Purchaser, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

- - - ------------

* As amended by the amendments thereto dated as of November 15, 1994, December 6, 1994 and January 4, 1995.

                                   ARTICLE 1

                               THE EXCHANGE OFFER

    SECTION 1.1 The Exchange Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.1 and (ii) none of the events set forth in Annex A hereto shall have occurred or be existing, Parent shall cause Purchaser to commence, and Purchaser shall commence, the Offer as soon as reasonably practicable following the effectiveness of a registration statement on Form S-4 relating to the Offer (together with all amendments and supplements thereto, the "Form S-4") under the Securities Act of 1933, as amended (the "Securities Act"). Each Share accepted by Purchaser in accordance with the Offer shall be converted into the right to receive from Purchaser that number of fully paid and nonassessable shares of Holdings Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $14.25 by (ii) the average of the average of the high and low sales prices of Holdings Common Stock as reported on the New York Stock Exchange Composite Tape on each of the ten full consecutive trading days ending immediately prior to the ten business day period ending on the date of expiration of the Offer (the "Valuation Period"); provided that the Exchange Ratio shall not be less than 1.78125 or greater than 2.375; and provided, further, that, unless the Offer is extended past 12:00 Midnight, New York City time, on Friday, January 20, 1995, the Exchange Ratio shall be
2.29146. For purposes of the preceding sentence, a full trading day is a day on which the NYSE is open for trading and does not close prior to its scheduled closing time for such day).The obligations of Purchaser to consummate the Offer and to accept for exchange the Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto and, without the written consent of the Company, Purchaser shall not decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), add additional conditions to the Offer or make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares, it being agreed that a waiver by Purchaser of any condition in whole or in part at any time and from time to time in its discretion shall not be deemed to be materially adverse to any holder of Shares; provided that if Purchaser shall have exercised the Conditional Purchase Right in whole or in part prior to the termination of the Offer, Purchaser shall not be permitted to waive the Minimum Condition (as defined herein). Purchaser agrees that upon the request of the Company (and without limiting the number of times that Purchaser may extend the Offer, or the total number of days for which the Offer may be extended), Purchaser shall extend the Offer, one or more times, for an aggregate of not more than twenty business days.

    The Offer shall be made by means of an offering circular/prospectus and related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offering Circular"). Purchaser expressly reserves the right to increase the number of shares of Holdings Common Stock to be exchanged for each share of Common Stock in the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will accept (and Parent will cause Purchaser to accept) for exchange any and all Shares which are validly tendered and not properly withdrawn on or prior to the expiration of the Offer. Purchaser may, at any time, transfer or assign to Parent or to one or more corporations directly or indirectly wholly owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Purchaser of its obligations under the Offer or materially prejudice the rights of tendering shareholders to receive shares of Holdings Common Stock for Shares validly tendered and not properly withdrawn and accepted for exchange. In the event that Purchaser assigns the right to purchase all or any portion of the Shares tendered pursuant to the Offer or an affiliate of Purchaser purchases Shares under the Conditional Purchase/Stock Option Agreement, then for purposes of any provision of this Agreement which is predicated upon Purchaser holding or owning a specified number or percentage of Shares, the number of Shares held or owned by Purchaser shall be deemed to include all Shares purchased by any affiliate or affiliates pursuant to the transactions contemplated hereby or by the Conditional Purchase/Stock Option Agreement.

    (b) Promptly after the date hereof, in accordance with Rule 14d-2(e) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), Parent, pursuant to its Registration Rights Agreement with Holdings dated July 15, 1990 (the "1990 Registration Rights Agreement") and, if applicable, its Registration Rights Agreement with Holdings dated February 9, 1989 (the "1989 Registration Rights Agreement"), shall request that Holdings promptly prepare and file with the Securities and Exchange Commission (the "SEC") the Form S-4 covering the registration of the Holdings Common Stock to be exchanged in the Offer and that will be issued in the Merger, as well as all other information and exhibits required by law with respect to the registration and offering of the Holdings Common Stock (the "Offering Materials"). Not later than the date of commencement of the Offer (which shall be the date that the definitive Offering Circular is first published, sent or given to shareholders of the Company), Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain (included as an exhibit) or shall incorporate by reference the Offering Circular (or portions thereof) and forms of the summary advertisement, as well as all other information and exhibits required by law. Parent and Purchaser each agrees promptly to correct any information in the Offering Materials and the Schedule 14D-1 (together the "Offer Documents") that shall be or have become false or misleading in any material respect and Parent and Purchaser each further agrees to request Holdings to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review each of the Offer Documents prior to its being filed with the SEC. Parent and Purchaser agree to provide the Company and its counsel in writing with any written comments Parent and Purchaser or their respective counsel may receive from the SEC with respect to the Offer Documents promptly after the receipt of such comments.

    SECTION 1.2 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (x) its Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Conditional Purchase/Stock Option Agreement and the transactions contemplated hereby, including the Offer and the Merger, and thereby, taken together, are fair to the shareholders of the Company, and has resolved to recommend that holders of Shares (A) accept the Offer, (B) tender their Shares thereunder to Purchaser and, if required by applicable law, and (C) approve and adopt this Agreement and Plan of Merger (collectively, the "Recommendations") and (ii) approved this Agreement and the Conditional Purchase/Stock Option Agreement and the transactions contemplated hereby and thereby, and that such approval constitutes approval of this Agreement and the Conditional Purchase/Stock Option Agreement and the transactions contemplated hereby and thereby for purposes of Sections 14A:10A-4 and 14A:10A-5 of the New Jersey Business Corporation Act (the "NJBCA") and Article VIII of the Company's Restated Certificate of Incorporation (the "Charter") and renders inapplicable the "Change in Control" provisions of the 8 3/8% Sinking Fund Debentures due 2016, the "Change in Control" provisions of the Medium Term Notes, Series A, the "Change in Control" provisions of the 9 7/8% Notes due 1997, Paragraph 4.1 of the letter dated November 20, 1987 from the Company to Wachovia Bank and Trust Company, N.A. with respect to a $20 million line of credit for Borden Chemical & Plastics Operating Limited Partnership ("BCPO") and Section 6.5 of the ESOP Loan Agreement dated as of February 6, 1989 between the Company and First National Bank of Boston and (y) Lazard Freres and Co. and CS First Boston Corporation have delivered to the Board of Directors of the Company their respective written opinions to the effect that the consideration to be received by holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the Recommendations, provided that they have not theretofore been withdrawn as permitted pursuant to Section 1.2(b) or 5.3 herein.

    (b) The Company hereby agrees to file with the SEC contemporaneously with the commencement of the Offer, and distribute contemporaneously with the Offering Circular to its shareholders, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the Recommendations. The Company further agrees, subject to clause (iii) of the proviso to the first sentence in Section 5.3, not to change the Recommendations unless (i) the second proviso in the definition of Exchange Ratio is not applicable and (ii) the average of the average of the high and the low sales prices of the Holdings Common Stock as reported on the New York Stock Exchange Composite Tape for the Valuation Period is less than the price per share that would yield an Exchange Ratio of 2.375 or less without giving effect to the first proviso in the definition of Exchange Ratio. The Company will not have any right to terminate this Agreement as a result of any such change in the Recommendations and notwithstanding any such change in the Recommendations, the Company will continue to be bound by its representations and warranties and covenants contained herein (except representations and warranties and covenants with respect to the Recommendations), including, without limitation, those with respect to the Rights Agreement (as hereinafter defined), antitrust approvals and divestitures (assuming that following receipt of such approvals Purchaser purchases at least 28,138,000 Shares), Article VIII of the Charter and Sections 14A:10A-4 and 14A:10A-5 of the NJBCA. The Company, Parent and Purchaser each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. To the knowledge of the Company after due inquiry, all the directors of the Company intend to tender their Shares pursuant to the Offer or to vote their Shares in favor of approval and adoption of the Merger and this Agreement at the shareholders' meeting referred to in Section 2.8. Parent and Purchaser and their counsel shall be given an opportunity to review the Schedule 14D-9 prior to its being filed with the SEC.

    (c) In connection with the Offer, if requested by Purchaser, the Company shall promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of shares of Common Stock as of a recent date and shall furnish Purchaser with such information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

    SECTION 1.3 Board of Directors; Section 14(f). (a) If requested by Parent, the Company shall, following the acceptance for exchange of the Shares to be exchanged pursuant to the Offer and/or the purchase of the Option Shares in accordance with the Conditional Purchase/Stock Option Agreement, and from time to time thereafter, take all actions necessary to cause the Applicable Percentage (as defined below) of directors (and of members of each committee of the Board of Directors) (rounded in each case to the next highest director or member) of the Company selected by Parent to consist of persons designated or elected by Parent (whether, at the election of the Company, by means of increasing the size of the board of directors or seeking the resignation of directors and causing Parent's designees to be elected). The "Applicable Percentage" means the ratio of (i) the total voting power of all Shares accepted for exchange pursuant to the Offer and/or purchased in accordance with the Conditional Purchase/Stock Option Agreement to (ii) the total voting power of the outstanding voting securities of the Company, rounded to the nearest whole number and expressed as a percentage; provided that if Purchaser has acquired at least 28,138,000 Shares the Applicable Percentage shall not be less than 33 1/3%.

    (b) The Company's obligations to cause designees of Parent to be elected or appointed to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent and Purchaser will supply to the Company any information with respect to any of them and their nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

    (c) Following the election or appointment of Parent's designees pursuant to this Section and prior to the Effective Time (as hereinafter defined), any amendment by the Company or termination by the Company of this Agreement or the Conditional Purchase/Stock Option Agreement, extension by the Company for the performance or waiver of the obligations, conditions or other acts of Parent or Purchaser or waiver by the Company of its rights hereunder or thereunder, will require the concurrence of a majority of directors of the Company then in office who are not affiliated with Parent or Purchaser or selected by Parent for appointment or election to the board of directors of the Company in accordance with Section 1.3(a) hereof (the "Independent Directors").

                                   ARTICLE 2

                                 PLAN OF MERGER

    SECTION 2.1 The Merger. At the Effective Time (as defined herein) and on the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, Purchaser shall be merged with and into the Company. Upon the Effective Time, the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name "Borden, Inc." The manner and basis of converting the shares of Purchaser and the Company into shares of the Surviving Corporation or into or of any other corporation or, in whole or in part, into cash shall be as provided for in Article 3 of this Agreement.

    SECTION 2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second Business Day after satisfaction of the conditions set forth in Section 6.1 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 2.3 Effective Time. As promptly as practicable following the satisfaction or waiver of the conditions to the Merger set forth in Article 6, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger"), executed in accordance with the relevant provisions of the NJBCA, and shall make all other filings or recordings required under the NJBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of New Jersey, or at such later time as is permissible in accordance with the NJBCA and as Purchaser and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

    SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA (or any successor provision). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, immunities, purposes and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Purchaser shall become debts, liabilities, obligations and duties of the Surviving Corporation.

    SECTION 2.5 Restatement of Surviving Corporation's Certificate of Incorporation and By-Laws. (a) The Charter, as in effect immediately prior to the Effective Time, shall be restated so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so restated, until thereafter and further amended or restated as provided therein and under the NJBCA, it shall be the restated certificate of incorporation of the Surviving Corporation.

    (b) The By-laws of Purchaser as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 2.6 Directors. The directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Restated Certificate of Incorporation and By-laws of the Surviving Corporation and until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be.

    SECTION 2.7 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and until the earlier of his or her resignation or removal or until his or her respective successor is duly appointed and qualified, as the case may be.

    SECTION 2.8 Preparation of Proxy Statement; Shareholder Meeting. (a) If approval of the Company's shareholders is required by applicable law in order to consummate the Merger, provided that the Minimum Condition is satisfied without being reduced or waived, following the acceptance for exchange of Shares pursuant to the Offer, the Company, acting through its Board of Directors, shall, in accordance with applicable law, as soon as practicable following the expiration or termination of the Offer: (a) duly call, give notice of, convene and, subject to Section 5.16, hold a special meeting of its shareholders (the "Shareholders' Meeting") for the purpose of considering and taking action upon this Agreement and the Merger and prepare and file with the SEC a proxy statement (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), and (b) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and (ii) to obtain the necessary approval by its shareholders of this Agreement and the transactions contemplated hereby, including the Merger.

    (b) Subject to the Company's right, pursuant to Section 1.2(b) hereof, to withdraw or modify the Recommendations, the Company shall include in the Proxy Statement the recommendation of its Board of Directors that holders of Shares vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

    (c) Notwithstanding the other provisions of this Section 2.8, the Company agrees that (i) its obligations pursuant to Section 2.8(a) hereof (including, without limitation, the obligation to submit the Agreement and the Merger to a vote of its shareholders) shall not be affected by the withdrawal or modification of the Recommendations (but there shall be no obligation of the Board of Directors of the Company to continue the Recommendation that shareholders approve and adopt the Agreement and the Merger) and (ii) (A) if the Merger is not approved by the shareholders of the Company following the acceptance for exchange of Shares pursuant to the Offer or the purchase of Shares pursuant to the Conditional Purchase/Stock Option Agreement or (B) if the Merger is not submitted to the shareholders of the Company but Purchaser has acquired at least 28,138,000 Shares, the approval of the transactions contemplated by this Agreement, including the Offer and the Merger, by the Board of Directors of the Company shall constitute, solely for the purposes of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA and, to the extent that there are no Continuing Directors (as defined in the Charter), Article VIII of the Charter, an approval of any future "Business Combination" (as defined in Section 14A:10A-3 of the NJBCA and Article VIII of the Charter) between the Company and Parent or any affiliate thereof, provided that (x) such "Business Combination" is approved by a majority of the Independent Directors and (y) if appropriate, the Company shall have received the opinion of an investment banking firm selected by the Independent Directors that such "Business Combination" is fair to the Company's shareholders from a financial point of view (an "Excepted Future Transaction").

    (d) At the Shareholders' Meeting, each of Parent and Purchaser will vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it or any of its respective subsidiaries in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

    (e) The information provided and to be provided by Purchaser and the Company, respectively, for use in the Proxy Statement shall, at the date it is first mailed to shareholders of the Company and on the date of the Shareholders' Meeting, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Purchaser each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

    SECTION 2.9 Merger Without Meeting of Shareholders. Notwithstanding the foregoing, in the event that Parent and Purchaser, or any other direct or indirect subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties hereto agree to take all necessary or appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 14A:10-5.1 of the NJBCA.

                                   ARTICLE 3

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

    SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Purchaser:

        (a) Common Stock of Purchaser. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of common stock, par value $.01 per share, of the Surviving Corporation equal to one one-thousandth of the total number of outstanding shares of Common Stock immediately prior to the Merger, which shall be all of the issued and outstanding capital stock of the Surviving Corporation.

        (b) Cancellation of Treasury Stock and Purchaser-Owned or Parent-Owned Common Stock. Each share of Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Common Stock that is owned by Parent, KKR Partners II, L.P., Purchaser or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Holdings Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

        (c) Conversion of Common Stock. Except as otherwise provided herein, each issued and outstanding share of Common Stock shall be converted into the right to receive that number of fully paid and nonassessable shares of Holdings Common Stock equal to the Final Exchange Ratio (as defined herein). The aggregate amount of Holdings Common Stock which a holder of Common Stock is entitled to receive with respect to each such share of Common Stock shall be hereinafter referred to as the "Merger Consideration". The "Final Exchange Ratio" shall equal that number of fully paid and nonassessable shares of Holdings Common Stock that was delivered by the Purchaser with respect to each share of Common Stock that was validly tendered and not properly withdrawn and accepted for exchange pursuant to the terms of the Offer.

        (d) Cancellation and Retirement of Common Stock. All shares of Common Stock (other than shares referred to in Section 3.1(b)) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate to the Exchange Agent (as defined herein) and acceptance thereof in accordance with Section 3.3, the Merger Consideration (and/or any cash in lieu of fractional shares of Holdings Common Stock to be issued or paid in consideration therefor).

    SECTION 3.2 Company Stock Options and Related Matters. (a) As of the Effective Time, each holder of a then outstanding option to purchase Common Stock (an "Option") shall receive with respect to each share subject to such Option an amount in cash equal to the excess, if any, of (i) the product of the Final Exchange Ratio and the average of the average of the high and the low sales prices of Holdings Common Stock as reported on each of the ten consecutive trading days immediately preceding the Effective Time over (ii) the per share exercise price of such Option, and the Company shall cause the surrender and cancellation of each Option (and any related stock appreciation right) with respect to which a payment by the Company is made. With respect to Options not so surrendered and cancelled, such Options shall, if not previously terminated or expired in accordance with their terms, terminate upon the grantee leaving the Company except upon such grantee's death, Disability or retirement at or after age sixty-five (or such earlier age as the Purchaser may expressly agree) and except that, to the extent provided under any such existing Option, if the grantee is terminated by the Company without Cause within two years following a Change in Control of the Company, the grantee shall have a period of ninety days following such termination within which to exercise such Option. The terms Disability, Change in Control and Cause for this purpose shall have the meanings set forth in the plans pursuant to which the Options were granted. No employee who has been previously granted an Option or stock appreciation right shall be approved for retirement for purposes of any plan or agreement under which such Option or right has been granted without the express consent of the Purchaser. The Purchaser and the Company agree to continue to discuss the manner in which outstanding stock options shall be treated after the Merger.

    (b) In addition to the foregoing, the Company shall take all steps necessary so that no participant in any employee plans, programs or arrangements of the Company shall have any right to acquire or receive any Common Stock or other equity interest in the Company on or after the Effective Time other than in connection with the exercise of Options outstanding on the date hereof which have not been cancelled pursuant to Section 3.2(a). On or prior to the Effective Time, the Company shall amend each of its (and cause the amendment of each of its affiliate's) qualified defined contribution plans to eliminate any investment in Common Stock after the Effective Time.

    (c) At or immediately prior to the Effective Time, the Company shall cause an amendment of each of its employee plans, programs and arrangements pursuant to which an employee may be entitled to receive Common Stock (each a "Stock Plan") to provide that any employee entitled to receive Common Stock in respect of previously deferred bonuses or compensation shall receive instead cash equal to the product of (i) the Final Exchange Ratio multiplied by the average of the average of the high and the low closing sales prices of Holdings Common Stock as reported on each of the ten consecutive trading days immediately preceding the Effective Time and (ii) the number of shares of Common Stock so deferred, plus interest equal to the rate otherwise credited on deferred amounts under the applicable plans or if no such rate is credited the prime rate established by Chemical Bank from time to time on such deferred bonuses or compensation from the Effective Time to the date of distribution.

    (d) Subject to the terms of any Company Plan, any Merger Consideration paid in respect of restricted shares of Common Stock held by any employee or former employee of the Company or any of its affiliates shall remain restricted and subject to the same terms and conditions imposed on such restricted shares.

    SECTION 3.3 Exchange of Certificates. (a) Exchange Agent. At or prior to the Effective Time, Purchaser shall deposit with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Common Stock, for exchange in accordance with this Article 3, the Merger Consideration in respect of each Share outstanding immediately prior to the Effective Time, except the shares of Common Stock referred to in Section 3.1 (b) (the "Aggregate Merger Consideration").

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Purchaser will instruct the Exchange Agent to mail to each holder of record immediately prior to the Effective Time (other than holders referred to in Section 3.1(b)) of a certificate or certificates which represented shares of Company Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent or Purchaser may reasonably specify) (the "Merger Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Holdings Common Stock. Upon surrender to the Exchange Agent of Certificates, together with such Merger Letter of Transmittal duly executed and any other required documents, and acceptance thereof by the Exchange Agent, each holder of a Certificate shall be entitled to a certificate or certificates representing the number of full shares of Holdings Common Stock into which the aggregate number of shares of Common Stock previously represented by such Certificate surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the books and records of the Company or its transfer agent of Certificates and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Holdings Common Stock as herein provided. If any certificate for such Holdings Common Stock is to be issued in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Purchaser or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Holdings Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Purchaser or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), each Certificate (other than certificates referred to in Section 3.1(b) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by
Section 3.1.

    (c) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Holdings; and (ii) notwithstanding any other provision of this Agreement, each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Holdings Common Stock (after taking into account all shares of Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs of third parties other than the Exchange Agent, the Company, the Purchaser or affiliates of any of the foregoing), on behalf of all such holders, of the shares (the "Excess Shares") of Holdings Common Stock representing all such fractions. Such sale shall be made as soon as practicable after the Effective Time.

    (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for shares of Common Stock with respect to the shares of Holdings Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.3(c), until the surrender of such Certificate in accordance with this Article 3. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be delivered to the holder of such Certificate a certificate representing whole shares of

Holdings Common Stock issued in exchange therefor and, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares as practicable, the amount of any cash payable in lieu of a fractional share of Holdings Common Stock to which such holder is entitled pursuant to Section 3.3(c) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdings Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Holdings Common Stock with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

    (e) No Further Ownership Rights in Common Stock. All shares of Holdings Common Stock delivered and cash paid upon the surrender for exchange of Certificates which represented shares of Common Stock in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.3(d)) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation, with respect to shares of Common Stock, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time.

    (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Article 3 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for Holdings Common Stock (or any security or consideration into which Holdings Common Stock is converted) and any cash in lieu of fractional shares of Holdings Common Stock and shall look only to Parent and only as general creditors thereof for payment of any dividends or distributions with respect to Holdings Common Stock to which such holders may be entitled.

    (g) No Liability. None of Parent, Purchaser, Holdings, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Holdings Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates which represented shares of Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any shares of Holdings Common Stock, any cash in lieu of fractional shares of Holdings Common Stock or any dividends or distributions with respect to Holdings Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

    (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

    SECTION 4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Purchaser as follows:

        (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries (as defined herein) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate or partnership power and authority to carry on its business as now being conducted, except for failures which, in the aggregate, would not have a Material Adverse Effect (as defined herein) with respect to the Company. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect with respect to the Company. Complete and correct copies of the Charter and By-laws of the Company are included within the SEC Documents (as defined herein).

        (b) Subsidiaries. All the outstanding shares of capital stock of each of the significant subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company, (the "Significant Subsidiaries"; which term shall include T.M.I. Associates, L.P. ("TMI")) which is a corporation have been validly issued and are fully paid and nonassessable and all outstanding shares of capital stock of each Significant Subsidiary owned (of record and beneficially) by the Company, by another Significant Subsidiary of the Company or by the Company and another such Significant Subsidiary are owned, free and clear of all pledges, claims, options, rights of first refusal, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for such rights of first refusal, claims, options, charges and encumbrances as would not in the aggregate have a Material Adverse Effect with respect to the Company. Except as set forth in Section 4.1(b) of the disclosure schedule delivered to Parent by the Company at the time of execution of this Agreement (the "Disclosure Schedule"), all ownership interests of each Significant Subsidiary which is not a corporation and which is held (of record and beneficially) by the Company, by another Significant Subsidiary of the Company or by the Company and another such Significant Subsidiary have been validly issued and are owned, free and clear of all Liens, except for such rights of first refusal, claims, options, charges and encumbrances as would not in the aggregate have a Material Adverse Effect with respect to the Company.

        (c) Capital Structure. The authorized capital stock of the Company consists of (i) 480,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, without par value ("Preferred Stock"). As of the date hereof, there are (i) 141,515,502 shares of Common Stock issued and outstanding (including the shares of Common Stock held by the trust created under the Supplemental Benefit Trust Agreement dated December 9, 1993); (ii) 53,465,136 shares of Common Stock held in the treasury of the Company; (iii) 7,357,473 shares of Common Stock issuable upon exercise of outstanding Options (of which 1,408,326 shares, with an average exercise price of $12.31, are exercisable at prices of $14.25 or less); (iv) 4,779,200 shares of Common Stock reserved for issuance upon exercise of authorized but unissued Options; (v) 45,031 shares of Common Stock reserved for issuance upon conversion of Preferred Stock designated as Preferred Stock-Series B ("Series B Preferred Stock"), 45,031 shares of which are issuable upon conversion of all outstanding shares of Series B Preferred Stock; (vi) 6,000,000 shares of Common Stock reserved for issuance upon exercise of the Company's Lynx Equity Units (the "Lynx Equity Units"), 5,950,000 shares of which are issuable upon exercise of all outstanding Lynx Equity

    Units; (vii) 475,000 shares of Preferred Stock designated as Preferred Stock-Series A ("Series A Preferred Stock"), none of which are issued or outstanding; (viii) 688,700 shares of Series B Preferred Stock, of which 6,822 shares are issued and outstanding; and (ix) 2,400,000 shares of Preferred Stock designated as Series C Junior Participating Preferred Stock ("Series C Preferred Stock") reserved for issuance upon the exercise of the rights (the "Rights") distributed to the holders of shares of Common Stock pursuant to the Rights Agreement, dated as of January 28, 1986 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), as amended as of November 29, 1988, May 22, 1991, September 11, 1994 and the date hereof, none of which are issued or outstanding. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Series B Preferred Stock, the Rights and the Lynx Equity Units, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except for the Series B Preferred Stock, the Rights and the Lynx Equity Units, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The only outstanding indebtedness for borrowed money of the Company and its subsidiaries having (x) a principal amount of $25,000,000 or more and (y) a maturity of one year or longer is listed on
    Section 4.1(c) of the Disclosure Schedule. Other than the Lynx Equity Units, the Stock Options and the Rights there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Significant Subsidiaries. Except with respect to the Lynx Equity Units, there are no agreements or arrangements to which the Company or any of its subsidiaries is a party pursuant to which the Company is or could be required to register shares of Common Stock or other securities under the Securities Act.

        (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and the Conditional Purchase/Stock Option Agreement, and, subject to the Company Shareholder Approval (as defined herein) with respect to the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Conditional Purchase/Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action on the part of the Company, subject, in the case of the Merger, to the Company Shareholder Approval. Each of this Agreement and the Conditional Purchase/Stock Option Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in Section 4.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement and the Conditional Purchase/Stock Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Conditional Purchase/Stock Option Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a right to require the purchase or repurchase or give rise to a loss of a material benefit under, or result in the creation of any Lien upon, any of the properties, indebtedness or assets of the Company or any of its Significant Subsidiaries under (i) the Charter or By-laws of the Company or the comparable governing or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement (other than the credit agreement dated August 16, 1994 between Citibank, N.A., as administrative agent, and the Company and the credit agreement dated August 16, 1994 between Citibank, N.A., as administrative agent, and T.M. Investors Limited Partnership), note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) except for the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, national, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement or the Conditional Purchase/Stock Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the applicable requirements, if any, of any relevant foreign jurisdictions, (ii) the filing with the SEC of (x) the Offer Documents and the Schedule 14D-9, (y) the Proxy Statement and (z) such reports under the Exchange Act as may be required by law in connection with this Agreement, the Conditional Purchase/Stock Option Agreement and the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) filings, consents and approvals under Environmental Laws (as defined herein) of jurisdictions in which the Company transacts business, (v) such reports or filings under the securities laws of the various states or the securities laws of non-U.S. jurisdictions in connection with the Offer and the Merger as may be required by law in connection with this Agreement, the Conditional Purchase/Stock Option Agreement and the transactions contemplated hereby or thereby, and
    (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 4.1(d) of the Disclosure Schedule.

        (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1990, and the Company has delivered or made available to Purchaser all reports, schedules, forms, statements and other documents filed with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein), except to the extent revised or superseded by a subsequent filing with the SEC, as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since January 1, 1994 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

        (f) Information Supplied. Neither the Schedule 14D-9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the Shareholders Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. The Schedule 14D-9 and the Proxy Statement and information statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty (i) with respect to any information supplied by Parent, the Purchaser or Holdings or any of their representatives which is contained in any of the Offer Documents, the Schedule 14D-9 or the Proxy Statement or
    (ii) with respect to the Proxy Statement, to the extent that (A) on the date the Proxy Statement is first mailed to shareholders, a majority of the board of directors of the Company shall have been designated or elected by Parent or (B) if on such date of first mailing a majority of such board shall not have been designated or elected by Parent, between the date the Proxy Statement is first mailed to shareholders and at the time of the Shareholders Meeting or at the Effective Time, a majority of the board of directors of the Company shall have been designated or elected by Parent and subsequent to such time the Proxy Statement shall have become false or misleading with respect to any material fact.

        (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents or in Section 4.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in such SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any change in the business, financial condition or results of operations of the Company or any of its subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

        (h) Benefit Plans. (i) Section 4.1(h) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement, the Conditional Purchase/Stock Option Agreement or otherwise), under which any employee or former employee of the Company or any of its affiliates has any present or future right to benefits or under which the Company or any of its affiliates has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

        (ii) With respect to each Company Plan, the Company has delivered to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, any related trust agreement, annuity contract or other funding instrument; except where the failure to deliver the documents as set forth above, individually or in combination with the breach of any other representation contained herein, would not reasonably be expected to have a Material Adverse Effect.

        (iii) (1) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws, rules and regulations; (2) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

        (iv) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in combination with the breach of any other representation contained herein, would not reasonably be expected to have a Material Adverse Effect: (1) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and the Company will promptly notify Purchaser in writing of any pending or threatened claims arising between the date hereof and the Effective Time;
    (2) no event has occurred and no condition exists with respect to a Company Plan that would subject the Company or any of its affiliates, either directly or by reason of their affiliation with any member of their respective Controlled Groups (defined as any organization which is a member of a controlled group of organizations within the meaning of Code section 414(b), (c), (m) or (o)), to any tax, fine, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations;
    (3) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (4) except as disclosed on
    Section 4.1(h) of the Disclosure Schedule, each Company Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Company's most recent audited financial statements included in the Recent SEC Documents); (5) no Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived);
    (6) no event or condition exists which could be deemed a reportable event within the meaning of ERISA section 4043 which could result in a liability to the Company, its affiliates or any member of their respective Controlled Groups; and (7) neither the Company, any affiliate nor any member of their respective Controlled Groups has engaged in a transaction which could subject any of them to liability under ERISA section 4069.

        (v) With respect to any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) to which the Company, any affiliate or any member of their respective Controlled Groups has any liability or contributes (or has at any time contributed or had an obligation to contribute): (1) neither the Company, its affiliates nor any member of their respective Controlled Groups would be subject to withdrawal liability in excess of $15,000,000 if, as of the Effective Time, the Company, any affiliate or any member of their respective Controlled Groups were to engage in a complete withdrawal (as defined in ERISA section 4203) from any such multiemployer plan;

    (2) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively); and (3) neither the Company, any affiliate nor any member of their respective Controlled Groups has engaged in a transaction which could subject any of them to liability under ERISA section 4212(c) which would reasonably be expected to have a Material Adverse Effect.

        (vi) Except as set forth in Section 4.1(h)(vi) of the Disclosure Schedule, no Company Plan exists which could result in a payment of $100,000 or more to any employee or former employee of the Company or any affiliate of any money or other property or rights, or accelerate or provide any other rights or benefits with a value in the aggregate of $100,000 or more to any such employee or former employee as a result of the transactions contemplated by this Agreement or the Conditional Purchase/Stock Option Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

        (i) Tax Matters. Except where the failure to do so would not have a Material Adverse Effect on the Company, each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its subsidiaries is or has been a member has timely filed all material Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Except as set forth in
    Section 4.1(i) of the Disclosure Schedule, (i) no claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries, except for such claims which have become a lien or encumbrance which would not have a Material Adverse Effect; (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority, except for such audits which would not have a Material Adverse Effect; and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect, except for such extensions which would not have a Material Adverse Effect. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Internal Revenue Code. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

        (j) Article VIII of the Company's Restated Certificate of Incorporation and Sections 14A:10A-4 and 14A:10A-5 of the NJBCA. With respect to Article VIII of the Charter and Sections 14A:10A-4 and 104:10A-5 of the NJBCA, the Merger, this Agreement, the Conditional Purchase/Stock Option Agreement, the transactions contemplated hereby or thereby and any Excepted Future Transactions have been approved by the Board of Directors of the Company. No other state takeover statute or similar statute or regulation of the State of New Jersey (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies or purports to apply to the Merger, this Agreement, the Conditional Purchase/Stock Option Agreement or any of the other transactions contemplated hereby or thereby and no provision of the Charter (other than with respect to the Series C Preferred Stock which will be redeemed pursuant to Section 5.15, subject to the conditions therein) or By-laws of the Company or any governing instruments of its Significant Subsidiaries would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company or any of its subsidiaries that may be acquired or controlled by Purchaser, Parent or any subsidiary of Parent or permit any shareholder to acquire securities of the

    Company on a basis not available to Purchaser in the event that Purchaser were to acquire securities of the Company.

        (k) Environmental Matters. Except as set forth in Section 4.1(k) of the Disclosure Schedule or except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not have a Material Adverse Effect, in connection with any properties or facilities currently or formerly owned, leased or used by the Company or any of its subsidiaries and the current and former operations of the Company or any of its subsidiaries:

           (i) the Company or its subsidiaries hold, and are in compliance with and have been in continuous compliance with for the last five (5) years, all Environmental Permits, and are otherwise in compliance and have been in compliance for the last five (5) years with all applicable Environmental Laws and there is no condition that would reasonably be expected to prevent or materially interfere with compliance by the Company and its subsidiaries with Environmental Laws in the future;

           (ii) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the Conditional Purchase/Stock Option Agreement or the consummation by the Company of the transactions contemplated hereby or thereby or the continuation of the business of the Company or its subsidiaries following such consummation;

           (iii) neither the Company nor any of its subsidiaries has received any Environmental Claim, and neither the Company nor any of its subsidiaries has knowledge of any threatened Environmental Claim;

           (iv) the Company and its subsidiaries have not entered into, have not agreed to, and are not subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, including without limitation those relating to compliance with Environmental Laws or to investigation, cleanup, remediation or removal of Hazardous Substances;

           (v) There are no (A) underground or aboveground storage tanks, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials,
       (D) Hazardous Materials, (E) urea-formaldehyde insulation, (F) sumps, (G) surface impoundments, (H) landfills or (I) sewer or septic systems currently or formerly present at or about any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its subsidiaries, that would reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

           (vi) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its subsidiaries, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability of the Company or any of its subsidiaries under, any Environmental Laws.

           (vii) For purposes of this Agreement, the following terms shall have the following meanings:

               "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person to the Company or any of its subsidiaries alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

               "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations.

               "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution or protection of human health or the environment, to the extent and in the form that such exist at the date hereof.

               "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to electromagnetic fields, regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

        (l) Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres and Co. and CS First Boston Corporation, the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Purchaser), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        (m) Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (n) Required Company Vote. Assuming the Series B Preferred Stock is redeemed as provided in Section 5.12 the affirmative vote of two-thirds of the shares of the Common Stock (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby and the Conditional Purchase/Stock Option Agreement and the transactions contemplated thereby.

        (o) Rights Agreement. The Board of Directors of the Company, at a meeting duly called and held, has resolved that the Rights shall be redeemed immediately prior to the acceptance for payment of any of the outstanding Shares pursuant to the Offer, provided that the Minimum Condition has been satisfied. The Board of Directors of the Company has amended the Rights Agreement, prior to the execution of this Agreement and the Conditional Purchase/Stock Option Agreement, so that none of the execution or the delivery of this Agreement or the Conditional Purchase/Stock Option Agreement, or both such agreements taken together, or commencement of the Offer or the acceptance of Shares for exchange pursuant to the Offer, or the consummation of the transactions contemplated by the Conditional Purchase/Stock Option Agreement will

    (i) trigger the exercisability of the Rights (as defined in the Rights Agreement), the separation of the Rights from the stock certificates to which they are attached, or any other provisions of the Rights Agreement, including causing Parent and/or Purchaser from becoming an Acquiring Person (as defined in the Rights Agreement), the occurrence of a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) or (ii) trigger the right of the holders of the common units of Borden Chemicals and Plastics Limited Partnership, pursuant to the Second Amended and Restated Deposit Agreement dated February 16, 1993, to require the Company to purchase the common units held by them.

        (p) Dividends. The Board of Directors of the Company, at a meeting duly called and held, has resolved that, until resolved otherwise, the Company will not declare, set aside or pay any dividends other than quarterly dividends on the shares of Common Stock in excess of $0.01 per share.

    SECTION 4.2 Representations and Warranties of Purchaser and
Parent. Purchaser and Parent represent and warrant, jointly and severally, to the Company as follows:

        (a) Organization, Standing and Corporate Power. Each of Purchaser and Holdings has been duly incorporated, is validly existing as a corporation and in good standing under the laws of the jurisdiction in which it is incorporated and has the corporate power and authority to own its property and conduct its business as now being conducted. Each of Purchaser and Holdings is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect with respect to Purchaser or Holdings. Purchaser has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws. Complete and correct copies of the Restated Certificate of Incorporation, as amended, and By-Laws of Holdings are included within the Holdings SEC Documents (as defined herein).

        (b) Subsidiaries. Purchaser has no direct or indirect subsidiaries. Each of the Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of Holdings (which, including RJR Nabisco, Inc. ("RJRN"), R.J. Reynolds Tobacco Company ("RJRT"), R.J. Reynolds Tobacco International, Inc. and Nabisco, Inc. ("NI") are collectively referred to as the "Holdings Significant Subsidiaries") has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect with respect to Purchaser or Holdings. All of the outstanding shares of capital stock of each Holdings Significant Subsidiary have been validly issued and are fully paid and non-assessable and all outstanding shares of capital stock of each Holdings Significant Subsidiary owned (of record and beneficially) by Holdings, by another Holdings Significant Subsidiary or by Holdings and another such Holdings Significant Subsidiary are owned free and clear of all Liens, except for (i) such rights of first refusal, claims, options, charges and encumbrances as would not in the aggregate have a Material Adverse Effect with respect to Holdings and (ii) for shares of capital stock of (x) RJRT and Nabisco Brands, Inc. that are pledged pursuant to that certain RJRN Pledge Agreement dated May 13, 1992 made by RJRN in favor of Manufacturers Hanover Trust Company, as collateral agent, and (y) RJRN that are pledged pursuant to that certain Parent Pledge Agreement dated as of February 2, 1989, amended and restated December 19, 1991, between Holdings and Chemical Bank, as collateral agent.

        (c) Capital Structure. The authorized capital stock of Holdings consists of (i) 2,200,000,000 shares of Holdings Common Stock and (ii) 150,000,000 shares of preferred stock, par value $.01 per share. As of August 31, 1994, there were, (i) 1,147,681,192 shares of Holdings Common Stock issued and outstanding, (ii) 114,206,576 shares of Holdings Common Stock reserved for issuance pursuant to Holdings stock plans, (iii) 210,000,000 shares of Holdings Common Stock reserved for issuance upon conversion of the Series A Conversion Preferred Stock, par value $.01 per share, of Holdings ("Holdings Series A Stock"), (iv) 15,617,453 shares of Holdings Common Stock reserved for issuance upon conversion of the ESOP Convertible Preferred Stock, par value $.01 per share, of Holdings (the "Holdings ESOP Stock"), (v) 266,750,000 shares of Holdings Common Stock reserved for issuance upon conversion of the Series C Conversion Preferred Stock, par value $.01 per share, of Holdings (the "Holdings Series C Stock"), (vi) no shares of Holdings Common Stock held by Holdings in its treasury or by its subsidiaries, (vii) 52,500,000 shares of Holdings Series A Stock outstanding, (viii) 50,000 shares of Series B Preferred Stock, par value $.01 per share, of Holdings (the "Holdings Series B Stock") outstanding,
    (ix) 15,490,964 shares of Holdings ESOP Stock outstanding and (x) 26,675,000 shares of Holdings Series C Stock outstanding. Except for the Holdings Common Stock, the Holdings Series A Stock, the Holdings Series B Stock, the Holdings Series C Stock and the Holdings ESOP Stock, no shares of capital stock or other equity securities of Holdings are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Holdings are, and all shares which may be issued pursuant to Holdings stock plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the present right to vote) on any matters on which stockholders of Holdings may vote. Except with respect to preferred stock and options pursuant to Holdings stock plans referred to above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Holdings is a party or by which it is bound obligating Holdings to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Holdings or obligating Holdings to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except with respect to certain shares of Holdings Common Stock sold to employees of Holdings pursuant to stock subscription agreements containing standard put and call rights upon the occurrence of certain events, there are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any shares of capital stock of Holdings. The authorized capital stock of Purchaser consists of 1000 shares of common stock, par value $.01 per share, 100 shares of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien. Each share of Holdings Common Stock to be delivered to shareholders of the Company pursuant to the Offer or the Merger, or to the Company pursuant to the Conditional Purchase/Stock Option Agreement, is a "Registrable Security," as defined in the 1990 Registration Rights Agreement or, as applicable, the 1989 Registration Rights Agreement.

        (d) Authority; Noncontravention. (i) Purchaser has the requisite corporate power and authority, and Parent has full partnership authority, to enter into this Agreement and the Conditional Purchase/Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Conditional Purchase/Stock Option Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, corporate or other, on the part of Parent and Purchaser. Each of this Agreement and the Conditional Purchase/Stock Option Agreement has been duly executed and delivered by Purchaser and Parent and constitutes a valid and binding obligation of each of Purchaser and Parent, enforceable against such party in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement and the Conditional Purchase/Stock Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Conditional Purchase/Stock Option Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a right to require the purchase or repurchase or give rise to a loss of a material benefit under, or result in the creation of any Lien upon, any of the properties, indebtedness or assets of Purchaser or any of the properties, indebtedness or assets of Parent under (i) the certificate of incorporation or by-laws of Purchaser or the comparable governing or organizational documents of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Purchaser or Parent is a party or by which any of its properties or assets is bound or
    (iii) except for the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to each of Purchaser or Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Purchaser or Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser or Parent in connection with the execution and delivery of this Agreement or the Conditional Purchase/Stock Option Agreement by Purchaser and Parent or the consummation by Purchaser and Parent of the transactions contemplated hereby or thereby, except for
    (i) the filing with the SEC of (x) the Offer Documents and the Schedule 14D-9, (y) the Proxy Statement and (z) such reports or filings under the Exchange Act or under the securities laws of the various states or the securities laws of non-U.S. jurisdictions in connection with the offer and sale of the Holdings Common Stock as may be required by law in connection with this Agreement, the Conditional Purchase/Stock Option Agreement and the transactions contemplated hereby or thereby, and (ii) with respect to Purchaser, except for (A) the filing of a premerger notification and report form by Purchaser under the HSR Act and the applicable requirements, if any, of any relevant foreign jurisdictions, (B) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, (C) filings, consents and approvals under Environmental Laws (as defined herein) of jurisdictions in which the Company transacts business and (D) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" laws of the various states.

        (ii) The execution and delivery by Purchaser and Parent of this Agreement and the Conditional Purchase/Stock Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Conditional Purchase/Stock Option Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a right to require the purchase or repurchase or give rise to a loss of a material benefit under, or result in the creation of any Lien upon, any of the properties, indebtedness or assets of Holdings or any of the Holdings Significant Subsidiaries under (i) the certificate of incorporation or by-laws of Holdings or any of the Holdings Significant Subsidiaries, (ii) any loan or credit agreement (other than Holdings' and RJRN's credit agreement dated as of April 5, 1993, as amended, and Holdings' and RJRN's credit agreement dated as of December 1, 1991, as amended), note (other than Holdings' 10 1/2% Senior Notes due 1998 and Holdings' 13 1/2% Subordinated Debentures due 2001), bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Holdings or any of its subsidiaries is a party or by which any of its properties or assets is bound or

    (iii) except for the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Holdings or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Holdings. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Holdings in connection with the execution and delivery of this Agreement or the Conditional Purchase/Stock Option Agreement by Purchaser and Parent or the consummation by Purchaser and Parent of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification and report form by Purchaser under the HSR Act and the applicable requirements, if any, of any relevant foreign jurisdictions and (ii) the filing with the SEC of (x) the Form S-4, and (y) such reports or filings under the Securities Act or Exchange Act or under the securities laws of the various states or the securities laws of non-U.S. jurisdictions in connection with the offer and sale of the Holdings Common Stock as may be required by law in connection with this Agreement, the Conditional Purchase/Stock Option Agreement and the transactions contemplated hereby or thereby.

        (e) SEC Documents. Holdings has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1990, and Purchaser has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Holdings SEC Documents"). As of their respective dates, the Holdings SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Holdings SEC Documents, and none of the Holdings SEC Documents (including any and all consolidated financial statements included therein), except to the extent revised or superseded by a subsequent filing with the SEC, as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Holdings included in such Holdings SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Holdings and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

        (f) Information Supplied. Neither the Offer Documents, nor any of the information supplied by Parent or the Purchaser for inclusion in the
    Schedule 14D-9, shall, at the respective times such Offer Documents or
    Schedule 14D-9 (or any of the amendments or supplements thereto) are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Purchaser concerning Purchaser and Parent for inclusion in the Proxy Statement shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the Offer Documents, the Schedule 14D-9 or the Proxy Statement. The Offer Documents and, to the extent that on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholders Meeting or at the Effective Time a majority of the board of directors of the Company shall have been designated or elected by Parent, the Proxy Statement, will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

        (g) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Parent.

        (h) Interim Operations of Purchaser. Purchaser was incorporated on September 12, 1994, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (i) Absence of Certain Changes or Events. Except as disclosed in the Holdings SEC Documents, since the date of the most recent audited financial statements included in such Holdings SEC Documents, Holdings has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any change in the business, financial condition or results of operations of Holdings or any of its subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Holdings.

    SECTION 4.3 Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

        (a) Authority. Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other proceedings are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

        (b) Title to Holdings Common Stock. Subject to any transfer of shares to Purchaser (or its assignee) in connection with the transactions contemplated by this Agreement and the Conditional Purchase/Stock Option Agreement, Parent has good and valid title to the shares of Holdings Common Stock that will serve as the Aggregate Merger Consideration, free and clear of all Liens. The shares of Holdings Common Stock that will serve as the aggregate Merger Consideration have been approved for listing on the New York Stock Exchange, Inc.

        (c) Noncontravention. The execution and delivery by Parent of, and the performance by Parent of its obligations under, this Agreement will not contravene any provision of applicable law or the governing documents of Parent or any agreement or other instrument, including, without limitation, the 1990 Registration Rights Agreement or, as applicable, the 1989 Registration Rights Agreement, binding upon Parent or any of its subsidiaries or any judgment, order or decree of any Governmental Entity having jurisdiction over Parent or any of its subsidiaries, except for such contravention that would not, individually, or in the aggregate, have a Material Adverse Effect with respect to Parent.

                                   ARTICLE 5

                                   COVENANTS

    SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the date on which a majority of the board of directors of the Company shall consist of designees or representatives of Parent, the Company and each subsidiary shall conduct its operations according to its ordinary course of business consistent with past practice and shall use its best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it to the end that their goodwill and ongoing businesses shall be unimpaired at the date on which a majority of the board of directors of the Company shall consist of designees or representatives of Parent. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, or as required by law or contract existing on the date hereof, prior to the date on which a majority of the board of directors of the Company shall consist of designees or representatives of Parent, neither the Company nor any of its subsidiaries shall, without the prior written consent of
Parent:

        (a) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) dividends and distributions in the ordinary course of business by any other subsidiary to its parent and (C) that the Company may continue the declaration and payment of regular quarterly cash dividends not in excess of $0.01 per share on the shares of Company Common Stock (with usual record and payment dates and in accordance with its past dividend policy)), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z), except for the redemption of the Rights and the Series B Preferred Stock, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than (x) upon exercise of options outstanding on the date hereof, as in effect on the date hereof or as amended pursuant hereto, (y) in connection with any employment agreements between the Company or any of its subsidiaries and the employees thereof, as in effect on the date hereof, and in each case subject to the provisions of Section 3.2 or
    5.10 hereof, or (z) sales of capital stock of any wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company) provided, however, and not in limitation of the foregoing, no additional equity securities or rights to purchase equity securities will be granted after the date hereof;

        (c) except as provided in Section 3.2 or 5.10 hereof, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or, except in the ordinary course of business consistent with past practice with respect to employees of the Company or any of its subsidiaries increase in any manner the compensation or fringe benefits of any director, officer or, except in the ordinary course of business consistent with past practice with respect to employees of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of employees or directors of the Company or any of its subsidiaries, other than contributions to the directors trust fund created pursuant to the Advisory Directors Plan Trust Agreement in the ordinary course of business and consistent with past practice; provided, however, that notwithstanding the foregoing, any amendments required to be made to the provisions of any employee pension plan which is intended to be qualified under Section 401(a) of the Code in order to maintain such qualified status may be made;

        (d) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company;

        (e) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

        (f) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of (i) inventory in the ordinary course of business consistent with past practice, (ii) properties or assets (A) with a value of less than $10,000,000 individually but not more than $25,000,000 in the aggregate, (B) that are currently being marketed or sold by the Company pursuant to the Company's January 1994 restructuring plan to the extent set forth in Section 5.1(f) of the Disclosure Schedule or (C) with respect to which a definitive agreement has been entered into by the Company prior to September 12, 1994 (provided that no material modification or amendment shall be made to any such agreements), (iii) sales of accounts receivable in the ordinary course of business, (iv) sales or pledges of accounts receivable, or mortgages of other property in connection with certain financings or refinancings outside of the United States, in an aggregate amount of such financings or refinancings not to exceed $250 million, subject to the terms of any such refinanced debt not becoming materially more restrictive to the Company and the Company paying only market fees related thereto and (v) in connection with capital expenditures permitted to be expended by the Company pursuant to Section 5.1(h);

        (g) except in the ordinary course of business consistent with past practice and except for (i) an increase in the amount of up to $300 million of the amount available or outstanding under the Amended and Restated Credit Agreement dated as of August 16, 1994 between the Company and Citibank, as amended and (ii) the refinancing of two issues of industrial revenue bonds in an aggregate outstanding principal amount of $40,000,000, subject in the case of (i) and (ii) to the terms of such refinanced debt instruments not becoming materially more restrictive to the Company and the Company paying only market fees related thereto, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) guarantees by the Company in favor of any of its wholly owned subsidiaries or by any of its subsidiaries in favor of the Company or (B) guarantees of subsidiaries or, in the ordinary course of business, 50% owned affiliates of the Company, in an aggregate amount not exceeding $10,000,000, on market terms (including fees)), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or
    (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

        (h) expend funds for capital expenditures other than in accordance with the Company's current capital expenditure plans;

        (i) waive, release, grant, or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

        (j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

        (k) enter into or amend any material collective bargaining agreement, other than in the ordinary course of business;

        (l) change any accounting principle used by it, unless required by the SEC or the Financial Accounting Standards Board;

        (m) make any tax election or settle or compromise any income tax liability or file the 1994 federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

        (n) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1,000,000 and in the aggregate in an amount in excess of $10,000,000, other than in consultation and cooperation with Purchaser, and, with respect to any such settlement, with the prior written consent of Purchaser;

        (o) take any action which would cause any debt securities of the Company or any of its subsidiaries to no longer be listed on any national securities exchange or registered pursuant to Section 13 or 15(d) of the Exchange Act, other than with respect to any such debt securities that have become due as a result of the maturity thereof; or

        (p) authorize any of, or commit or agree to take any of, the foregoing actions.

    SECTION 5.2 Conduct of Business of Purchaser. During the period from the date of this Agreement to the Effective Time, Purchaser shall not engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

    SECTION 5.3 No Solicitation. Except with respect to divestitures in accordance with the Company's January 1994 restructuring plan, neither the Company nor any of is subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, (a) solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated by this Agreement or the Conditional Purchase/Stock Option Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the exercise of the Conditional Purchase Right or which would or could reasonably be expected to materially dilute the benefits to Purchaser of the transactions contemplated hereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing clauses (a) and (b) shall not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a Transaction Proposal or (iii) following receipt of a Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the Recommendations, but in each case referred to in the foregoing clauses (i) through (iii) only after the Board of Directors of the Company concludes in good faith that such action is necessary or appropriate in order for the Board of Directors of the Company to act in a manner which is consistent with its fiduciary obligations under applicable law. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent of the terms and conditions of such proposal and the identity of the person making it and shall keep Parent generally informed with reasonable promptness of any steps it is taking pursuant to the proviso of the first sentence with respect to such Transaction Proposal.

    SECTION 5.4 Access to Information. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Purchaser and Parent and to the officers, employees, counsel, financial advisors, environmental consultants and other representatives of Purchaser and Parent ("Parent Representatives") reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish as promptly as practicable to Purchaser, Parent and Parent Representatives such information concerning its business, properties, financial conditions, operations and personnel as they may from time to time reasonably request. Parent and Purchaser will hold, and will cause the Parent Representatives to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 1994, between Kohlberg Kravis Roberts & Co. and the Company (the "Company Confidentiality Agreement"), provided that Parent and Purchaser may disclose any such nonpublic information to lenders or potential lenders who are advised of the confidentiality of such information to the extent necessary to satisfy the condition set forth in clause (iv) of the first paragraph of Annex A hereto. The Company and Parent hereby agree that the terms and provisions of the Company Confidentiality Agreement, other than with respect to the use of Evaluation Material (as defined in the Company Confidentiality Agreement), shall be superseded by this Agreement.

    (b) Parent shall use its reasonable best efforts to make available to the Company and to the officers, employees, counsel, financial advisors and other representatives of the Company reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments, personnel and records of Holdings and, during such period, Parent shall use its reasonable best efforts to furnish as promptly as practicable to the Company such information concerning the business, properties, financial conditions, operations and personnel of Holdings as the Company party may from time to time reasonably request. The Company will hold, and will cause its directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Parent and Holdings in confidence to the extent required by, and in accordance with, the provisions of the letter dated September 11, 1994, between Holdings and the Company.

    (c) No investigation pursuant to this Section 5.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

    SECTION 5.5 Notification. Each of the Company, Parent and Purchaser will, in the event of, or promptly after obtaining knowledge of the occurrence (or non-occurrence) or threatened occurrence (or non-occurrence) of, any fact or event which would cause or constitute a material breach of or failure of any of the representations and warranties, covenants or conditions set forth herein or, in the case of the Company, would constitute or result in a Material Adverse Effect, give notice thereof to each other party hereto and will use its reasonable efforts to prevent or promptly to remedy such breach or satisfy such conditions; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available hereunder.

    SECTION 5.6 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees (subject to the last sentence of Section 5.9 and to Section 8.3(f)) to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article 6 and Annex A are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Conditional Purchase/Stock Option Agreement, including, without limitation, using its best efforts to obtain all necessary waivers, consents and approvals, and effecting all necessary registrations and filings in accordance with Section 5.7. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. The Company and Parent and Purchaser will execute any additional instruments necessary to consummate the transactions contemplated hereby.

    SECTION 5.7 Certain Filings, Consents and Arrangements. Parent, Purchaser and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any United States or foreign law or regulation or from any Governmental Entity or third parties, including parties to loan agreements, in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, and the Conditional Purchase/Stock Option Agreement and (ii) subject to the last sentence of Section 5.9 and to Section 8.3(f), in promptly making any such filings, furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

    SECTION 5.8 Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be mutually satisfactory to the parties hereto and thereafter, except as may be required by applicable laws, court process or by obligations pursuant to any listing agreement with a national securities exchange, no party shall issue any press release or make any public filings relating to the transactions contemplated by this Agreement, including the Offer and the Merger, and the Conditional Purchase/Stock Option Agreement, without affording the Company, on the one hand, and Parent, on the other hand, the opportunity to review and comment upon such release or filing.

    SECTION 5.9 Antitrust Filings and Divestitures. The Company and Parent shall, as promptly as practicable, file notification and report forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and make any other necessary filings with the applicable Government Entities related to the transactions contemplated by this Agreement, including the Offer and the Merger, and the Conditional Purchase/Stock Option Agreement and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or such other Governmental Entities for additional information or documentation. Provided that following receipt of such approvals Purchaser (or one of its affiliates) acquires at least 28,138,000 Shares pursuant to the Offer and/or the Conditional Purchase/Stock Option Agreement, the Company agrees to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable Governmental Entity in connection with the transactions contemplated by this Agreement and the Conditional Purchase/Stock Option Agreement, which divestitures in each case shall be reasonably acceptable to Parent and Purchaser.

    SECTION 5.10 Employee Benefits. (a) Prior to the occurrence of a "Change in Control" as defined in the Supplemental Benefit Trust Agreement between the Company and Wachovia Bank of North Carolina, N.A. (the "Trust Agreement"), the Company shall take all such action as may be necessary so that no funding of the Trust created thereunder shall occur as a result of the transactions contemplated by this Agreement. The Trust Agreement shall be amended prior to a Change in Control to permit the disposition of all Common Shares it holds. The Company may amend the plans listed in Section 5.10(a) of the Disclosure Schedule that would have been required to be funded pursuant to the terms of the Trust Agreement in a manner which provides for a lump-sum distribution to, but does not result in the constructive receipt of compensation by, a covered employee of his or her deferred compensation thereunder in the event of the involuntary termination or normal retirement (under the Employees Retirement Income Plan) of such employee.

    (b) Prior to the Effective Time, Purchaser shall not request that the Company cancel, and the Company shall be under no obligation to cancel, the CORE Management Arrangements. For this purpose, "CORE Management Arrangements" mean those agreements between the Company and the executives so designated by the Company and disclosed in Section 5.10(b) of the Disclosure Schedule which provide for certain payments and benefits in the event of certain terminations of employment.

    (c) The Purchaser (or its affiliate) shall continue the Company's Non-Exempt Associate Assistance Program and Exempt Associate Assistance Program, on terms no less favorable than the terms in existence on the date hereof, for the one-year period following the Effective Time. The Company shall maintain, for the two-year period following the Effective Time, employee plans and programs which are substantially similar in the aggregate to those pension and welfare plans maintained for employees of the Company generally.

    (d) Neither the Company nor any of its affiliates shall accelerate the payment of any deferred award under any bonus plan or arrangement nor award or pay any pro rata awards thereunder as a result, or in anticipation, of the transactions contemplated by this Agreement; provided that the Company may pay the 1994 annual bonuses pursuant to its Management Incentive Plan or other similar annual bonus plan in a manner which is consistent with past practice and the achievement of goals set forth therein.

    (e) The Company shall ensure that no prohibited transaction (within the meaning of Section 406 of ERISA or 4975 of the Code) shall occur with respect to any Company Plan as a result of the transactions contemplated by this Agreement.

    (f) With respect to any of the eleven individuals listed in Section 5.10(f) of the Disclosure Schedule, in lieu of any other severance arrangement for such individual, the Company shall pay such individual in the event of that individual's termination by the Company after a "Change in Control" without "Cause" (as those terms are defined in the Core Management Agreements referred to in Section 5.10(b)) a cash severance amount equal to twelve months of salary. The special severance payments set forth in this Section 5.10(f) shall no longer be applicable when twelve (eighteen for that individual next to whose name an asterisk appears in Section 5.10(f) of the Disclosure Schedule) months have elapsed after the Change in Control. For any executive listed on Schedule 5.10(g), such executive's letter of employment shall be modified so that a termination without cause prior to the second anniversary of a Change in Control (as defined in such letters) shall include a termination by the executive due to the occurrence of any one of the following events without his advance consent:

        i.  the executive's office is relocated to a different city;
       ii.  the executive's base salary is reduced or executive's bonus opportunity is materially lower than other Company executives of comparable rank;
      iii.  there is a material diminution in the nature or scope of the authority or responsibilities attached to the executive's position. A diminution in nature or scope of authority or responsibilities will not be deemed to occur simply because the company or business in which the executive is engaged has changed in size or structure; or

       iv.  in the case of the executive next to whose name a double asterisk appears in Section
            5.10(g) of the Disclosure Schedule, the business (either separately or as part of a larger business unit) in which the executive is engaged is sold or otherwise disposed of.

    SECTION 5.11 Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions identical with respect to elimination of personal liability and indemnification to those set forth in Articles VI and VII of the Restated Certificate of Incorporation set forth in Exhibit A hereto and Article X of the By-laws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company.

    (b) Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by the Company at the date hereof, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under the current policies of directors and officers' liability insurance; provided that the Surviving Corporation shall not be required to spend in excess of a $3,000,000 annual premium therefor; provided further that if the Surviving Corporation would be required to spend in excess of a $3,000,000 premium per annum to obtain insurance having the maximum available coverage under the current policies, the Surviving Corporation will be required to spend $3,000,000 to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage.

    (c) In furtherance of and not in limitation of the preceding paragraph, Parent and Purchaser agree that the officers and directors of the Company that are defendants in all litigation commenced by shareholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) Purchaser's offer or proposal to acquire the Company including, without limitation, any and all such litigation commenced on or after the date of the Letter Agreement (as defined herein) (the "Subject Litigation") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and New Jersey counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such director defendants; provided that neither the Company nor the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in paragraph 5.11(a) shall be that such officer/director defendant not have settled any Subject Litigation without the consent of Parent or the Surviving Corporation; and provided further that the Surviving Corporation and Parent shall have no obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

    SECTION 5.12 Redemption of Series B Preferred Stock. Without limiting the conditions to the Offer set forth in Annex A hereto and provided that the Minimum Condition is satisfied without having been waived or lowered, the Company will, promptly after consummation of the Offer, in the manner and to the extent permitted by the Charter, redeem all of its outstanding shares of Series B Preferred Stock prior to any record date in connection with the Merger at the amount provided for redemption in the Charter, and the Company agrees, subject to first obtaining any required approvals under its debt instruments or other agreements to which the Company is subject, promptly to commence taking all steps necessary to effect such redemptions.

    SECTION 5.13 Certain Agreements. Neither the Company nor any subsidiary will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent, unless the board of directors of the Company or such subsidiary concludes in good faith that waiving such provision is necessary or appropriate in order for the Board of Directors of the Company to act in a manner which is consistent with its fiduciary obligations under applicable law.

    SECTION 5.14 Redemption of Rights. The Company will redeem all outstanding Rights at a redemption price of one and two-thirds cents per Right effective immediately prior to the acceptance for exchange of any Shares pursuant to the Offer, provided that the Minimum Condition will be satisfied in the Offer. The Company will amend the Rights Agreement in accordance with Section 4.1(o) hereof prior to the acceptance for payment of any Shares pursuant to the Offer if the Minimum Condition is waived to permit only such purchase of Shares. The Company and Parent hereby agree that if the Company amends any provision of the Rights Agreement in connection with a Transaction Proposal or with respect to any Person (as defined in Section 7.1(f)) or if the application of the Rights Agreement or any provision thereof is enjoined with respect to any Person or Transaction Proposal or if the Company agrees to redeem the Rights on terms more favorable than the terms set forth with respect to Parent and Purchaser in this Agreement (any of such events, a "Third Party Rights Amendment") in a manner that makes such Third Party Rights Amendment less restrictive with respect to such Person, or in connection with such Transaction Proposal, or is otherwise more favorable with respect to such Person, or in connection with such Transaction Proposal, than the Rights Agreement as then in effect with respect to Parent and Purchaser, the Company shall be deemed (if and to the extent possible and without derogating the obligations of the Company pursuant to the next sentence), without the necessity of any action by the Company or the Rights Agent, to have so amended the Rights Agreement with respect to Parent and Purchaser to the same extent or to have agreed to redeem the Rights with respect to Parent and Purchaser on terms as favorable. The Company agrees to notify Parent promptly of any Third Party Rights Amendment and simultaneously with the execution of the Third Party Rights Amendment to execute a written amendment to the Rights Agreement with respect to the foregoing.

    SECTION 5.15 Affiliates and Certain Stockholders. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto. Parent shall not be required to cause Holdings to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Holdings Common Stock by such affiliates and the certificates representing Holdings Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.15.

    SECTION 5.16 Proxy Solicitation For Shareholders' Meeting. If approval of the Company's shareholders is required by applicable law in order to consummate the Merger, the Company, Purchaser and Parent agree that, if the Company or Parent is advised by its respective or joint proxy solicitors prior to the Shareholders' Meeting that a vote in favor of the Merger is not likely to be obtained at the Shareholders' Meeting, the Shareholders' Meeting shall, at the request of the Independent Directors, be adjourned from time to time, provided that in no event will the Shareholders' Meeting be required hereunder to be held more than sixty days from the date that the Proxy Statement was first mailed to the Company's shareholders, which sixty day period shall be extended by the number of days, if any, that the Company or Parent is enjoined from soliciting proxies for the Merger in connection with the Shareholders' Meeting or that the holding of the Shareholders Meeting or the vote thereat is enjoined.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) If required by New Jersey law or the Charter, the Company Shareholder Approval shall have been obtained;

        (b) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired;

        (c) Shares shall have been purchased pursuant to the Offer;

        (d) The Form S-4 shall have become effective, and any required post-effective amendment shall have become effective, under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Holdings Common Stock to be exchanged for Common Stock shall have been complied with; and

        (e) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated.

    SECTION 6.2 Conditions to Obligation of the Company. If fewer than 66 2/3% of the Shares outstanding on a fully diluted basis (other than dilution due to the Rights) shall have been accepted for exchange in the Offer, the obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) The representation and warranty of Purchaser and Parent set forth in
    Section 4.2(i) of this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

    SECTION 6.3 Conditions to Obligations of Purchaser and Parent to Effect the Merger. If fewer than 66 2/3% of the Shares outstanding on a fully diluted basis (other than dilution due to the Rights) shall have been accepted for exchange in the Offer, the obligations of Purchaser and Parent to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) The representation and warranty of the Company set forth in Section 4.1(g) of this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

        (b) The Company shall have performed in all material respects the affirmative covenants required to be performed by it under Sections 5.1 (except to the extent the same would not cause a Material Adverse Effect with resect to the Company), 5.9, 5.12 and 5.14 of this Agreement at or prior to the Closing Date;

        (c) The representation and warranty of the Company set forth in Section 4.1(e) of this Agreement, applied mutatis mutandis to the SEC Documents filed by the Company with the SEC since the date of the Agreement, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

Notwithstanding the foregoing, the obligations of the Company or Purchaser and Parent to effect the Merger are not subject to the satisfaction or waiver of any of the conditions set forth in this Section 6.2 or 6.3 to the extent that the failure of any such condition to be satisfied is the result of any action approved by a majority of those directors of the Company who are designees or representatives of Parent or to the extent the same results from affirmative action taken by the Company with the knowledge of the board of directors while a majority of the directors of the Company consists of persons designated or elected by Parent.

                                   ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

    SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

        (a) by mutual written consent of Parent, Purchaser and the Company;

        (b) by Parent or the Company, if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        (c) by Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions to the Offer set forth in Annex A hereto Purchaser shall have terminated the Offer, unless such termination shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect their material covenants and agreements contained in this Agreement.

        (d) by Parent, if the Company shall have modified or amended in any respect materially adverse to Parent or Purchaser or withdrawn its approval or recommendation of the Offer, the Merger or this Agreement, provided that any communication that advises that the Company has received a Transaction Proposal or is engaging in an activity permitted by clauses (i) or (ii) of the proviso to the first sentence of Section 5.3 hereof with respect to a Transaction Proposal and that takes no action or position with respect to the Offer, the Merger, this Agreement or any Transaction Proposal shall not be deemed to be a withdrawal, modification or amendment of the Company's approval or recommendation of the Offer, the Merger or this Agreement and provided, further, that a "stop-look-and-listen" communication with respect to the Offer, the Merger or this Agreement of the nature contemplated in Rule 14d-9(e) under the Exchange Act made by the Company as a result of a Transaction Proposal (whether or not a tender offer), without more, shall not be deemed to be a modification or amendment of the Company's approval or recommendation of the Offer, the Merger or this Agreement that is materially adverse to Parent or Purchaser, if within 10 business days after the date of such communication the Company shall have reaffirmed its recommendation of the Offer, the Merger and this Agreement;

        (e) by Parent if the Company shall have (i) entered into any definitive agreement to effect the transaction contemplated by a Transaction Proposal,
    (ii) recommended any Transaction Proposal from a person other than Parent or Purchaser or any of its affiliates or (iii) resolved to do any of the foregoing;

        (f) by Parent, if any corporation (including the Company or any of its subsidiaries), partnership, person, other entity or group (as defined in
    Section 13(d)(3) of the Exchange Act) other than Parent or any of its subsidiaries (collectively, "Persons") shall have become the beneficial owner of more than 35% of the outstanding Shares (excluding any dilution due to the Rights)(an "Alternative Acquisition");

        (g) by the Company if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto Purchaser shall have terminated the Offer, unless such termination shall have been caused by or resulted from the failure of the Company to perform in any material respect its material covenants and agreements contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide Transaction Proposal (A) that the Board of Directors of the Company determines in its good faith judgement is more favorable to the Company's shareholders than the Offer and the Merger and (B) as a result of which the Board of Directors concludes in good faith that termination of this Agreement is necessary or appropriate in order for the Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law, provided that such termination under this clause (ii) shall not be effective until payment of the full fee and expense reimbursement required by Section 8.3(b) hereof;

        (h) by Parent or the Company if, without fault of the terminating party, the Effective Time shall not have occurred on or before June 30, 1995 (provided, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to have been consummated within such period);

        (i) by the Company if (i) on or after December 15, 1994, the termination date of the waiver granted to the Company of the provisions of Subsection 6.01(j)(iii) of the Credit Agreement dated as of August 16, 1994 among the Company and the banks party thereto (the "Credit Agreement") shall not then extend past December 15, 1994 and (ii) the Company (A) shall have received written notice from the Administrative Agent (as defined in the Credit Agreement) pursuant to the terms of the Credit Agreement that, as a result of the applicability of the provisions of Subsection 6.01(j)(iii) of the Credit Agreement, all amounts payable under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) shall have become and be forthwith due and payable (and provided that this Agreement shall be deemed to be terminated hereby without any further action by any party immediately prior to the receipt by the Company of such notice), (B) shall have been advised in writing by the Administrative Agent that, as a result of the provisions of Subsection 6.01(j)(iii) of the Credit Agreement, the Required Banks (as defined in the Credit Agreement) have requested or consented to such action or (C) the Company shall reasonably believe either such action referred to in (A) or (B) above to be imminent based on communications with the Administrative Agent, any of the banks party to the Credit Agreement or representatives thereof; or

        (j) by Parent or the Company if any required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof.

    SECTION 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 7.2, Section 1.3(a), Section 2.8(c), Section 4.1(j), the last sentences of Sections 5.4(a) and (b), Section 5.14, Section 8.1 and Section 8.3. Nothing contained in this Section shall relieve any party from liability for any breach of the covenants or agreements contained in this Agreement.

    SECTION 7.3 Amendment. Subject to Section 1.3(c), this Agreement may be amended or supplemented at any time before or after the date on which a majority of the board of directors of the Company shall consist of designees or representatives of Parent but, after such date, no amendment shall be made which decreases or increases the Final Exchange Ratio or which adversely affects the rights of the Company's shareholders hereunder without the approval of the Company and such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

    SECTION 7.4 Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein of the other parties hereto or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 8

                                 MISCELLANEOUS

    SECTION 8.1 Non-Survival of Representations and Warranties. Except for
Section 2.8(c) and 4.1(j), the representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

    SECTION 8.2 Entire Agreement; Assignment. This Agreement and the other agreements (other than the Letter Agreement (as defined below) which has been superseded by this Agreement except to the extent the terms of the Letter Agreement are expressly referred to herein) referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and, except as provided herein, supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations or those of Purchaser, and Purchaser may assign its rights and obligations, to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 8.3 Fees and Expenses. (a) The Company shall promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, reimburse Parent and Purchaser for all of their Expenses (as defined below) as incurred from time to time in an aggregate amount of up to $15,000,000, against which aggregate amount Expenses actually reimbursed (other than the fee in the amount of $20,000,000 (the "Initial Advisory Fee") reimbursed by the Company upon the execution of that certain letter agreement dated September 11, 1994 between Parent and the Company (the "Letter Agreement")) under the Letter Agreement may be credited. For purposes of this Section 8.3, "Expenses" shall include all out-of-pocket expenses and fees including the fees and disbursements of counsel, financial printers, experts, consultants and accountants, as well as all fees and expenses payable to investment banking firms and other financial institutions and their respective agents and counsel, whether incurred prior to, on or after the date hereof, incurred in connection with the transactions contemplated by this Agreement, the Letter Agreement and the Conditional Purchase/Stock Option Agreement. The parties acknowledge that the reimbursement of the Initial Advisory Fee shall not limit the reimbursement of any additional advisory fees paid by Parent or Purchaser to non-affiliates of Purchaser.

    (b) If (i) (x) prior to termination of this Agreement, any Person shall have commenced, publicly proposed or communicated to the Company a Transaction Proposal (a "Pre-Termination Transaction Proposal") (y) this Agreement is terminated pursuant to Section 7.1 and (z) on or prior to June 30, 1996, any Person who commenced, publicly proposed or communicated to the Company a Pre-Termination Transaction Proposal enters into any definitive agreement to effect the transaction contemplated by such Transaction Proposal (whether or not related to such Pre-Termination Transaction Proposal) or effects an Alternative Acquisition; or
(ii) prior to the purchase of Shares pursuant to the Offer, this Agreement is terminated pursuant to Section 7.1(d) (other than solely in the event that the average of the average of the high and low sales prices of the Holdings Common Stock as reported on the New York Stock Exchange Composite Tape for the Valuation Period is less than the price per share that would yield an Exchange Ratio of 2.375 or less without giving effect to the first proviso in the definition of Exchange Ratio, provided that this exclusion shall not be given effect so long as the second proviso in the definition of Exchange Ratio is applicable); or (iii) prior to the purchase of Shares pursuant to the Offer, this Agreement is terminated pursuant to Section 7.1(e), 7.1(f) or clause (ii) of Section 7.1(g); then in each case the Company shall promptly, but in no event later than one business day after the first of such events shall occur, pay Kohlberg Kravis Roberts & Co. ("KKR & Co.") a fee of $30,000,000 in cash, which amount shall be payable in same day funds. No more than $30,000,000 in aggregate shall be payable to KKR & Co. pursuant to this Section 8.3(b), and no fee shall be payable to KKR & Co. pursuant to this Section 8.3(b) if $30,000,000 has been paid to KKR & Co. pursuant to Section 8.3(c).

    (c) If Parent, together with any subsidiary or affiliate of Parent including Purchaser) shall acquire beneficial ownership (in one or more transactions) of a majority of the outstanding shares of Common Stock, then the Company shall promptly, but in no event later than one business day after such event shall occur, pay KKR & Co. a fee of $30,000,000 in cash, which amount shall be payable in same day funds. No fee shall be payable to KKR & Co. pursuant to this Section 8.3(c) if $30,000,000 has been paid to KKR & Co. pursuant to Section 8.3(b).

    (d) If the fee of $30,000,000 in cash required to be paid by the Company to KKR & Co. pursuant to Section 8.3(b) or 8.3(c) hereof (the "Transaction Fee") is not paid within five business days after the events set forth in such Sections requiring payment of the Transaction Fee occur, KKR & Co., at its sole option, may demand (the "Fee Demand") that the Company tender to KKR & Co., immediately in satisfaction of the Transaction Fee, such number of shares (rounded to the nearest whole share) of (i) Common Stock ((A) if it is publicly traded and (B) which at the request of KKR & Co. shall be issued in shares of treasury stock, if available) or (ii), at the sole option of KKR & Co. if the Conditional Purchase Right shall have been exercised, and the Company shall at the time own Holdings Common Stock that is not subject to any other call or exchange right, Holdings Common Stock equal to (x) $30,000,000 divided by (y) the Average Market Price. For purposes of this Section 8.3(d) "Average Market Price" shall mean the average of the average of the high and low prices of Common Stock, or Holdings Common Stock, as the case may be, as reported on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the Fee Demand. The Company acknowledges that it is obligated hereunder to pay the Transaction Fee in cash and that such obligation is not derogated in any respect by the existence of the option of KKR & Co. to seek satisfaction of such obligation by means of the Fee Demand.

    (e) In addition to the other provisions of this Section 8.3, the Company agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR & Co., Parent and Purchaser for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting Expenses and the Transaction Fee as a result of any willful breach by the Company of its obligations under Section 8.3.

    (f) Except as otherwise provided in this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Conditional Purchase/Stock Option Agreement shall be paid by the party incurring such expenses (including, in the case of the Company, the costs of printing the Schedule 14D-9 and any other filings to be printed, and in each case all exhibits, amendments or supplements thereto). Notwithstanding the foregoing, the costs and expenses of preparing and distributing the Proxy Statement and obtaining and complying with the antitrust requirements of any Governmental Entity shall be paid by the Company.

    SECTION 8.4 Definitions. For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

        (b) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with any person, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries taken as a whole or adversely effects the ability of such person to consummate the transactions contemplated by this Agreement in any material respect;

        (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

        (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) are owned directly or indirectly by such first person and includes, in addition, with respect to the Company, BCPO and Borden Chemicals and Plastics Limited Partnership ("BCPLP"). Notwithstanding anything to the contrary contained herein, neither BCPO nor BCPLP shall be a "subsidiary" for the purposes of Article V hereof.

    SECTION 8.5 Gains and Transfer Taxes. Any liability with respect to the transfer of the property of the Company arising out of the New York State Real Property Gains Tax, the New York State Real Estate Transfer Tax or the New York City Real Property Transfer Tax shall be borne by the Company and expressly shall not be the liability of the shareholders of the Company.

    SECTION 8.6 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, with respect to the provisions of Section 5.11 and 8.3, shall inure to the benefit of the persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 8.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to Parent or Purchaser:

           c/o Kohlberg Kravis Roberts & Co.
           9 West 57th St.
           New York, New York 10019
           Attention: Clifton S. Robbins
        with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: David J. Sorkin

        if to the Company:

           180 East Broad Street
           Columbus, Ohio 43215
           Attention: Frank J. Tasco

        with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Andrew R. Brownstein, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    SECTION 8.9 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Parent covenants, agrees and acknowledges and the Company, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that notwithstanding that Parent is a partnership no recourse under this Agreement or the Conditional Purchase/Stock Option Agreement or any documents or instruments delivered in connection with this Agreement or the Conditional Purchase/Stock Option Agreement shall be had against any officer, agent or employee of Parent or against any partner of Parent or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by an officer, agent or employee of Parent or any partner of Parent or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, as such for any obligations of Parent under the Agreement or any documents or instruments delivered in connection with this Agreement or the Conditional Purchase/Stock Option Agreement or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, that the foregoing limitation of liability shall in no way constitute a limitation on the rights of the Company to enforce any remedies it may have against the undistributed assets of Parent for the collection of any obligations or liabilities in connection with this Agreement or the Conditional Purchase/Stock Option Agreement.

    SECTION 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New Jersey or the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of (i) the United States District Court for the District of New Jersey and the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (ii) the courts of the State of New Jersey and the State of New York otherwise, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New Jersey or the State of New York.

    SECTION 8.12 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    SECTION 8.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          WHITEHALL ASSOCIATES, L.P.

                                          By:  KKR Associates, a limited
                                               partnership, its General Partner

                                          By           /s/ HENRY KRAVIS
                                             ...................................

                                                   Title: General Partner

                                          BORDEN ACQUISITION CORP.

                                          By        /s/ CLIFTON S. ROBBINS
                                             ...................................

                                                  Name: Clifton S. Robbins
                                                      Title: President

                                          BORDEN, INC.

                                          By         /s/ ALLAN L. MILLER
                                             ...................................

                                                   Name: Allan L. Miller
                                            Title: Senior Vice President, Chief
                                             Administrative Officer and General
                                                           Counsel

                                                                         ANNEX A

    The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") to which this Annex A is attached.

                            CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for exchange, exchange or deliver any shares of Holdings Common Stock for, subject to Rule 14e-1(c) under the Exchange Act, any Shares tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Offer or may postpone the acceptance for exchange of the Shares tendered, if immediately before acceptance for exchange of any such Shares (whether or not any Shares have theretofore been accepted for exchange pursuant to the Offer): (i) there shall not have been validly tendered and not properly withdrawn pursuant to the Offer a number of Shares which, when added to any Shares previously acquired by Parent or Purchaser (other than pursuant to the Conditional Purchase Right) represent more than 41% of the Shares outstanding on a fully diluted basis (other than dilution due to the Rights) (the "Minimum Condition"); (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated or the requisite approvals, authorizations or consents required by the Investment Canada Act, Canada's Competition Act and the European Community shall not have been obtained; (iii) the obtaining of all consents and waivers on terms satisfactory to Parent necessary in order that the consummation of the transactions contemplated by the Agreement and the Conditional Purchase/Stock Option Agreement not constitute (A) an event of default or an event which with or without notice or the passage of time would constitute an event of default under any indebtedness, partnership agreement or equityholders agreement of the Company or any subsidiary (or Borden Chemicals and Plastics Limited Partnership, Borden Chemicals and Plastics Operating Limited Partnership and T.M. Investors Limited Partnership) ("Indebtedness"), including, without limitation, the Company's Amended and Restated Credit Agreement dated as of August 16, 1994 with Citibank, N.A. as Administrative Agent and T.M. Investors Limited Partnership's Amended and Restated Credit Agreement dated as of August 16, 1994 with Citibank, N.A. as Administrative Agent, or (B) an event which would individually or in combination with other events give rise to an obligation on the part of the Company to repay or repurchase any Indebtedness, partnership interest or equity interest, which event of default or other event described in clause (A) or (B) above would give rise to, with or without notice or the passage of time and taking into account any cross-acceleration or cross-default provisions, the obligation to repay prior to maturity or the acceleration of an aggregate of at least $25 million of Indebtedness or other obligations; (iv) the Company shall not have refinanced, or received commitments for refinancing or indications satisfactory to Parent from lenders that it will be able to refinance, in each case on market terms reasonably acceptable to Parent, the principal bank credit facilities of the Company and TMI, provided that such refinancing shall not be required to increase the available lines of credit under such facilities except to meet the working capital and other reasonable needs of the Company and its subsidiaries and shall principally be related to extending maturities and renegotiating repayment schedules under such facilities as appropriate to meet the business plan as determined by Parent and the Company; (v) the Form S-4 and any required post-effective amendment shall not have become effective, under the Securities Act and shall be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Holdings Common Stock to be exchanged for Common Stock shall not have been complied with; or (vi) any of the following shall occur and remain in effect and shall, in the reasonable judgment of Purchaser in any such case, make it inadvisable to proceed with the Offer or such acceptance for exchange of any of the Shares or to proceed with the Merger:

        (a) (i) any representation or warranty of the Company in the Agreement shall have been untrue as of the date of the Agreement and shall continue to be untrue, which untrue representations or warranties, in the aggregate, would have a Material Adverse Effect on the Company; or there has been a breach by the Company of any covenant or agreement set forth in the Agreement or the Conditional Purchase/Stock Option Agreement having a Material Adverse Effect on the Company which has not been cured; (ii) the SEC Documents filed by the Company with the SEC since the date of the Agreement did not comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and the SEC Documents (including any and all financial statements included therein), except to the extent revised or superseded by a subsequent filing with the SEC, as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or
    (iii) the consolidated financial statements of the Company included in the SEC Documents filed since the date of the Agreement did not comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were not prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and did not fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

        (b) there shall be any United states or foreign statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any Governmental Entity, that (i) restrains or prohibits the making or consummation of the Offer or the Merger or restrains or prohibits the performance of this Agreement or the Conditional Purchase/Stock Option Agreement, (ii) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any substantial portion of the business or assets of the Company or any of its subsidiaries or compels Parent or Purchaser to dispose of or to hold separate all or any substantial portion of the business or assets of the Company or any of its subsidiaries, or imposes any material limitation on the ability of Parent or Purchaser to conduct such business or own such assets or (iii) imposes material limitations on the ability of Parent or Purchaser (or any other affiliate of Parent or Purchaser) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by Purchaser on all matters properly presented to the shareholders of the Company; provided, however, that Parent and Purchaser shall have used their best efforts to have any such decree, order or injunction vacated or reversed;

        (c) any change shall have occurred since the date hereof in the business, financial condition or results of operations of the Company or any of its subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company, including, without limitation, the commencement in respect of, or by, the Company of an involuntary, or voluntary, proceeding under any applicable bankruptcy law, decree, order or any other case or proceeding adjudging the Company a bankrupt or insolvent, or the condition of the Company is such that it is unable to pay all of its liabilities as such liabilities mature or has unreasonably small capital for conducting the business theretofore or proposed to be conducted by it;

        (d) there shall have occurred (and the adverse effect of such occurrence shall, in the reasonable judgment of Purchaser, be continuing) (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in United States financial markets generally, including, without limitation, a decline of at least 25% in either the

    Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity, on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (other than in Haiti) which would reasonably be expected to have a Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer or (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

        (e) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the consent of the Company.

    The foregoing conditions are for the sole benefit of the Parent and Purchaser and may be asserted by the Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Parent or Purchaser in whole or in part, provided however, that if Purchaser shall have exercised the Conditional Purchase Right in whole or in part prior to the termination of the Offer Purchaser shall not be permitted to waive the Minimum Condition. The Parent's or Purchaser's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  BORDEN, INC.

                         PURSUANT TO N.J.S. 14A:9-5(4)
                              DATED:       , 1995

    THE UNDERSIGNED corporation certifies that it has adopted the following restated certificate of incorporation:

                                   ARTICLE I

                                 CORPORATE NAME

    The name of the corporation is Borden, Inc.

                                   ARTICLE II

                                    PURPOSE

    The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                                  ARTICLE III

                                 CAPITAL STOCK

1. AUTHORIZED SHARES

    The corporation is authorized to issue 400,000,000 shares, divided into:

        (a) 300,000,000 shares of common stock, par value $0.01 per share; and

        (b) 100,000,000 shares of preferred stock.

    The board is authorized to amend the certificate of incorporation to divide the preferred shares into one or more series and to determine the designation, the number, and the relative rights, preferences and limitations of the shares of each series so created.

    For purposes of illustration only, the foregoing power of the board includes but is not limited to the determination of:

        (i) The number of shares constituting each series;

        (ii) The rate and times at which, and the terms and conditions on which, dividends on shares of a series will be paid, and whether the dividends are cumulative or non-cumulative or are participating or non-participating;

        (iii) The voting rights of the holders of shares of the series, including whether the shares shall have no voting rights, or multiple, full, limited or special voting rights;

        (iv) The right, if any, of the holders of shares of the series to convert their shares into, or exchange them for, shares of other classes or series of stock of the corporation, and the terms and conditions of the conversion or exchange, including provisions for adjustment of the conversion price or rate in such events as the board shall determine;

        (v) The right, if any, of the corporation or the holders of the shares to cause the shares of the series to be redeemed, the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed, and whether the shares shall be redeemed in exchange for cash or other property, or a combination thereof;

        (vi) The rights of the holders of shares of the series upon the voluntary or involuntary dissolution, liquidation or winding-up of the corporation and whether those rights are limited or participating; and

        (vii) The obligation, if any, of the corporation to establish a sinking fund for the purchase or redemption of the shares of the series, the amounts and time of payments to that fund, and the other terms and conditions of that fund.

2. PRE-EMPTIVE RIGHTS

    The shareholders of the corporation shall not have pre-emptive rights.

3. SHAREHOLDER VOTE REQUIRED

    The affirmative vote of a majority of votes cast by the shareholders shall be required to authorize or approve any action or matter to be voted upon by the shareholders, except that directors shall be elected as provided by law.

                                   ARTICLE IV

                          REGISTERED OFFICE AND AGENT

    The address of the corporation's current registered office is 65 Livingston Avenue, Roseland, New Jersey 07068; the name of the corporation's current registered agent at that address is John R. MacKay 2nd.

                                   ARTICLE V

                           CURRENT BOARD OF DIRECTORS

    The current board of directors consists of       persons whose name and
addresses are as follows:

        [To be completed with then current board members.]

                                   ARTICLE VI

                                INDEMNIFICATION

    Every person who is or was a director or an officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or an officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or an officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

                                  ARTICLE VII

                  PERSONAL LIABILITY OF DIRECTORS OR OFFICERS

    A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act.

    IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

                                          BORDEN, INC.
                                  BY:___________________________________________
                                          NAME:
                                          TITLE:

                                                                       EXHIBIT B

                                                                  [Closing Date]

RJR Nabisco Holdings Corp.
1301 Avenue of the Americas
New York, New York 10019

Gentlemen:

    I have been advised that I have been identified as a possible "affiliate" of Borden, Inc., a New Jersey corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.

    Pursuant to the terms of an Agreement and Plan of Merger dated as of September 23, 1994 (the "Merger Agreement") among Borden Acquisition Corp., a New Jersey corporation ("Purchaser"), Whitehall Associates, L.P., a Delaware limited partnership, and the Company, Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, I will receive Merger Consideration (as defined in the Merger Agreement), including shares of common stock, par value $.01 per share ("Holdings Common Stock"), of RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings") in exchange for shares of common stock, par value $.625 per share ("Common Stock"), of the Company owned by me at the effective time of the Merger as determined pursuant to the Merger Agreement.

    A. In connection therewith, I represent, warrant and agree that:

        1. I shall not make any sale, transfer or other disposition of the Holdings Common Stock I receive as a result of the Merger in violation of the Securities Act or the Rules and Regulations.

        2. I have been advised that the issuance of Holdings Common Stock to me as a result of the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of the Company I may have been an "affiliate" of the Company and the distribution by me of the shares of Holdings Common Stock I receive as a result of the Merger has not been registered under the Securities Act, such shares must be held by me indefinitely unless (i) such distribution of such shares has been registered under the Securities Act,
    (ii) a sale of such shares is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act or (iii) such sale is pursuant to a transaction which, in the opinion of counsel reasonably satisfactory to Holdings or as described in a "no-action" or interpretive letter from the staff of the Commission, is not required to be registered under the Securities Act.

        3. I have carefully read this letter and the Merger Agreement and have discussed the requirements of the Merger Agreement and other limitations upon the sale, transfer or other disposition of the shares of Holdings Common Stock to be received by me, to the extent I have felt necessary, with my counsel or with counsel for the Company.

    B. Furthermore, in connection with the matters set forth herein, I understand and agree that:

        1. Holdings is under no further obligation to register the sale, transfer or other disposition of the shares of Holdings Common Stock received by me as a result of the Merger or to take any other action necessary in order to make compliance with an exemption from registration available, except as set forth in paragraph C below.

        2. Stop transfer instructions will be given to the transfer agents of Holdings with respect to the shares of Holdings Common Stock I will receive as a result of the merger, and there will be placed on the certificates representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

           "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the
           terms of an agreement dated          , 1994 between the
           registered holder hereof and RJR Nabisco Holdings Corp., a copy of which agreement is on file at the principal offices of RJR Nabisco Holdings Corp."

        3. Unless the transfer by me of my shares of Holdings Common Stock is a sale made in conformity with the provisions of Rule 145 of the Rules and Regulations or made pursuant to a registration under the Securities Act, Holdings reserves the right to put the following legend on the certificates issued to my transferee:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except pursuant to a registration statement or in accordance with an exemption from the registration requirements of the Securities Act of 1933."

    It is understood and agreed that the legends set forth above shall be removed and substitute certificates shall be delivered without any such legend and the transfer agents will be instructed to effectuate transfers of shares of Holdings Common Stock if the undersigned delivers to Holdings a letter from the staff of the Commission or an opinion of counsel in form and substance reasonably satisfactory to Holdings to the effect that such legend is not required for the purposes of the Securities Act.

    C. Holdings hereby represents, warrants and agrees that:

        For as long as resales of any shares of Holdings Common Stock owned by me are subject to Rule 145, Holdings will use all reasonable efforts to make all filings of the nature specified in paragraph (c)(1) of Rule 144 of the Rules and Regulations.

                                          Very truly yours,

                                                                        ANNEX II

                         [LAZARD FRERES & CO. LETTERHEAD]

                                                              September 22, 1994

The Board of Directors
Borden, Inc.
180 East Broad Street
Columbus, OH 43215

Dear Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock, par value $.625 per share ("Company Common Stock"), of Borden, Inc. (the "Company") of the consideration to be received in a series of transactions (collectively, the "Transactions") pursuant to the Agreement and Plan of Merger, to be entered into among the Company, Whitehall Associates, L.P. ("WA") and Borden Acquisition Corp. ("Merger Co."), a draft of which, dated September 19, 1994 (the "Merger Agreement"), has been furnished to us. The terms of the Merger Agreement provide, among other things, that (i) WA promptly will offer to exchange (the "Exchange Offer"), for each outstanding share of Company Common Stock, a number (the "Applicable Number") of shares of common stock, par value $.01 per share ("RJR Common Stock"), of RJR Nabisco Holdings Corp. ("RJR"), having a trading value (as determined in the Merger Agreement) equal to $14.25; provided that the Applicable Number may not be less than 1.78125 nor exceed 2.375, and (ii) following the consummation of the Exchange Offer, subject to, among other things, WA having obtained the favorable vote of holders of at least 66 2/3% of the outstanding shares of Company Common Stock, Merger Co. will merge with and into the Company, and each of the remaining outstanding shares of Company Common Stock (other than shares owned by the Company as treasury stock or owned by WA, Merger Co. or any other subsidiary of WA) will be converted into the right to receive the Applicable Number of shares of RJR Common Stock.

    In connection with the rendering of this opinion, we have:

        (i) Reviewed the terms and conditions of the Merger Agreement and the financial terms of the Transactions as set forth therein, and the Conditional Purchase/Stock Option Agreement, to be entered into among the Company, WA and Merger Co., a draft of which, dated September 19, 1994 (the "Option Agreement"), has been furnished to us;

        (ii) Analyzed certain historical business and financial information relating to the Company and RJR, including the Annual Reports to Stockholders and Annual Reports on Forms 10-K of each of the Company and RJR for each of the fiscal years ended December 31, 1991 through 1993, and the Quarterly Reports on Forms 10-Q of each of the Company and RJR for the quarters ended March 31, 1994 and June 30, 1994;

        (iii) Reviewed certain financial forecasts and other data provided to us by the Company and each of RJR and WA relating to the businesses of the Company and RJR, respectively, including the most recent business plan for the Company prepared by the Company's senior management, in the form furnished to us;

        (iv) Conducted discussions with members of senior managements of the Company and each of RJR and WA with respect to the businesses and prospects of the Company and RJR, respectively, and the strategic objectives of each;

        (v) Reviewed public information with respect to certain other companies in the lines of businesses we believe to be generally comparable in whole or in part to the businesses of the Company and RJR and reviewed the financial terms of certain other business combinations that have recently been effected;

        (vi) Reviewed the historical stock prices and trading volumes of Company Common Stock and RJR Common Stock; and

        (vii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the financial and other information concerning the Company and RJR that have been received by us and have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or RJR nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of managements of the Company and RJR as to the future financial performance of the Company and RJR, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

    Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In that regard, as you are aware, we are not in a position to make an independent evaluation of the matters discussed below. Accordingly, for purposes of this opinion, we have assumed, with your concurrence, that no material adverse effect on RJR or on the trading value of RJR Common Stock will result from (x) the proposal, enactment or adoption after the date hereof of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other jurisdiction or any governmental or regulatory body or agency thereunder relating to, arising out of, or otherwise affecting the tobacco industry, including without limitation the manufacture, sale, distribution or use of tobacco products, or (y) any judicial or administrative proceeding initiated or decided after the date hereof, including any civil or criminal litigation or arbitration, relating to or arising out of or otherwise involving or affecting RJR, the tobacco industry, or any other company engaged in said industry, including without limitation the manufacture, sale, distribution or use of tobacco products. We assume no responsibility for and express no view with respect to the matters described in the previous sentence.

    In rendering our opinion, we have assumed that the actual Agreement and Plan of Merger and the actual Conditional Purchase/Stock Option Agreement, entered into among the parties thereto, will be identical in all material respects to the Merger Agreement and the Option Agreement, respectively, and that the Transactions will be consummated on the terms described in the Merger Agreement, without any waiver of any terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transactions will not have an adverse effect on RJR or on the trading value of RJR Common Stock. In addition, we note that because of the large number of shares of RJR Common Stock being issued to stockholders of the Company and other factors, such securities may trade initially at prices below those at which they would trade on a fully distributed basis.

    We are acting as financial advisor to the Company's Board of Directors in connection with the Transactions and will receive fees for such services, a substantial portion of which fees are contingent upon the consummation of the Transactions. Our firm has in the past provided and is currently providing investment banking and financial advisory services to the Company and has received fees for rendering such services. Our firm has in the past also provided investment banking and financial advisory services to RJR and affiliates of WA and has received fees for rendering such services.

    This letter and the opinion expressed herein are being delivered pursuant to our engagement by the Company's Board of Directors. It is understood that, except for inclusion of this letter in its entirety in a proxy statement or exchange offer recommendation statement on Schedule 14D-9 from the Company to holders of shares of Company Common Stock relating to the Transactions, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing provisions of this letter, we are of the opinion that, as of the date hereof, the consideration to be paid to the stockholders of the Company (other than WA, Merger Co. or any other subsidiary of WA) in the Exchange Offer and the Merger is fair to such stockholders, from a financial point of view.

                                          Very truly yours,
                                          /s/ LAZARD FRERES & CO.
                                          ---------------------------------

                                                                       ANNEX III

                     [CS FIRST BOSTON CORPORATION LETTERHEAD]

                                                              September 22, 1994

Board of Directors
Borden, Inc.
277 Park Avenue
New York, NY 10172

Gentlemen and Madame:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock, par value $.625 per share (the "Company Shares"), of Borden, Inc., a New Jersey corporation ("Borden" or the "Company"), other than Kohlberg Kravis Roberts & Co. ("KKR") and its affiliates, of the consideration to be received by Borden's stockholders pursuant to the Merger Agreement expected to be dated as of September 22, 1994 among Borden Acquisition Corp., a New Jersey corporation ("Acquisition"), Whitehall Associates, L.P., a Delaware limited partnership ("Whitehall"), and the Company (the "Merger Agreement"). The Merger Agreement provides for an exchange offer (the "Exchange Offer") and subsequent merger (the "Merger"; the Exchange Offer and Merger, together, the "Transaction") in which each Company Share (other than treasury stock and shares owned by Whitehall or any of its subsidiaries) will be exchanged for a number of shares of Common Stock, par value $.01 per share ("RN Shares"), of RJR Nabisco Holdings Corp., a Delaware corporation ("RN"), determined by dividing $14.25 by the average of the average of the high and low sales prices of RN Shares as reported on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of expiration of the Exchange Offer, but subject to the limitation that in no event will Borden stockholders receive more than 2.375 RN Shares nor less than 1.78125 RN Shares for each Company Share.

    In arriving at our opinion, we have reviewed, among other things, the letter of intent dated as of September 11, 1994 between the Company and Whitehall (the "Letter of Intent"), a draft of the Merger Agreement and a draft of the Conditional Purchase/Stock Option Agreement expected to be dated as of September 22, 1994 by and among Whitehall, Acquisition and the Company (the "Option Agreement"), as well as certain publicly available business and financial information relating to each of RN and the Company. We have also reviewed certain other information, including financial forecasts provided to us by each of RN and the Company. We have met with RN's management and representatives of KKR and with the Company's management to discuss the past and current operations and financial condition and prospects of each of RN and the Company, respectively. We have also considered certain financial and stock market data for each of RN and the Company and we have compared that data with similar data for other publicly held companies in businesses similar to those of RN and the Company, respectively, and we have considered the financial terms of certain other business combinations that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of each of RN's and

                                     III-1
the Company's management as to the future financial performance of RN and the Company, respectively. We express no view as to such forecasts or the assumptions on which they are based (which, in the case of RN, includes the assumption that RN's tobacco business will not become subject to materially more burdensome litigation costs or regulatory requirements) and there cannot be any assurance that actual results of the Company or RN will not differ materially from those reflected in the projections. We have not assumed any responsibility for an independent evaluation or appraisal of the assets or liabilities of RN or the Company, nor have we been furnished with any such appraisals. In rendering our opinion, we have assumed that the execution versions of the Merger Agreement and the Option Agreement will not differ materially from the drafts we have reviewed, that the Transaction will be consummated on the terms described in the Merger Agreement and the Option Agreement, without any waiver of any terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on RN or on the trading value of the RN Shares.

    In giving this opinion we have assumed, with your consent, that there will not be any material adverse effect on RN or on the trading value of the RN Shares as a result of or relating to (x) the proposal, enactment or adoption after the date hereof of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other jurisdiction or any governmental or regulatory body or agency thereunder relating to, arising out of, or otherwise affecting the tobacco industry, including without limitation the manufacture, sale, distribution or use of tobacco products, or (y) any judicial or administrative proceeding initiated or decided after the date hereof, including any civil or criminal litigation or arbitration relating to or arising out of or otherwise involving or affecting RN, the tobacco industry, or any other company engaged in said industry, including without limitation the manufacture, sale, distribution or use of tobacco products. We are not in a position to make an independent evaluation of these matters and we assume no responsibility for and express no view with respect to these matters.

    Our opinion addresses only the fairness from a financial point of view of the consideration to be received by stockholders of the Company, other than KKR and its affiliates, in each of the Exchange Offer and the Merger. We do not express any views on any other terms of the Transaction or any related agreements or arrangements, including any transactions which might occur among KKR, RN and the Company after consummation of the Exchange Offer or the Merger. Our opinion also does not address the Company's underlying business decision to effect the Transaction. We were not requested to, and did not, solicit third party offers to acquire all or any part of the Company or participate in efforts other advisors may have made to solicit alternative offers. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. This opinion does not represent our opinion as to what the value of the RN Shares to be exchanged for Company Shares actually will be when the Exchange Offer or the Merger is consummated. As a result of the limitation on the number of RN Shares to be received as described in the first paragraph of this letter, such actual value could be higher or lower than $14.25 per share at such times. Because of the large aggregate amount of RN shares being issued to stockholders of the Company and other factors, such securities may trade initially at prices below those at which they would trade on a fully distributed basis.

    We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon KKR's acquisition of a majority of the outstanding Company Shares. In the past, we have provided investment banking services for the Company, RN and KKR for which we have received customary compensation. In the ordinary course of our business, we actively trade the debt and equity securities of both the Company and RN for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this opinion is only for the information of the Board of Directors of the Company. However, this opinion may be included in its entirety in any proxy statement or exchange

                                     III-2
offer recommendation statement on Schedule 14D-9 from the Company to holders of Company Shares. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent. In addition, we may not be otherwise publicly referred to without our prior consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company, other than KKR and its affiliates, in each of the Exchange Offer and the Merger is fair to such stockholders from a financial point of view.

                                          Very truly yours,
                                          CS FIRST BOSTON CORPORATION

                                          by /S/ CS FIRST BOSTON CORPORATION
                                             -----------------------------------

                                     III-3

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person who was or is a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which such director, officer, employee or agent actually and reasonably incurred in connection therewith.

    In accordance with the Delaware Law, Article Sixth of the Certificate of Incorporation of Holdings contains a provision to limit the personal liability of the directors of Holdings for monetary damages for breach of their fiduciary duty. This provision eliminates each director's liability to Holdings or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Article IV of the By-laws of Holdings provides for indemnification of any current or former officer or director of Holdings to the full extent permitted by applicable law.

    In connection with the Exchange Offer, the Partnership has agreed to indemnify Holdings and its directors, officers, affiliates and controlling persons and Borden and its directors, officers, affiliates and controlling persons from certain liabilities under the federal securities laws to the extent they arise out of or are based upon information relating to the Partnership furnished by the Partnership to Holdings for inclusion in the Registration Statement or required to be included therein and omitted from the information furnished. In addition, Borden has provided a similar indemnity to Holdings and its directors, officers, affiliates and controlling persons and the Partnership and its partners and affiliates and their respective directors, officers and controlling persons with respect to information it furnishes to Holdings for inclusion in the Registration Statement or required to be included therein and omitted from the information furnished. Holdings has provided a similar indemnity to the Partnership and its partners and affiliates and their respective directors, officers and controlling persons and Borden and its directors, officers, affiliates and controlling persons with respect to information it furnishes for inclusion in the Registration Statement or required to be included therein and omitted from the information furnished. See "Summary."

ITEM 21. EXHIBITS.




EXHIBIT NO.                             DESCRIPTION
- - - -----------  -----------------------------------------------------------------
    **1.1    Form of Dealer Manager Agreement.
      2.1    Composite conformed copy of Agreement and Plan of Merger dated as of September 23, 1994, as amended as of November 15, 1994,
               December 6, 1994 and January 4, 1995, among Borden Acquisition
               Corp., Whitehall Associates, L.P. and Borden, Inc. (Included in
               Annex I to the Proxy Statement/Prospectus.)
    **2.2    Conditional Purchase/Stock Option Agreement dated as of September
               23, 1994 by and among Whitehall Associates, L.P., Borden
               Acquisition Corp. and Borden, Inc.
      3.1    Amended and Restated Certificate of Incorporation of RJR Nabisco
               Holdings Corp., filed October 1, 1990 (incorporated by
               reference to Exhibit 3.1 to Amendment No. 4 filed on October 2,
               1990, to the Registration Statement on Form S-4 of RJR Nabisco
               Holdings Corp., Registration No. 33-36070, filed on July 25,
               1990, as amended (the "Form S-4, Registration No. 33-36070")).
      3.1(a) Certificate of Amendment to Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., filed January 29,
               1991 (incorporated by reference to Exhibit 3.1(a) to Amendment
               No. 3, filed on January 31, 1991, to the Registration Statement on Form S-4 of RJR Nabisco Holdings Corp., Registration No.
               33-38227).
      3.1(b) Certificate of Designation of ESOP Convertible Preferred Stock,
               filed April 10, 1991 (incorporated by reference to Exhibit
               3.1(b) to Amendment No. 2 filed on April 11, 1991, to the
               Registation Statement on Form S-1 of RJR Nabisco Holdings
               Corp., Registration No. 33-39532, filed on March 20, 1991).
      3.1(c) Certificate of Designation of Series A Conversion Preferred
               Stock, filed November 7, 1991 (incorporated by reference to
               Exhibit 3.1(c) to Amendment No. 3, filed on November 1, 1991, to the Registration Statement on Form S-1 of RJR Nabisco
               Holdings Corp., Registration No. 33-43137, filed October 2,
               1991).
      3.1(d) Certificate of Amendment to Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., filed December 16,
               1991 (incorporated by reference to Exhibit 3.1(d) of the Annual
               Report on Form 10-K of RJR Nabisco Holdings Corp., RJR Nabisco
               Holdings Group, Inc., RJR Nabisco Capital Corp. and RJR
               Nabisco, Inc. for the fiscal year ended December 31, 1991, File
               Nos. 1-10215, 1-10214, 1-10248 and 1-6388 (the "1991 Form
               10-K")).
      3.1(e) Certificate of Amendment to the Amended and Restated Certificate
               of Incorporation of RJR Nabisco Holdings Corp. (relating to the authorization of the issuance of additional shares of Common
               Stock) filed April 6, 1993 (incorporated by reference to
               Exhibit 3.3 of the Quarterly Report on Form 10-Q of RJR Nabisco
               Holdings Corp. and RJR Nabisco, Inc. for the fiscal quarter ended March 31, 1993, filed April 30, 1993 (the "March 1993
               Form 10-Q")).
      3.1(f) Certificate of Designation of Series B Cumulative Preferred
               Stock, filed August 16, 1993 (incorporated by reference to
               Exhibit 3.1(f) of the Annual Report on Form 10-K of RJR Nabisco
               Holdings Corp. and RJR Nabisco, Inc. for the fiscal year ended
               December 31, 1993, File Nos. 1-10215 and 1-6388 (the "1993 Form
               10-K")).
      3.1(g) A composite of the Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., as amended to
               August 16, 1993 (incorporated by reference to Exhibit 3.1(g) of the 1993 Form 10-K).
      3.1(h) Certificate of Designation of Series C Conversion Preferred Stock
               (incorporated by reference to Exhibit 4.1(h) to the
               Registration Statement on Form S-3 of RJR Nabisco Holdings
               Corp., Registration No. 33-52381 filed on February 2, 1994, as amended (the Form S-3, Registration No. 33-52381).
      3.2    Amended and Restated By-laws of RJR Nabisco Holdings Corp., as amended, effective January 20, 1994 (incorporated by reference to Exhibit 3.2 to the 1993 Form 10-K).
      4.1    Credit Agreement dated as of December 1, 1991, among RJR Nabisco
               Holdings Corp., RJR Nabisco Holdings Group, Inc., RJR Nabisco
               Capital Corp., RJR Nabisco, Inc. and the lending institutions party thereto (incorporated by reference to Exhibit 4.1 of the
               1991 Form 10-K) (the "Credit Agreement").
      4.1(a) Amendment No. 1 to Credit Agreement, dated as of October 21, 1992
               (incorporated by reference to Exhibit 4.1(a) of the Annual
               Report on Form 10-K of RJR Nabisco Holdings Corp. and RJR
               Nabisco, Inc. for the fiscal year ended December 31, 1992, File
               Nos. 1-10215 and 1-6388).
      4.1(b) Amendment No. 2 to Credit Agreement, dated as of March 4, 1993
               (incorporated by reference to Exhibit 4.2 of the March 1993
               Form 10-Q).

      4.1(c) Amendment No. 3 to Credit Agreement, dated as of October 12, 1993
               (incorporated by reference to Exhibit 10.1 of the Quarterly
               Report on Form 10-Q of RJR Nabisco Holdings Corp. and RJR
               Nabisco, Inc. for the quarter ended September 30, 1993 (the
               "September 1993 Form 10-Q").
      4.2    Credit Agreement dated as of April 5, 1993 among RJR Nabisco
               Holdings Corp., RJR Nabisco, Inc. and the lending institutions party thereto (incorporated by reference to Exhibit 4.3 of the
               March 1993 Form 10-Q) (the "1993 Credit Agreement")
      4.2(a) Amendment No. 1 to 1993 Credit Agreement, dated October 12, 1993
               (incorporated by reference to Exhibit 10.1 of the September
               1993 10-Q).
      4.3    Indenture dated as of April 25, 1991 among RJR Nabisco Capital
               Corp., RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group,
               Inc., RJR Nabisco, Inc. and Citibank, N.A., as Trustee,
               relating to the 10 1/2% Senior Notes due 1998, including form of securities. (incorporated by reference to Exhibit 4.5 to
               Amendment No. 7 filed on August 11, 1993, to the Registration
               Statement on Form S-3 of RJR Nabisco Holdings Corp.,
               Registration No. 33-58930, filed March 1, 1993, as amended (the
               "Form S-3, Registration No. 33-58930")).
      4.3(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Citibank, N.A., as Trustee, relating to the 10
               1/2% Senior Notes due 1998 (incorporated by reference to
               Exhibit 4.5(a) to the Form S-3, Registration No. 33-58930).
      4.5    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the 15% Payment-in-Kind
               Subordinated Debentures due 2001, including form of securities
               (incorporated by reference to Exhibit 4.6 to the Form S-3,
               Registration No. 33-58930).
      4.5(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the 15% Payment-in-Kind
               Subordinated Debentures due 2001 (incorporated by reference to
               Exhibit 4.6(a) to the Form S-3, Registration No. 33-58930).
      4.6    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the Subordinated Discount
               Debentures due 2001, including form of securities (incorporated by reference to Exhibit 4.7 to the Form S-3, Registration No.
               33-58930).
      4.6(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the Subordinated Discount
               Debentures due 2001 (incorporated by reference to Exhibit
               4.7(a) to the Form S-3, Registration No. 33-58930).
      4.7    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and U.S. Trust Company of California, N.A., as
               Trustee, relating to the 13 1/2% Subordinated Debentures due
               2001, including form of securities (incorporated by reference to Exhibit 4.8 to the Form S-3, Registration No. 33-58930).
      4.7(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as trustee, relating to the 13 1/2% Subordinated
               Debentures due 2001 (incorporated by reference to Exhibit
               4.8(a) to the Form S-3, Registration No. 33-58930).
    **5.1    Opinion of Jo-Ann Ford regarding the legality of the securities being registered.
    **5.2    Opinion of Simpson Thacher & Bartlett regarding certain United
               States federal income tax consequences.
     10.1    Registration Rights Agreement, dated as of February 9, 1989, among RJR Holdings Corp., RJR Associates, L.P., KKR Partners
               II, L.P., Drexel Burnham Lambert Incorporated and Merrill Lynch
               & Co. (incorporated by reference to Exhibit 4.3 to the
               Registration Statement on Form S-1 of RJR Holdings Corp.,
               Registration No. 33-29401, filed on June 20, 1989, as amended).
     10.28   Registration Rights Agreement (Common Stock), dated as of July
               15, 1990, between RJR Nabisco Holdings Corp. and Whitehall
               Associates, L.P. (incorporated by reference to Exhibit 4.5 to the Form S-4, Registration No. 33-36070).

   **10.50   Form of Indemnification Agreement, dated as of October 4, 1994, among RJR Nabisco Holdings Corp., Whitehall Associates, L.P.,
               Borden Acquisition Corp. and Borden, Inc.
     21      Subsidiaries of the Registrant (incorporated by reference to
               Exhibit 21 of the 1993 Form 10-K).
    +23.1    Consent of Deloitte & Touche LLP, Independent Auditors for RJR
               Nabisco Holdings Corp. and RJR Nabisco, Inc.
    +23.2    Consent of Price Waterhouse LLP, Independent Accountants for
               Borden, Inc.
   **23.3    Consent of Jo-Ann Ford (included in her opinion filed as Exhibit
               5.1).
   **23.4    Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit 5.2).
   **23.5    Consent of Lazard Freres & Co.
   **23.6    Consent of CS First Boston Corporation.
   **24.1    Powers of Attorney of Charles M. Harper, Stephen R. Wilson,
               Robert S. Roath, John T. Chain, Jr., John R. Clendenin, James
               H. Greene, Jr., H. John Greeniaus, James W. Johnston, Henry R.
               Kravis, John G. Medlin, Jr., Paul E. Raether, Lawrence R.
               Ricciardi, Rozanne L. Ridgway, Clifton S. Robbins and Scott M.
               Stuart.
   **99.1    Form of Letter of Transmittal for Exchange Offer.
   **99.2    Form of Notice of Guaranteed Delivery for Exchange Offer.
   **99.3    Form of Letter from the Dealer Manager to Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees for
               Exchange Offer.
   **99.4    Form of letter to clients for use by Brokers, Dealers, Commercial
               Banks and Other Nominees for Exchange Offer.
   **99.5    Form of Guidelines for Certification of Taxpayer Indentification
               Number on Substitute Form W-9 for Exchange Offer.
   **99.6    Opinion of Lazard Freres & Co. (Also included in Annex II to the
               Proxy Statement/Prospectus.)
   **99.7    Opinion of CS First Boston Corporation (Also included in Annex
               III to the Proxy Statement/Prospectus.)


- - - ------------

 + Filed herewith.

** Previously filed.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospects is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 5, 1995.


                                          RJR NABISCO HOLDINGS CORP.

                                          By:              /s/ JO-ANN FORD


                                          Title: Vice President, Assistant
                                                 General Counsel and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on January 5, 1995.


          SIGNATURE                       TITLE
- - - -----------------------------  ----------------------------

              *                Chairman of the Board and
.............................   Chief Executive Officer
     (Charles M. Harper)        (principal executive
                                officer) and Director

              *                Executive Vice President and
.............................   Chief Financial Officer
     (Stephen R. Wilson)        (principal financial
                                officer)

              *                Senior Vice President and
.............................   Controller (principal
      (Robert S. Roath)         accounting officer)

              *                Director
.............................
    (John T. Chain, Jr.)

.............................  Director
    (Julius L. Chambers)

              *                Director
.............................
     (John L. Clendenin)

              *                Director
.............................
   (James H. Greene, Jr.)

              *                Director
.............................
     (H. John Greeniaus)

              *                Director
.............................
     (James W. Johnston)

              *                Director
.............................
      (Henry R. Kravis)

              *                Director
.............................
    (John G. Medlin, Jr.)

              *                Director
.............................
      (Paul E. Raether)

          SIGNATURE                       TITLE
- - - -----------------------------  ----------------------------

              *                Director
.............................
   (Lawrence R. Ricciardi)

              *                Director
.............................
    (Rozanne L. Ridgway)

              *                Director
.............................
    (Clifton S. Robbins)

.............................  Director
     (George R. Roberts)

              *                Director
.............................
      (Scott M. Stuart)

.............................  Director
     (Michael T. Tokarz)

                                      *By:               /s/ JO-ANN FORD
                                           .....................................
                                                       Jo-Ann Ford
                                                     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                             DESCRIPTION                                PAGE
- - - -----------  -----------------------------------------------------------------   --------
    **1.1    Form of Dealer Manager Agreement.
      2.1    Composite conformed copy of Agreement and Plan of Merger dated as of September 23, 1994, as amended as of November 15, 1994,
               December 6, 1994 and January 4, 1995, among Borden Acquisition
               Corp., Whitehall Associates, L.P. and Borden, Inc. (Included in
               Annex I to the Proxy Statement/Prospectus.)
    **2.2    Conditional Purchase/Stock Option Agreement dated as of September
               23, 1994 by and among Whitehall Associates, L.P., Borden
               Acquisition Corp. and Borden, Inc.
      3.1    Amended and Restated Certificate of Incorporation of RJR Nabisco
               Holdings Corp., filed October 1, 1990 (incorporated by
               reference to Exhibit 3.1 to Amendment No. 4 filed on October 2,
               1990, to the Registration Statement on Form S-4 of RJR Nabisco
               Holdings Corp., Registration No. 33-36070, filed on July 25,
               1990, as amended (the "Form S-4, Registration No. 33-36070")).
      3.1(a) Certificate of Amendment to Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., filed January 29,
               1991 (incorporated by reference to Exhibit 3.1(a) to Amendment
               No. 3, filed on January 31, 1991, to the Registration Statement on Form S-4 of RJR Nabisco Holdings Corp., Registration No.
               33-38227).
      3.1(b) Certificate of Designation of ESOP Convertible Preferred Stock,
               filed April 10, 1991 (incorporated by reference to Exhibit
               3.1(b) to Amendment No. 2 filed on April 11, 1991, to the
               Registation Statement on Form S-1 of RJR Nabisco Holdings
               Corp., Registration No. 33-39532, filed on March 20, 1991).
      3.1(c) Certificate of Designation of Series A Conversion Preferred
               Stock, filed November 7, 1991 (incorporated by reference to
               Exhibit 3.1(c) to Amendment No. 3, filed on November 1, 1991, to the Registration Statement on Form S-1 of RJR Nabisco
               Holdings Corp., Registration No. 33-43137, filed October 2,
               1991).
      3.1(d) Certificate of Amendment to Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., filed December 16,
               1991 (incorporated by reference to Exhibit 3.1(d) of the Annual
               Report on Form 10-K of RJR Nabisco Holdings Corp., RJR Nabisco
               Holdings Group, Inc., RJR Nabisco Capital Corp. and RJR
               Nabisco, Inc. for the fiscal year ended December 31, 1991, File
               Nos. 1-10215, 1-10214, 1-10248 and 1-6388 (the "1991 Form
               10-K")).
      3.1(e) Certificate of Amendment to the Amended and Restated Certificate
               of Incorporation of RJR Nabisco Holdings Corp. (relating to the authorization of the issuance of additional shares of Common
               Stock) filed April 6, 1993 (incorporated by reference to
               Exhibit 3.3 of the Quarterly Report on Form 10-Q of RJR Nabisco
               Holdings Corp. and RJR Nabisco, Inc. for the fiscal quarter ended March 31, 1993, filed April 30, 1993 (the "March 1993
               Form 10-Q")).
      3.1(f) Certificate of Designation of Series B Cumulative Preferred
               Stock, filed August 16, 1993 (incorporated by reference to
               Exhibit 3.1(f) of the Annual Report on Form 10-K of RJR Nabisco
               Holdings Corp. and RJR Nabisco, Inc. for the fiscal year ended
               December 31, 1993, File Nos. 1-10215 and 1-6388 (the "1993 Form
               10-K")).
      3.1(g) A composite of the Amended and Restated Certificate of
               Incorporation of RJR Nabisco Holdings Corp., as amended to
               August 16, 1993 (incorporated by reference to Exhibit 3.1(g) of the 1993 Form 10-K).
      3.1(h) Certificate of Designation of Series C Conversion Preferred Stock
               (incorporated by reference to Exhibit 4.1(h) to the
               Registration Statement on Form S-3 of RJR Nabisco Holdings
               Corp., Registration No. 33-52381 filed on February 2, 1994, as amended (the Form S-3, Registration No. 33-52381).
      3.2    Amended and Restated By-laws of RJR Nabisco Holdings Corp., as amended, effective January 20, 1994 (incorporated by reference to Exhibit 3.2 to the 1993 Form 10-K).

      4.1    Credit Agreement dated as of December 1, 1991, among RJR Nabisco
               Holdings Corp., RJR Nabisco Holdings Group, Inc., RJR Nabisco
               Capital Corp., RJR Nabisco, Inc. and the lending institutions party thereto (incorporated by reference to Exhibit 4.1 of the 1991 Form 10-K) (the "Credit Agreement").
      4.1(a) Amendment No. 1 to Credit Agreement, dated as of October 21, 1992
               (incorporated by reference to Exhibit 4.1(a) of the Annual
               Report on Form 10-K of RJR Nabisco Holdings Corp. and RJR
               Nabisco, Inc. for the fiscal year ended December 31, 1992, File
               Nos. 1-10215 and 1-6388).
      4.1(b) Amendment No. 2 to Credit Agreement, dated as of March 4, 1993
               (incorporated by reference to Exhibit 4.2 of the March 1993
               Form 10-Q).
      4.1(c) Amendment No. 3 to Credit Agreement, dated as of October 12, 1993
               (incorporated by reference to Exhibit 10.1 of the Quarterly
               Report on Form 10-Q of RJR Nabisco Holdings Corp. and RJR
               Nabisco, Inc. for the quarter ended September 30, 1993 (the
               "September 1993 Form 10-Q").
      4.2    Credit Agreement dated as of April 5, 1993 among RJR Nabisco
               Holdings Corp., RJR Nabisco, Inc. and the lending institutions party thereto (incorporated by reference to Exhibit 4.3 of the March 1993 Form 10-Q) (the "1993 Credit Agreement")
      4.2(a) Amendment No. 1 to 1993 Credit Agreement, dated October 12, 1993
               (incorporated by reference to Exhibit 10.1 of the September
               1993 10-Q).
      4.3    Indenture dated as of April 25, 1991 among RJR Nabisco Capital
               Corp., RJR Nabisco Holdings Corp., RJR Nabisco Holdings Group,
               Inc., RJR Nabisco, Inc. and Citibank, N.A., as Trustee, relating to the 10 1/2% Senior Notes due 1998, including form of securities. (incorporated by reference to Exhibit 4.5 to Amendment No. 7 filed on August 11, 1993, to the Registration
               Statement on Form S-3 of RJR Nabisco Holdings Corp.,
               Registration No. 33-58930, filed March 1, 1993, as amended (the
               "Form S-3, Registration No. 33-58930")).
      4.3(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Citibank, N.A., as Trustee, relating to the 10
               1/2% Senior Notes due 1998 (incorporated by reference to
               Exhibit 4.5(a) to the Form S-3, Registration No. 33-58930).
      4.5    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the 15% Payment-in-Kind
               Subordinated Debentures due 2001, including form of securities
               (incorporated by reference to Exhibit 4.6 to the Form S-3, Registration No. 33-58930).
      4.5(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the 15% Payment-in-Kind
               Subordinated Debentures due 2001 (incorporated by reference to Exhibit 4.6(a) to the Form S-3, Registration No. 33-58930).
      4.6    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the Subordinated Discount
               Debentures due 2001, including form of securities (incorporated by reference to Exhibit 4.7 to the Form S-3, Registration No.
               33-58930).
      4.6(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as Trustee, relating to the Subordinated Discount
               Debentures due 2001 (incorporated by reference to Exhibit
               4.7(a) to the Form S-3, Registration No. 33-58930).
      4.7    Indenture dated as of May 22, 1989 among RJR Holdings Capital
               Corp., RJR Holdings Corp., RJR Holdings Group, Inc., RJR
               Nabisco, Inc. and U.S. Trust Company of California, N.A., as
               Trustee, relating to the 13 1/2% Subordinated Debentures due
               2001, including form of securities (incorporated by reference to Exhibit 4.8 to the Form S-3, Registration No. 33-58930).

      4.7(a) First Supplemental Indenture dated as of May 18, 1992 among RJR
               Nabisco, Inc., RJR Nabisco Holdings Corp., RJR Nabisco Holdings
               Group, Inc. and Security Pacific National Trust Company (New
               York), as trustee, relating to the 13 1/2% Subordinated
               Debentures due 2001 (incorporated by reference to Exhibit
               4.8(a) to the Form S-3, Registration No. 33-58930).
    **5.1    Opinion of Jo-Ann Ford regarding the legality of the securities being registered.
    **5.2    Opinion of Simpson Thacher & Bartlett regarding certain United
               States federal income tax consequences.
     10.1    Registration Rights Agreement, dated as of February 9, 1989, among RJR Holdings Corp., RJR Associates, L.P., KKR Partners
               II, L.P., Drexel Burnham Lambert Incorporated and Merrill Lynch
               & Co. (incorporated by reference to Exhibit 4.3 to the
               Registration Statement on Form S-1 of RJR Holdings Corp.,
               Registration No. 33-29401, filed on June 20, 1989, as amended).
     10.28   Registration Rights Agreement (Common Stock), dated as of July
               15, 1990, between RJR Nabisco Holdings Corp. and Whitehall
               Associates, L.P. (incorporated by reference to Exhibit 4.5 to the Form S-4, Registration No. 33-36070).
   **10.50   Form of Indemnification Agreement, dated as of October 4, 1994, among RJR Nabisco Holdings Corp., Whitehall Associates, L.P.,
               Borden Acquisition Corp. and Borden, Inc.
     21      Subsidiaries of the Registrant (incorporated by reference to
               Exhibit 21 of the 1993 Form 10-K).
    +23.1    Consent of Deloitte & Touche LLP, Independent Auditors for RJR
               Nabisco Holdings Corp. and RJR Nabisco, Inc.
    +23.2    Consent of Price Waterhouse LLP, Independent Accountants for
               Borden, Inc.
   **23.3    Consent of Jo-Ann Ford (included in her opinion filed as Exhibit
               5.1).
   **23.4    Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit 5.2).
   **23.5    Consent of Lazard Freres & Co.
   **23.6    Consent of CS First Boston Corporation.
   **24.1    Powers of Attorney of Charles M. Harper, Stephen R. Wilson,
               Robert S. Roath, John T. Chain, Jr., John R. Clendenin, James
               H. Greene, Jr., H. John Greeniaus, James W. Johnston, Henry R.
               Kravis, John G. Medlin, Jr., Paul E. Raether, Lawrence R.
               Ricciardi, Rozanne L. Ridgway, Clifton S. Robbins and Scott M.
               Stuart.
   **99.1    Form of Letter of Transmittal for Exchange Offer.
   **99.2    Form of Notice of Guaranteed Delivery for Exchange Offer.
   **99.3    Form of Letter from the Dealer Manager to Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees for
               Exchange Offer.
   **99.4    Form of letter to clients for use by Brokers, Dealers, Commercial
               Banks and Other Nominees for Exchange Offer.
   **99.5    Form of Guidelines for Certification of Taxpayer Indentification
               Number on Substitute Form W-9 for Exchange Offer.
   **99.6    Opinion of Lazard Freres & Co. (Also included in Annex II to the
               Proxy Statement/Prospectus)
   **99.7    Opinion of CS First Boston Corporation (Also included in Annex
               III to the Proxy Statement/Prospectus.)


- - - ------------

 + Filed herewith.

** Previously filed.